Exhibit 1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

These Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

December 23, 2004

LINEDATA SERVICES

LINEDATA SERVICES S.A.
and LINEDATA SERVICES CANADA INC.

OFFERS TO PURCHASE

all of the outstanding common shares and class C shares of

FINANCIAL MODELS COMPANY INC.

on the basis of

(i) $13.00 in cash with respect to 70% of the common shares and class C shares of Financial Models Company Inc. deposited by each FMC shareholder,

and

(ii) one share of Linedata Services S.A. for every 1.97 FMC shares with respect to the remaining 30% of the FMC shares deposited by each FMC shareholder
(subject to adjustment as set out herein)

The Offers by Linedata Services S.A. (“Linedata”) and its wholly owned subsidiary Linedata Services Canada Inc. (“Linedata Canada” and together with Linedata, the “Offerors”) to purchase all of the issued and outstanding common shares together with the rights associated with such common shares (collectively, the “Common Shares”) and class C shares (the “Class C Shares”, and together with the Common Shares, the “FMC Shares”) in the capital of Financial Models Company Inc. (“FMC”) will be open for acceptance until 5:00 p.m. (Toronto time) on January 28, 2005, unless the Offers are extended or withdrawn by the Offerors (the “Expiry Time”).

The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”).  On December 20, 2004 (being the day of the announcement of the Offers), the closing price of the Common Shares on the TSX was $8.25.  The shares of Linedata (the “Linedata Shares”) are listed for trading on the Nouveau Marché of the Paris Bourse.  On December  20, 2004, the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse was €14.60.  On December 20, 2004, the exchange rate for one euro expressed in Canadian dollars based upon the exchange rate of the Bank of Canada was $1.65.

The Offers are subject to certain conditions, including, without limitation, there being properly deposited under the Offers and not withdrawn at the Expiry Time, more than 50% of the FMC Shares on a partially-diluted basis at the time FMC Shares are taken up under the Offers, i.e. including the number of Common Shares issuable upon conversion of Class C Shares, but not including Common Shares issuable under options to acquire Common Shares that are repurchased by FMC (or acquired by the Offerors under the Offers).  Each of the conditions of the Offers is set forth in the section entitled “Conditions of the Offers” in the Offers.

The board of directors of FMC, after consultation with its financial and legal advisors and upon receipt of a fairness opinion from BMO Nesbitt Burns Inc., has determined that the Offers are fair from a financial point of view to the holders of FMC Shares (the “Shareholders”) and that the Offers are in the best interest of the Shareholders. The board of directors of FMC has recommended that Shareholders accept the Offers.  Pursuant to an acquisition agreement dated as of December 20, 2004 between Linedata and FMC, FMC has agreed to support the Offers. Please see the section entitled “Agreements Relating to the Offers — Acquisition Agreement” in the Circular.

Linedata has entered into Lock-Up Agreements (the “Lock-Up Agreements”) with BNY Capital Corporation, William R. Waters Limited, 1427937 Ontario Inc. and Triax Growth Fund Inc. (collectively, the “Significant Shareholders”) and Van Berkom and Associates Inc. (“VBA” and together with the Significant Shareholders, the “Locked-Up Shareholders”).  Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have, among other things, agreed to deposit to the Offers, 4,354,542 Common Shares (representing approximately 45% of the outstanding Common Shares) and 1,344,400 Class C Shares (which together with the foregoing Common Shares represent approximately 52% of the outstanding Common Shares on a partially-diluted basis after giving effect to the conversion of the Class C Shares).  Please see the sections entitled “Agreements Relating to the Offers — Significant Shareholders Lock-Up Agreement” and “Agreements Relating to the Offers — VBA Lock-Up Agreement”  in the Circular.

Shareholders who wish to accept the Offers must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on blue paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares and/or Class C Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offers, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Shareholders whose FMC Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their FMC Shares to the Offers.

The Offers are made only for FMC Shares and are not made for any options, warrants or any other rights to acquire FMC Shares. Any holder of such options, warrants or other rights to acquire FMC Shares who wishes to accept the Offers should exercise the options, warrants or other rights in order to obtain certificates representing FMC Shares and deposit such share certificates in accordance with the Offers. However, holders of options to purchase Common Shares should be aware that FMC has agreed to pay cash for surrendered options. Please see section entitled “Agreements Relating to the Offers — Acquisition Agreement” in the Circular.

Questions and requests for assistance may be directed to Computershare Investor Services Inc. (the “Depositary”). Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of this document.

You should be aware that the Offerors, or their affiliates, directly or indirectly, may bid for or make purchases of FMC Shares, or of related securities of FMC, during the period of the Offers otherwise than under the Offers as permitted by applicable Canadian laws or provincial laws or regulations. Please see the section entitled “Market Purchases” in the Offers for more information on purchases other than under the Offers.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offers to Shareholders in any such jurisdiction.

Linedata is incorporated or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada.  Although Linedata has appointed Fraser Milner Casgrain LLP, 1 First Canadian Place, 100 King Street West, Suite 4100, Toronto, Ontario M5X 1B2, as its agent for service of process in Ontario it may not be possible for investors to collect from Linedata, judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFERS AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offers are made for the securities of a Canadian company. The Offers are subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those in the United States. Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

The Offers will be made into the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act, and pursuant to an exemption from the registration requirements of the U.S. Securities Act, provided by Rule 802 thereunder or other available exemptions from the registration requirements of the U.S. Securities Act. Linedata Shares issued pursuant to the Offers to or for the benefit of Shareholders in the United States in transactions not deemed to be “Offshore Transactions” (as defined in Regulation S under the U.S. Securities Act) will be unregistered restricted securities within the meaning of Rule 144 under the Securities Act to the same extent and proportion that the FMC Shares deposited to the Offers were restricted securities. Shareholders who reside in the United States or who are U.S. citizens, or who are acting on behalf of U.S. Shareholders or citizens, are advised to seek their own legal counsel with respect to their ability to trade the securities issued to them pursuant to the Offers.

Shareholders who are not residents of Canada should be aware that the disposition of FMC Shares pursuant to the Offers may have tax consequences both in Canada and in the United States which may not be described, or fully described, herein.

It may be difficult for Shareholders to enforce their rights and any claims they may have arising under United States federal securities laws since the Offerors and FMC are incorporated under laws outside the United States, some or all of their officers and directors are residents outside the United States, some or all of the experts named in the Circular are residents outside the United States and all or a substantial portion of the assets of the Offerors and FMC and of the above-mentioned persons may be located outside the United States. Shareholders may not be able to sue the Offerors or FMC, or any of their respective officers, directors or experts, in a Canadian court for violations of United States securities laws. It may be difficult to compel the Offerors or FMC or any of their respective officers, directors or experts to subject themselves to a judgment of a United States court.

CURRENCY

All dollar references in the Offers and in the Circular are in Canadian dollars, unless otherwise indicated.

FORWARD-LOOKING STATEMENTS

Certain statements included in this Circular which describe the Offerors’ intentions, expectations or predictions, are subject to important risks and uncertainties. All statements, other than statements of historical fact, included in the Circular that address activities, events or developments that the Offerors expect or anticipate will or may occur in the future are forward-looking statements. When used in this Circular, the words “estimate”, “project”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based on certain assumptions and analyses made by the Offerors in light of their experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors the Offerors believe are appropriate in the circumstances. However, whether actual future results and developments will conform with the Offerors’ expectations and predictions is subject to a number of risks and uncertainties, any of which could cause actual results to differ materially from the forward-looking statements.

Many of these factors are beyond the control of the Offerors and their subsidiaries. Consequently, all of the forward-looking statements made in the Circular are qualified by these cautionary statements and there can be no assurance that the expected results or developments anticipated by the Offerors will be realized.

REPORTING CURRENCIES AND FINANCIAL PRINCIPLES

Unless otherwise indicated, the financial information regarding Linedata contained in these Offers and Circular is reported in euros and Linedata’s financial statements and the related notes to those financial statements which are included in Appendix B to these Offers and Circular and summarized elsewhere herein, have been prepared in accordance with French generally accepted accounting principles (“French GAAP”).  Unless otherwise indicated, all financial information of Linedata is prepared in accordance with French GAAP.  The financial information regarding FMC contained in these Offers and Circular is reported in Canadian dollars and FMC’s financial statements and the notes thereto are stated by FMC to have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). The financial information regarding Linedata contained in the unaudited pro forma consolidated financial statements of Linedata included in these Offers and Circular is reported in Canadian dollars and has been reconciled to Canadian GAAP. Please see the Supplemental Schedules entitled “Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles” in Appendix B to the Circular.

INFORMATION CONCERNING FMC

The information concerning FMC contained in the Offers and this Circular has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although the Offerors have no knowledge that would indicate that any statements contained herein relating to FMC taken from or based upon such documents, records and sources are untrue or incomplete, neither the Offerors nor any of their officers or directors assume any responsibility for the accuracy or completeness of the information relating to FMC taken from or based upon such documents, records and sources, or for any failure by FMC to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offerors.

EXCHANGE RATES

The following table sets forth for one euro expressed in Canadian dollars, for each period indicated, the average of such exchange rates, and the exchange rate at the end of such period based upon the noon exchange rates provided by the Bank of Canada:

	6 Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Rate at end of period	1.63	1.56	1.63	1.66	1.42	1.41	1.45
Average rate for period	1.64	1.60	1.58	1.48	1.39	1.37	1.58

On December 20, 2004, the day of the announcement of the Offers, the exchange rate for one euro expressed in Canadian dollars based upon the exchange rate of the Bank of Canada was $1.65.  On December 22, 2004, the exchange rate for one euro expressed in Canadian dollars based upon the exchange rate of the Bank of Canada was $1.66.

TABLE OF CONTENTS

DEFINITIONS
SUMMARY
OFFERS
1.	The Offers
2.	Time for Acceptance
3.	Manner of Acceptance
4.	Conditions of the Offers
5.	Extension and Variation of the Offers
6.	Withdrawal of Deposited FMC Shares
7.	Payment for Deposited FMC Shares
8.	Return of Deposited FMC Shares
9.	Mail Service Interruption
10.	Dividends and Distributions; Liens
11.	Notices and Delivery
12.	Market Purchases
13.	Other Terms of the Offers
CIRCULAR
1.	Linedata and Linedata Canada
2.	FMC
3.	Background to the Offers
4.	Agreements Relating to the Offers
5.	Strategic Rationale for the Offers; Purpose of the Offers and Plans for FMC
6.	Acquisition of FMC Shares Not Deposited
7.	Source of Funds
8.	Beneficial Ownership of FMC Shares
9.	Trading in FMC Shares
10.	Information Concerning FMC and the FMC Shares
11.	Effect of the Offers on the Market for Common Shares; Stock Exchange Listing and Public Disclosure by FMC
12.	Commitments to Acquire FMC Shares
13.	Arrangements, Agreements or Understandings
14.	Acceptance of the Offers
15.	Material Changes and Other Information
16.	Regulatory Matters
17.	Certain Canadian Federal Income Tax Considerations
18.	Certain French Tax Considerations
19.	Comparison of Shareholder Rights
20.	Depositary
21.	Legal Matters
22.	Offerees’ Statutory Rights
23.	Directors’ Approval
CONSENT OF FRASER MILNER CASGRAIN LLP
CONSENT OF JONES DAY
AUDITORS’ CONSENTS
APPROVAL AND CERTIFICATE OF LINEDATA SERVICES S.A.
APPROVAL AND CERTIFICATE OF LINEDATA SERVICES CANADA INC.
APPENDIX A - INFORMATION CONCERNING LINEDATA
APPENDIX B - LINEDATA FINANCIAL STATEMENTS
APPENDIX C - LINEDATA ARTICLES OF ASSOCIATION

DEFINITIONS

In the Offers and the accompanying Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“Acquisition Agreement” means the acquisition agreement dated December 20, 2004 between Linedata and FMC, as described in the section entitled “Agreements Relating to the Offers — Acquisition Agreement” in the Circular;

“Acquisition Proposal” means: (i) in the context of the Acquisition Agreement, any proposal or offer made by any person, other than Linedata, with respect to any proposed transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or otherwise) that could result in any person (or group of persons acting jointly or in concert), other than Linedata, acquiring or beneficially owning or exercising control or direction over: (x) a substantial portion of the assets of FMC and/or its subsidiaries that are, in the aggregate, material to FMC and its subsidiaries, taken as a whole; or (y) together with any FMC Shares or any equity shares or voting shares of any of its subsidiaries beneficially owned by such person (or group of persons acting jointly or in concert) or over which such person (or group of persons acting jointly or in concert) exercised direction or control prior to such proposal or offer, more than 10% of the FMC Shares or the equity shares or voting shares of any of its subsidiaries; and (ii) in the context of the Lock-Up Agreements, any purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or other transaction that could result in any person (or group of persons acting jointly or in concert), other than Linedata, acquiring or beneficially owning or exercising control or direction over: (x) assets of FMC and/or its subsidiaries that are, individually or in the aggregate, material to FMC or any of its subsidiaries; or (y) together with any FMC Shares or any equity shares or voting shares of any of its subsidiaries beneficially owned by such person (or group of persons acting jointly or in concert) or over which such person (or group of persons acting jointly or in concert) exercised direction or control prior to such proposal or offer, 10% or more of the FMC Shares or the equity shares or voting shares of any of FMC’s subsidiaries, or any proposal or offer to do any of the foregoing, excluding the Offers;

“Affected Securities” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited - Subsequent Acquisition Transactions” in the Circular;

“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Alternative Transaction” means any Acquisition Proposal or other transaction that, in the context of the Acquisition Agreement, would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Offers, and in the context of the Lock-Up Agreements, might adversely affect or reduce the likelihood of the successful completion of the Offers;

“AMF” means l’Agence nationale d’encadrement du secteur financier for the Province of Quebec, also known as l’Autorité des marchés financiers;

“Appointee” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” in the Offers;

“ASP” means application services provider;

“Associate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Business Day” means any day, other than a Saturday or Sunday or a statutory holiday in Toronto, Ontario;

“by-laws” where used in relation to Linedata includes the articles of association of Linedata which are set forth in Appendix C to the Circular;

“Canadian Dollars” or “$” means lawful currency of Canada;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“Circular” means the take-over bid circular accompanying the Offers and forming a part thereof;

“Class C Shares” means the non-voting class C shares in the capital of FMC;

“Commissioner” has the meaning ascribed thereto in the section entitled “Regulatory Matters - Competition Act” in the Circular;

“Common Shares” means the common shares in the capital of FMC, including the associated SRP Rights;

“Compulsory Acquisition” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited - Compulsory Acquisition” in the Circular;

“CRA” means the Canada Revenue Agency;

“Deposit Period” means the period commencing on the date hereof and ending at the Expiry Time;

“Deposited Securities” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Dividends and Distributions” in the Offers;

“Depositary” means Computershare Investor Services Inc.;

“Determination Notice” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“director” where used in relation to a person, includes a person acting in a capacity similar to that of a director of a company and, in the case of Linedata, includes a member of the Management Board and for certain disclosure purposes, includes a member of the Supervisory Board;

“Directors’ Circular” means the directors’ circular of the directors of FMC relating to the Offers, as amended from time to time;

“Dissenting Offeree” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited - Compulsory Acquisition” in the Circular;

“Distributions” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Dividends and Distributions” in the Offers;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

“Expiry Time” means the Initial Expiry Time, or such later time and date as may be fixed by the Offerors from time to time pursuant to the provisions of the section entitled “Extension and Variation of the Offers” in the Offers;

“FMC” means Financial Models Company Inc., a corporation existing under and governed by the OBCA;

“FMC Shares” means, collectively, the Common Shares and the Class C Shares;

“French GAAP” means French generally accepted accounting principles;

“Initial Expiry Time” means 5:00 p.m. (Toronto time) on January 28, 2005;

“Investment Laws” means, collectively, the Competition Act (Canada), the Investment Canada Act and other similar laws of other jurisdictions in which the Offers are made or in which FMC carries on business;

“Katotakis” means, collectively, Stamos Katotakis, 1066821 Ontario Inc., 1427936 Ontario Inc., a corporation controlled by any one or more of the foregoing, or any of them individually as the context may require;

“Law” or “Laws” means all applicable laws (including common law), by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any governmental, regulatory, court or other authority having jurisdiction over the applicable party;

“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offers;

“Linedata” means Linedata Services S.A., a limited liability corporation governed by French law, notably the Second Book of the French Commercial Code and the Decree 67-236 of March 23, 1967 on commercial companies;

“Linedata Canada” means Linedata Services Canada Inc., a corporation existing under and governed by the OBCA;

“Linedata Shares” means the shares in the capital of Linedata;

“Loan” has the meaning ascribed thereto in the section entitled “Source of Funds” in the Circular;

“Lock-Up Agreements” means, collectively, the Significant Shareholders Lock-Up Agreement and the VBA Lock-Up Agreement;

“Locked-Up Shareholders” means, collectively, the Significant Shareholders and VBA;

“Material Adverse Change” and “Material Adverse Effect” mean, respectively, with respect to any person, any change or effect that is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, share capital, earnings or results of operations of the person and its subsidiaries, taken as a whole;

“Minimum Tender Condition” has the meaning ascribed thereto in the section entitled “Conditions of the Offers” in the Offers;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form printed on green paper accompanying the Offers;

“Notifying Significant Shareholder” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“OBCA” means the Business Corporations Act (Ontario);

“Offerors” means Linedata and Linedata Canada, and each individual Offeror shall be referred to as an “Offeror”;

“Offerors’ Notice” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited - Compulsory Acquisition” in the Circular;

“Offers” means the offers by the Offerors to purchase all of the outstanding FMC Shares, the terms and conditions of which are set forth in the Offers, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, and each individual Offer shall be referred to as an “Offer”;

“Outside Date” means February 28, 2005 provided that Linedata may, in its sole discretion, extend the Outside Date to a date that is no later than March 31, 2005;

“OSC” means the Ontario Securities Commission;

“Paris Bourse” means Euronext SA;

“Policy Q-27” means the Regulation entitled Policy Statement No. Q-27 - “Protection of Minority Securityholders in the Course of Certain Transactions” of the AMF, as the same may be amended;

“Purchased Securities” has the meaning ascribed thereto in the section entitled “Manner of Acceptance — Power of Attorney” in the Offers;

“Regulations” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited - Compulsory Acquisition” in the Circular;

“Response Period” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Acquisition Agreement” in the Circular;

“Response Notice” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“Rule 61-501” means OSC Rule 61-501 - Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions, as the same may be amended;

“Shareholder” means a holder of FMC Shares;

“Shareholder Agreement” means the shareholder agreement dated January 13, 1998 among Stamos Katotakis, 1066821 Ontario Inc., William Waters, William R. Waters Limited, F.M.C. Investment Services Limited and BNY Capital Corporation;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated as of December 20, 2004 between FMC and Computershare Investor Services Inc., as Rights Agent;

“Significant Shareholders” means collectively, BNY Capital Corporation, William R. Waters Limited, 1427937 Ontario Inc. and Triax Growth Fund Inc.;

“Significant Shareholders Lock-Up Agreement” means the lock-up agreement dated December 20, 2004 between Linedata and the Significant Shareholders, as described in the section entitled “Agreements Relating to the Offers — Significant Shareholders Lock-Up Agreement” in the Circular;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“Stock Option Plan” means FMC’s stock option plan dated May 4, 1998, as amended and filed with the TSX;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in the section entitled “Acquisition of FMC Shares Not Deposited — Subsequent Acquisition Transactions” in the Circular;

“Superior Proposal” means, in the context of the Acquisition Agreement, a written, unsolicited bona fide proposed Alternative Transaction proposed by a party other than Linedata for the acquisition of all of the FMC Shares (on a fully-diluted basis), which the board of directors of FMC has determined, in accordance with the Acquisition Agreement, would provide consideration per FMC Share of greater value than the consideration offered under the Offers;

“Superior Proposal Notice” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“Surrender Period” means the period of 30 days commencing on the date that the Offerors first take up FMC Shares under the Offers;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Treaty” has the meaning ascribed thereto in the section entitled “Certain French Tax Considerations” in the Circular;

“Termination Notice” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“TSX” means the Toronto Stock Exchange;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Valuation Date” has the meaning ascribed thereto in the section entitled “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement” in the Circular;

“VBA” means Van Berkom and Associates Inc.; and

“VBA Lock-Up Agreement” means the lock-up agreement dated December 20, 2004 between Linedata and VBA, as described in the section entitled “Agreements Relating to the Offers — VBA Lock-Up Agreement” in the Circular.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offers and Circular.  Certain capitalized words and terms used in this summary are defined in the Definitions. Shareholders are urged to read the Offers and Circular in their entirety. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

The Offers

The Offerors are offering to purchase, upon the terms and subject to the conditions described in the Offers: (i) all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offers and prior to the Expiry Time upon the conversion of Class C Shares or upon the exercise of stock options, warrants or other rights other than the SRP Rights); and (ii) all of the issued and outstanding Class C Shares, on the basis of $13.00 in cash for each FMC Share with respect to 70% of the FMC Shares deposited by each Shareholder (rounded down to the nearest whole number) and one Linedata Share for every 1.97 FMC Shares with respect to the remaining 30% of the FMC Shares deposited by each Shareholder.

The Offers are made only for the FMC Shares (which includes the associated SRP Rights) and are not made for any options, warrants or any other rights to purchase FMC Shares. Any holder of such options, warrants or other rights to purchase FMC Shares who wishes to accept the Offers must exercise the options, warrants or other rights in order to obtain certificates representing FMC Shares and then deposit those FMC Shares under the relevant Offer.  Pursuant to the Acquisition Agreement, FMC will, subject to receipt of all necessary approvals, amend the terms of the options to purchase Common Shares (vested and unvested) to provide that each such option may be surrendered to FMC to exchange for cash in an amount equal to the product of (i) the number of Common Shares issuable upon exercise of such options and (ii) $13.00 minus the exercise price per Common Share under such option.  Please see the section entitled “Agreements Relating to the Offers - Acquisition Agreement” in the Circular.

Linedata will not issue fractional Linedata Shares.  To determine the actual number of Linedata Shares to be issued to a Shareholder, the number of FMC Shares deposited by such Shareholder will be multiplied by 0.3 with the resulting product (rounded up to the nearest whole number) being divided by 1.97 and Linedata will issue the resulting whole number of Linedata Shares to such Shareholder.  Fractional interests will be paid for in cash in Canadian dollars (based upon the exchange rate for one euro expressed in Canadian dollars quoted by the Bank of Canada on the day of the announcement of the Offers and the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse on such day, being $24.09 per Linedata Share).

Linedata

Linedata is a major international provider of financial information technology solutions that specializes in asset management, credit finance and employee savings and insurance. Linedata is a software developer, solutions integrator and service provider that offers global solutions tailored to the world of finance.  Please see the section entitled “Linedata and Linedata Canada” in the Circular.

Time for Acceptance

The Offers are open for acceptance until 5:00 p.m. (Toronto time) on January 28, 2005, unless the Offers are withdrawn or extended by the Offerors. Please see the section entitled “Time for Acceptance” in the Offers.

Conditions of the Offers

Subject to the provisions of the Acquisition Agreement and the Lock-Up Agreements, the Offerors have the right to withdraw the Offers and not take up and pay for any FMC Shares deposited under the Offers and have the right to extend the period of time during which an Offer is open and postpone taking up and paying for FMC Shares deposited under such Offer unless all of the conditions described in the section entitled “Conditions of the Offers” in the Offers are satisfied or waived by the Offerors at or prior to the Expiry Time of the Offers. Those conditions include there having been properly deposited under the Offers and not withdrawn at the Expiry Time more than 50% of the FMC Shares, on a partially-diluted basis at the time FMC Shares are taken up under the Offers, i.e. including the number of Common Shares issuable upon conversion of Class C Shares, but not including Common Shares issuable under options to acquire Common Shares that are repurchased by FMC (or acquired by the Offerors under the Offers).

Recommendation of Board of Directors of FMC

The board of directors of FMC, after consultation with its financial and legal advisors and upon receipt of a fairness opinion from BMO Nesbitt Burns Inc., has determined that the Offers are fair from a financial point of view to the Shareholders and that the Offers are in the best interest of the Shareholders. The board of directors of FMC has recommended that Shareholders accept the Offers.

Acquisition Agreement

On December 20, 2004, Linedata and FMC entered into the Acquisition Agreement. The Acquisition Agreement sets forth the terms and conditions upon and subject to which the Offers are to be made by the Offerors. Pursuant to the Acquisition Agreement, FMC agreed to support the Offers by, among other things, recommending acceptance of the Offers to the Shareholders. Please see the section entitled “Agreements Relating to the Offers — Acquisition Agreement” in the Circular.

Lock-Up Agreements

On December 20, 2004, the Locked-Up Shareholders entered into the Lock-Up Agreements with Linedata. Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders, who collectively own or control 4,354,542 Common Shares (representing approximately 45% of the outstanding Common Shares) and 1,344,400 Class C Shares (which together with the foregoing Common Shares represent approximately 52% of the outstanding Common Shares on a partially-diluted basis after giving effect to the conversion of the Class C Shares), have agreed to accept the Offers and to tender such FMC Shares under the Offers.  Please see the section entitled “Agreements Relating to the Offers — Significant Shareholders Lock-Up Agreement” and “Agreements Relating to the Offers — VBA Lock-Up Agreement” in the Circular.

Strategic Rationale for the Offers

The information technology services and products offered by Linedata and FMC to asset managers are highly complementary, both functionally and geographically.  A Linedata/FMC combination would, among other things, allow Linedata to strengthen its back office product offerings and its ASP services and penetrate additional segments in the North American market, and at the same time, strengthen FMC’s suite of front office and middle office applications and enhance its presence in Europe and the United States.  In addition, the services offered by Linedata and FMC are based on similar and compatible state-of-the-art technologies, which could provide an excellent cross-selling opportunity to their respective client bases as well as an opportunity to reduce research and development expenditures.  With the combined expertise of over 700 information technology specialists, a significant presence in both Europe and North America and a complete suite of asset management solutions, Linedata is confident that a Linedata/FMC combination would be among the foremost asset management providers in the world. Please see the section entitled “Strategic Rationale for the Offers; Purpose of the Offers and Plans for FMC” in the Circular.

Purpose of the Offers and Plans for FMC

The purpose of the Offers is to enable the Offerors to acquire all of the FMC Shares.

If the Offers are successful, the Offerors intend to integrate the operations of FMC and its subsidiaries as quickly as practicable with those of Linedata.

If permitted by applicable Law, subsequent to the completion of the Offers and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offerors intend to delist the Common Shares from the TSX and to cause FMC to cease to be a reporting issuer under the securities Laws of each province. Please see the section entitled “Strategic Rationale for the Offers; Purpose of the Offers and Plans for FMC” in the Circular.

Manner of Acceptance

A Shareholder wishing to accept one or more of the Offers must deposit the certificate(s) representing such Shareholder’s FMC Shares, together with the Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Instructions are contained in the Letter of Acceptance and Transmittal that accompanies the Offers and Circular. A Shareholder wishing to accept one or more of the Offers whose FMC Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder’s FMC Shares with the Depositary. A Shareholder wishing to accept one or more of the Offers and whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offers by following the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offers.

Shareholders will not be required to pay any fee or commission if they accept the Offers by delivering their FMC Shares directly to the Depositary.

Withdrawal of Deposited FMC Shares

FMC Shares deposited to the Offers may be withdrawn at any time if the FMC Shares have not been taken up by the Offerors and in the other circumstances discussed in the section entitled “Withdrawal of Deposited FMC Shares” in the Offers. Except as so indicated or as otherwise required by Law, deposits of FMC Shares are irrevocable.

Payment for Deposited FMC Shares

Upon the terms and subject to the conditions of the Offers, the Offerors will take up FMC Shares validly deposited under the Offers and not withdrawn as soon as reasonably practicable and in any event not later than 10 days after the Expiry Time.  The Offerors are obligated to pay for FMC Shares that it has taken up as soon as possible, and in any event not later than the earlier of 3 Business Days after the taking up of the FMC Shares and 10 days after the Expiry Time.  Any FMC Shares deposited under an Offer after the first date on which FMC Shares are taken up under the Offers will be taken up and paid for within 10 days of such deposit. There are no physical share certificates representing Linedata Shares.  Depositing Shareholders will receive a certificate of holding of securities in book entry form confirming ownership of the Linedata Shares to which they are entitled rather than physical share certificates and settlement will be made by the Depositary in such manner.  The ability of a beneficial owner of Linedata Shares to take any action with respect to such owner’s interest in those Linedata Shares may be limited due to the lack of a physical certificate. Please see the section entitled “Payment for Deposited FMC Shares” in the Offers.

Acquisition of FMC Shares Not Deposited

If the conditions of the Offers are satisfied or waived and the Offerors take up and pay for the FMC Shares validly deposited under the Offers, the Offerors currently intend to acquire any FMC Shares not deposited under the Offers by Compulsory Acquisition, if available. If a Compulsory Acquisition is not available or the Offerors elect not to pursue such right, the Offerors intend to propose a Subsequent Acquisition Transaction. Please see the section entitled “Acquisition of FMC Shares Not Deposited” in the Circular.

Certain Canadian Federal Income Tax Considerations

Shareholders who are residents of Canada for tax purposes who hold their FMC Shares as capital property and who receive cash and Linedata Shares generally will recognize a capital gain or capital loss on the disposition of their FMC Shares.  Please see the section entitled “Certain Canadian Federal Income Tax Considerations” in the Circular.

Certain French Tax Considerations

Individuals and corporations who are residents of Canada for tax purposes and who hold Linedata Shares will be subject to French withholding tax on dividends declared and paid by Linedata. Please see the section entitled “Certain French Tax Considerations” in the Circular.

Comparative Market Price Data

The Offerors announced their intention to make the Offers following the close of trading on the TSX on December 20, 2004.  The following table shows the closing prices for the Common Shares on the TSX and the Linedata Shares on the Nouveau Marché of the Paris Bourse, for each of the dates indicated:

	FMC Common Share TSX	Linedata Share Nouveau Marché of the Paris Bourse
December 20, 2004	$8.25	€14.60 ($24.09)
December 22, 2004	$12.25	€14.91 ($24.75)

Note:

(1)                                  Canadian dollar amounts represent euro amounts converted into Canadian dollar amounts at the Bank of Canada rates for such dates.

Depositary

The Offerors have engaged Computershare Investor Services Inc. to act as Depositary for the receipt of certificates in respect of FMC Shares and related Letters of Acceptance and Transmittal at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office specified in the Notice of Guaranteed Delivery. Please see the section entitled “Depositary” in the Circular.

Risk Factors

An investment in Linedata Shares is subject to certain risks and Shareholders should consider the risk factors described under “Risk Factors” in the Circular, which describes some of the significant risks that could affect Linedata including debt covenants, interest rates, foreign exchange, liquidity, legal proceedings, seasonality of business, relationship with suppliers, dependence on specific customers, reliance on key personnel, absence of public market in North America and lack of physical share certificates.  Additionally, some risks may be unknown to Linedata and other risks, currently believed to be immaterial, could turn out to be material.  All of these could materially adversely affect Linedata’s business, turnover, profits, assets, liquidity and capital resources.  Please see the section entitled “Risk Factors” in Appendix A of the Circular.

Summary of Linedata Historical and Pro Forma Financial Data

The following table presents selected historical consolidated financial information for Linedata as of, and for the fiscal years ended, December 31, 2003, 2002 and 2001 derived from the audited consolidated financial statements of Linedata, together with selected historical consolidated financial information for Linedata as of, and for the six months ended, June 30, 2004 and 2003 derived from the unaudited consolidated financial statements of Linedata. Linedata’s financial statements are stated in euros.  The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals, which Linedata considers necessary for a fair presentation of the financial positions and results of operations for these periods.

	Linedata Historical Financial Data
	Six Months Ended June 30,		Year Ended December 31
FRENCH GAAP	2004	2003	2003(1)	2002(1)	2001(1)
	(unaudited)	(unaudited)
	(In thousands of Euros, except share and per share data)
Operating data
Revenues	52,716	47,574	100,313	94,689	79,053
Net income/(loss)	(812)	2,785	7,089	5,340	3,847
Basic earnings/(loss) per share	(0.08)	0.29	0.75	0.55	0.40
Diluted earnings/(loss) per share	(0.08)	0.28	0.74	0.54	0.39
Weighted average shares - basic	10,400	9,692	9,719	9,692	9,692
Weighted average shares - diluted	10,636	9,907	9,932	9,808	9,766
Balance sheet data
Total assets	174,605	133,021	147,808	123,093	123,997
Cash and cash equivalents(2)	27,871	12,997	9,441	16,042	14,824
Long-term debt	36,941	41,284	38,576	41,844	43,546
Dividends paid	1,871	1,163	1,163	872	670

Notes:

(1)          The financial information for each period set forth in the table above includes the operating results of those businesses that were acquired in such period.

(2)          Cash and cash equivalents include marketable securities which are short-term in nature.

The following table presents pro forma consolidated financial information for Linedata: (i) as at and for the six months ended June 30, 2004; and (ii) for the year ended December 31, 2003, after giving effect to the acquisition by Linedata of all of the outstanding Common Shares and Class C Shares pursuant to the Offers, under Canadian GAAP. The table also presents selected historical consolidated financial information for Linedata as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003 reconciled to Canadian GAAP. See the Unaudited Pro Forma Consolidated Financial Statements and the Supplemental Schedules with a reconicilation from French GAAP to Canadian GAAP in Appendix B to the Circular.

The pro forma information is based on significant assumptions and is presented for informational purposes.  Shareholders should not rely on pro forma amounts as being indicative of the financial position of the combined company that would have actually occurred had the Offers been consummated at or before the periods presented or the future financial position of the combined company.

CANADIAN GAAP	Pro forma for the six months ended June 30, 2004	Six months ended June 30, 2004	Pro forma for the Year ended December 31, 2003	Year ended December 31, 2003
	(In thousands of Canadian dollars, except per share data)

Operating Data
Revenues	122,510	86,420	231,628	159,227
Net income/(loss)	2,094	682	17,189	16,352
Basic earnings/(loss) per share	0.17	0.07	1.51	1.68
Diluted earnings/(loss) per share	0.17	0.07	1.51	1.68

	Pro forma as at June 30, 2004	As at June 30, 2004
Balance sheet data
Total assets	424,596	297,734
Cash and cash equivalents(1)	33,355	45,579
Long-term debt	111,159	46,489

Note:

(1)          Cash and cash equivalents include marketable securities which are short-term in nature.

OFFERS

December 23, 2004

TO:         THE SHAREHOLDERS OF FINANCIAL MODELS COMPANY INC.

1.                                      The Offers

The Offerors hereby offer to purchase, upon the terms and subject to the conditions of the Offers, (i) all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offers and prior to the Expiry Time upon the conversion of Class C Shares or upon the exercise of stock options, warrants or other rights other than the SRP Rights), and (ii) all of the issued and outstanding Class C Shares, on the basis of $13.00 in cash for each FMC Share with respect to 70% of the FMC Shares deposited by each Shareholder (rounded down to the nearest whole number) and one Linedata Share for every 1.97 FMC Shares with respect to the remaining 30% of the FMC Shares deposited by each Shareholder.

The Offers are made only for the FMC Shares (which includes the associated SRP Rights) and is not made for any options, warrants or any other rights to purchase FMC Shares. Any holder of such options, warrants or other rights to purchase FMC Shares who wishes to accept the Offers must exercise the options, warrants or other rights in order to obtain certificates representing FMC Shares and then deposit those FMC Shares under the relevant Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that FMC Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in these Offers.  Holders of options, warrants or other rights to purchase FMC Shares should also consult their own tax advisors for advise with respect to the potential income tax consequences to them of exercising such options, warrants or other rights.  Pursuant to the Acquisition Agreement, FMC will, subject to receipt of all necessary approvals, amend the terms of the options to purchase Common Shares (vested and unvested) to provide that each such option may be surrendered to FMC to exchange for cash in an amount equal to the product of (i) the number of Common Shares issuable upon exercise of such options and (ii) $13.00 minus the exercise price per Common Share under such option.  Please see the section entitled “Agreements Relating to the Offers - Acquisition Agreement” in the Circular.

Linedata will not issue fractional Linedata Shares.  To determine the actual number of Linedata Shares to be issued to a Shareholder, the number of FMC Shares deposited by such Shareholder will be multiplied by 0.3 with the resulting product (rounded up to the nearest whole number) being divided by 1.97 and Linedata will issue the resulting whole number of Linedata Shares to such Shareholder.  Fractional interests will be paid for in cash in Canadian dollars (based upon the exchange rate for one euro expressed in Canadian dollars quoted by the Bank of Canada on the day of the announcement of the Offers and the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse on such day, being $24.09 per Linedata Share).

Shareholders who have deposited their Common Shares pursuant to the Offer for the Common Shares will be deemed to have deposited any SRP Rights associated with such Common Shares. Only a nominal amount of the consideration to be paid by the Offerors for the Common Shares will be allocated to the SRP Rights. Such amounts shall be determined by the Offerors at the time the Common Shares are taken up pursuant to the Offer and will be communicated to Shareholders. No additional payment will be made for the SRP Rights.

All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

The accompanying Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offers, contain important information which should be read carefully before making a decision with respect to the Offers.

2.                                      Time for Acceptance

The Offers are open for acceptance, unless withdrawn or extended at the sole discretion of the Offerors, until the Expiry Time, being 5:00 p.m. (Toronto time) on January 28, 2005. The Expiry Time may be extended at the Offerors’ discretion pursuant to the provisions of the section entitled “Extension and Variation of the Offers” in these Offers.

3.                                      Manner of Acceptance

Letter of Acceptance and Transmittal

The Offers may be accepted by delivering to the Depositary at any of the offices listed in the Letter of Acceptance and Transmittal accompanying the Offers so as to arrive there not later than the Expiry Time:

(a)                                  the certificate(s) representing the FMC Shares in respect of which an Offer is being accepted;

(b)                                 a Letter of Acceptance and Transmittal (printed on blue paper) in the form accompanying the Offers or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal; and

(c)                                  any other document required by the instructions set out in the Letter of Acceptance and Transmittal.

Except as otherwise provided in the instructions set out in the Letter of Acceptance and Transmittal or as may be permitted by the Offerors, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of the FMC Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

In addition, FMC Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit FMC Shares pursuant to the Offers and the certificates representing the FMC Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those FMC Shares may nevertheless be deposited under the Offers provided that all of the following conditions are met:

(a)                                  the deposit is made by or through an Eligible Institution;

(b)                                 a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offers or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

(c)                                  the certificate(s) representing deposited FMC Shares in proper form for transfer together with a Letter of Acceptance and Transmittal in the form accompanying the Offers or a facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile to the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying FMC Share certificates to any office other than the Toronto office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

In all cases, payment for FMC Shares deposited and taken up by the Offerors will be made only after timely receipt by the Depositary of the certificate(s) representing the FMC Shares, a Letter of Acceptance and Transmittal or a manually signed facsimile thereof, properly completed and duly executed, covering those FMC Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and any other required documents.

The method of delivery of certificates representing FMC Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the person depositing the same. The Offerors recommend that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders wishing to accept the Offers whose FMC Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their FMC Shares.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any FMC Shares deposited under the Offers will be determined by the Offerors in their sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offerors reserve the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the laws of any jurisdiction. The Offerors reserve the absolute right to waive any defects or irregularities in the deposit of any FMC Shares. There shall be no duty or obligation on the Offerors or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offerors’ interpretation of the terms and conditions of the Offers, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offerors reserve the right to permit the Offers to be accepted in a manner other than that set out above.

Dividends and Distributions

Subject to the terms and conditions of the Offers, by accepting the Offers pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to Linedata Canada all right, title and interest: (a) in and to the FMC Shares (including the associated SRP Rights) covered by the Letter of Acceptance and Transmittal delivered to the Depositary (the “Deposited Securities”); and (b) in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offers (other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offers are made pursuant to the provisions of the section entitled “Dividends and Distributions; Liens” in these Offers), and any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (each a “Distribution” and collectively, “Distributions”).

Power of Attorney

An executed Letter of Acceptance and Transmittal irrevocably appoints, effective on and after the date that the Offerors take up and pay for the Deposited Securities covered by the Letter of Acceptance and Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of Linedata Canada and any other person designated by Linedata

Canada in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Acceptance and Transmittal irrevocably authorizes an Appointee, effective on and after the date the Offerors take up and pay for such Deposited Securities, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of FMC; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, to vote any or all Purchased Securities, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to Linedata Canada in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, to designate in such instrument, authorization or consent and/or to designate in any such instruments of proxy any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of FMC; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

A Shareholder accepting the Offers under the terms of the Letter of Acceptance and Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offers agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offers. A Shareholder accepting the Offers also agrees not to vote any of the Deposited Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of FMC and not to exercise any of the other rights or privileges attached to the Deposited Securities, and agrees to execute and deliver to the Offerors any and all instruments of proxy, authorizations or consents in respect of all or any of the Deposited Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offerors as the proxy of the holder of the Deposited Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Deposited Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offers covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offerors, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to Linedata Canada and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

The acceptance of one or more of the Offers pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and Linedata Canada in accordance with the terms and conditions of the Offers. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the person signing the Letter of Acceptance and Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offers; (b) the Deposited Securities and any Distributions are not subject to any trust arrangement, neither legal nor any beneficial interest in the Deposited Securities or Distributions has been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any legal or beneficial interest in any of the Deposited Securities or Distributions, to any other person; (c) the deposit of the Deposited Securities and Distributions complies with Laws; and (d) when the

Deposited Securities and Distributions are taken up and paid for by Linedata Canada, Linedata Canada will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.                                      Conditions of the Offers

Notwithstanding any other provision of the Offers, and subject to the provisions of the Acquisition Agreement and the Lock-Up Agreements, the Offerors will have the right to withdraw the Offers and not take up and pay for any FMC Shares deposited under the Offers, or extend the period of time during which any Offer is open for acceptance and postpone taking up and paying for any FMC Shares deposited under any such Offer, unless all of the following conditions are satisfied or waived by the Offerors, at their sole discretion, at or prior to the Expiry Time:

(a)                                  there shall have been properly deposited under the Offers and not withdrawn at the Expiry Time more than 50% of the FMC Shares, on a partially-diluted basis at the time FMC Shares are taken up under the Offers, i.e. including the number of Common Shares issuable upon conversion of Class C Shares, but not including Common Shares issuable under options to acquire Common Shares that are repurchased by FMC (or acquired by the Offerors under the Offers) (the “Minimum Tender Condition”);

(b)                                 FMC shall not have entered into or effectuated any agreement or transaction contrary to the provisions of the Acquisition Agreement;

(c)                                  the board of directors of FMC shall have recommended that Shareholders tender their FMC Shares to the Offers;

(d)                                 the Acquisition Agreement shall not have been terminated by Linedata or FMC;

(e)                                  no party to the Shareholder Agreement shall have exercised any rights of first offer and first refusal under the Shareholder Agreement;

(f)                                    all necessary orders, authorizations or consents shall have been obtained under the applicable securities Laws in respect of the issuance of the Linedata Shares pursuant to the Offers;

(g)                                 Linedata shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, licence, lease, contract, agreement or other instrument or obligation to which FMC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not, in the aggregate, have a Material Adverse Effect on FMC;

(h)                                 there shall not be in effect or threatened as of the Expiry Time, as it may be extended, any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition challenging the Offers or preventing the completion of the Offers or any of the other transactions contemplated by the Offers, and there shall be no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which requires consent or approval or challenges, prohibits, restricts or makes illegal the consummation of any or all of the Offers, the Compulsory Acquisition or the Subsequent Acquisition Transaction;

(i)                                     there shall not be pending or threatened any suit, action or proceeding by any administrative agency or commission or other governmental authority or instrumentality: (i) challenging the Offers, seeking to restrain or prohibit the completion of the Offers or seeking to obtain from Linedata or FMC or their respective subsidiaries any damages that are material in relation to FMC and its subsidiaries, on a consolidated basis, or Linedata and its subsidiaries, on a consolidated basis; (ii) seeking to prohibit or limit the ownership or operation by Linedata or any of its subsidiaries of any material portion of the business or assets of FMC or Linedata or any of their respective subsidiaries or to compel FMC or Linedata or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of FMC or Linedata or any of their respective subsidiaries as a result of the Offers; (iii) seeking to prohibit Linedata from effectively controlling, in any material respect, the business or operations of FMC or its subsidiaries; or (iv) which otherwise would be reasonably likely to have a Material Adverse Effect on Linedata or FMC;

(j)                                     there shall be no change or threatened change, on or after the date of the Offers, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of FMC or any of its subsidiaries, on a consolidated basis, that, in the reasonable judgment of the Offerors, has or may have a Material Adverse Effect on FMC, and Linedata shall not have become aware of any previously undisclosed fact that, in the reasonable judgment of Linedata, has or may have a Material Adverse Effect on FMC;

(k)                                  Linedata shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any administrative agency or commission or other governmental authority or instrumentality in connection with any or all of the Offers, the Compulsory Acquisition and the Subsequent Acquisition Transaction, or any applicable waiting period under the Investment Laws shall have expired or been waived;  and

(l)                                     there shall not have occurred or been threatened on or after the date of the Offers: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in France or Canada; (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in France or Canada or in the market price of the FMC Shares; (iii) any change in the general political, market, economic or financial conditions in France or Canada that could, in the reasonable judgment of Linedata, have a material adverse effect upon the business, properties. assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of FMC or any of its subsidiaries; (iv) any material change in France or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefore; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in France or Canada; (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the reasonable judgment of Linedata, might affect the extension of credit by banks or other lending institutions; (vii) a commencement of war or armed hostilities or other national or international calamity involving France or Canada; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof.

The conditions listed above are for the exclusive benefit of the Offerors, and the Offerors may assert them regardless of the circumstances giving rise to any of the conditions.  Unless precluded from doing so by applicable Law, the Offerors may, in their sole discretion, waive any of these conditions in whole or in part, other than the Minimum Tender Condition, in respect of one of the Offers only without waiving such condition in respect of the other Offer, in which case such waiver will be effective only in respect of the Offer or Offers so specified by the Offerors.  The determination as to whether any condition has been satisfied shall be in the Offerors reasonable judgment and will be final and binding.  The failure by the Offerors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time until immediately following the Expiry Time and, as to conditions involving receipt of necessary government approvals, thereafter.

The Offerors reserve the right to terminate the Offers on or prior to the Expiry Time if any condition to the Offers remains unsatisfied or has not been waived.

Any waiver of a condition in respect of one or both Offers or the withdrawal of the Offers shall be effective upon written notice, or other communication confirmed in writing by the Offerors to that effect, to the Depositary at its principal office in Toronto. Forthwith after giving any such notice, the Offerors will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in the section entitled “Notices and Delivery” in these Offers and provide a copy of the aforementioned public announcement to the TSX. If the Offers are withdrawn, the Offerors shall not be obligated to take up or pay for any FMC Shares deposited under the Offers, and the Depositary will promptly return all certificates representing deposited FMC Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offerors’ expense. See the section entitled “Return of Deposited FMC Shares” in these Offers.

5.                                      Extension and Variation of the Offers

The Offers are open for acceptance until the Expiry Time, unless the Offers are withdrawn or one or both Offers are extended by the Offerors.

The Offerors expressly reserve the right, in their sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by Law, to extend the Deposit Period or vary any Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of the class or classes of FMC Shares that are subject to such Offer whose FMC Shares have not been taken up prior to the extension or variation in the manner set forth in the section entitled “Notices and Delivery” in these Offers. Pursuant to the provisions of the Acquisition Agreement, Linedata has agreed not to amend or vary the terms and conditions of the Offers, except to increase the value of the consideration payable under the Offers or to extend the Expiry Time from time to time, to a date not later than the Outside Date; provided, however, that Linedata may waive any one or more of the conditions of the Offers, in its sole discretion, except the Minimum Tender Condition.

Pursuant to the Acquisition Agreement, Linedata has agreed that if the Minimum Tender Condition is satisfied and Linedata takes up FMC Shares under the Offers, Linedata shall forthwith so state in a press release and shall extend the Expiry Time by a minimum of 10 days.

The Offerors will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

Notwithstanding the foregoing, an Offer may not be extended by the Offerors if all of the terms and conditions of such Offer, except those waived by the Offerors, have been fulfilled or complied with, unless the Offerors first take up all FMC Shares validly deposited under such Offer and not withdrawn.

Where the terms of an Offer are varied, the Deposit Period will not end before 10 days after the notice of such variation has been given to Shareholders, unless otherwise permitted by Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to such Offer, a change occurs in the information contained in the Offers or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a holder of the FMC Shares that are the subject of such Offer to accept or reject the Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors), the Offerors will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled “Notices and Delivery” in these Offers to all holders of such FMC Shares whose FMC Shares have not been taken up pursuant to the relevant Offer at the date of the occurrence of the change, if required by applicable Law. The Offerors will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

During any such extension or in the event of any such variation or change in information, all FMC Shares deposited and not taken up or withdrawn will remain subject to the Offers and may be taken up by the Offerors in accordance with the terms hereof, subject to the section entitled “Withdrawal of Deposited FMC Shares” in these Offers. An extension of the Deposit Period, a variation of one or more Offers or a change in information does not constitute a waiver by the Offerors of their rights under the section entitled “Conditions of the Offers” in these Offers.

If the consideration being offered for the FMC Shares under the Offers is increased, the increased consideration will be paid to all depositing holders of the FMC Shares whose FMC Shares are taken up under the Offers without regard to the time at which such FMC Shares are taken up by the Offerors.

6.                                      Withdrawal of Deposited FMC Shares

Except as otherwise stated in this Section 6, all deposits of FMC Shares pursuant to the Offers are irrevocable. Unless otherwise required or permitted by applicable Law, any FMC Shares deposited in acceptance of the Offers may be withdrawn by or on behalf of the depositing Shareholder:

(a)                                  at any time before the FMC Shares have been taken up by the Offerors pursuant to the Offers;

(b)                                 at any time before the expiration of 10 days from the date upon which either:

(i)            a notice of change relating to a change which has occurred in the information contained in the Offers or the Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the relevant Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the relevant Offer; or

(ii)           a notice of variation concerning a variation in the terms of the relevant Offer (other than a variation consisting solely of an increase in the consideration offered for the FMC Shares under the Offers where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited FMC Shares have not been taken up by the Offerors at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)                                  if the FMC Shares have not been paid for by the Offerors within 3 Business Days after having been taken up.

If the Offerors waive any terms or conditions of an Offer and extend such Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, such Offer shall be extended without the Offerors first taking up the FMC Shares that are subject to the rights of withdrawal.

Withdrawals of FMC Shares deposited to the Offers must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable FMC Shares within the time limits indicated above. Notice of withdrawal must: (a) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (b) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the FMC Shares that are to be withdrawn; and (c) specify such person’s name, the number of FMC Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the FMC Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of FMC Shares deposited for the account of an Eligible Institution. None of the Offerors, the Depositary, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Withdrawals may not be rescinded and any FMC Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offers. However, withdrawn FMC Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in the section entitled “Manner of Acceptance” in these Offers.

If the Offerors are delayed in taking up or paying for FMC Shares or are unable to take up or pay for FMC Shares for any reason, then, without prejudice to the Offerors’ other rights, FMC Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to Laws.

In addition to the foregoing rights of withdrawal, holders of FMC Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. Please see the section entitled “Offerees’ Statutory Rights” in the Circular.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offerors in their sole discretion, and such determination will be final and binding.

7.                                      Payment for Deposited FMC Shares

Upon the terms and subject to the conditions of the relevant Offer (including but not limited to the conditions specified in the section entitled “Conditions of the Offers” in these Offers), the Offerors will take up FMC Shares validly deposited under such Offer and not withdrawn pursuant to Section 6 of the Offers as soon as practicable, but in any event not later than 10 days after the Expiry Time.  The Offerors are obligated to pay for FMC Shares that they have taken up as soon as possible, and in any event not later than the earlier of 3 Business Days after the taking up of the FMC Shares and 10 days after the Expiry Time.  Any FMC Shares deposited under an Offer after the first date on which FMC Shares have been taken up by the Offerors will be taken up and paid for not later than 10 days after such deposit.

Subject to applicable Law, the Offerors expressly reserve the right in their sole discretion to delay or otherwise refrain from taking up and paying for any FMC Shares or to terminate the Offers and not take up or pay for any FMC Shares if any condition specified in the section entitled “Conditions of the Offers” in these Offers, in respect of such Offer is not satisfied or waived by the Offerors by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. The Offerors also expressly reserve the right, in their sole discretion and notwithstanding any other condition of the Offers, to delay taking up and paying for FMC Shares in order to comply, in whole or in part, with any applicable Law. The Offerors will not, however, take up and pay for any FMC Shares deposited under any particular Offer unless they simultaneously take up and pay for all FMC Shares then validly deposited under such Offer and not withdrawn.

The Offerors will be deemed to have taken up FMC Shares validly deposited under the Offers and not withdrawn if, as and when the Offerors give written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto to that effect.

The Offerors will pay for FMC Shares validly deposited under the Offers and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders and by providing the Depositary with sufficient certificates of holding of securities in book entry form in respect of Linedata Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offerors or the Depositary to persons depositing FMC Shares on the purchase price of FMC Shares purchased by the Offerors, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited FMC Shares in acceptance of the Offers for the purposes of receiving payment and certificates of holding of securities in book entry form in respect of Linedata Shares from the Offerors and transmitting such payment and certificates to such persons, and receipt of payment and certificates of holding of securities in book entry form in respect of Linedata Shares by the Depositary shall be deemed to constitute receipt thereof by persons depositing FMC Shares.

Fractions of Linedata Shares will not be issued. Fractional interests will be paid for in cash in Canadian dollars (based upon the exchange rate for one euro expressed in Canadian dollars quoted by the Bank of Canada on the day of the announcement of the Offers and the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse on such day, being $24.09 per Linedata Share), and, for purposes of determining the amount of such payment, the FMC Shares owned by each such Shareholder shall be aggregated.

Settlement will be made by the Depositary issuing or causing to be issued a certificate of holding of securities in book entry form in respect of the appropriate number of Linedata Shares and a cheque or, where required, a wire transfer payable in Canadian funds in the amount of the cash portion of the purchase price and in lieu of any fraction of a Linedata Share to which the person depositing FMC Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, such certificate and cheque will be issued in the name of the registered holder of deposited FMC Shares. Unless the person depositing FMC Shares instructs the Depositary to hold the certificate of holding of securities in book entry form in respect of Linedata Shares and cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, such certificate and cheque will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, the certificate of holding of securities in book entry form in respect of Linedata Shares and cheque will be forwarded to the address of the Shareholder as shown on the appropriate share register maintained by or on behalf of FMC. Certificates of holding of securities in book entry form in respect of Linedata Shares and cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

There are no physical share certificates representing Linedata Shares.  Depositing Shareholders will receive certificates of holding of securities in book entry form confirming ownership of the Linedata Shares to which they are entitled rather than physical share certificates and settlement will be made by the Depositary in such manner.  The ability of a beneficial owner of Linedata Shares to take any action with respect to such owner’s interest in those Linedata Shares may be limited due to the lack of a physical certificate.

Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offers by depositing their FMC Shares directly with the Depositary.

8.                                      Return of Deposited FMC Shares

If any deposited FMC Shares are not taken up and paid for pursuant to the terms and conditions of the Offers for any reason or if certificates are submitted for more FMC Shares than are deposited, certificates for FMC Shares that are not purchased will be returned at the Offerors’ expense as soon as practicable after the Expiry Time or withdrawal and early termination of the relevant Offer, as the case may be, by sending certificates representing FMC Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the appropriate share register maintained by or on behalf of FMC.

9.                                      Mail Service Interruption

Notwithstanding the provisions of the Offers, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offerors determine that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for FMC Shares were delivered until such time as the Offerors have determined that delivery by mail will no longer be delayed. The Offerors will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with the provisions of the section entitled “Notices and Delivery” in these Offers. Notwithstanding the provisions of the section entitled “Payment for Deposited FMC Shares” in these Offers, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.                               Dividends and Distributions; Liens

FMC Shares acquired pursuant to the Offers shall be transferred by the Shareholder and acquired by Linedata Canada free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others and together with all rights and benefits arising therefrom, including, without limitation, and except as provided below, the right to (i) any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offers on or in respect of the FMC Shares, and (ii) SRP Rights, whether or not separated from the Common Shares.

If at any time after December 20, 2004 FMC should declare, make or pay any Distribution (in respect of FMC Shares accepted for purchase pursuant to the Offers) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such FMC Shares into the name of Linedata Canada or its nominees or transferees on the share registers maintained by or on behalf of FMC, then without prejudice to the Offerors’ rights under the section entitled “Conditions of the Offers” in these Offers: (a) in the case of any cash dividend, distribution or payment in respect of the FMC Shares that does not exceed the cash portion of the purchase price payable to a Shareholder under the Offers, the cash payable to the Shareholder pursuant to the Offers will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any cash dividend, distribution or payment in respect of the FMC Shares that exceeds the cash portion of the purchase price payable to a Shareholder under the Offers, or in the case of any other Distribution, the whole of any such Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of Linedata Canada and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of Linedata Canada, accompanied by appropriate documentation of transfer. Pending such remittance, Linedata Canada will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by Linedata Canada pursuant to the Offers or deduct from the purchase price payable by Linedata Canada pursuant to the Offers the amount or value of the Distribution, as determined by the Offerors in their sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under the section entitled “Certain Canadian Federal Income Tax Considerations” in the Circular.

11.                               Notices and Delivery

Without limiting any other lawful means of giving notice, any notice to be given by the Offerors or the Depositary pursuant to the Offers will be deemed to have been properly given if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share registers maintained by or on behalf of FMC in respect of the FMC Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing. Except as otherwise required or permitted by Law, in the event of any interruption of or delay in mail services following mailing, the Offerors intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offerors or the Depositary may give or cause to be given under the Offers will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX for dissemination through its facilities; (b) it is published once in the national edition of The Globe and Mail or The National Post and in daily newspapers of general circulation in each of the French and English languages in the City of Montreal, Québec; or (c) it is given to the Canada News Wire Service for dissemination through its facilities.

The Offers, the Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of FMC Shares (and to registered holders of securities exercisable for or convertible into or carrying the right or obligation to acquire FMC Shares) or made in such other manner as is permitted by applicable regulatory authorities and the Offerors will use their reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of FMC Shares (and securities exercisable for or convertible into or carrying the right or obligation to acquire FMC Shares) when such list or listing is received.

Whenever the Offers call for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or at the address listed in the Notice of Guaranteed Delivery, as applicable. Whenever the Offers call for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office.

12.                               Market Purchases

The Offerors reserve the right to and may acquire or cause one of their Affiliates to acquire Common Shares by making purchases through the facilities of the TSX, at any time and from time to time prior to the Expiry Time, as permitted by Law. In no event will the Offerors make any such purchases of Common Shares through the facilities of the TSX until the third Business Day following the date of the Offers. If the Offerors purchase Common Shares through the facilities of the TSX while the Offers are outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled. The aggregate number of Common Shares so purchased by the Offerors through the facilities of the TSX after the date of the Offers and prior to the end of the Deposit Period will not exceed 5% of the outstanding Common Shares as of the date of the Offers and the Offerors will issue and file a news release forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased. For these purposes, “the Offerors” include the Offerors and any person or company acting jointly or in concert with the Offerors.

Although the Offerors have no present intention to sell FMC Shares taken up under the Offers, they reserve the right, subject to applicable Laws, to make or enter into an arrangement, commitment or understanding while the Offers are outstanding to sell after the Expiry Time any FMC Shares taken up and paid for under the Offers.

13.                               Other Terms of the Offers

The Offerors reserve the right to transfer to one or more of their Affiliates the right to purchase all or any portion of the FMC Shares deposited to the Offers, but any such transfer will not relieve the Offerors of their obligations under the Offers and will in no way prejudice the rights of persons depositing FMC Shares to receive payment for FMC Shares validly deposited and accepted for payment pursuant to the Offers.

No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offerors or any of their Affiliates in connection with the Offers other than as contained in the Offers, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offerors or any of their Affiliates or the Depositary for the purposes of the Offers.

The Offers and all contracts resulting from the acceptance of the Offers shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offers unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

The Offers are not being made to (nor will deposits of FMC Shares be accepted from or on behalf of) holders of FMC Shares residing in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offerors may, in their sole discretion, take such action as they may deem necessary to make the Offers in any such jurisdiction and extend the Offers to holders of FMC Shares in any such jurisdiction.

The Offerors, in their sole discretion, shall be entitled to make a final and binding determination of all questions relating to the Offers, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offers and the validity of any withdrawal of FMC Shares.

The provisions of the Definitions, the Summary, the accompanying Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, including the instructions contained therein, form part of the terms and conditions of the Offers.

The Offers and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offers. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offers.

LINEDATA SERVICES S.A.		LINEDATA SERVICES CANADA INC.

(signed) ANVARALY JIVA		(signed) ANVARALY JIVA
Chairman of the Management Board and Chief Executive Officer		Director and Chief Executive Officer

DATED:	December 23, 2004

CIRCULAR

This Circular is furnished in connection with the Offers dated December 23, 2004 by the Offerors to purchase all of the issued and outstanding FMC Shares (including Common Shares which may become outstanding after the date of the Offers and prior to the Expiry Time upon the exercise of options) on the basis of $13.00 in cash for each FMC Share with respect to 70% of the FMC Shares deposited by each Shareholder (rounded down to the nearest whole number) and one Linedata Share for every 1.97 FMC Shares with respect to the remaining 30% of the FMC Shares deposited by each Shareholder. Shareholders should refer to the Offers for details of their terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offers, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Appendix A (Information Concerning Linedata), Appendix B (Linedata Financial Statements) and Appendix C (Linedata Articles of Association) also form a  part of this Circular.  Defined terms used in the Offers are used in this Circular with the same meaning unless the context otherwise requires.

The information concerning FMC contained in the Offers and this Circular has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although the Offerors have no knowledge that would indicate that any statements contained herein relating to FMC taken from or based upon such documents, records and sources are untrue or incomplete, neither the Offerors nor any of their officers or directors assume any responsibility for the accuracy or completeness of the information relating to FMC taken from or based upon such documents, records and sources, or for any failure by FMC to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offerors.

1.                                      Linedata and Linedata Canada

Linedata

Linedata is a major international provider of financial information technology solutions that specializes in asset management, credit finance and employee savings and insurance. Linedata is a software developer, solutions integrator and service provider that offers global solutions tailored to the world of finance.

The Linedata group is comprised of nine companies. Since 1998, Linedata has acted as an unifying hub for international information technology firms that share comprehensive knowledge of their customers’ businesses and a strong service-driven culture in the financial industry. To date, Linedata has successfully completed the acquisition and integration of nine companies.

For the fiscal year ended December 31, 2003, Linedata had consolidated revenues of approximately €100.3 million and consolidated net profit of approximately €7.1 million.  For the nine months ended September 30, 2004, Linedata had consolidated revenues of approximately €82.3 million. For the six months ended June 30, 2004, Linedata had consolidated revenues of approximately €52.7 million and consolidated net losses of approximately €0.8 million.  As at December 1, 2004, Linedata’s market capitalization was approximately €166.3 million.

Linedata was formed on December 22, 1997 for a period of 99 years commencing January 2, 1998 as a ‘Société à Responsabilité Limitée’, a hybrid company similar to a limited partnership. It was changed to a ‘Société Anonyme’ or limited liability corporation by decision of an Extraordinary General Annual Shareholders’ Meeting held on July 17, 1998.  Linedata is governed by French law, notably the Second Book of the French Commercial Code and the Decree 67-236 of March 23, 1967 on commercial companies, and is registered at the Nanterre Commercial and Company Registry with the company number 414 945 089. Linedata’s registered office and executive head office is located at 19 rue d’Orléans – 92200 Neuilly-sur-Seine, France, telephone number +33 (0) 1 47 77 68 25.

Linedata Canada

Linedata Canada was incorporated under the OBCA on December 14, 2004 for the sole purpose of making the Offers.  Linedata Canada is a wholly-owned subsidiary of Linedata.  To date, Linedata Canada has engaged in no activities other than those incidental to its organization and the making of the Offers.  The registered office of

Linedata Canada is located at 1 First Canadian Place, 100 King Street West, Suite 4100, Toronto, Ontario, M5X 1B2, telephone number (416) 863-4511.

Outstanding Share Capital of Linedata

As at the date hereof, Linedata’s share capital comprised 11,720,411 shares of one euro each (a total of €11,720,411), fully paid-up and of a single class.  In June 2004, Linedata completed a capital increase of €21,000,000 which was made via the issue of 1,312,500 new shares with no pre-emptive subscription rights and with a par value of one euro for a price of 16 euros per share.

Each Linedata Share carries one vote, except where fully paid-up Linedata Shares can be proven to have been registered for at least two years in the name of the same shareholder, in which case, such Linedata Shares carry two votes.

Assuming that all of the FMC Shares (on a non-diluted basis) are deposited to the Offers and that the Offerors take up and pay for the FMC Shares under the Offers, Linedata will issue approximately 1.7 million Linedata Shares, subject to adjustment for fractional interests as described herein.  The Linedata Shares issuable pursuant to the Offers will be deemed to have been issued at a price of  €16 per share.

Further Information Regarding Linedata

Further information with respect to Linedata is set forth in Appendix A (Information Concerning Linedata), Appendix B (Linedata Financial Statements) and Appendix C (Linedata Articles of Association), which are incorporated into and form part of this Circular.

Price Range and Trading Volumes of Linedata Shares

The following table sets forth, for the periods indicated, the reported high and low prices and the aggregate volume of trading of the Linedata Shares on the Nouveau Marché of the Paris Bourse:

Period	High	Low	Volume
	(€)	(€)
2003
First Quarter	14.98	11.81	570,666
Second Quarter	14.40	11.00	1,454,615
Third Quarter	15.54	12.21	1,677,512
October	17.38	14.57	391,908
November	17.47	15.55	250,333
December	16.90	14.77	160,937

2004
January	17.28	15.21	285,155
February	17.40	15.50	329,913
March	16.18	12.60	656,021
April	17.10	14.30	179,528
May	16.45	15.00	155,896
June	17.71	15.70	271,757
July	16.70	15.00	541,614
August	16.00	14.50	834,566
September	15.70	12.35	420,865
October	13.80	12.53	160,307
November	14.25	12.52	154,321
December 1 to December 20	14.96	13.90	88,203

Source:  Euronext

The Offerors announced their intention to make the Offers following the close of trading on the TSX on December 20, 2004.  On December 20, 2004, the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse was €14.60.  On December 22, 2004, the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse was €14.91.

2.                                      FMC

Corporate Overview

FMC develops, markets, implements and supports software products and services to the investment management industry. FMC’s products include multi-currency portfolio management and general ledger, portfolio modelling, portfolio measurement and attribution, trade order management, trade reconciliation and client statements. FMC’s products are sold for a one-time licence fee or on an applications service basis based on monthly fees or fees based on usage. In addition to implementation and support of FMC’s products, FMC’s services include a trade communications network and securities pricing data. FMC’s services are sold on a usage basis. In addition to housing FMC’s head office and development, FMC’s Mississauga location serves the Canadian market, as does its office in Montreal. The United States is served from offices in New York City and San Diego, Europe is served from an office in London, England, and Australia is served from an office in Sydney.

For the fiscal year ended February 29, 2004, FMC had consolidated revenues of approximately $72.4 million and consolidated net earnings of approximately $2.5 million.  For the six months ended August 31, 2004, FMC had consolidated revenues of approximately $36.1 million and consolidated net earnings of approximately $2.2 million.  As at December 1, 2004, FMC’s market capitalization was approximately $72 million.

FMC was incorporated on February 2, 1976 as 330013 Ontario Limited under the OBCA. On April 18, 1984, the name was changed to Financial Models Company Inc. On July 16, 1998, FMC listed its shares on the TSX (symbol: FMC). FMC’s registered and executive office is located at 5255 Orbitor Drive, Mississauga, Ontario, L4W 5M6 and its telephone number is (905) 629-8000.

Authorized and Outstanding Share Capital of FMC

FMC is authorized to issue an unlimited number of voting Common Shares and an unlimited number of non-voting Class C Shares.  The Class C Shares are convertible into Common Shares on a one-for-one basis at the option of the holder. FMC has represented to Linedata that as at December 14, 2004, 9,618,708 Common Shares and 1,344,400 Class C Shares were issued and outstanding and that there were no options, warrants or other rights, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by FMC of any shares of FMC (including, without limitation, FMC Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any FMC Shares, except: (i) the right of a holder of Class C Shares to convert such Class C Shares into Common Shares on a one-for-one basis; and (ii) the rights of holders of options to exercise such options to purchase, in the aggregate, 1,035,338 Common Shares.

Shareholders are entitled to receive notice of and to attend all annual and special meetings of FMC, the right to participate in any distribution of the assets of FMC on liquidation, dissolution or winding up and the right to receive dividends if, as and when declared by the board of directors of FMC. FMC has not paid any dividends on its Common Shares or Class C Shares to date and does not intend to pay regular dividends on its Common Shares in the near future.

Price Range and Trading Volume of the Common Shares

The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Common Shares on the TSX:

Period	High	Low	Volume
	($)	($)
2003
December	8.50	7.50	27,415

2004
January	8.15	7.50	35,402
February	8.15	7.50	35,132
March	8.25	7.90	33,938
April	8.00	7.75	42,650
May	7.95	7.25	169,974
June	7.30	6.80	31,956
July	7.85	7.25	19,655
August	7.85	7.85	2,925
September	8.50	7.85	3,335
October	8.51	8.00	9,649
November	9.00	8.50	800
December 1 to December 20	9.00	7.50	2,800

Source:  TSX Datalinx

The Offerors announced their intention to make the Offers following the close of trading on the TSX on December 20, 2004.  On December 20, 2004, the closing price of the Common Shares on the TSX was $8.25.  The weighted average closing price of the Common Shares on the TSX for the 60 trading days ended on December 20, 2004 was $8.41.  On December 22, 2004, the closing price of the Common Shares on the TSX was $12.25.

3.                                      Background to the Offers

During the month of July 2004, Michael de Verteuil, Linedata’s Head of Business Development, telephoned Mr. Stamos Katotakis, FMC’s Chief Executive Officer, to propose a meeting to discuss possible synergies, which Mr. Katotakis accepted.

As a consequence, on July 21, 2004, Mr. Anvaraly Jiva, Linedata’s Chairman and Chief Executive Officer and Michael de Verteuil met with Mr. Katotakis at FMC’s offices in Mississauga.  The matters discussed at that meeting included Linedata’s and FMC’s businesses and strategic outlooks, and the synergies that could be achieved through a business combination of the two companies.  The parties agreed to examine whether a business combination might benefit both companies and their shareholders.

Further meetings between Linedata and FMC management were held during August 2004 for the purposes of evaluating product synergies and strategy, considering cross-selling opportunities, and analyzing the financial aspects of a business combination.  During these meetings, management of Linedata and FMC presented to one another their respective asset management applications and their underlying architectures and technologies, and discussed the potential combined product offering that could result from a business combination.  They agreed that the combined product offering would potentially be a good fit.

In late August 2004, the CEOs of Linedata and FMC discussed a possible business combination whereby Linedata would acquire, directly or indirectly, 100% of the FMC Shares for consideration consisting of Linedata Shares and cash, and also discussed the future prospects of the combined company.  At that meeting it was agreed that Linedata would review FMC’s financial information with a view to determining the value of FMC Shares in the proposed business combination.

During September 2004, Linedata’s Management Board and certain members of its Supervisory Board were advised of the discussions between Linedata’s and FMC’s senior management and expressed support for the continuation of those discussions.  Senior management of Linedata and FMC continued to negotiate the pricing and other terms of a possible business combination.  The parties reached broad agreement on the price and structure of the business combination, subject to completion of the due diligence, the negotiation of a definitive agreement and the approval of their respective boards.  On September 30, 2004, Mr. Katotakis met Linedata’s Management Board in Paris and both companies confirmed their interest in proceeding with the business combination before the end of 2004.

On October 13 and 14, 2004, Mr. Jiva and other members of Linedata’s senior management met with Mr. John Vivash, the Chairman of FMC, Mr. Katotakis and the other FMC directors in Toronto.  The FMC directors expressed broad support for the proposed transaction.  The FMC directors, in particular Mr. Katotakis, agreed to seek a meeting with Bank of New York, a significant Shareholder and client of FMC, to discuss the proposed transaction and to obtain its support.

In late October 2004, Mr. Katotakis informed FMC’s board of directors and Linedata that he did not wish to proceed further with discussions between the two companies.  Mr. Vivash subsequently advised Linedata that he and the other independent directors of FMC remained fully supportive of the proposed business combination with Linedata.  It was agreed that Linedata and FMC would continue to work toward a business combination and that they would encourage Mr. Katotakis to rejoin the discussions.

During November 2004, Linedata, together with Mr. Vivash and Mr. Waters, the co-founder and a director of FMC, met with representatives of Bank of New York at a meeting arranged by Mr. Vivash and such representatives expressed support for the proposed business combination.  Linedata and FMC also advanced their thinking with respect to the proposed structure and financial terms of the transaction.  Four significant shareholders of FMC agreed, in principle, to tender their FMC Shares to an offer to be made by Linedata to all Shareholders.

On November 24, 2004, Linedata and FMC executed a confidentiality agreement and Linedata commenced additional reviews of FMC’s confidential information.  FMC conducted a similar review of confidential information provided by Linedata in France during early December.

During December 2004, the applicable parties negotiated the terms of the Acquisition Agreement and the Lock-Up Agreements.

On December 8, 2004, two of FMC’s significant Shareholders gave notice to Katotakis that such Shareholders intended to sell their FMC Shares at a price of at least $12.20 per share.  Those notices were given under the terms of the Shareholder Agreement which provides, among other things, that Katotakis has certain rights to elect to purchase the FMC Shares held by those two Shareholders, subject to applicable Law, on or before December 29, 2004.  Linedata does not know whether Katotakis will be in a position to exercise such rights.  If Katotakis exercises such rights, a condition of the Offers will not be satisfied and the Offerors will have the right to withdraw the Offers and not take up and pay for any FMC Shares deposited under the Offers.

On December 14, 2004, Linedata’s Supervisory Board approved the terms of the Offers as presented by the Management Board, subject to the satisfactory completion of the negotiation of the Acquisition Agreement and the Lock-Up Agreements.

On December 20, 2004, the Acquisition Agreement and the Lock-Up Agreements were entered into.  Following the close of trading on the TSX on December 20, 2004, FMC and Linedata each announced the making of the Offers by the issuance of a press release.

Linedata has been advised that the board of directors of FMC, after consultation with its financial and legal advisors and upon receipt of a fairness opinion from BMO Nesbitt Burns Inc., has determined that the Offers are fair from a financial point of view to the Shareholders and that the Offers are in the best interest of the Shareholders.  The board of directors of FMC has recommended that Shareholders accept the Offers.

FMC also announced on December 20, 2004 that it has been advised that Mr. Katotakis is seeking to arrange financing to make an alternative offer to the Shareholders to purchase all FMC Shares at a price of $12.20 in cash, and if such alternative offer is made, the FMC board of directors will review the situation at that time.  In addition, FMC announced that it has adopted the Shareholder Rights Plan that ensures all Shareholders will be treated fairly in a change of control situation.  These Offers constitute a Permitted Bid as defined under the Shareholders Rights Plan.  The FMC board of directors has agreed that if Mr. Katotakis makes a formal takeover bid for all of the FMC Shares at not less than $12.20 per share in cash, the FMC board of directors will waive the provisions of the Shareholder Rights Plan.  The FMC press release that was disseminated following the close of trading on December 20, 2004 is reproduced below:

“Linedata Services Makes Offer For Financial Models Company

TORONTO, Dec. 20 /CNW/ — Financial Models Company Inc. (TSX: FMC) (“FMC” or the “Company”), a leading provider of technology solutions and services to the investment world, today announced that it has entered into an acquisition agreement pursuant to which Linedata Services S.A. (“Linedata”), a major international provider of financial IT solutions, will offer to acquire all of the outstanding common shares and Class C shares of FMC by way of a public take-over bid.  The Class C shares are convertible at any time into common shares on a one for one basis.

A Special Committee of the Board of Directors of FMC, composed of five of the Company’s six directors, has unanimously recommended the Linedata offer. As a result, the FMC Board of Directors has determined to recommend that shareholders tender their FMC shares and has approved FMC entering into the acquisition agreement with Linedata.  The Special Committee engaged BMO Nesbitt Burns Inc., to provide an opinion with regard to the fairness of the consideration offered to shareholders who are not insiders of FMC.  BMONesbitt Burns Inc. have delivered an opinion to the Company’s Board of Directors to the effect that Linedata’s consideration offered is fair, from a financial point of view, to FMC’s shareholders (other than insiders including Mr. Stamos Katotakis, BNY Capital Corporation and Dr. William R. Waters).

Under the terms of the Linedata offer, Linedata will offer FMC shareholders $13 per FMC share in cash for 70% of their FMC shares and, for the balance, one Linedata common share for every 1.97 FMC shares.  In effect, this means that for each FMC share, FMC’s shareholders will be offered Cdn $9.10 in cash together with approximately 0.5 of a Linedata share.  Linedata’s shares, which trade on the Paris Bourse, closed on December 20, 2004 at euro 14.60 per share (Cdn $24.05 per share) which implies a value of the offer on December 20, 2004 of Cdn $12.76 for each FMC share.  Based on such implied value, Linedata’s offer represents a premium of 55% to FMC’s closing price of Cdn $8.25 per share on the Toronto Stock Exchange on December 20, 2004, and a premium of  56% based on the weighted average FMC share price over the last 20 trading days.

FMC also announced that it has been advised that Mr. Stamos Katotakis, President and CEO of FMC, is seeking to arrange financing to make an alternative offer to FMC shareholders.  On December 19, 2004, Mr. Katotakis advised Mr. John Vivash, Chairman of the Board of Directors of FMC, that he is engaged in discussions with certain parties directed towards securing the financing necessary to enable Mr. Katotakis to make an alternative offer to purchase all FMC shares at a price of Cdn $12.20 in cash.  Mr. Katotakis holds approximately 40% of FMC’s common and Class C shares.  On December 8, 2004, Mr. Katotakis received “Selling Notices” pursuant to a shareholders agreement among Mr. Katotakis, BNY Capital Corporation (“BNY”) and Dr. William R. Waters and companies controlled by Dr. Waters (“Waters”), from each of BNY and Waters.  Under the Selling Notices, each of BNY and Waters offered to sell their shares in FMC to Mr. Katotakis for Cdn $12.20 in cash.  BNY holds approximately 22.3% of FMC’s common and Class C shares and Waters holds approximately 20% of FMC’s common and Class C shares.  BNY and Waters have each agreed that if Mr. Katotakis does not accept their offers, they will sell their FMC shares to Linedata.  Under the Selling Notices, Mr. Katotakis must send either or both of BNY or Waters a notice of acceptance indicating the number of shares he wishes to purchase at the offered price, by no later than December 29, 2004.

“Today’s announcement is very good news for FMC’s shareholders, employees, and clients,” said Mr. John Vivash, Chairman of FMC. “By leveraging the combined strength of Linedata and FMC, the Company has a tremendous opportunity to build its business in Canada and around the world.  The joint product portfolio will result in a large comprehensive offering of solutions and services to our customers.  The Board of FMC has recommended the Linedata offer to FMC shareholders, but notes that Mr. Katotakis has until December 29, 2004 to make an alternative offer to FMC shareholders at $12.20.   If Mr. Katotakis makes such an alternative offer, the Board will review the situation at that time.”

Pursuant to the acquisition agreement entered into with Linedata, FMC has agreed that it will not solicit third parties in respect of alternative acquisition proposals.  The Board of Directors of FMC has reserved the right to respond to unsolicited bona fide written proposals made by third parties that the Board of Directors determines, after consultation with its legal and financial advisors, would provide consideration per FMC share of greater value than the consideration offered under Linedata’s offer.  The acquisition agreement also provides that FMC will be required to pay Linedata a fee of approximately Cdn $4.25 million if the acquisition agreement is terminated in certain circumstances, provided, however, that this fee will be Cdn $3 million if Mr. Katotakis announces an offer for all of the shares of FMC at a price of not less than $12.20 payable in cash by not later than December 29, 2004. BNY, Waters and certain other shareholders of FMC have entered into lock-up agreements with Linedata pursuant to which they have agreed to tender an aggregate of approximately 5.7 million FMC shares to Linedata’s offer, representing approximately 52% of the outstanding FMC common and Class C shares.  Pursuant to these lock-up agreements, each of BNY and Waters may sell their shares to Mr. Katotakis if he accepts their offer to sell their shares to him under the Selling Notices.  In addition, the shareholders who have entered into lock-up agreements retain the right to tender their shares to any competing offer for the Company that offers 5% greater value than the Linedata offer.

The Linedata offer is expected to be mailed to FMC shareholders on or about December 24, 2004.  Completion of the offer will be conditional upon more than 50% of the FMC common and Class C shares being tendered as well as other customary conditions, including receipt of all necessary regulatory approvals.  The transaction is expected to close in February, 2005.

FMC also announced today that it has adopted a shareholder rights plan that ensures that all shareholders will be treated fairly in a change of control situation.  The rights plan is effective immediately.

The rights issued under the rights plan become exercisable when a person, together with any parties related to it, acquires or announces its intention to acquire 20% or more of the Company’s outstanding common shares without complying with the “Permitted Bid” provisions of the rights plan or without approval of the Board of Directors of the Company.  Should such an acquisition occur, rights holders (other than the acquiring person and related persons) can purchase common shares of the Company at half the prevailing market price at the time the rights become exercisable.  Each right, upon exercise, would entitle the purchase of ten common shares of the Company for the same price as it would take to acquire five shares at market price, as defined in the rights plan.

Under the rights plan, a Permitted Bid is a bid made to all holders of the Company’s common shares that is open for acceptance for not less than 35 days. If at the end of 35 days at least 50% of the outstanding common shares, other than those owned by the offer or and certain related parties have been tendered, the offer or may take up and pay for the common shares but must extend the bid for a further 10 days to allow other shareholders to tender. The Linedata offer is a Permitted Bid under the rights plan.

The FMC Board of Directors has agreed that if Mr. Katotakis makes a formal takeover bid for all of the common and Class C shares at not less than $12.20 per share in cash, the Board of Directors will waive the provisions of the rights plan.

Commenting on the adoption of the rights plan, John Vivash, the Chairman, of FMC, said “The Board of Directors, on the recommendation of the Special Committee, decided that it was prudent to adopt a shareholder rights plan, at this time, in order to protect the rights of all shareholders.  The rights plan is similar to plans adopted recently by several other Canadian companies.”

About Financial Models Company Inc.

Established in 1976, Financial Models Company Inc. is a global leader in delivering advanced technology solutions to the investment management community. FMC products and services are available either as “best of breed” solutions or as an integrated suite.  From its headquarters in Toronto, and subsidiaries in the United States, Australia and Europe, FMC supports over 500 clients managing in excess of Cdn $3 trillion. FMC is a publicly traded company on the Toronto Stock Exchange (Symbol: FMC).  For more information, visit FMC’s web site at http://www.fmco.com.

About Linedata Services S.A.

Linedata Services is a major international provider of financial IT solutions that specializes in Asset Management, Leasing &Credit Finance and Savings & Insurance. Software publisher, solutions integrator and service provider, Linedata Services offers global solutions that are tailored to the world of finance. Listed on the Nouveau Marche of the Paris Bourse since May 2000, Linedata Services enjoyed revenues of approximately euro 100.3 million in 2003, representing growth of 5.9% and net profit of approximately euro 7.1 million.  For more information regarding Linedata, visit the Linedata website at: http://www.linedata.com.

This press release may contain certain forward-looking statements relating, but not limited to, FMC’s operations, anticipated financial performance, business prospects and strategies.  Forward-looking information typically contains statements with words such as “anticipate,” “believe,” “expect,” “plan” or similar words suggesting future outcomes.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward looking statements. Such factors include, but are not limited to, economic, competitive, regulatory and business conditions. Risks and uncertainties about FMC’s business are more fully discussed in the Management’s Discussion and Analysis published in FMC’s annual report for the year ended February 29, 2004. FMC disclaims any responsibility to update any such forward-looking statements.

For further information:  John Vivash, Chairman of the Board of Directors, Financial  Models Company Inc., +1-416-601-8200 ext. 2178    /Web site:  http://www.fmco.com http://www.linedata.com”

4.                                      Agreements Relating to the Offers

Acquisition Agreement

The Acquisition Agreement sets forth, among other things, the terms and conditions upon and subject to which the Offers are to be made by the Offerors. The following is a summary of the principal terms of the Acquisition Agreement.

The Offers:  Linedata agreed to make the Offers, in accordance with the Acquisition Agreement and applicable securities Laws, as soon as practicable after the date of the Acquisition Agreement, and in any event, no later than December 24, 2004 or such later date to which FMC may consent at the request of Linedata, which consent will not be unreasonably withheld.  The only conditions to which the Offers are subject are those described in Section 4 of the Offers.  Linedata has agreed that if the Minimum Tender Condition is satisfied and Linedata takes up FMC Shares under the Offers, Linedata shall forthwith so state in a press release and shall extend the Expiry Time by a minimum of 10 days.

Amendment and Waiver:  The Acquisition Agreement provides that Linedata will not amend or vary the terms and conditions of the Offers, except to increase the value of the consideration payable thereunder or to extend the Expiry Time, from time to time, to a date no later than the Outside Date; provided however, that Linedata may waive any one or more of the conditions of the Offers, in its sole discretion, except the Minimum Tender Condition.

Support for the Offers:  The Acquisition Agreement provides that the Directors’ Circular will contain a recommendation by at least a majority of the board of directors of FMC that the Shareholders should accept the Offer and tender their FMC Shares in acceptance of the Offers.  Except as expressly permitted under the Acquisition Agreement, such recommendation in the Directors’ Circular may not be withdrawn, varied or otherwise amended.

Nothing in the Acquisition Agreement prohibits the board of directors of FMC from changing its recommendation in favour of the Offers if: (i) the board of directors of FMC determines that a Superior Proposal exists that Linedata has failed to match; (ii) there is a Material Adverse Change in respect of Linedata; or (iii) Katotakis intends to exercise (or has exercised) his rights to purchase FMC Shares under the Shareholder Agreement as described below.

Ability to Respond to Superior Proposal:  FMC may accept, approve or recommend or enter into an agreement, understanding or arrangement to proceed with a Superior Proposal but only if, among other things: (i) the board of directors of FMC has determined, by formal resolution passed by the board of directors after having received financial advice from BMO Nesbitt Burns Inc. and legal advice (including advice as to their fiduciary duties in the circumstances) from FMC’s outside legal advisers, that the unsolicited, bona fide, written Acquisition Proposal is a Superior Proposal, and has provided Linedata with a copy of the Superior Proposal; and (ii) a period (the “Response Period”) of five business days shall have elapsed from the date on which Linedata received written notice from the board of directors of FMC that the board of directors of FMC determined to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.

The Acquisition Agreement provides that during the Response Period, Linedata will have the right, but not the obligation, to offer to amend the terms of the Offers.  The board of directors of FMC will review any such proposal by Linedata to amend the terms of the Offers, including, without limitation, an increase in, or modification of, the consideration to be received by the Shareholders (or value of such consideration), to determine whether the Acquisition Proposal to which Linedata is responding would be a Superior Proposal when assessed against the Offers as it is proposed by Linedata to be amended.  If the board of directors of FMC does not so determine, the board of directors of FMC will promptly reaffirm its recommendation of the Offers.  If the board of directors of FMC does so determine, FMC may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.  For the period between the date of the Acquisition Agreement and December 29, 2004, the foregoing provisions with respect to the ability of FMC to respond to a Superior Proposal shall apply with respect to all parties except Katotakis.  During this period, FMC shall be entitled to enter into discussions, negotiations or agreements with Katotakis as described below.

Provisions Relating to Katotakis:  Linedata has acknowledged that Katotakis, together with any co-investor or party acting jointly or in concert with Katotakis shall be permitted to have access to confidential information concerning FMC until December 29, 2004.  Under the Shareholder Agreement, Katotakis has the right to purchase certain FMC Shares at $12.20 cash per share and FMC shall be entitled to have discussions or negotiations with Katotakis in connection with an offer from Katotakis to purchase all of the FMC Shares at $12.20 cash per FMC Share, to enter into an agreement with him in connection with such an offer (without complying with the “right to match” provisions in the Acquisition Agreement) and the board of directors of FMC may decide to recommend that Shareholders accept such offer, provided Katotakis intends to exercise (or has exercised) the rights to purchase FMC Shares under the Shareholder Agreement.  If Katotakis does not exercise such right on or before December 29, 2004, this exception shall terminate and FMC shall be obligated to deal with Katotakis in the same manner as all other third parties.  Furthermore, the resignation or termination of Mr. Katotakis as a director and/or senior officer of FMC, whether before or after the date of the Acquisition Agreement, shall be deemed not to be a Material Adverse Change in respect of FMC.

Outstanding Stock Options:  The Acquisition Agreement provides that, subject to obtaining TSX and other necessary approvals, FMC will amend the terms of the options to purchase Common Shares (vested and unvested) to provide that each option to purchase Common Shares may be surrendered to FMC, during the Surrender Period, in exchange for cash in an amount equal to the product of (i) the number of Common Shares issuable upon the exercise of the option to purchase Common Shares and (ii) $13.00 minus the exercise price per Common Share under the option to purchase Common Shares.  FMC will give prompt written notice to holders of options to purchase Common Shares of the procedures to surrender their options.

Linedata’s Representations and Warranties:  Linedata made representations and warranties to FMC relating to, among other things: (i) due organization and qualification; (ii) authorization, execution, delivery and enforceability of the Acquisition Agreement; (iii) non-contravention of constating documents, material contracts, laws or rulings; (iv) absence of litigation; (v) tax matters; (vi) capitalization; (vii) completeness and accuracy of Linedata’s public disclosure documents; (viii) absence of any Material Adverse Change; (ix) conduct of its business in the ordinary course since December 31, 2003; (x) authorization and issuance of Linedata Shares; and (xi) availability of funds to pay the aggregate cash purchase price under the Offers, certain of such representations and warranties are subject to certain exceptions and to materiality qualifications.  Such representations and warranties shall terminate upon the completion of the Offers or upon termination of the Acquisition Agreement.

FMC’s Representations and Warranties: FMC made representations and warranties to Linedata relating to, among other things: (i) due organization and qualification; (ii) authorization, execution, delivery and enforceability of the Acquisition Agreement; (iii) non-contravention of constating documents, material contracts, laws or rulings; (iv) absence of litigation; (v) tax matters; (vi) capitalization; (vii) completeness and accuracy of FMC’s public disclosure documents; (viii) absence of any Material Adverse Change; (ix) conduct of its business in the ordinary course since February 29, 2004; (x) absence of advisory and other fees; (xi) absence of change of control provisions in its material agreements; and (xii) U.S. matters, certain of such representations and warranties are subject to certain exceptions and to materiality qualifications.  Such representations and warranties shall terminate upon the completion of the Offers or upon termination of the Acquisition Agreement.

Conduct of Business by Linedata:  Linedata has agreed, during the term of the Acquisition Agreement, subject to certain exceptions, that: (i) the business of  Linedata and its subsidiaries will be conducted only in, and Linedata and its subsidiaries will not take any action except in, the usual and ordinary course of business and consistent with past practice, and Linedata will use its best efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees and advantageous business relationships; and (ii) Linedata will not, or permit any of its subsidiaries to, among other things: (A) amend its articles or by-laws, (B) declare or pay dividends or other distributions, (C) acquire any of its outstanding securities, (D) split, combine or reclassify any of its shares, or (E) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Linedata.

Conduct of Business by FMC: FMC has agreed, during the term of the Acquisition Agreement, subject to certain exceptions, that: (i) the business of FMC and its subsidiaries will be conducted only in, and FMC and its subsidiaries will not take any action except in, the usual and ordinary course of business and consistent with past practice, and FMC will use its reasonable commercial efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees and advantageous business relationships except where the failure to do so would not have a Material Adverse Effect on FMC, or impair the ability of FMC to comply with its covenants set out in the Acquisition Agreement; and (ii) FMC will not, and will not permit any of its subsidiaries to, among other things, (A) amend its articles or by-laws or the charter or by-laws of any of its subsidiaries, (B) declare or pay dividends or other distributions, (C) issue or sell any securities, (D) redeem, purchase or otherwise acquire any of its outstanding securities (other than repurchasing the outstanding options to purchase Common Shares as described above), (E) split, combine or reclassify any of its shares, (F) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of FMC, (G) sell or encumber any assets of FMC or any of its subsidiaries, (H) acquire any corporation, partnership or other business organization or make any investment, (I) incur any indebtedness or other material liability or obligation, (J) pay, discharge or satisfy any material claims, liabilities or obligations, (K) authorize any release of any material contract right, (L) waive, release, grant or transfer any rights of value or modify any existing licence, lease, contract or other document, (M) grant to any officer, director or employee any increase in compensation, or (N) adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees.

Termination of the Acquisition Agreement: The Acquisition Agreement may be terminated, by written notice promptly given to the other party to the Acquisition Agreement, at any time prior to the time Linedata first takes up and pays for FMC Shares under the Offers:

(a)                                  subject to securities Laws, by either Linedata or FMC, if Linedata shall not have taken up and paid for FMC Shares under the Offers on or before the Outside Date, unless the reason for Linedata not so taking up and paying for the FMC Shares is due to the failure of the party seeking to terminate the Acquisition Agreement to perform any of the obligations under the Acquisition Agreement required to be performed by such party;

(b)                                 by Linedata, if the Offers terminate or expire at the Expiry Time without Linedata taking up and paying for any FMC Shares due to the non-satisfaction of any condition set forth in the Offers that has not been waived;

(c)                                  by either Linedata or FMC, if the board of directors of FMC withdraws, modifies or changes its recommendation concerning the Offers;

(d)                                 by either Linedata or FMC, if the board of directors of FMC approves, recommends or accepts, or enters into any agreement other than a confidentiality agreement in respect of, a Superior Proposal or with Katotakis or a partner, co-investor or any party acting jointly or in concert with Katotakis, as described above;

(e)                                  by either Linedata or FMC, if the other such party shall not have complied in all material respects with such other party’s covenants and obligations under the Acquisition Agreement to be complied with at or prior to the Expiry Time, or if any of the representations and warranties of such other party under this Agreement is not true and correct in all material respects; or

(f)                                    by FMC, if there shall have occurred after the date hereof any Material Adverse Change in respect of Linedata.

Termination Fee.  FMC has agreed to pay to Linedata a termination fee of $4.25 million if any of the following events occur:

(a)                                  termination of the Acquisition Agreement pursuant to item (c) above, where the reason for the termination is a change in the recommendation of the board of directors of FMC because of a Superior Proposal that Linedata has declined to match (and not due to the occurrence of a Material Adverse Change in respect of Linedata);

(b)                                 termination of the Acquisition Agreement pursuant to item (d) above;

(c)                                  the acquisition prior to the Expiry Time of FMC Shares by any person or by any group of persons acting jointly or in concert if, as a result of such acquisition, such person or group would beneficially own or exercise control or direction over 50% or more of the FMC Shares then outstanding; or

(d)                                 the occurrence, on or before March 31, 2005, of any event that results in:

(i)                                     Katotakis, alone or together with any entity controlled by Katotakis, having beneficial ownership of, or control or direction over, 50% or more of the FMC Shares then outstanding;

(ii)                                  any person (other than Katotakis or any entity controlled by Katotakis) having beneficial ownership of, or control or direction over, more than 50% of the FMC Shares then outstanding; or

(iii)                               an announcement of any agreement or proposal that, if completed, would have the result described in either item (i) or (ii), provided that the result contemplated by such agreement or proposal is completed either before or after March 31, 2005.

However, in the event that Katotakis exercises his rights to purchase FMC Shares under the Shareholder Agreement, no termination fee shall be payable and instead, FMC shall pay to Linedata forthwith $3 million.

“No-Shop” Obligation of FMC:  Subject to the provisions of the Acquisition Agreement, FMC has agreed not to, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding any Alternative Transaction; (ii) participate in any discussions or negotiations regarding any Alternative Transaction; (iii) approve or recommend any Alternative Transaction; or (iv) accept, support or enter into any agreement, arrangement or understanding related to any Alternative Transaction.  Notwithstanding the foregoing, for the period between the date of the Acquisition Agreement and December 29, 2004, FMC shall be entitled to enter into discussions, negotiations or agreements with Katotakis as described above.

Directors:  FMC has agreed that if the Minimum Tender Condition is satisfied and Linedata takes up and pays for FMC Shares under the Offers, at Linedata’s request, FMC will use its reasonable efforts to cause a number of the directors of FMC to be replaced forthwith by nominees of Linedata and/or the number of directors increased with the increased directors to be nominees of Linedata, so that at least a majority of the directors of FMC (and as nearly as may be the number of directors proportionate to Linedata’s proportionate ownership of FMC Shares) will be nominees of Linedata.  Linedata will specify the individual FMC directors who will be replaced by Linedata’s nominees.

Significant Shareholders Lock-Up Agreement

On December 20, 2004, the Significant Shareholders entered into the Significant Shareholders Lock-Up Agreement with Linedata pursuant to which the Significant Shareholders represented that, on such date, they were the beneficial owners of an aggregate of 3,612,442 Common Shares and 1,344,400 Class C Shares and agreed to accept the Offers and to tender all of their FMC Shares under the Offers.  The following is a summary of the principal terms of the Significant Shareholders Lock-Up Agreement.

The Offers:  Linedata agreed to make the Offers on the terms and conditions set forth in the Acquisition Agreement.

Agreement to Deposit:  Subject to any restrictions and rights of others under the Shareholder Agreement, each Significant Shareholder severally, and not jointly and severally, agreed in favour of Linedata and each other Significant Shareholder, on or before the tenth business day following the mailing of the Offers and Circular to the Shareholders, to cause all of such Significant Shareholder’s FMC Shares to be validly tendered in valid acceptance of the Offers, and to not withdraw such Significant Shareholder’s FMC Shares from the Offers except as expressly otherwise provided in the Significant Shareholders Lock-Up Agreement.

Covenants of Significant Shareholders:  Subject to any restrictions and rights of others under the Shareholder Agreement, each Significant Shareholder, severally and not jointly and severally, covenanted and agreed in favour of Linedata and each other Significant Shareholder, from the date of the Significant Shareholders Lock-Up Agreement until the earlier of the Expiry Time and the termination of the Significant Shareholders Lock-Up Agreement, to: (i) not directly or indirectly solicit, initiate, assist or knowingly encourage the initiation or continuation of a potential Alternative Transaction; (ii) immediately cease any existing discussions or negotiations that the Significant Shareholder may be having with any parties (other than Linedata) with respect to any potential Alternative Transaction; (iii) promptly notify and provide to Linedata a copy of any Alternative Transaction proposed to the Significant Shareholder after the date of the Significant Shareholders Lock-Up Agreement, and any amendments to such an Alternative Transaction, and a description of the material terms and conditions of any proposed Alternative Transaction, and provide such details of the proposed Alternative Transaction, inquiry or contact as Linedata may require, including the identity of the person proposing such Alternative Transaction, inquiry or contact and attach copies of all letters, agreements and other documentation in respect of such proposed Alternative Transaction; provided that the foregoing obligations shall be limited by any confidentiality obligations of the Significant Shareholder to the person who proposed the relevant Alternative Transaction; (iv) not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Significant Shareholder’s FMC Shares, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing; (v) not grant or agree to grant any proxy or other right to vote the Significant Shareholder’s FMC Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Significant Shareholder’s FMC Shares; (vi) not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Offers and the other transactions contemplated by the Acquisition

Agreement; (vii) not tender or vote any of the Significant Shareholder’s FMC Shares in favour of any Alternative Transaction; (viii) vote or cause to be voted any of the Significant Shareholder’s FMC Shares against any proposed action by FMC or the Shareholders or affiliates or any other person: (A) in furtherance of any Alternative Transactions; (B) which might reasonably be regarded as likely to prevent or delay the successful completion of the Offers or the other transactions contemplated by the Acquisition Agreement and the Significant Shareholders Lock-Up Agreement; or (C) without limiting the generality of the foregoing, any resolution to remove or change any of the directors of FMC except with the prior written consent of Linedata; (ix) use all commercially reasonable efforts in its capacity as a holder of FMC Shares to assist FMC and Linedata to successfully complete the Offers and the other transactions contemplated by the Acquisition Agreement and the Significant Shareholders Lock-Up Agreement; (x) not purchase or obtain or enter into any agreement or right to purchase any additional FMC Shares or any other securities of FMC from and including the date of the Significant Shareholders Lock-Up Agreement until the termination of the Significant Shareholders Lock-Up Agreement; and (xi) not, without the prior written consent of Linedata, make any representation to any sales representative or employee of FMC or any of its affiliates as to incentive plans, retention plans or any other compensation or services that may be offered to such person prior to or following completion of the Offers or any of the other transactions contemplated by the Acquisition Agreement.

Covenants of Linedata:  Linedata covenanted and irrevocably agreed in favour of each Significant Shareholder, from the date of the Significant Shareholders Lock-Up Agreement until the earlier of the Expiry Time and the termination of the Significant Shareholders Lock-Up Agreement, to: (i) not amend or waive any provision under the Acquisition Agreement to provide for lesser consideration per FMC Share under the Offers or in any respect that is material and adverse to the interests of the Significant Shareholders without the prior written consent of each of the Significant Shareholders, such consent not to be unreasonably withheld; provided that Linedata may, in its sole discretion, amend the terms of the Offers to: (A) increase the consideration (or the value of the consideration) offered under the Offers; (B) extend the Expiry Time from time to time in accordance with applicable securities Laws to a date not later than the Outside Date; or (C) waive any condition of the Offer; (ii) make the Offers as soon as practicable after the date of the Significant Shareholders Lock-Up Agreement, and in any event not later than 15 business days following the date that Linedata receives the list of Shareholders as contemplated by the Acquisition Agreement; and (iii) give prompt written notice to each Significant Shareholder of any termination of the VBA Lock-Up Agreement.

Significant Shareholders’ Representations and Warranties:  Each Significant Shareholder, severally and not jointly and severally, made representations and warranties to Linedata, which are subject to certain exceptions, including, without limitation, representations and warranties as to: (i) due organization and authorization, execution, delivery and enforceability of the Significant Shareholders Lock-Up Agreement; (ii) ownership and exclusive right to dispose of its FMC Shares and non-contravention of constating documents, contracts, laws or rulings; (iii) no existing rights to purchase its FMC Shares; (iv) no proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals; (v) no required consents, waivers, approvals, authorizations, exemptions, registrations, licences or declarations; (vi) residency; (vii) no legal proceedings against the Significant Shareholder; (viii) no non-arm’s length transactions; and (ix) no loans outstanding.  Generally, the representations and warranties of each of the Significant Shareholders will survive for a period of one year after the Expiry Time.

Linedata’s Representations and Warranties:  Linedata made the same representations and warranties as those made by it in the Acquisition Agreement together with representations and warranties as to the due authorization, execution, delivery and enforceability of the Significant Shareholders Lock-Up Agreement.  Generally, the representations and warranties of Linedata will survive for a period of one year after the Expiry Time.

Withdrawal of Significant Shareholders’ FMC Shares to Gift to Charity:  Linedata has agreed that with its consent, which consent may be unreasonably withheld, 1427937 Ontario Inc. and William R. Waters Limited shall have the right to withdraw a portion of the FMC Shares tendered to the Offers for the purpose of gifting such shares to various charities provided that: (i) a consent to such gift is obtained pursuant to the Shareholder Agreement; (ii) a waiver of rights under the Shareholder Agreement is obtained; and (iii) Linedata is satisfied, acting reasonably, that such withdrawal will not affect its ability to satisfy the Minimum Tender Condition under the Offers.

Superior Proposals:  If a Significant Shareholder determines that an Alternative Transaction may be a “Superior Proposal” (as such term is defined in the Lock-Up Agreements), such Significant Shareholder shall so notify the other Significant Shareholders forthwith and the Significant Shareholders shall use their commercially reasonable efforts to consult with each other with a view to reaching agreement among all Significant Shareholders concerning the relevant Alternative Transaction.  In the Lock-Up Agreements, “Superior Proposal” means a written, unsolicited bona fide Alternative Transaction for the acquisition of all of the FMC Shares (on a fully-diluted basis), in respect of which a Locked-Up Shareholder has determined, acting reasonably and in good faith, that: (i) any required financing has been demonstrated to be reasonably likely to be obtained; and (ii) the proposed Alternative Transaction is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of such proposed Alternative Transaction and the party making such proposed Alternative Transaction); and (iii) the proposed Alternative Transaction would provide consideration per FMC Share having a value greater than 105% of the value of the consideration per FMC Share under the Offers, determined in accordance with each of the Lock-Up Agreements.  If, following such efforts, a Significant Shareholder determines that such Alternative Transaction may be a Superior Proposal, such Significant Shareholder (the “Notifying Significant Shareholder”) shall give written notice of such determination (“Superior Proposal Notice”) to Linedata and each other Significant Shareholder forthwith after such determination.  Linedata shall have a period of five business days following receipt of any such Notice within which to deliver to the Notifying Significant Shareholder and each other Significant Shareholder a written proposal describing proposed amendments to the terms of the Offer (a “Response Notice”).  The Notifying Significant Shareholder shall review the Response Notice and shall determine, within two business days following receipt of the Response Notice, whether the value of the Offers (amended as proposed in the Response Notice) is at least equal to the value of the Alternative Transaction referred to in the Superior Proposal Notice, and shall give prompt written notice of such determination (the “Determination Notice”) to Linedata and each other Significant Shareholder forthwith.  If the Determination Notice states that the value of the Offers (amended as proposed in the Response Notice) is at least equal to the value of the Alternative Transaction referred to in the Superior Proposal Notice, then the Alternative Transaction referred to in the Superior Proposal Notice shall, for the purposes of that Significant Shareholder, be deemed not to be a Superior Proposal; if the Determination Notice does not so state, or if Linedata fails to deliver a Response Notice within the time prescribed above, then such Alternative Transaction shall be deemed to be a Superior Proposal and the Notifying Significant Shareholder shall be entitled to deliver to Linedata a written notice terminating the Significant Shareholders Lock-Up Agreement (a “Termination Notice”).

In determining whether any Alternative Transaction is a Superior Proposal, each Significant Shareholder shall determine the value of the Offers and the value of each Alternative Transaction in accordance with the following rules: (i) the value of the Offers and each Alternative Transaction shall be determined as at the same date (a “Valuation Date”); (ii) the values of the Offers and each Alternative Transaction shall be expressed as amounts in Canadian dollars; (iii) the value of any non-cash consideration shall be determined by the Significant Shareholders reasonably and in good faith, provided that securities of any class that are listed on a stock exchange or quoted on NASDAQ or a similar quotation system shall be deemed to have a value, on any Valuation Date, equal to the simple average of the closing prices of such securities on such exchange or system on the 20 trading days immediately prior to the Valuation Date; and (iv) if the consideration under an Alternative Transaction includes cash denominated in a currency, or if the trading prices for any securities referred to above are quoted in a currency, other than Canadian dollars, the value of such cash or securities shall be determined based on the average of the relevant exchange rates of such currency into Canadian dollars for the 20 business days immediately preceding the Valuation Date, as quoted by Royal Bank of Canada.

Termination of Significant Shareholders Lock-Up Agreement:  The Significant Shareholders Lock-Up Agreement may be terminated:

(a)                                  by Linedata, when not in material default in the performance of its obligations under the Significant Shareholders Lock-Up Agreement, by written notice to the Significant Shareholders if: (i) any of the representations and warranties of any Significant Shareholder in the Significant Shareholders Lock-Up Agreement are not true and correct in all material respects; or (ii) any Significant Shareholder has not complied with its covenants to Linedata contained in the Significant Shareholders Lock-Up Agreement;

(b)                                 by each of the Significant Shareholders, when not in material default in its performance of its obligations under the Significant Shareholders Lock-Up Agreement, by written notice to Linedata if: (i) any of the representations and warranties of Linedata under the Significant Shareholders

Lock-Up Agreement are not true and correct in all material respects; (ii) there occurs after the date of the Offers any material adverse change in the business and affairs of Linedata and its subsidiaries taken as a whole that would be materially adverse to a holder of Linedata Shares, including a Significant Shareholder; (iii) Linedata has not complied with its covenants to the Significant Shareholder contained in the Significant Shareholders Lock-Up Agreement; (iv) any Significant Shareholder has delivered to Linedata a Termination Notice; or (v) VBA has delivered to Linedata, a Termination Notice as such term is defined in the VBA Lock-Up Agreement;

(c)                                  automatically on the earlier of the Expiry Time and the Outside Date, unless extended by mutual agreement of the Significant Shareholders and Linedata; or

(d)                                 by written instrument executed by Linedata and each Significant Shareholder.

VBA Lock-Up Agreement

On December 20, 2004, VBA entered into the VBA Lock-Up Agreement with Linedata.  Pursuant to the VBA Lock-Up Agreement, VBA represented that, on such date, its clients were the beneficial owners of an aggregate of 742,100 Common Shares and agreed to cause all of its clients’ FMC Shares to be tendered under the Offers.  The following is a summary of the principal terms of the VBA Lock-Up Agreement.

The Offers:  Linedata agreed to make the Offers on the terms and conditions set forth in the Acquisition Agreement.

Agreement to Deposit:  VBA agreed to, on or before the fifth business day following the mailing of the Offers and Circular to the Shareholders, cause all of its clients’ FMC Shares to be validly tendered in valid acceptance of the Offers and cause its clients’ FMC Shares not to be withdrawn from the Offers except as expressly otherwise provided in the VBA Lock-Up Agreement.

Covenants of VBA:  VBA covenanted and irrevocably agreed  for itself and on behalf of and with the authority of its clients, from the date of the VBA Lock-Up Agreement until the earlier of the Expiry Time and the termination of the VBA Lock-Up Agreement, to: (i) not directly or indirectly solicit, initiate, assist or knowingly encourage the initiation or continuation of a potential Alternative Transaction; (ii) immediately cease any existing discussions or negotiations that any of them may be having with any parties (other than Linedata) with respect to any potential Alternative Transaction; (iii) promptly notify and provide to Linedata a copy of any Alternative Transaction proposed to any of them after the date of the VBA Lock-Up Agreement, and any amendments to such an Alternative Transaction, and a description of the material terms and conditions of any proposed Alternative Transaction, and provide such details of the proposed Alternative Transaction, inquiry or contact as Linedata may require, including the identity of the person proposing such Alternative Transaction, inquiry or contact and attach copies of all letters, agreements and other documentation in respect of such proposed Alternative Transaction; provided that the foregoing obligations shall be limited by any confidentiality obligations of VBA and its clients to the person who proposed the relevant Alternative Transaction; (iv) not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of VBA’s clients’ FMC Shares, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing; (v) not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Offers and the other transactions contemplated by the Acquisition Agreement; (vi) not tender or vote any of VBA’s clients’ FMC Shares in favour of any Alternative Transaction; and (vii) not purchase or obtain or enter into any agreement or right to purchase any additional FMC Shares or any other securities of FMC from and including the date of the VBA Lock-Up Agreement until the termination of the VBA Lock-Up Agreement.

Covenants of Linedata:  Linedata covenanted and irrevocably agreed in favour of VBA, from the date of the VBA Lock-Up Agreement until the earlier of the Expiry Time and the termination of the VBA Lock-Up Agreement, to: (i) not amend or waive any provision under the Acquisition Agreement to provide for lesser consideration per FMC Share under the Offers or in any respect that is material and adverse to the interests of VBA’s clients without the prior written consent of VBA, such consent not to be unreasonably withheld; provided that Linedata may, in its sole discretion, amend the terms of the Offers to: (A) increase the consideration (or the value of the consideration) offered under the Offers; (B) extend the Expiry Time from time to time in accordance with applicable securities Laws to a date not later than the Outside Date; or (C) waive any condition of the Offer; (ii) make the Offers as soon as practicable after the date of the VBA Lock-Up Agreement, and in any event not later than 15 business days following the date that Linedata receives the list of Shareholders as contemplated by the Acquisition Agreement; and (iii) make adequate arrangements to ensure that the required funds and Linedata Shares are available to effect payment in full of the purchase price for the FMC Shares under the Offers immediately after the Expiry Time in accordance with applicable securities Laws.

VBA’s Representations and Warranties:  VBA made representations and warranties to Linedata, which are subject to certain exceptions, including, without limitation, representations and warranties as to: (i) due organization; (ii) ownership of FMC Shares by its clients; (iii) no existing rights to purchase their clients’ FMC Shares; (iv) no proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals; and (v) residency of VBA and its clients.  Generally, the representations and warranties of VBA will survive for a period of one year after the Expiry Time.

Linedata’s Representations and Warranties:  Linedata made the same representations and warranties as those made by it in the Significant Shareholders Lock-Up Agreement.  Generally, the representations and warranties of Linedata will survive for a period of one year after the Expiry Time.

Superior Proposals:  If VBA determines that an Alternative Transaction may be a Superior Proposal (as such term is defined in the Lock-Up Agreements and as described under the heading “Agreements Relating to the Offers - Significant Shareholders Lock-Up Agreement - Superior Proposals”) VBA shall give written notice of such determination to Linedata forthwith after such determination.  Linedata shall have a period of five business days following receipt of any such Notice within which to deliver to VBA a Response Notice. VBA shall review the Response Notice and shall determine, within two business days following receipt of the Response Notice, whether the value of the Offers (amended as proposed in the Response Notice) is at least equal to the value of the Alternative Transaction referred to in the Superior Proposal Notice, and shall deliver a Determination Notice to Linedata forthwith.  If the Determination Notice states that the value of the Offers (amended as proposed in the Response Notice) is at least equal to the value of the Alternative Transaction referred to in the Superior Proposal Notice, then the Alternative Transaction referred to in the Superior Proposal Notice shall be deemed not to be a Superior Proposal; if the Determination Notice does not so state, or if Linedata fails to deliver a Response Notice within the time prescribed above, then such Alternative Transaction shall be deemed to be a Superior Proposal and VBA shall be entitled to deliver to Linedata a Termination Notice.

In determining whether any Alternative Transaction is a Superior Proposal, VBA shall determine the value of the Offers and the value of each Alternative Transaction in accordance with the same rules as are set out in the Significant Shareholders Lock-Up Agreement.

Termination of VBA Lock-Up Agreement:  The VBA Lock-Up Agreement may be terminated:

(a)                                  by Linedata, when not in material default in the performance of its obligations under the VBA Lock-Up Agreement, by written notice to VBA if: (i) any of the representations and warranties of VBA under the VBA Lock-Up Agreement are not true and correct in all material respects; or (ii) VBA has not complied in all material respects with its covenants to Linedata contained in the VBA Lock-Up Agreement;

(b)                                 by VBA, when not in material default in its performance of its obligations under the VBA Lock-Up Agreement, by written notice to Linedata if: (i) any of the representations and warranties of Linedata under the VBA Lock-Up Agreement are not true and correct in all material respects; (ii) Linedata has not complied with its covenants to VBA contained in the VBA Lock-Up Agreement; or (iv) VBA has delivered to Linedata a Termination Notice;

(c)                                  automatically on the earlier of (i) the Expiry Time and (ii) the Outside Date, unless extended by mutual agreement of VBA and Linedata; or

(d)                                 by written instrument executed by Linedata and VBA.

5.                                      Strategic Rationale for the Offers; Purpose of the Offers and Plans for FMC

Strategic Rationale for the Offers

Linedata is one of the leading suppliers of software and information technology services to asset managers worldwide.  Its services span the range of asset management processes, namely, the front office (order processing), the middle office (compliance monitoring) and the back office (position keeping and investment accounting), with particular strengths in the front office and back office. Between 2000 and 2003, Linedata doubled its total sales from €50 million to €100 million, with more than half of that figure representing sales from its asset management business.  Linedata’s intention is to continue to grow through a strategy of carefully targeted acquisitions that extend both its geographical presence and the scope of its product offerings.

FMC is a leading supplier of information technology solutions to asset managers in Canada, and is well positioned in the United States and United Kingdom.  Two-thirds of its sales are generated by back office information technology processing services for the North American market.  In addition, FMC is a leading global developer of software packages for performance measurement and attribution, has a powerful product for generating reports and is particularly strong in the area of ASP services.

The information technology services and products offered by Linedata and FMC to asset managers are highly complementary, both functionally and geographically.  A Linedata/FMC combination would, among other things, allow Linedata to strengthen its back office product offerings and its ASP services and penetrate additional segments in the North American market, and at the same time, strengthen FMC’s suite of front office and middle office applications and enhance its presence in Europe and the United States.  In addition, the services offered by Linedata and FMC are based on similar and compatible state-of-the-art technologies, which could provide an excellent cross-selling opportunity to their respective client bases as well as an opportunity to reduce research and development expenditures.  With the combined expertise of over 700 information technology specialists, a significant presence in both Europe and North America and a complete suite of asset management solutions, Linedata is confident that a Linedata/FMC combination would be among the foremost asset management providers in the world.

Purpose of the Offers

The purpose of the Offers is to enable the Offerors to acquire all of the FMC Shares. If the conditions of the Offers are satisfied or waived and the Offerors take up and pay for the FMC Shares validly deposited under the Offers, the Offerors currently intend to acquire any FMC Shares not deposited under the Offers by Compulsory Acquisition, if available. If a Compulsory Acquisition is not available or if the Offerors elect not to pursue such right, then the Offerors intend to propose a Subsequent Acquisition Transaction.  However, the Offerors reserve the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms not described in this Circular. See “Acquisition of FMC Shares Not Deposited” in this Circular.

Plans for FMC

If the Offers are successful, the Offerors intend to integrate the operations of FMC and its subsidiaries as quickly as practicable with those of Linedata.

If permitted by applicable Law, subsequent to the completion of the Offers and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offerors intend to delist the Common Shares from the TSX and to cause FMC to cease to be a reporting issuer under the securities Laws of each province. See the section entitled “Effect of the Offers on the Market for Common Shares; Stock Exchange Listing and Public Disclosure by FMC” in this Circular.

6.                                      Acquisition of FMC Shares Not Deposited

Compulsory Acquisition

If, within 120 days after the date of the Offers, the Offers have been accepted by the holders of not less than 90% of the Common Shares and the Class C Shares, other than FMC Shares held at the date of the Offers by or on behalf of the Offerors or an affiliate or associate of the Offerors, and the Offerors acquire such deposited Common Shares and Class C Shares, then the Offerors may elect to acquire, pursuant to the provisions of section 188 of the OBCA, the remaining Common Shares and Class C Shares held by each Shareholder who did not accept the Offers (a “Dissenting Offeree”) (including any person who subsequently acquires any of such FMC Shares), on the same terms (including the offer price) as the FMC Shares acquired under the Offers (a “Compulsory Acquisition”).

To exercise this statutory right, the Offerors must give notice (the “Offerors’ Notice”) to the Dissenting Offerees of such acquisition on or before the earlier of 60 days following the termination of the Offers and 180 days following the date of the Offers. Within 20 days after having given the Offerors’ Notice, the Offerors must pay or transfer to FMC the consideration the Offerors would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offers, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offerors’ Notice, each Dissenting Offeree must send the certificates evidencing the FMC Shares held by such Dissenting Offeree to FMC and must elect either to transfer such FMC Shares to the Offerors on the terms on which the Offerors acquired FMC Shares under the Offers or to demand payment of the fair value of the FMC Shares by so notifying the Offerors. If the Dissenting Offeree fails to notify the Offerors within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer his FMC Shares to the Offerors on the same terms (including the offer price) that the Offerors acquired the FMC Shares under the Offers. If a Dissenting Offeree has elected to demand payment of the fair value of the FMC Shares, the Offerors may apply to a court (as defined in the OBCA) to fix the fair value of the FMC Shares of that Dissenting Offeree.  If the Offerors fail to apply to such court within 20 days after it made the payment or transferred the consideration to FMC, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value.  If no such application is made by the Dissenting Offeree or the Offerors within such periods, the Dissenting Offeree will be deemed to have elected to transfer his FMC Shares to the Offerors on the same terms that the Offerors acquired FMC Shares from the Shareholders who accepted the Offers. Any individual determination of the fair value of the FMC Shares could be more or less than the amounts paid pursuant to the Offers.

The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offerors. The summary is not intended to be complete and is qualified in its entirety by the provisions of section 188 of the OBCA.  Shareholders should refer to section 188 of the OBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 188 of the OBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

See the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Certain French Tax Considerations” in this Circular for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Compelled Acquisition

If 90% or more of the outstanding Common Shares or Class C Shares are acquired by or on behalf of the Offerors and their affiliates and associates, any Shareholder of that class will be entitled, in accordance with the OBCA, to require FMC to acquire such Shareholder’s FMC Shares of that class.  Within 30 days of the day after FMC becomes aware that Shareholders are entitled to require FMC to acquire their FMC Shares, FMC shall send written notice to each such Shareholder that such Shareholder may within 60 days after the date of the notice require FMC to acquire his FMC Shares.  FMC’s notice will (a) set out a price that it is willing to pay for such FMC Shares, (b) give the basis for arriving at such price, (c) state the location where any supporting material used for arriving at such price may be examined and extracts taken therefrom by the Shareholder, and (d) state that if the Shareholder is not satisfied with the price offered, such Shareholder is entitled to have the fair value of his FMC Shares fixed by the court.  The Shareholder may, within 60 days after the date of FMC’s notice, elect to accept the price offered by FMC in its notice or notify FMC that such Shareholder wishes to have the fair value of his FMC Shares fixed by the court.  Where the Shareholder wishes to have the fair value of his FMC Shares fixed by the court, FMC shall make an application to the court within 90 days after the date of its notice, and if FMC fails to do so, the Shareholder may apply to the court to have the fair value of his FMC Shares fixed.

The foregoing is a summary only.  The summary is not intended to be complete and is qualified in its entirety by the provisions of section 189 of the OBCA.  Shareholders should refer to section 189 of the OBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors.  The provisions of section 189 of the OBCA are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Subsequent Acquisition Transactions

If the Offerors take up and pay for FMC Shares validly deposited under the Offers, and the foregoing statutory right of Compulsory Acquisition is not available or the Offerors elect not to pursue such right, the Offerors intend to pursue other means of acquiring, directly or indirectly, all the FMC Shares in accordance with applicable Law, including by way of amalgamation, arrangement, consolidation, capital reorganization or any other transaction involving FMC and the Offeror(s) and/or an Affiliate of the Offeror(s) (a “Subsequent Acquisition Transaction”), pursuant to which the Offeror(s) or a successor corporation would acquire all FMC Shares not tendered to the Offers.  The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of FMC Shares acquired pursuant to the Offers, and there can be no assurance that any such transaction will be proposed or, if proposed, effected.  In the event of any such Subsequent Acquisition Transaction, the holders of FMC Shares, other than the Offerors and their Affiliates, could, in accordance with applicable Law, receive cash, preferred shares (which may be immediately redeemable for cash), debt or any combination thereof.  The consideration offered to Shareholders in a Subsequent Acquisition Transaction could have a higher or lower value than the value of the consideration offered for the FMC Shares pursuant to the Offers.

Rule 61-501, Policy Q-27 and the regulations to securities legislation in certain provinces of Canada (collectively, the “Regulations’’) may deem certain types of Subsequent Acquisition Transactions involving a related party of FMC, such as the Offeror(s) or an Affiliate of the Offeror(s), to be “business combinations” or “going private transactions” if such Subsequent Acquisition Transactions would result in the interest of a holder of any class of FMC Shares (the “Affected Securities’’) being terminated without the consent of the holder and, in the case of OSC Rule 61-501, regardless of whether the security is replaced with another security, or, in the case of Policy Q-27, without the substitution therefore of an interest of equivalent value in a participating security of FMC, a successor to the business of FMC or a person who controls FMC or a successor to the business of FMC. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions’’.

Rule 61-501, Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the Affected Securities (and any non-cash consideration being offered therefor) and provide to the holders of the Affected Securities a summary of such valuation. The Regulations impose a requirement to include a summary of a similar valuation in a take-over bid circular where it is anticipated by the offeror that a going private transaction will follow the take-over bid. Rule 61-501 and Policy Q-27 have similar requirements for related party transactions.  However, if the Subsequent Acquisition Transaction is a “business combination” or “going private transaction” carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Policy Q-27 would not then apply to such transaction.

In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and AMF exempting the Offerors or FMC or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. The tax consequences of the Offers and such a transaction may be different, since, on the date hereof, the Offerors do not know and cannot reasonably foresee the tax consequences arising from such a transaction, other than as described herein.

Rule 61-501 and Policy Q-27 also require that, in addition to any other required shareholder approval, in order to complete such a transaction, the approval of a simple majority of the votes cast by “minority’’ shareholders of the Affected Securities must be obtained. Absent exemptions or discretionary relief from the OSC and AMF, the necessary level of shareholder approval required to complete such a transaction is a simple majority of the votes cast by “minority’’ holders of each class of the Affected Securities (being the Common Shares and the Class C Shares), voting separately as a class, other than the Offerors, their directors and senior officers, any Associate or Affiliate or insider of the Offerors as well as their directors and senior officers and any person or company acting jointly or in concert with any of the foregoing in connection with the Offers or any Subsequent Acquisition Transaction.  However, Rule 61-501 and Policy Q-27 provide that, subject to certain terms and conditions regarding the timing of a Subsequent Acquisition Transaction and certain other requirements, the Offerors may treat FMC Shares acquired pursuant to the Offers as “minority’’ securities and to vote them, or to consider them voted, in favour of such a transaction if the consideration per security in such a transaction is at least equal in value to, and in the same form as, the consideration paid under the Offers and if the intent to effect such a transaction was disclosed at the time of the Offers.  The Offerors currently intend that the consideration offered under any Subsequent Acquisition Transaction proposed by it within 120 days after the expiry of the Offers would be equal in value to, and in the same form as, the consideration offered under the Offers.  The Offerors also intend that the FMC Shares acquired by them pursuant to the Offers will be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Policy Q-27, if, following the Offers, the Offerors and their Affiliates are the registered holders of 90% or more of the Common Shares or the Class C Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval from the holders of FMC Shares of such class or classes under Rule 61-501 and Policy Q-27 would not apply to the transaction if a statutory appraisal remedy is available or if a substantial equivalent enforceable right is made available to the minority Shareholders.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their FMC Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their FMC Shares. The fair value of FMC Shares so determined could be more or less than the amount paid per FMC Share pursuant to the Subsequent Acquisition Transaction or the Offers.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offers. See the section entitled “Certain Canadian Federal Income Tax Considerations” in this Circular.  Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Other Alternatives

If the Offerors propose a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or otherwise do not complete a Subsequent Acquisition Transaction, the Offerors will evaluate their other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional FMC Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offers or otherwise, or from FMC or taking no further action to acquire additional FMC Shares.  Any additional purchase of FMC Shares could be for cash and/or securities or other consideration.  Alternatively, the Offerors may sell or otherwise dispose of any or all FMC Shares acquired pursuant to the Offers or otherwise. Such transactions may be effected on terms and at prices then determined by the Offerors, which may vary from the value of the consideration paid for FMC Shares under the Offers.

Judicial Developments

Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority Shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

7.                                      Source of Funds

The Offerors estimate that, if they acquire all of the FMC Shares under the Offers, the total maximum amount of funds required to purchase such FMC Shares and to pay related fees and expenses (estimated to be €2.0 million) will be approximately $110.0 million, $83.0 million of which is being financed through a 7-year maturity bank loan (the “Loan”) and the remainder with cash on hand.

Under the Loan, a maximum of €51.0 million will be made available to Linedata for the purpose of funding the acquisition of at least 50% of the outstanding FMC Shares.  Provided that Linedata is not in default under the Loan, such funds shall be made available to Linedata in a single drawing, on or before February 28, 2005.  Linedata is obliged to repay the Loan over 8 consecutive annual payments, on the following dates and in the following amounts expressed as a percentage: (i) October 20, 2005: 19.5%; (ii) January 20, 2006: 11.5%; (iii) January 20, 2007: 11.5%; (iv) January 20, 2008: 11.5%; (v) January 20, 2009: 11.5%; (vi) January 20, 2010: 11.5%; (vii) January 20, 2011: 11.5%; and (viii) January 20, 2012: 11.5%.

Interest at an annual rate of EURIBOR plus margin of 1.25% (which margin is subject to review each half-year and may be reduced to 1.00% or increased back up to 1.25%, depending upon the financial ratios reported) accrues and is payable on all amounts outstanding under the Loan.

8.                                      Beneficial Ownership of FMC Shares

Other than pursuant to the Lock-Up Agreements, neither the Offerors nor any director or senior officer of the Offerors beneficially owns or exercises control or direction over or has the right to acquire directly or indirectly any securities of FMC. To the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, neither any Associate of any director or senior officer of the Offerors, nor any person or company holding more than 10% of any class of equity securities of the Offerors, beneficially owns or exercises control or direction over or has the right to acquire, directly or indirectly, any securities of FMC.

There is no person acting jointly or in concert with the Offerors in connection with the transactions described in the Offers and the Circular.

9.                                      Trading in FMC Shares

Neither the Offerors nor any director or senior officer of the Offerors has traded in any securities of FMC during the 6 months preceding the date hereof.  In addition, to the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, neither any Associate of any director or senior officer of the Offerors nor any person or company holding more than 10% of any class of equity securities of the Offerors has traded in any securities of FMC during the 6 months preceding the date hereof.

10.                               Information Concerning FMC and the FMC Shares

Dividends and Dividend Policy

According to publicly available information, FMC has not paid any dividends on its Common Shares or Class C Shares during the two years preceding the date of the Offers and does not intend to pay regular dividends on its Common Shares in the near future.  Pursuant to the provisions of the Acquisition Agreement, FMC has agreed not to declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the FMC Shares.

Previous Distribution of FMC Shares

Based on publicly available information, during the five years prior to the date of the Offers, there has been no distribution of FMC Shares (other than distributions of Common Shares pursuant to the exercise of options under the Stock Option Plan).

11.                               Effect of the Offers on the Market for Common Shares; Stock Exchange Listing and Public Disclosure by FMC

Market for the Common Shares. The purchase of the Common Shares by the Offerors pursuant to the Offers will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offerors, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

Listings and Quotations. The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offers, it is possible that the Common Shares would fail to meet these criteria for continued listing on such exchange.

If permitted by Law, subsequent to completion of the Offers or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offerors intend to apply to delist the Common Shares from the TSX. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether FMC remains subject to public reporting requirements in Canada and other factors.

Public Disclosure by FMC. After the purchase of the FMC Shares under the Offers, FMC may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities Laws of certain provinces of Canada.  Furthermore, it may be possible for FMC to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offers or a Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offerors intend to cause FMC to cease to be a reporting issuer under the securities Laws of each such province.

12.                               Commitments to Acquire FMC Shares

Except for agreements described in the section entitled “Agreements Relating to the Offers” in this Circular, none of the Offerors, any of the directors or senior officers of the Offerors, or, to the knowledge of the directors and senior officers of the Offerors after reasonable enquiry, any Associate of any director or senior officer of the Offerors or any person or company holding more than 10% of any class of equity securities of the Offerors, has entered into any commitments to acquire any securities of FMC.

13.                               Arrangements, Agreements or Understandings

Except for agreements described in the section entitled “Agreements Relating to the Offers” in this Circular, there are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or senior officers of FMC and no payments or other benefits are proposed to be made or given by the Offerors by way of compensation for loss of office or as to their remaining in or retiring from office if the Offers are successful. Also, except for agreements described in the section entitled “Agreements Relating to the Offers”, there are no contracts, arrangements or understandings, formal or informal, between the Offerors and any securityholder of FMC with respect to these Offers or between the Offerors and any person or company with respect to any securities of FMC in relation to these Offers.

14.                               Acceptance of the Offers

Other than pursuant to the Lock-Up Agreements, the Offerors have no knowledge regarding whether any Shareholder will accept the Offers.

15.                               Material Changes and Other Information

The Offerors have no information which indicates any material change in the affairs of FMC since the date of the last published financial statements of FMC, other than the making of these Offers and such other material changes as have been publicly disclosed by FMC or as set out herein. The Offerors have no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offers.

16.                               Regulatory Matters

The Offerors’ obligation to take up and pay for FMC Shares tendered under the Offers is conditional upon all approvals, consents, clearances or waivers required to be obtained or received from any administrative agency or commission or other governmental authority or instrumentality in connection with any or all of the Offers, the Compulsory Acquisition and the Subsequent Acquisition Transaction having been obtained or received, and any applicable waiting period having expired or waived.

Investment Canada Act

The acquisition of FMC by the Offerors pursuant to the Offers is not a transaction which is subject to governmental review and/or approval pursuant to the Investment Canada Act (Canada).  However, within 30 days following the acquisition of FMC, the Offerors must file a form of notification with the Investment Review Division of Industry Canada.

Competition Act

The acquisition of the FMC Shares by the Offerors pursuant to the Offers is not a transaction which requires pre-merger notification to the Commissioner of Competition appointed under Part IX of the Competition Act (Canada) (the “Commissioner”). Whether or not a pre-merger filing is required, however, the Commissioner may apply to the Competition Tribunal, a special-purpose quasi-judicial tribunal empowered to deal with certain matters under the Competition Act (Canada), to seek relief in respect of merger transactions (including share acquisitions) and, if the Competition Tribunal finds that a merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. Proceedings under the merger provisions of the Competition Act (Canada) may be instituted by the Commissioner for a period of three years after a merger transaction has been substantially completed.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)

The Offerors have determined that the Offerors do not have to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

U.K. Competition Laws

In the United Kingdom, the Office of Fair Trading, under the U.K. Enterprise Act 2002, can refer any qualifying merger situation to the Competition Commission for investigation as to whether the merger may be expected to result in a substantial lessening of competition in the United Kingdom or in a substantial part of it.  The Offerors do not believe that the acquisition of FMC by the Offerors pursuant to the Offers should be considered to be a qualifying merger situation for the purposes of United Kingdom law and, consequently, believe that the Office of Fair Trading does not have jurisdiction to review the transaction or make a reference for a further investigation to the Competition Commission.  As such, the transaction will not be notified to the Office of Fair Trading to obtain prior or post-transaction clearance.

French Competition Laws

Based on the public disclosure documents that FMC has filed with the OSC, the Offerors have determined that the Offerors do not have to make any filings or notifications under French competition laws.

Securities Regulatory Matters

The distribution of the Linedata Shares under the Offers is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities Laws. While the resale of Linedata Shares issued under the Offers is subject to restrictions under the securities Laws of certain Canadian jurisdictions, Shareholders in such jurisdictions generally will be able to rely on statutory exemptions from such restrictions and, where such statutory exemptions are not available, the Offerors have applied for exemptive relief from the applicable securities regulatory authorities to the effect that the Linedata Shares to be issued under the Offers may be resold without a prospectus.

The Offers will be made into the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act, and pursuant to an exemption from the registration requirements of the U.S. Securities Act, provided by Rule 802 thereunder or other available exemptions from the registration requirements of the U.S. Securities Act. Linedata Shares issued pursuant to the Offers to or for the benefit of Shareholders in the United States in transactions not deemed to be “Offshore Transactions” (as defined in Regulation S under the U.S. Securities Act) will be unregistered restricted securities within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the FMC Shares deposited to the Offers were restricted securities.In addition, Shareholders deemed to be an affiliate of Linedata may be subject to restrictions on the resale of their Linedata Shares in the United States.

The issuance of the Linedata Shares under the Offers is being made pursuant to the applicable French Law requirements.  The Linedata Shares issued under the Offers will not be subject to restrictions on resale in France.

17.                               Certain Canadian Federal Income Tax Considerations

In the opinion of Fraser Milner Casgrain LLP, Canadian counsel to the Offerors, the following is a summary of the principal Canadian federal income tax considerations, as of the date of this Circular, generally applicable to Shareholders who sells FMC Shares pursuant to the Offers or otherwise disposes of FMC Shares pursuant to certain transactions described under “Acquisition of FMC Shares Not Deposited”.

The following summary is generally applicable to Shareholders who, at all relevant times, for purposes of the Tax Act, are resident or deemed to be resident in Canada, hold their Common Shares and will hold their Linedata Shares as capital property and deal at arm’s length with, and are not affiliated with, FMC or the Offerors.  This discussion does not apply to a holder with respect to whom Linedata is a foreign affiliate within the meaning of the Tax Act.  Because the SRP Rights associated with Common Shares will be deemed to have been deposited by Shareholders, it has been assumed that the SRP Rights have no adjusted base and nominal value.

All Shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Common Shares and will hold their Linedata Shares as capital property for purposes of the Tax Act. Certain Shareholders to whom the Common Shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Certain provisions in the Tax Act (the “mark-to-market rules”) relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one more of the foregoing) will preclude such financial institutions from treating their Common Shares and Linedata Shares as capital property for purposes of the Tax Act.  This discussion does not take into account the mark-to market rules, and Shareholders that are financial institutions for purposes of these rules should consult their own tax advisors to determine the tax consequences to them of disposing of Common Shares pursuant to the Offers.  This summary does not apply to a Shareholder an interest in which is a “tax shelter investment” as defined in the Tax Act and such Shareholders should also consult their own tax advisors to determine the tax consequences to them of disposing of Common Shares pursuant to the Offers.

This discussion is based on the current provisions of the Tax Act and the regulations thereunder, and counsel’s understanding of the current published administrative practices of the CRA.  This discussion takes into account the all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposals will be enacted in their present form; although no assurances can be given that such proposals will be enacted in the form proposed, if at all.

Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax consideration described herein.

This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only.  It is not intended to be, nor should it be construed to be legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made to any particular Shareholder to whom the Offers are being made.  Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Linedata Shares, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing exchange rate for euros at the time such amounts arise.

Disposition of Common Shares for Cash and Linedata Shares

A Shareholder who disposes of Common Shares to Linedata Canada will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the shareholder.  For this purpose, the proceeds of disposition will equal the sum of any cash received, and the fair market value, at the time of the disposition, of the Linedata Shares received.  The taxation of capital gains and capital losses is described below.

The cost of the Linedata Shares received as consideration for the Common Shares will be equal to the fair market value of the Linedata Shares at the time of the disposition.

Dividends on Linedata Shares

Dividends on Linedata Shares will be included in the recipient’s income for the purposes of the Tax Act.  Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Tax Act.  A shareholder that is a corporation will include such dividends in computing its taxable income.  A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay any additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include such dividends.  French non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act.

Disposition of Linedata Shares

The cost of a Linedata Share received pursuant to the Offers will be equal to the fair market value of such share at the time the Linedata Shares are received.  A disposition or deemed disposition of a Linedata Share by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition.  The adjusted cost base to a holder of Linedata Shares acquired pursuant to the Offers will be determined by averaging the cost of such share with the adjusted cost base of all other Linedata Shares held by such holder as capital property immediately before the such Linedata Shares are received.  The taxation of capital gains and capital losses is described below.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (“taxable capital gain”) must be included in a shareholder’s income for the year of disposition.  One-half of any capital loss (“allowable capital loss”) generally must be deducted by the holder from taxable capital gains for the year of disposition.  Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three years or forward indefinitely and deducted against net taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If the holder of a Common Share or a Linedata Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Tax Act.  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or Linedata Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Common Shares or Linedata Shares.  Shareholders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A holder of Linedata Shares who is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or fiscal period and whose total cost amount of “specified foreign property” (as defined in the Tax Act), including such shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder’s cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property.  Generally, a taxpayer resident in Canada in the year will be specified Canadian entity.  A holder of Linedata Shares should consult the holder’s own tax advisors about whether the holder must comply with these rules.

Compulsory Acquisition

As described under the heading “Acquisition of FMC Shares Not Deposited - Compulsory Acquisition”, the Offerors may, in certain circumstances, acquire FMC Shares pursuant to section 188 of the OBCA.  The tax consequences to a Shareholder of a disposition of FMC Shares in such circumstances generally will be as described above under “Disposition of FMC Common Shares for Cash and Linedata Shares”.

A Shareholder who dissents in a Compulsory Acquisition and elects to receive the fair value of their FMC Shares will be considered to have disposed of such FMC Shares, and will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received by such Shareholder, excluding any amount of interest awarded by the court, exceed (or are less than) the aggregate of the Shareholder’s adjusted cost base of the FMC Shares and any reasonable expenses incurred by the Shareholder for this purpose.  The tax consequences of any such capital gain or capital loss would be generally as described above under “Taxation of Capital Gains and Capital Losses”.  Any interest awarded to the Shareholder by the court will be included in the Shareholder’s income for purposes of the Tax Act.

Compelled Acquisition

As described under the heading “Acquisition of FMC Shares Not Deposited - Compelled Acquisition”, any Shareholder is entitled, in accordance with the provisions of section 189 of the OBCA, to require FMC to acquire such Shareholder’s Common Shares.  Upon the purchase of such Common Shares by FMC a Shareholder would be deemed to have received:

•                       a dividend equal to the amount by which the price paid by FMC exceeds the paid-up capital of such Common Shares for purposes of the Tax Act  (subject to the potential application of subsection 55(2) of the Tax Act to the Shareholders that are corporations as discussed below); and

•                       a capital gain (or capital loss) equal to the amount by which the price paid by FMC exceeds (or is less than) the sum of: (a) the amount of any such deemed dividend; (b) the Shareholder’s adjusted cost base of the Common Shares; and (c) any reasonable costs of disposition incurred by the Shareholder.  The tax consequences of any such capital gain or capital loss would be generally as described under “Taxation of Capital Gains and Capital Losses”.

Subsection 55(2) of the Tax Act provides that where a Shareholder that is a corporation would otherwise be deemed to have received a dividend, such deemed dividend may in certain circumstances be deemed not to be a dividend and instead may be treated as proceeds of disposition of the Common Shares for the purposes of computing the Shareholder’s capital gain.  Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them.

Dividends deemed to be received by a Shareholder that is a corporation as a result of the purchase of the Common Shares by FMC will be included in computing the corporation’s income, but will ordinarily be deductible in computing its taxable income. A Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Common Shares to the extent that such dividends are deductible in computing such corporation’s taxable income. Dividends deemed to be received by a Shareholder who is an individual (including a trust) as a result of the purchase of the Common Shares by FMC will be included in computing the Shareholder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends paid by a taxable corporation resident in Canada.

Subsequent Acquisition Transactions

As described under “Acquisition of FMC Shares Not Deposited - Subsequent Acquisition Transactions”, if Linedata Canada does not acquire all of the FMC Shares pursuant to the Offers or by means of a Compulsory Acquisition, Offerors may propose other means of acquiring the remaining issued and outstanding FMC Shares. As described under “Acquisition of FMC Shares Not Deposited - Subsequent Acquisition Transactions”, it is the Offerors’ current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offers. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out.

A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of FMC with Linedata Canada and/or one or more of its Affiliates pursuant to which Shareholders who have not tendered their Shares to the Offers would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash.  Such a Shareholder would not realize a capital gain or capital loss as a result of the exchange of shares, and the Shareholder’s cost of the Redeemable Shares received would be equal to the Shareholder’s adjusted cost base of the FMC Shares immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would generally be deemed to have received:

•                       a dividend equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act to the holders of such shares that are corporations as discussed above under “Compelled Acquisition”); and

•                       a capital gain (or capital loss) equal to the amount by which the redemption price exceeds (or is less than) the sum of: (a) the amount of any such deemed dividend; (b) the holder’s adjusted cost base of the Redeemable Shares; and (c) any reasonable costs of disposition incurred by the holder.  The tax consequences of any such capital gain or capital loss would be generally as described above under “Taxation of Capital Gains and Capital Losses”.

The tax treatment of deemed dividends is described above under “Compelled Acquisition”.

Under the current administrative practice of the CRA, Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor (excluding any interest awarded by the court). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Shareholders should consult their own tax advisors in this regard. Any interest awarded to the Shareholder by the court will be included in the Shareholder’s income for purposes of the Tax Act.

As an alternative to the amalgamation discussed herein, Offerors may propose an arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of FMC Shares under the Offers or an amalgamation involving FMC and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a Shareholder.

Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their FMC Shares acquired pursuant to a Subsequent Acquisition Transaction.

Qualified Investments

Provided the Linedata Shares are listed on a prescribed stock exchange (which currently includes the Paris Bourse), the Linedata Shares, as of the date hereof, will be a qualified investment under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

Linedata Shares will be foreign property under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans and for certain other persons to whom Part XI of the Tax Act applies.  Registered education savings plans are not subject to the foreign property rules.

18.                               Certain French Tax Considerations

In the opinion of Jones Day, French counsel to the Offerors, the following is a summary of the principal French tax considerations, as of the date of this Circular, generally applicable to holders of Linedata Shares.

The following summary is generally applicable to holders of Linedata Shares who, at all relevant times, are resident of Canada within the meaning of the Convention Between Canada and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and on Capital dated May 2, 1975, as amended to the date hereof (the “Tax Treaty”).

This discussion is based on the Tax Treaty, the current provisions of the French Code général des impôts and the regulations thereunder and counsel’s understanding of the current published administrative practices of the French tax administration.  This discussion does not take into account or anticipate any change in law, whether by legislative, administrative or judicial decision or action.

This summary is not exhaustive of all French tax considerations and is of a general nature only.  It is not intended to be, nor should it be construed to be legal or tax advice to any particular Canadian resident holder of Linedata Shares and no representations with respect to the French tax consequences to any particular Canadian resident holder of Linedata Shares are made.  Accordingly, Canadian resident holders of Linedata Shares should consult their own tax advisors with respect to their particular circumstances.

Dividends on Linedata Shares

Dividends on Linedata Shares paid to a shareholder who is not a tax resident of France within the meaning of art. 4 of the French Code général des impôts or has not its registered seat in France will normally be subject to French withholding tax at the rate of 25%.  However, dividends received by holders of Linedata Shares who are resident of Canada under the Tax Treaty and who do not hold their Linedata Shares through a French permanent establishment or fixed base, will benefit from a reduction of the French dividend withholding tax to the following rates:

•                  5% if the beneficial owner of such dividend is a Canadian resident company subject to Canadian corporation tax which holds, directly or indirectly, at least 10% of the share capital of Linedata;

•                  15% in other cases.

In order to benefit from these reduced rates of French withholding tax, Canadian resident holders of Linedata Shares shall provide the French paying agent of the dividends with a certificate of tax residence issued by the Canadian tax authorities or, alternatively, a form n°5000 A certified by the Canadian tax authorities.

Effective January 1, 2005, dividends declared by Linedata will no longer carry any “avoir fiscal” tax credit.  As a consequence, Canadian resident holders of Linedata Shares will no longer be entitled under the Tax Treaty to receive any payment from the French Treasury representing such “avoir fiscal”.

Disposition of Linedata Shares

Capital gains arising from the sale or disposition of their Linedata Shares by Canadian resident holders who do not hold their Linedata Shares through a French permanent establishment or fixed base will not be subject to tax in France.

French Wealth Tax

Canadian resident individuals holding Linedata Shares will not be subject to French wealth tax provided that their interest represents less than 25% of the profit rights in Linedata.

French death and gifts duties

The transfer of ownership of Linedata Shares held by a Canadian resident individual holder by way of succession or donation would be subject to French registrations duties up to 60% of the value of the Linedata Shares depending on the applicable circumstances.

19.                               Comparison of Shareholder Rights

Upon completion of the Offers, a Compulsory Acquisition, and a Subsequent Acquisition Transaction, the Shareholders will become shareholders of Linedata.  Since Linedata is a French limited liability corporation, the rights of the shareholders of Linedata are governed by the applicable Laws of France, and by Linedata’s by-laws.  Since FMC was incorporated in the Province of Ontario, the rights of shareholders of FMC are governed by the OBCA, and other laws of Canada and by FMC’s certificate and articles of incorporation and by-laws.

The following is a summary comparison of the current rights of the Shareholders under the OBCA and the FMC certificate and articles and by-laws and the rights that Shareholders will have as Linedata shareholders under applicable French Laws, and by Linedata’s by-laws upon completion of the Offers, a Compulsory Acquisition and a Subsequent Acquisition Transaction.

The following summary discusses the material differences between the current rights of Linedata shareholders and the Shareholders under applicable French Laws and the OBCA, respectively, and under the by-laws of Linedata and the certificate and articles of incorporation and by-laws of FMC.  The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of applicable French Laws, the OBCA, the by-laws of Linedata, the certificate and articles of incorporation of FMC and the by-laws of FMC.

Corporate Governance

Linedata.  The rights of Linedata shareholders are governed by French corporate law and the by-laws of Linedata.

FMC.  The rights of the Shareholders are governed by Ontario corporate law and the certificate and articles of incorporation and by-laws of FMC.

Share Capital

Linedata.  As at the date hereof, Linedata’s share capital comprised 11,720,411 shares of one euro each, fully paid-up and of a single class.  Each Linedata Share carries one vote, except where fully paid-up Linedata Shares can be proven to have been registered for at least two years in the name of the same shareholder, in which case, such Linedata Shares carry two votes.

FMC.  The authorized share capital of FMC consists of an unlimited number of voting Common Shares and an unlimited number of Class C Shares.  The Class C Shares are convertible into Common Shares on a one-for-one basis at the option of the holder.  FMC has represented to Linedata that as at December 14, 2004, 9,618,708 Common Shares and 1,344,400 Class C Shares were issued and outstanding and that there were no options, warrants or other rights, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by FMC of any shares of FMC (including, without limitation, FMC Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any FMC Shares, except: (i) the right of a holder of Class C Shares to convert such Class C Shares into Common Shares on a one-for-one basis; and (ii) the rights of holders of options to exercise such options to purchase, in the aggregate, 1,035,338 Common Shares.

Number, Classification and Election

Linedata.  Linedata is managed by a Management Board which carries out its duties under the supervision of a Supervisory Board.  Linedata’s by-laws provide that members of the Management Board are appointed by the Supervisory Board for a period of two years which is renewable without limit and that the Management Board shall consist of up to seven members.  As at the date hereof, the Linedata Management Board consisted of three members.

Linedata’s by-laws provide that the Supervisory Board shall consist of not less than three and not more than 18 members, with each member elected by the shareholders for a term of two years expiring after the annual meeting of shareholders convened to approve the annual financial statements to be held no later than six months after the end of Linedata’s relevant fiscal year and during the year where the term of office is expiring.  As at the date hereof, the Linedata Supervisory Board consisted of six members.

FMC.  FMC’s certificate and articles of incorporation provide that the board of directors of FMC shall consist of a minimum of two and a maximum of nine members until changed by amendment of FMC’s certificate and articles of incorporation.  Such an amendment requires that a special resolution of shareholders be passed.  As at the date hereof, the FMC board of directors consisted of six members.  The FMC board is not divided into separate classes of directors.

Board Member/Director Qualifications

Linedata. Under French corporate law, where a company has a Management Board and a Supervisory Board, the Management Board must be comprised of not more than five members.  However, when a company with a Management Board and a Supervisory Board is a listed company, the Management Board may be composed of up to seven members. Only individuals may be appointed to the Management Board and members of the Management Board may not be appointed to the Supervisory Board.  There is no nationality requirement to be appointed as a member of the Management Board or the Supervisory Board; however, individuals who are not nationals of a country member of the European Economic Area or Organisation for Economic Co-operation and Development must obtain a “carte de commercant étranger”, in certain cases.  French corporate law also provides that a maximum of one-third of the Supervisory Board may be employees of the company.

FMC.  Under the OBCA, a corporation that has completed a public offering of its securities must have not fewer than three directors.  A majority of the directors of a corporation governed by the OBCA generally must be resident Canadians. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded not be officers or employees of the company or any of its affiliates.

Removal of Board Members/Directors

Linedata. Under French corporate law, members of the Management Board may be removed at any time by the Supervisory Board or by a resolution approved at a general meeting of the shareholders. Members of the Supervisory Board may be removed by a resolution approved at a general meeting of the shareholders.

FMC. Under the OBCA, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution at an annual or special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. Where the articles of incorporation provide for cumulative voting, a director may not be removed from office if the votes cast against the director’s removal would be sufficient to elect him or her and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the number of directors required by the articles were then being elected.

Board Member/Director Vacancies

Linedata. Under French corporate law, a vacancy among the members of the Management Board should be filled by the Supervisory Board.  A vacancy among the members of the Supervisory Board may be filled at a meeting of the Supervisory Board provided that such appointment shall be approved at the following general meeting of the shareholders. Each member of the Supervisory Board so appointed to fill a vacancy holds office for the unexpired term of the Supervisory Board member’s predecessor.

FMC.  Under the OBCA, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the number or minimum number of directors, or from a failure to elect the appropriate number of directors required by the articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of the director’s predecessor.

Quorum for Meetings of the Board

Linedata. Under French corporate law and pursuant to the by-laws of Linedata, there is no quorum requirement per se for the meeting of the Management Board, however decisions of the Management Board are validly made if approved by a simple majority of the number of members of the Management Board, provided that the Chairman has a casting vote.  The members of the Management Board must be present to vote, as members of the Management Board may not be represented.  Where the Management Board is comprised of two members only, decision must be made unanimously.

Under French corporate law and pursuant to the by-laws of Linedata, a majority of the number of members of the Supervisory Board must be present for the quorum requirement to be met.  Decisions of the Supervisory Board are validly made if approved by a simple majority of the members present or represented, provided that the Chairman has a casting vote.  Linedata’s by-laws specifically provide that where the Supervisory Board is comprised of less than five members and only two members are present at a meeting of the Supervisory Board, any decision must be made unanimously.

FMC. Under the OBCA, subject to the articles or by-laws of the corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors but in no case shall a quorum be less than two-fifths of the number of directors or minimum number of directors, as the case may be. Where a corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum.

Annual Meetings of Shareholders

Linedata. Under French corporate law, the Management Board must call an annual shareholders’ meeting to be held no later than six months after the end of the company’s fiscal year for the purpose of approving the company’s annual financial statements.

FMC.  Under the OBCA, the directors of a corporation shall call an annual meeting of shareholders not less than 15 months after holding the last preceding annual meeting.

Special Meetings of Shareholders

Linedata. Under French corporate law, other ordinary and extraordinary shareholders’ meetings may be called by the Management Board upon proper notice at any time during the year.  Shareholders’ meetings are generally called by the Management Board but, in the event the Management Board fails to call a meeting, the Supervisory Board, or a court appointed agent, may do so.  Any of the following may petition the court to have an agent appointed: (i) one or several shareholders holding at least 5% of the share capital; (ii) any interested party in cases of urgency; or (iii) duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least 5% of the voting rights of the company.  The 5% threshold is reduced on a sliding scale for listed companies with a stated capital greater than 750,000 euros.

FMC. Under the OBCA, the directors of a corporation may at any time call a special meeting of shareholders.  Further, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.  Upon meeting the technical requirements set out in the OBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders.  If they do not, the shareholders who made the requisition may call the meeting.

Quorum for Meetings of the Shareholders

Linedata.  Under French corporate law, shareholders holding at least 25% of the shares entitled to vote must be present, in person or by proxy, or have voted by mail to fulfil the quorum requirement for: (i) an ordinary general meeting; and (ii) an extraordinary general meeting where the purpose of the meeting is to approve an increase in the company’s share capital by incorporating reserves, profits or share premium.

The quorum requirement is 33 1/3% of the shares entitled to voting rights, on the same basis, for any other extraordinary general meeting.

In the absence of a quorum, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened. No quorum is required when an adjourned extraordinary meeting is resumed, the sole purpose of which is to approve an increase in the company’s share capital by incorporating reserves, profits or share premium. When an extraordinary meeting held for any other purpose is resumed, shareholders representing at least 25% of outstanding voting rights must be present, in person or by proxy, or have voted by mail for a quorum to be present. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. There can be no shareholder action in the absence of a quorum. Furthermore, if and when a quorum is present, only such business that was properly on the agenda of the adjourned meeting may be discussed and voted upon.

FMC.  FMC’s by-laws provide that the presence in person or by proxy of the holders of two persons holding shares entitled to vote thereat will constitute a quorum for a meeting.  If a quorum is present at the opening of a meeting of the shareholders, the shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting, or within such reasonable time thereafter as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

Certain Voting Requirements

Linedata. At an ordinary general meeting, approval of any resolution requires the affirmative vote of the majority of the votes of the shareholders. The approval of any resolution by an extraordinary general meeting requires the affirmative vote of a two-thirds majority of the votes cast, except that any resolution to approve a capital increase by incorporation of reserves, profits or share premium requires the affirmative vote of a majority of the votes cast. A unanimous shareholder vote is required to increase liabilities of shareholders.  Abstention from voting by those present or those represented by proxy or voting by mail is counted as a vote against the resolution submitted to a shareholder vote.

In general, each shareholder is entitled to one vote per share at any general meeting. However, pursuant to Linedata’s by-laws, all fully paid-up Linedata Shares which can be proven to have been registered for at least two years in the name of the same shareholder are given voting rights double those given to other Linedata Shares, taking into account the proportion of the share capital they represent.  Under French company law, shares of a company held by entities controlled directly or indirectly by that company are not entitled to voting rights and do not count for quorum or majority purposes.

FMC.  Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution.  A special resolution is a resolution passed at a meeting by not less than 66 2/3% of the votes cast by the shareholders who voted in respect of the resolution.  In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Each Common Share entitles the holder to one vote on each matter upon which shareholders have the right to vote.

Shareholder Action by Written Consent

Linedata. Shareholder action cannot be taken without a meeting under French corporate law.

FMC. Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

Amendments of Constating Documents

Linedata. Under French corporate law, any amendment to the by-laws generally requires approval by special resolution, being a resolution passed at a special meeting of the shareholders by at least 66 2/3% of the votes cast.

FMC. Under the OBCA, any amendment to the articles generally requires approval by special resolution, being a resolution passed at a special meeting of the shareholders by at least 66 2/3% of the votes cast.

The OBCA provides that, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation.  Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution.  If the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, the by-law, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a by-law having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

Business Combinations

Linedata.  Under French law, business combinations such as mergers or contributions in kind resulting in a capital increase of the company must been approved by the shareholders.  The related party transactions which do not belong to the category of prohibited transactions may not be concluded without the prior approval of the Supervisory Board and are subject to approval to be given by the following general meeting of the shareholders.  A “related party transaction” is defined in article L. 225-86 of the French Commercial Code as any transaction concludes, directly or through an interposed person, between the issuer and a member of the Supervisory Board, a member of the Management Board or a holder of at least 10% of the voting securities or if the holder is a legal person, the company that controls such holder within the meaning of article L. 233-3 of the French Commercial Code.  A related party transaction includes also (Y) any transaction to which an above mentioned person is indirectly interested or (Z) any transaction between the issuer and another company, if one member of the Supervisory Board or the Management Board of the issuer is also (i) the owner, (ii) an unlimited liability partner, (iii) the corporation manager (gérant), (iv) a director, (v) a member of the Supervisory Board or more generally the manager of such company.

FMC.  Policies of certain Canadian securities regulatory authorities, including Rule 61-501, contain requirements in connection with “business combinations” and “related party transactions.”  A “business combination” means, generally, an amalgamation, arrangement, consolidation or any transaction, as a consequence of which the interest of a shareholder may be terminated without consent,  regardless of whether the equity security is replaced with another security.  A “related party transaction” means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions.  “Related party” is defined in Rule 61-501 and includes directors, senior officers and holders of at least 10% of the voting securities or of a sufficient number of securities of the issuer to materially affect control of the issuer.

Rule 61-501 requires more detailed disclosure in the proxy material sent to shareholders in connection with a business combination or related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material.  Rule 61-501 also requires that, subject to certain exceptions, an issuer shall not engage in a business combination or related party transaction unless minority approval for such a transaction has been obtained.

Rights Plan

Linedata.  Linedata has not adopted a shareholder rights plan.

FMC.  FMC has adopted a shareholder rights plan.  Please see the section entitled “Background to the Offers” in the Circular.  These Offers constitute a Permitted Bid and the Lock-Up Agreements constitute Permitted Lock-Up Agreements, in each case as defined under the Shareholder Rights Plan.

Dissenters’ or Appraisal Rights

Linedata.   French corporate law does not provide for dissenters’ or appraisal rights.

FMC. The OBCA provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include:

(i)                                     any amalgamation with another corporation (other than with certain affiliated corporations);

(ii)                                  an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

(iii)                               an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

(iv)                              a continuance under the laws of another jurisdiction;

(v)                                 a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

(vi)                              a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or

(vii)                           certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Oppression Remedy

Linedata. Under French corporate law, there is no oppression remedy action.

FMC. The OBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

(i)                                     any act or omission of the corporation or an affiliate effects a result;

(ii)                                  the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

(iii)                             the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation.

A complainant includes:

(i)                                     a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

(ii)                                  a present or former officer or director of the corporation or any of its affiliates; and

(iii)                               any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action). The complainant is not required to give security for costs in an oppression action.

Shareholder Derivative Actions

Linedata.  Under French corporate law, there is no shareholder derivative action per se.

Members of the Management Board are either individually or jointly liable for any breach of the corporate laws and regulations or the by-laws or for a fault in management (faute de gestion).  In the event that a member of the Management Board breaches the laws or the by-laws, or commits a fault in his management, claim for breach of duties may be asserted by the company (through its legal representatives) or on its behalf against the relevant members of the Management Board.  This type of action may be initiated on behalf of the company by either:

(i)                                     its legal representatives (action sociale); or

(ii)                                  one shareholder regardless of the portion of capital he holds, but at his own expense (action sociale ut singuli); or

(iii)                               several shareholders who may act together and designate one or more of them to act on their behalf; however, such collective action can only be initiated if the plaintiffs represent at least 5% share of the company’s capital (the 5% threshold is reduced on a sliding scale for listed companies with a stated capital greater than 750,000 euros) (action sociale ut singuli); or

(iv)                              a duly qualified shareholder association if the shares of the company are listed on a regulated market; shareholders who have held their shares in registered form for at least two years and who together hold a specified percentage of the voting rights of the company (the relevant percentage reduced on a sliding scale for listed companies with a stated capital greater than 750,000 euros) may form an ad hoc association (action sociale ut singuli).

Damages, if any, are awarded to the company even if the action was initiated solely by some shareholders.

In addition, shareholder or third party having suffered personal harm as a result of one or several members of the Management Board breaching the law or the by-laws or committing a fault in management may sue the relevant members of the Management Board for damages.  The ground for such action lays in article 1382 of the French Civil Code which provides that “any act of man which causes any injury to a third party, compel the one by whose fault the injury was caused to repair it”.  Such claim must be based on the theory of “special injury” or “distinct injury”, i.e. it implies that a specific wrong has occurred that is distinct from that suffered by the company.  When several shareholders have suffered directly and individually from a harm due to the same facts, they may join their claim and sue the members of the Management Board in such capacity.  Damages, if any, are awarded to the plaintiff, as the prejudice suffered is personal to the plaintiff.

Members of the Supervisory Board are liable individually towards the company or third party only for their own personal faults committed in the execution of their mandate.  They shall not be liable for any act of management nor their consequences.  A collective action of the shareholders either on behalf of the company or on their own behalf may not be initiated against the members of the Supervisory Board.

FMC. Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary.  Under the OBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given 14 days notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court and (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.  Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

Under Canadian law, the court in a derivative action may make any order it thinks fit.  In addition, under Canadian law, a court may order a corporation or its subsidiary to pay the complainant’s interim cots, including reasonable legal fees and disbursements.  Although the complainant may be held accountable for the interim costs on final disposition of the complainant, it is not required to give security for costs in a derivative action.

Fiduciary Duties

Linedata.   French corporate law requires members of a Supervisory Board and Management Board of corporation to act honestly and in good faith with a view to the best interests of the corporation (intéret social), and the duty of care requires that the members of a Supervisory Board and Management Board exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

FMC.  Directors of corporations governed by the OBCA have fiduciary obligations to the corporation.  Under the OBCA, the duty of loyalty requires directors of a corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Indemnification of Officers and Board Members/Directors

Linedata. French corporate law does not provide indemnification of member of a Supervisory Board or Management Board by a corporation.

FMC. Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an ‘indemnifiable person’), against all costs, charges and expense, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.  An indemnifiable person is entitled under the OBCA to such indemnity from the corporation if he or she was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above.  A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii).

Board Member/Director Liability

Linedata.  French corporate law does not permit the limitation of liability of a member of a Supervisory Board or Management Board for breach of fiduciary duty.

FMC. The OBCA does not permit the limitation of a director’s liability for breach of fiduciary duty.

20.                               Depositary

The Offerors have engaged Computershare Investor Services Inc. to act as Depositary for the receipt of certificates in respect of FMC Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited to the Offers and for the payment for FMC Shares purchased by the Offerors pursuant to the Offers. The Depositary will receive reasonable and customary compensation from the Offerors for its services relating to the Offers and will be reimbursed for certain out-of-pocket expenses. The Offerors have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offers, including certain liabilities under the provincial securities Laws of Canada.

Questions and requests for assistance concerning the Offers should be made directly to the Depositary.

21.                               Legal Matters

Matters of Canadian law will be passed upon on behalf of the Offerors by, and the opinion contained in the section entitled “Certain Canadian Federal Income Tax Considerations” in this Circular has been provided by, Fraser Milner Casgrain LLP.

Matters of French law will be passed upon on behalf of the Offerors by, and the opinion contained in the section entitled “Certain French Tax Considerations” in this Circular has been provided by, Jones Day.

22.                               Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of FMC with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

23.                               Directors’ Approval

The contents of the Offers and this Circular have been approved, and the sending thereof to the Shareholders has been authorized, by the Management Board of Linedata and the board of directors of Linedata Canada.

CONSENT OF FRASER MILNER CASGRAIN LLP

TO:                            The Management Board of Linedata Services S.A. and the Directors of Linedata Services Canada Inc.:

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offers dated December 23, 2004 made by Linedata Services S.A.  and Linedata Services Canada Inc. to the holders of common shares and class C shares of Financial Models Company Inc.

Toronto, Ontario	(signed) Fraser Milner Casgrain LLP
December 23, 2004

CONSENT OF JONES DAY

TO:                            The Management Board of Linedata Services S.A. and the Directors of Linedata Services Canada Inc.:

We hereby consent to the reference to our opinion contained under “Certain French Tax Considerations” in the Circular accompanying the Offers dated December 23, 2004 made by Linedata Services S.A. and Linedata Services Canada Inc. to the holders of common shares and class C shares of Financial Models Company Inc.

Paris, France	(signed) Jones Day
December 23, 2004

AUDITORS’ CONSENT

TO:                            The Management Board of Linedata Services S.A. and the Directors of Linedata Services Canada Inc.

We consent to the use in the offers to purchase all of the outstanding common shares and class C shares of Financial Models Company Inc. by Linedata Services S.A. (the “Company”) and Linedata Services Canada Inc., dated December 23, 2004, of our report to the Shareholders of the Company on the consolidated balance sheets as of December 31, 2003, 2002, and 2001 and the consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2003. Our report thereon is dated May 6, 2004.

Paris, France
December 23, 2004

(signed) Jacques Wenig et Associés	(signed) L. Fatehali Javer	(signed) RSM Salustro Reydel

AUDITORS’ CONSENT

TO:                            The Management Board of Linedata Services S.A. and the Directors of Linedata Services Canada Inc.

We consent to the use in the offers to purchase all of the outstanding common shares and class C shares of Financial Models Company Inc. by Linedata Services S.A. and Linedata Services Canada Inc., dated December 23, 2004, of our report on the reconciliation between accounting principles generally accepted in France and those generally accepted in Canada as of and for the year ended December 31, 2003 dated December 23, 2004.

Paris, France
December 23, 2004

(signed) RSM Salustro Reydel

AUDITORS’ CONSENT

TO:                            The Management Board of Linedata Services S.A. and the Directors of Linedata Services Canada Inc.

We consent to the use in the offers to purchase all of the outstanding common shares and class C shares of Financial Models Company Inc. by Linedata Services S.A. (the “Company”) and Linedata Services Canada Inc., dated December 23, 2004, of the following :

(i)                                     our review report to the Management Board of the Company on the unaudited interim balance sheet as of June 30, 2004 and the consolidated statements of earnings and cash flows for the six months ended June 30, 2004, dated September 16, 2004;

(ii)                                  our report to the Management Board of the Company on the reconciliation between accounting principles generally accepted in France and those generally accepted in Canada as of and for the six month period ended June 30, 2004, dated December 23, 2004; and

(iii)                               our compilation report to the Management Board of the Company on the unaudited pro forma consolidated balance sheet of the Company as at June 30, 2004 and the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2004 and the year ended December 31, 2003, dated December 23, 2004.

Paris, France
December 23, 2004

(signed) Peronnet & Associes	(signed) RSM Salustro Reydel

APPROVAL AND CERTIFICATE OF LINEDATA SERVICES S.A.

DATED:  December 23,2004

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.   In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Québec).

LINEDATA SERVICES S.A.

(signed) Anvaraly Jiva Chief Executive Officer		(signed) Gilles Labossière Chief Financial Officer

On behalf of the Management Board

(signed) Anvaraly Jiva Chairman	(signed) Yves Stucki Member	(signed) Pascal Xatart Member

APPROVAL AND CERTIFICATE OF LINEDATA SERVICES CANADA INC.

DATED:  December 23, 2004

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.  In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Québec).

LINEDATA SERVICES CANADA INC.

(signed) Anvaraly Jiva Chief Executive Officer	(signed) Gilles Labossière Chief Financial Officer

On behalf of the Board of Directors

(signed) Anvaraly Jiva Director	(signed) Mohamed A. Manji Director

APPENDIX A -
INFORMATION CONCERNING LINEDATA

The following information should be read in conjunction with the information concerning Linedata appearing elsewhere in the Offers and Circular.  All references in this Appendix A to “Linedata” or the “Company” mean Linedata Services S.A. and its consolidated subsidiaries, unless the context indicates otherwise.  Capitalized terms not otherwise defined in this Appendix A are defined under the heading “Definitions”.

THE COMPANY

Name and Incorporation

Linedata Services S.A. was formed on December 22, 1997 for a period of 99 years (unless extended or otherwise dissolved beforehand) commencing January 2, 1998 as a ‘Société à Responsabilité Limitée’, a hybrid company similar to a limited partnership. It was changed to a ‘Société Anonyme’ or limited liability corporation by decision of an Extraordinary General Annual Shareholders’ Meeting of shareholders held on July 17, 1998.  Linedata is governed by French law, notably the Second Book of the French Commercial Code and the Decree 67-236 of March 23, 1967 on commercial companies, and is registered at the Nanterre Commercial and Company Registry with the company number 414 945 089.  The management system of Linedata is comprised of a Supervisory Board and a Management Board.

Linedata’s registered office and executive head office is located at 19 rue d’Orléans-92200 Neuilly-sur-Seine, France, telephone number +33 (0) 1 47 77 68 25.

Intercorporate Relationships

The Linedata group is comprised of nine companies.  The group’s parent company, Linedata Services S.A., is, in addition to it holding company status, listed on the Nouveau Marché of the Paris Bourse and became an operational business on December 31, 2002 following a merger with its operational subsidiaries, Linedata Services France and Ingénétudes.  The following diagram describes the intercorporate relationships among Linedata and Linedata’s subsidiaries:

Note:

(1)          As a result of the merger with Ingénétudes, Linedata has a commitment to purchase the balance of Finea Soft S.A.’s securities owned by an external shareholder. Linedata is committed to purchasing these securities for €953,000 on request of the external shareholder between September 1, 2003 and February 28, 2005 (calculation based on Finea Soft S.A.’s 2003 individual financial statements and therefore may be revised on the basis of year-end 2004 financial statements).

DESCRIPTION OF THE BUSINESS

Overview

Linedata is a major international provider of financial information technology solutions that specializes in asset management, credit finance and employee savings and insurance. Linedata is a software developer, solutions integrator and service provider that offers global solutions tailored to the world of finance.

Since 1998, Linedata has acted as an unifying hub for international information technology firms that share comprehensive knowledge of their customers’ businesses and a strong service-driven culture in the financial industry. To date, Linedata has successfully completed the acquisition and integration of nine companies.

The following describes the general development of Linedata’s business over its three most recently completed financial years and the subsequent period thereto.

In March 2001, Linedata acquired the Longview Group Inc., a specialist in asset management since 1986 that is based in Boston and with a wholly-owned subsidiary in London, England, for a purchase price of $29.0 million paid in cash.  The Longview Group (which has since been renamed Linedata Services Inc. and Linedata Services (UK) Ltd.) is one of the leading British and American developers of front-office oriented software for asset management.

In January 2002, Linedata Services (UK) Ltd. acquired the asset management business of IAS II from a British company, Fund Management Services.  IAS II is an ASP-based information technology management solution for the financial back offices of companies offering mutual funds and institutional funds for nine prestigious British and American firms.

In February 2003, Linedata Services (UK) Ltd. acquired Thomson Financial’s portfolio management solutions for Europe. Thomson Financial is one of the principal providers of information services and technological solutions for the international financial community.  Through this transaction, Linedata acquired a complete range of high profile products in the United Kingdom designed for asset managers, notably institutions (insurance groups, pension funds). These products include: (i) Icon, a back-office solution adapted to all types of funds that is the leader in the United Kingdom and is commercialized in the form of licenses or ASP; (ii) Preview, a front office toolset developed by Thomson Financial; (iii) Icon retail, a toolset for transfer agents; and (iv) PAR, a general reporting system associated with Icon. In connection with this acquisition, Linedata assumed all the contracts signed with the 60 clients, made up of prestigious establishments in the United Kingdom and continental Europe. The Thomson Financial employees involved in this activity joined with those of Linedata Services (UK) Ltd. to form a team of over 120 persons in London and Edinburgh. These assets join other Linedata group products (LongView, IAS II and Spice) on the key British market and enable Linedata to offer a range of software products that currently covers all segments of the portfolio management market.   The transaction was realized by Linedata Services (UK) Ltd., which paid €5.7 million in cash.  Concurrently with this transaction, Linedata took on a supplementary loan totaling US$7.5 million.

In December 2003, Linedata acquired the insurance and telecom activities of Europe Software & Data Systems (“ESDS”). ESDS ranks among the French specialists in the area of personal and group insurance software packages. The company develops and installs vertical software packages essentially designed for the insurance and property & casualty areas. Developed using Oracle-based multi-tier technology, the Master A product covers the entire range of individual and group personal insurance products: life insurance, property & casualty, retirement savings. In connection with this transaction, Linedata also acquired billing software designed for telecom operators, who represented 20% of ESDS’ business in 2002.  These two activities together represent some fifty employees and over 30 clients in France, including numerous leading institutions in the insurance sector. The acquisition was realized by the transfer to Linedata of all the shares of ESDS Solutions owned by ESDS and E3I Limited, the two shareholders of ESDS Solutions, in exchange for newly issued shares of Linedata with a total value of approximately €11.06 million. The transfer and related capital increases were approved by the shareholders of Linedata at the extraordinary shareholders meeting held on December 18, 2003.

In January 2004, the Company signed a €35.0 million loan contract. This sum was used to refinance the Company’s medium-term debts for a duration of five years. The three existing loans were reimbursed without penalty in connection with this refinancing. This loan is guaranteed by the pledge of the shares of Linedata Services Inc.

In June 2004, Linedata completed a capital increase of €21.0 million which was made via the issue of 1,312,500 new shares with no pre-emptive subscription rights and with a par value of one euro for a price of 16 euros.

Business Strategy

Linedata’s business strategy revolves around three major themes including the following economic and business strategies:

Continuation of the Development of the Linedata Group

The Linedata group exceeded €100 million in revenues in 2003, in line with the strategic plan of Linedata adopted in 2002.  Linedata’s intention is to continue to grow through a strategy of carefully targeted acquisitions that extend both its geographical presence and the scope of its product offerings.

Faster Pace of Research and Development

In keeping with its goal of creating value (or wealth), Linedata has accelerated its pace of research and development investment, which exceeded €7.9 million in 2003. This strategy is designed to demonstrate to the major international financial institutions the Linedata group’s capacity for innovation on a rapidly evolving market.

A Relational Strategy with Clients

The majority of the contracts signed by Linedata with financial institutions are three to five year contracts. New efforts were devoted in 2003 to the renewal of important contracts, notably in the employee savings and insurance sector, and to the optimization of the relational strategy with the clients in order to establish long-term collaborations in a climate of mutual confidence.

Profitability Maintained

In light of its constant goal of assuring Linedata group’s future, Linedata has implemented a plan calling for an improvement in profitability over the long term. With an operating margin after employee profit sharing of 16.6%, margins have been successfully maintained despite more difficult overall conditions. The objective is to further increase the operating margin over the coming years.

Obtaining of the NF Logiciel Certification for EKIP

After the NF Euro certification was obtained in 2001, Infocert, mandated by the AFNOR, has certified the latest version of EKIP 5.3 with the NF Logiciel label. This label is an attestation of software expertise and quality based on a far-reaching audit of the traceability in the creation and industrialization process.

Asset Management

Market

The number of clients and prospects of Linedata in the asset management sector varies according to the market segment: (i) 1,500 financial institutions in the world currently use information technology solutions enabling them to manage their back office functions; (ii) 600 financial institutions have installed middle office solutions; and

(iii) over 900 companies use front office solutions.  In 2003, collective portfolios managed in the United States represented approximately one-half of assets under management compared to one-third in Europe and less than 10% in Asia. In Europe, five countries (France, Luxembourg, Germany, the United Kingdom, and Italy) account for approximately 75% of these assets.

In terms of information technology products and services, Linedata estimates the worldwide value of this market at approximtely €700 million, with approximately 65% for the back office, 25% for the front office, and 10% for the middle office.

Milestones

The main milestones marking Linedata’s external growth in the asset management sector were the successive acquisitions of Bimaco Finance in Luxembourg in 1999, the Longview Group Inc. in the United States in 2001, and the assets of Thomson Financial in the United Kingdom in 2003, together with the development of products, namely, Linedata Compliance and the LongView Trading System.

•                       The acquisition of Bimaco Finance, Linedata’s first acquisition outside of France, gave Linedata a presence in a very large mutual fund management market in Continental Europe.

•                       Linedata continued and accelerated the development of portfolio compliance software initiated by the Company in the middle office area, which became the product known as Linedata Compliance, now marketed in Europe and the United States.

•                       The acquisition of the Longview Group Inc. opened up the strategic North American market for Linedata, a market where it had previously been absent.

•                       Linedata continued to make investments in the modernization of the technology for its front office order-processing product, which became the LongView Trading System, now recognized as one of the best products of its kind on the American and the British markets.

•                       The acquisition of Thomson Financial’s software assets in the United Kingdom made it possible for Linedata to become a leader, particularly in the back office ASP mode, in the British market, and to win clients in Northern Europe and Asia.

Principal Products

Linedata provides a front-to-back suite of “best-of-breed” solutions to its clients, and is positioned in each segment with the following leading solutions:

•                       Front office - LongView Trading is a functionally rich order management system which enables the efficient implementation of an investment strategy through optimized order generation and trading, integrated pre-trade compliance and electronic capabilities.

•                       Middle office - Linedata Compliance enables a centralized and in-depth monitoring of compliance along the investment cycle (pre- and post-trade).  It includes an exhaustive library of national and international regulations and enables a flexible writing and management of rules and optimized breach notification and resolution.

•                       Back office - Icon and Chorus are leading fund accounting, multi-class investment scheme solutions offering complete coverage across the asset management industry.

In addition to these leading international products, Linedata’s offering also includes local, country-specific solutions such as: (i) Preview in the United Kingdom (a front office decision support application); and (ii) Linedata Position Keeping in France (a position keeping solution).

Operations

The asset management activities are currently structured in four main offices (Paris, London, Boston and Luxembourg) with approximately 300 dedicated employees that ensure strong expertise and a global reach.  These offices collaborate on a daily basis under the supervision of a flexible Global Coordination Team, rely upon common processes and tools, and have clearly defined geographical areas to cover:

•                       The Paris office comprises approximately 90 employees, and is in charge of managing and developing business in France and several Mediterranean countries.

•                       The London office comprises approximately 100 employees and is in charge of managing and developing business in the United Kingdom, Ireland, the Middle East and Australasia.

•                       The Boston office comprises approximately 80 employees and is in charge of managing and developing business in the United States and Canada.

•                       The Luxembourg office comprises approximately 25 employees and is in charge of managing and developing business in Luxembourg, Switzerland and Germany.

Competition

In the front office area, Linedata had approximately 70 clients at the end of 2003, including 15 clients outside the United States.  This represents approximately an 8% share of the worldwide market. Linedata’s principal competitors in the front office area are American companies such as MacGregor, Charles River and Eze Castle and British companies such as Latent Zero.

In the middle office area, Linedata had 12 clients in Europe at the end of 2003, including three of the five main fund management companies on the Luxembourg market. This represents approximately a 2% share of a rapidly growing worldwide market that remains largely under-equipped.  Linedata’s competition in the middle office area is principally made up of three companies, including Charles River and Aquin, a German company.

In the back office area, Linedata had approximately 125 clients at the end of 2003, principally in France, Luxembourg and the United Kingdom, as well as in Northern Europe and Asia. This represents approximately an 8% share of the worldwide market.  Linedata’s competition in the back office area is principally made up of three companies operating on an international scale, Sungard (an American company), DST (a British company) and SimCorp (a Danish company).  In 2003, a certain number of major information technology companies or financial information specialists, such as Thomson Financial and the British companies Misys and Reuters, partially exited from this business area, thereby opening up new opportunities for Linedata. Additionally, even if certain local companies are managing to hold on to significant shares of their respective markets, they continue to play minor roles in international contract bidding.

Credit Finance

Market

Linedata’s worldwide clients and prospects in the credit finance sector are approximately 1,200 financial institutions made up of institutions specializing in the distribution and management of equipment financing for companies, vehicle financing, and consumer credit. In Europe, these institutions manage approximately 116 million leases and loans with an outstanding amount of €1,000 billion, with equipment financing representing 36%, vehicle financing 34%, and consumer credit 28%. Additionally, 75% of leases and loans are managed in four countries: Germany (23%), the United Kingdom (22%), France (17%), and Italy (13%).  The market in Europe (with the exception of the real estate loan market) is divided as follows: automobile loans accounted of 40% of loans granted in 2003, consumer credit 29%, and equipment financing 20%.

In terms of information technology products and services, Linedata estimates the value of the European market at approximately €600 million.

Milestones

The milestone marking Linedata’s development in the credit finance sector was its July 2000 acquisition of Ingénétudes, a leader in France in the field of commercial equipment leasing due to its EKIP product.

Principal Products

In the credit finance sector, Linedata markets the unique EKIP product, a global integrated product covering the entire range of financing, from front office to back office (leasing, equipment financing, automotive financing and consumer credit).  Based entirely on Oracle technology, this product has been upgraded on a regular basis for over 10 years.  In the automotive financing segment of the credit finance sector, the EKIP product has been progressively adapted to all new forms of leasing, such as long-term leasing and the management of commercial fleets.  The EKIP product has also been adapted to the special linguistic, legal and tax characteristics of most of the countries in Europe.

Operations

The management and the great majority of the staff of the credit finance sector (commercial, customer support, maintenance, consultants) are based in Antony, France, near Paris.  However, in order to optimize its research and development costs, Linedata has become more reliant on its subsidiary, Finea Soft S.A., which is based in Tunis, Tunisia.  There are approximately 40 people who deal with the EKIP product in Tunis.  In addition, Linedata has formed alliances with several large consulting firms, such as IBM Global Services and Accenture, who make their local resources in those countries available to Linedata for the purpose of facilitating the integration of Linedata products in various countries.

Competition

As of the end of 2003, Linedata had over 70 clients in 15 countries in Europe and North Africa. Linedata’s principal competitors are made up of two categories of companies: (i) information technology solution providers with significant functional coverage of the financing business and local (Fymasis, Leasman, OCS, Trebi, CQ Systems, Zeda) or international (IDS, Lynx, CHP, Orfi, Bynx, Sofico) presences; and (ii) generalist banking solutions providers covering certain financing business functions (Sopra, First Data, Misys).

Employee Savings and Insurance

Market

Linedata’s clients and prospects in the employee savings and insurance sector include approximately 50 French institutions. These institutions are subsidiaries of the principal banks, insurance companies, and pension funds specializing in the management of employee savings and associated record keeping. Linedata’s scope of business was significantly expanded with the acquisition of the assets of ESDS Solutions in December 2003. Linedata now offers an insurance information technology solution to all French insurance companies as well as to certain companies in the Benelux region.

At the end of 2003, the institutions specializing in employee savings managed approximately €57 billion in assets on behalf of over nine million private sector employees. The number of employees benefiting from employee savings plans changed little since 2002. The ten leading institutions accounted for over 80% of managed assets. Over the last ten years, the amount of managed assets and the number of employees benefiting from employee savings plans have shown virtually uninterrupted growth of over 10% per year. In 2003, the number of employees benefiting from employee savings plans was stable compared to 2002.

In terms of information technology products and services, Linedata estimates that the value of the French market in 2003 was approximately €120 million, with employee savings representing 30%, supplemental retirement savings 30%, and life insurance 40%.

Milestones

Since its creation, Linedata has consistently been a leader in France in the field of employee savings plans.  The milestone marking its development in this sector was its entry into the life insurance and retirement plan market through Linedata’s acquisition of ESDS in late 2003.

Principal Products

In the employee savings business, Linedata’s main product is its ORYAL software, which operates on large ASP systems, serving over 80% of its clients in this area.  In the field of life insurance and retirement plans, Linedata’s product is the MASTER A software, which operates on 3-tier technology under Oracle in ASP mode or on client sites.  A project to integrate the employee savings and insurance products using Oracle technology by 2006 is currently being studied.

Operations

All of the employee savings and insurance teams are based in Antony, France,  near Paris.  Initially separate, the employee savings and insurance teams are now working closely together on a future common product in the context of France’s new relationship between employee savings and retirement savings as a result of the Fillon Law.

Competition

In the employee savings and insurance sector, Linedata’s clients at the end of 2003 included 40 out of 50 institutions, including seven of the top ten, representing seven million employees benefiting from employee savings. In this sector, Linedata’s competition is exclusively in-house, i.e. specific existing solutions at certain management institutions.

In retirement savings and life insurance, Linedata now has approximately ten clients among the largest insurance companies and mutual insurance companies. Linedata’s competition principally involves American and British information technology companies such as CSC, Malborough, Sherwood, FJA, and Cor AG.

Locations

Linedata operates from eight locations throughout the world, none of which are owned.  The following table sets forth Linedata’s locations as at the date hereof.

Location	Description	Business Sector	Location Size
Neuilly-sur-Seine, France	Office	Executive Head Office	1,008 m²
Antony, France	2 Offices	Asset Management, Credit Finance and Employee Savings and Insurance	6,549 m²
Bertrange, Luxembourg	Office	Asset Management	720 m²
Tunis, Tunisia	Office	Credit Finance	750 m²
London, United Kingdom	Office	Asset Management	9,200 Sq ft
Edinburgh, United Kingdom	Office	Asset Management	1,500 Sq ft
Boston, United States	Office	Asset Management	15,924 Sq ft

Environmental

Software development does not involve any particular risks or constraints in environmental terms. Linedata’s activities effectively involve the daily conduct of all employees in connection with their functions. Discarded information technology equipment is transferred to specialized companies for destruction or recycling.

In 2003, the Linedata offices in France and throughout the world became exclusively non-smoking zones. A room reserved for smokers has been set aside in each building.

Human Resources

Number of Employees

The following table sets forth the number of Linedata employees by business sector as at December 31, 2002, December 31, 2003 and June 30, 2004.

Business Sector	December 31, 2002	December 31, 2003	June 30, 2004
Asset Management France	72	83	84
Asset Management International	131	208	209
Sub-total	203	291	293
Employee Savings and Insurance	63	66	65
ESDS		27	32
Credit Finance France	135	132	137
Credit Finance International	32	36	48
Sub-total	167	168	185
Engineering	109	93	97
Production	30	0	0
Corporate	30	32	34
TOTAL	602	677	706

The following table sets forth the number of international salaried employees of Linedata by geographical region as at December 31, 2002, December 31, 2003 and June 30, 2004.

Region	December 31, 2002	December 31, 2003	June 30, 2004
France	439	433	449
Luxembourg	39	26	26
United Kingdom	24	104	107
United States	69	79	77
Germany	1	4	4
Tunisia	30	31	43
Total	602	677	706

Significant Employee Stakes

Linedata was founded in 1997 through an employee buyout of GSI Division des Banques by its managers and employees, who purchased their company from the American group ADP.  A group savings plan open to all Linedata employees was set up in connection with the stock market listing of Linedata on May 17, 2000. This plan enables employees to acquire, with the aid of a contribution from Linedata, Linedata Shares either directly or through a company mutual fund invested in Linedata Shares.  New employees have in this manner become shareholders of Linedata. Approximately 32% of Linedata Shares are currently held by managers and employees of Linedata.  In addition, the Management Board of Linedata has been authorized by Linedata’s shareholders to attribute share subscription or purchase options to Linedata employees. This authorization applies to up to 5% of Linedata Shares over five years. This authorization has already been used four times since the stock market listing. Approximately 9% of Linedata’s employees have benefited one or several times.

Unification of the status of the Employees of the French Companies

In order to reinforce the employees’ identification with a common enterprise, a Unit of Economic and Employee Interest (“UEEI”) joining together all the French operating companies was established at the end of 2001. Linedata itself joined the UEEI at the end of 2002 in preparation for its transformation into an operating company. The combining of offices in the Paris region in 2002 and 2003 was also designed to promote synergies between teams. In the context of the UEEI, an enterprise agreement and a workweek reduction agreement were signed as replacements for pre-existing agreements at each company. These agreements contain conditions that are more favourable than the Syntec collective bargaining agreement (being the basic agreement generally entered into by information technology companies in France) that covers the companies in question.  In addition, the group savings plan enables employees of the French companies to allocate both the profit sharing allowed to them and their voluntary contributions to five multi-enterprise mutual funds in addition to the fund dedicated to Linedata Shares.

Recruitment Strategy

Recruiting is conducted through indefinite-term contracts. Limited-term contracts are only used for temporary replacements (maternity or parental leave, long illnesses). Linedata’s personnel include persons of different nationalities and cultures, thereby strengthening its teams through their diversity. A program seeking referrals from Linedata employees has been implemented since 2001 to encourage employees’ contribution to successful personnel recruitment.

Employee Insurance Programs

Linedata provides all its employees throughout the world with a good level of individual personal protection. The French companies harmonized their mutual health and disability insurance programs in 2002.

Training for all Employees

Each employee benefits from a training program designed to improve their performances and skills and to open up new perspectives in connection with their positions. Significant sums were invested in training in 2003.

Charitable Contributions

In 2003, as in previous years, Linedata made contributions to charitable and humanitarian projects presented by its employees.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Annual Information

The following table presents selected historical consolidated financial information for Linedata as of, and for the fiscal years ended, December 31, 2003, 2002 and 2001 derived from the audited consolidated financial statements of Linedata, together with selected historical consolidated financial information for Linedata as of, and for the six months ended, June 30, 2004 and 2003 derived from the unaudited consolidated financial statements of Linedata. Linedata’s financial statements are stated in euros.  The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals, which Linedata considers necessary for a fair presentation of the financial positions and results of operations for these periods.

Investors should read the following consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of Linedata and the related notes to those financial statements included in Appendix B of these Offers and Circular.

Linedata’s historical consolidated financial statements and the related notes to those financial statements have been prepared in accordance with French GAAP. There are material differences between French GAAP and Canadian GAAP. Unless otherwise stated, all financial information of Linedata is presented in accordance with French GAAP.   For a Canadian GAAP reconciliation, refer to such reconciliation included in Appendix B of the Offer and Circular.

Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Linedata Historical Financial Data
	Six Months Ended June 30,		Year Ended December 31
FRENCH GAAP	2004	2003	2003(1)	2002(1)	2001(1)
	(unaudited)	(unaudited)
	(In thousands of Euros, except per share data)
Operating data
Revenues	52,716	47,574	100,313	94,689	79,053
Net income/(loss)	(812)	2,785	7,089	5,340	3,847
Basic earnings/(loss) per share	(0.08)	0.29	0.75	0.55	0.40
Diluted earnings/(loss) per share	(0.08)	0.28	0.74	0.54	0.39
Weighted average shares - basic	10,400	9,692	9,719	9,692	9,692
Weighted average shares - diluted	10,636	9,907	9,932	9,808	9,766

Balance sheet data
Total assets	174,605	133,021	147,808	123,093	123,997
Cash and cash equivalents(2)	27,871	12,997	9,441	16,042	14,824
Long-term debt	36,941	41,284	38,576	41,844	43,546
Dividends paid	1,871	1,163	1,163	872	670

Note:

(1)          The financial information for each period set forth in the table above includes the operating results of those businesses that were acquired in such period.

(2)          Cash and cash equivalents include marketable securities which are short-term in nature.

Six Month Information

The following table sets forth certain financial information of Linedata for each of the five most recently completed six month periods ended June 30, 2004.

	Linedata Historical Financial Data
	Six Months Ended
FRENCH GAAP	June 30, 2004	December 31, 2003	June 30, 2003	December 31, 2002	June 30, 2002
	(In thousands of Euros, except per share data)
Operating data
Revenues	52,716	52,739	47,574	47,202	47,487
Net income/(loss)	(812)	4,304	2,785	2,597	2,743
Basic earnings/(loss) per share	(0.08)	0.44	0.29	0.27	0.28
Diluted earnings/(loss) per share	(0.08)	0.43	0.28	0.26	0.28
Weighted average shares - basic	10,400	9,745	9,692	9,692	9,692
Weighted average shares - diluted	10,636	9,956	9,907	9,813	9,802

Balance sheet data
Total assets	174,605	147,808	133,021	123,093	127,217
Cash and cash equivalents	27,871	9,441	12,997	16,042	13,505
Long-term debt	36,941	38,576	41,284	41,844	43,847
Dividends paid	1,871	1	1,163	0	872

Dividends

Pursuant to the by-laws of Linedata, the earnings available for appropriation by shareholders comprise the net income for the year, reduced by any brought-forward losses and by the annual appropriation of an amount of at least 5% to a fund called the ‘Legal Reserve’ (which appropriation shall cease to be mandatory when the Legal Reserve has attained an amount equal to 10% of the Company’s share capital), and augmented by any unappropriated earnings brought forward from previous years.

The Company can use the earnings available for appropriation, upon proposal put forward by the Management Board, in total or in part, either to constitute any type of reserves or to distribute dividends to shareholders. The shareholders at the Annual General Shareholders’ Meeting can also decide to carry forward to the following year as unappropriated all or any part of the earnings available for appropriation. The shareholders at the Annual General Shareholders’ Meeting may also decide to distribute dividends out of reserves previously constituted from earnings that were within their powers of appropriation. In this case, the decision shall indicate out of which reserves the dividends are paid. Notwithstanding the foregoing, dividends shall be distributed first out of current year earnings. By way of exception to the rules set out herein, there may be a transfer made to the ‘Special Reserve for Workers’ profit-sharing’ in accordance with relevant statutory dispositions.

Dividend payment methods are set in the Annual General Shareholders’ Meeting, or failing which, by the Management Board. Dividends may be paid in advance, prior to approval of the financial statements, subject to legal constraints. The Annual General Shareholders’ Meeting may offer shareholders the choice of payment of dividends in cash or shares as laid down by French law.

Linedata has paid the following dividends on the Linedata Shares in connection with the previous three fiscal years:

Fiscal year ended(1)	Dividend	Tax Credit	Gross Dividend
12/31/01	€0.09	€0.045	€0.135
12/31/02	€0.12	€0.06	€0.18
12/31/03	€0.18	€0.09	€0.27

Note:

(1)   Dividends are paid after approval by the shareholders of Linedata at the Annual General Shareholders’ Meeting in the following year.

Linedata practices a prudent policy of dividend distribution so as not to hamper its growth.  Dividends not claimed within five years of the payment date revert to the French State.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All dollar amounts expressed in Euros)

The following Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the audited and unaudited consolidated financial statements of Linedata Services S.A. (“Linedata” or the “Company”) attached to the Circular as Appendix B, which financial statements have been prepared in accordance with the accounting principles generally accepted in France (“French GAAP”) and are expressed in Euros.  The following MD&A is dated December 23, 2004.

Forward-Looking Statements

To the extent any statements made in this discussion contain information that is not historical, these statements are forward-looking statements.  Linedata has based these forward-looking statements on its current expectation and projections about future events.  Actual results could differ materially from those discussed in, or implied by, these forward-looking statements.  Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are foward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.

Management’s discussion and analysis is a review of the financial condition and results of operation of Linedata.  It should be read in conjunction with the consolidated financial statements of Linedata and notes thereto included in Appendix B.  This discussion includes forward-looking statements.  See the section entitled “Forward Looking Statements” in this document.

Background

Linedata is a major international provider of financial information technology solutions that specializes in asset management, credit finance and employee savings and insurance.  Software developer, solutions integrator and service provider, Linedata offers global solutions that are tailored to the world of finance. Linedata’s products are sold for a one-time license fee or on an applications service basis based on usage. Linedata’s operations are mainly spread over the French market and the UK and US markets.

Selected Annual Information

The following table provides selected information for the last three years:

	Year Ended December 31
(In thousands of Euros, except per share data)	2003	2002	2001

Revenues	100,313	94,689	79,053
Net income	7,089	5,340	3,847
Basic earnings per share	0.75	0.55	0.40
Diluted earnings per share	0.74	0.54	0.39

Total assets	147,808	123,093	123,997
Cash and cash equivalents	9,441	16,042	14,824
Long-term debt	38,576	41,844	43,546
Dividends paid	1,164	872	670

Total revenue was €100.3 million in 2003 compared to €94.7 million in 2002 and €79.0 million in 2001.  Total revenue increased by €5.6 million or 5.9% in 2003 compared to 2002, and by €15.6 million or 19.8% in 2002 compared to 2001.  Net income was €7.1 million in 2003 compared to €5.3 million and €3.8 million in 2002 and 2001 respectively.  Diluted earnings per share increased to €0.74 in 2003 compared to diluted earning per share of €0.54 and €0.39 in 2002 and 2001, respectively.

The Company’s three business segments (i.e. Asset Management, Leasing and Credit Financing, and Employee Savings and Insurance) experienced strong commercial activity in 2002, both in its historical business and in the companies acquired in 2001 and early 2002.

In 2002, Linedata generated consolidated revenues of €94.7 million, a growth of 19.8% in line with forecasts. Growth for comparable corporate structures is 14%.

International revenues continued to grow, with 35.4% of revenues generated outside France compared to 22% in the previous financial year.

Fiscal year 2003 was marked in particular by the consolidation of Asset Management activities, strong growth in the Leasing & Credit Financing area, and the reinforcement of the Company’s positions in the Employee Savings & Insurance sector.

Despite negative exchange rate effects, consolidated revenues for the year ended December 31, 2003 totalled €100.3 million, representing an increase of 5.9%. This growth was due in particular to good performances in the Leasing & Credit Financing area and to the two acquisitions made during the year.  On a constant exchange rate basis, revenues grew 10%.

Revenues realized outside of France represented 36.9% of total revenues compared to 35.4% a year earlier.

In February 2003, the Company completed the acquisition of Thomson Financial’s portfolio management solutions for Europe (“Thomson Financial”), for €5.7 million in cash.  On December 18, 2003, Linedata finalized its acquisition of ESDS SOLUTIONS (“ESDS”). The total purchase price amount was €11 million.  These acquisitions have been accounted for as business combinations and the results of operations have been incorporated in Linedata’s results from the date of acquisition (date of transfer of control) onwards : the results of Thomson Financial and ESDS are respectively consolidated from March 1 and November 12, 2003.

Refer to the Results of Operations for further discussion and analysis.

Results of Operations

Six months ended June 30, 2004 compared to the six months ended June 30, 2003

Revenues

For the six months ended June 30, 2004, Linedata’s total revenue was €52.7 million, representing an increase of 10.8% in comparison to the six months ended June 30, 2003.

On a constant exchange rate basis (exchange rate effect of a decrease of €0.5 million for the six months ended June 30, 2004) and a constant scope of consolidation (i.e. given the acquisitions during 2003), Linedata’s total revenues decreased slightly by approximately 1.1%.  However, the trend was for a return to organic growth, as demonstrated by stable business levels in the second quarter.

The contribution of the newly acquired businesses, Thomson Financial and ESDS, to the consolidated revenues for the six months ended June 30, 2004 amounts to € 6.2 million.

During the six months ended June 30, 2004, the contributions of Linedata’s business segments to total revenues were the following:

	Segment revenues	% of total sales
	(In Millions of euros)
Asset Management	25.5	48.5%
Leasing & Credit Finance	10.9	20.7%
Employee Savings & Insurance	16.3	30.8%
Total consolidated sales	52.7	100%

The following is a discussion of revenue and operating performance by Linedata’s segments:

Asset Management

This division generated sales of €25.5 million during the six months ended June 30, 2004.  Sales were stable compared to the six months ended June 30, 2003 and increased by 2% on a constant exchange rate basis.  Excluding the impact in the six months ended June 30, 2004 of the acquisitions made during 2003, revenues for the six months ended June 30, 2004 were down in comparison to the six months ended June 30, 2003. However, the second quarter showed a slight improvement compared to the first quarter. Additionally, the sales figures do not reflect the numerous commercial successes registered in the second quarter, notably the contracts signed in the Back Office (Norwich Union, Family Assurance, Fortis Assurance) and Front Office (Duff & Phelps, Britannic, BPI) segments. These contracts should contribute to sales for the six months ended December 31, 2004 and facilitate the return to positive organic growth in the second half of the year Furthermore, Linedata was particularly active in the United States, with the signing of numerous partnership contracts and the finalization of an ASP offer dedicated to hedge funds, for which the initial reactions have been favourable. On the basis of these different factors, Linedata remains highly confident as to its ability to reach its full-year objectives.

Concerning costs, the results for the six months ended June 30, 2004 were significantly impacted by the increased pace of R&D spending, by the actions taken in order to adjust the production facilities in the UK, Luxembourg, and France (actions that should have a beneficial impact in the second half of 2004), and by increased sales and marketing spending.

Leasing & Credit Finance

Linedata recorded revenue during the six months ended June 30, 2004 of €10.9 million in the Leasing & Credit Finance segment, representing a decrease of 10.9% in comparison to the six months ended June 30, 2003.  Linedata is well positioned in various international bid tender procedures.  However, negotiations are proving longer than expected. Linedata nevertheless hopes to benefit from a stronger second half more in line with this segment’s potential.

The shortfall in license sales is having a direct impact on this segment’s profitability. Additionally, the planned transfer of this segment’s R&D activities to the Company’s Tunisian subsidiary was successfully carried out, with the recruitment and training of personnel in Tunisia and maintaining of a back-up structure in France in order to guarantee the security of this operation, a first in the history of the Company. The cost of this operation weighed on first-half results. However, the benefits of this transfer should be seen starting in the second half of 2004 with the ending of contracts with service providers. Similarly, the alignment of the overall cost structure with expected sales should contribute to margin improvement in the second half of 2004.

Employee Savings & Insurance

Total revenue in this segment during the six months ended June 30, 2004 was €16.3 million representing an increase of 64.3% in comparison to the six months ended June 30, 2003.  Excluding the impact in the six months ended June 30, 2004 of the acquisitions made in 2003, revenues for the six months ended June 30, 2004 were up 15.8% The principal event in the Employee Savings & Insurance segment during the six months ended June 30, 2004 was the integration of the ESDS Solutions teams.  This acquisition was completed at the end of 2003.  The Employee Savings & Insurance segment showed strong overall growth of 64.3%, in advance of this segment’s forecast budget.  This excellent performance was notably due to the setting up of the Perco and Perp retirement programs, a recovery in employee shareholding activities (Snecma), and specific development orders, as well as the effective implementation of a major ASP contract in the life insurance area (MNRA). Given these promising markets, Linedata should maintain a high rate of growth over the full year.

The increase in R&D spending linked in particular to the development of new products was offset by cost control, therefore assuring a stable level of profitability.

Operating Expenses

Other external purchases and expenses were €18.3 million for the six months ended June 30, 2004 in comparison to €13.7 million for the six months ended June 30, 2003, representing an increase of €4.6 million or 33.6%.  This increase is primarily attributable to the integration of ESDS and the expense impact of a ATOS supply contract for outsourcing of the Company’s computer center.

Personnel expenses were €28.5 million for the six months ended June 30, 2004 in comparison to €24.3 million for the six months ended June 30, 2003 representing an increase of €4.2 million (or 17.3%), following the integration ESDS and an additional two months of operations of Thomson Financial.

Financial expenses totalled €0.7 million for the six months ended June 30, 2004, which is consistent with financial expenses for the six months ended June 30, 2003 (€0.6 million).

Other Expenses

Other expenses correspond to commissions paid to third parties on product sales. For the six months ended June 30, 2004, other expenses increased by €0.5 million in comparison to the six months ended June 30, 2003.

Depreciation and Amortization

On an overall basis, during the six months ended June 30, 2004, net depreciation and operating provisions increased by approximately €0.7 million in comparison to the six months ended June 30, 2003.  This increase is primarily due to the integration of ESDS.

Goodwill amortization increased by €0.2 million as a result of the ESDS acquisition.

Exceptional Items

For the six months ended June 30, 2004, exceptional items amounted to an expense of €0.2 million due to the write off of fixed assets (leasehold improvements) relating to the relocation of the Company’s headquarters to new premises.

Corporate Income Tax

Income tax expense for the six months ended June 30, 2004 was €0.5 million in comparison to €2.2 million for the six months ended June 30, 2003.  This decrease is consistent with the decrease in taxable income during the period due to increased research & development, and marketing expenses.

Net Income

During the six months ended June 30, 2004, the Company recorded a net loss of €0.8 million representing a decrease of approximately €3.6 million in comparison to the six months ended June 30, 2003 (during this period the Company had net income of €2.8 million).  This decrease is primarily attributable to management plans focused on increased R&D expenses, increased marketing efforts and a strengthening of the Company’s sales force with a goal to achieve an organic growth rate of approximately 5%.  This was party offset by a cost-cutting program implemented by the Company during the period targeting other operating expenses.

Year ended December 31, 2003 in comparison to the year ended December 31, 2002

Revenues

Total revenue was €100.3 million in 2003 compared to €94.7 million in 2002, representing an increase of €5.6 million or 5.9% in 2003 compared to 2002.

In fiscal year 2003, consolidated revenues were divided among the different segments as follows:

	Segment revenues	2003/2002 growth	% of total revenues
	(In Millions of euros)

Asset Management	52.8	(1.2)%	52.7%
Leasing & Credit Financing	24.6	19.4%	24.5%
Employee Savings & Insurance	22.9	11.7%	22.8%
Total consolidated revenues	100.3	5.9%	100.0%

The following is a discussion of revenue by Linedata’s segments:

Asset Management

Revenue for the Asset Management segment during 2003 was €52.8 million, representing a decrease of approximately 1.2% in comparison to 2002.  Due to this segment’s geographical diversity, it bore virtually the entire impact of the negative exchange rate trends during 2003 (US dollar and British pound versus the Euro). Excluding the €(4.0) million exchange rate effect, revenue increased in 2003 by 5.9%. Operations nevertheless varied significantly between the different geographical zones:

After an excellent year in 2002, 2003 represented a transition year for the front office activity in the United States.  Revenues totalled €15.1 million, reflecting:

•                       difficult economic conditions, notably in the first six months of 2003;

•                       unfavourable exchange rate trends, with an impact of €(2.8) million against the dollar;

•                       the “wait and see” attitude on the part of order givers in response to market trends in favour of solutions allowing the processing of stock market transactions on different electronic platforms. Linedata took advantage of this period to significantly enhance its offer and reinvigorate its sales force. The Company anticipates it will benefit from this market’s potential during 2004.

In the UK, Linedata reinforced its positions in the back office area. The Company recorded revenues of €12.5 million in 2003 despite negative exchange rate effects totalling €(1.2) million. The Company will continue to take advantage of its highly competitive offer in this growing market in 2004.

In continental Europe, the Company signed a number of prestigious contracts, notably in France with the installation of Chorus at Groupama and Vernet Valor (HSBC-CCF). However, these successes only partially made up for the cyclical decline in growth in connection with the installed base.

Leasing & Credit Financing

Linedata continued to show strong growth in the Lease & Credit Financing area, with revenues of €24.6 million, representing an increase of 19.4% in comparison to 2002.  This excellent performance notably reflected the signing of significant license agreements (Peugeot, Lukas Bank).  These successes prove the value of the Company’s R&D efforts, notably in the handling of large volumes. With the validity of its strategy having been confirmed, Linedata will continue to accompany its clients in the deployment of their solutions on the European level in 2004 while at the same time pursuing the development of its ASP model.

Employee Savings & Insurance

The segment had revenue of €22.9 million in 2003, representing an increase of 11.7% in comparison to 2002.  The Employee Savings & Insurance segment benefited from the integration of the ESDS activities in the fourth quarter. These activities contributed €2.8 million in revenues.  On a constant structure basis, business was stable. A delay in orders for specific development was witnessed as major clients wait to see the effects of the Fillon law and the implementation of “employee shareholder” plans. In the employee savings area, the leading financial sector players have nevertheless once again shown their confidence in Linedata by renewing their contracts for several years.

Operating Expenses

Other external purchases and expenses amounted to €30.3 million for the year ended December 31, 2003 in comparison to €27.8 million for the year ended December 31, 2002, representing an increase of €2.5 million (9.0%).  This increase is largely attributable to the acquisition of the operations of Thomson Financial in February 2003.

Personnel expenses totalled €48.5 million for the year ended December 31, 2003 in comparison to €45.3 million for the year ended December 31, 2002, representing an increase of €3.2 million (7.1%).  Similarly, this increase is primarily due to the acquisition and integration of the operations of Thomson Financial.

Financial expenses were €0.8 million for the year ended December 31, 2003, which were fairly consistent with 2002 (€0.9 million).

Other Expenses

Other expenses correspond to commissions paid to third parties on product sales.  For the year ended December 31, 2003, other expenses increased by €0.1 million in comparison to 2002.

Depreciation and Amortization

On an overall basis, during the year ended December 31, 2003 net depreciation and operating provisions decreased by approximately €1.0 million in comparison to 2002.

The €0.3 million increase in Goodwill amortization charges corresponds to the amortization charges related to the acquisition of Thomson Financial and ESDS Solutions.

Exceptional Items

For the year ended December 31, 2003, exceptional items, net of depreciation and provisions, increased by €0.1 million in comparison to the year ended December 31, 2002.

Corporate Income Tax

Income tax expense for the year ended December 31, 2003 was €4.9 million in comparison to €6.1 million for the year ended December 31, 2002, representing a decrease of €1.2 million.  This decrease is largely due to R&D tax credits received during the year that are recognized as a reduction of current income tax expense when received, in addition to certain non deductible charges in 2002.

Net Income

During the year ended December 31, 2003, the Company recorded net income of €7.1 million, representing an increase of approximately €1.8 million in comparison to 2002 (during the year ended December 31, 2002, the Company earned net income of €5.3 million).  This increase is due to improved operating results for approx. €1.0 million and reduced income tax charges.

Year ended December 31, 2002 in comparison to the year ended December 31, 2001

Revenues

Activity was still on a positive trend in Linedata’s three core segments.  Linedata focused on synergies resulting from the 2001 acquisition of Longview US and Longview UK and the integration of the IASII business in early 2002, in terms of sales strategy, products and geography.

For the year ended December 31, 2002, the Company’s consolidated revenues were divided among the different segments as follows:

	Segment revenues	2002/2001 growth	% of total revenues
	(In Millions of euros)

Asset Management	52.15	26.7%	55.1%
Leasing & Credit Financing	20.65	15.1%	21.8
Employee Savings & Insurance	20.54	15.1%	21.7%
Other activities	1.35		1.4%
Total consolidated revenues	94.69	19.8%	100.0%

Linedata reported consolidated revenues of €94.7 million, up by 19.8% compared to 2001. This performance was in line with the Company’s goal despite a negative exchange rate impact of €1.3 million.  On a constant exchange rate basis, revenues would have been €96.0 million. On a same-structure basis, growth was even across the three main business lines and amounted to 14%.

Revenues outside France amounted to €33.5 million, i.e. 35.4% of the consolidated total. 26.5% of this consolidated total was generated by the American and British subsidiaries.

Asset Management

In line with forecasts, revenues amounted to €52.2 million, an increase of 26.6%, notably due to successful integration of the British IASII activities (business acquisition in January 2002) and LongView’s additional contribution for 2.5 months compared to 2001. Development in a comparable corporate structure was 13.1%. The cross-selling strategy (front office, plus middle office and back office, plus middle office) and development of interfaces between different products successfully resulted in several contracts in the US and in Europe (including a contract with Vontobel for LongView 2000 and Spice). Finally, Linedata won a strategic call for tender to supply UBS Global AM with front office solution LongView 2000 for its teams in the US, UK and in Japan. This choice confirmed the product’s international calling and its ability to deal with a large number of asset managers spread over several continents.

Employee Savings

This activity continued to grow with revenues of €20.5 million, an organic increase of 15.1%. The Group continued to profit from a dynamic market in Employee Savings, with more than 700,000 new employees managed by the Group since the start of the year resulting either from new contracts or implementation of the Fabius Acts on PEI and PPESV.

In addition, Linedata finalised the implementation of new ASP services for its clients: Computer Centers, Internet-based data entry or consultation, etc.

Leasing & Credit Finance

This activity generated revenues of €20.6 million in the financial year, a 15.1% growth on a same structure basis. Linedata continued to extend its range with the operational implementation of LLD, Revolving, the graphical version of Workflow, EKIP ready, and Fleet Management. Several contracts have also been signed with Ekip clients for bespoke software maintenance management. International Ekip deployment continued, notably with the extension of PSA, ING Lease and Société Générale contracts to new countries. Our recently opened London and Frankfurt offices along with the partnerships signed with SSII LOGICA-CMG, Accenture and Bancotec fit in perfectly with our goal of becoming European leader in this field in the medium term.

Operating Expenses

Other external purchases and expenses amounted to €27.8 million for the year ended December 31, 2002 in comparison to €22.6 million for the year ended December 31, 2001, representing an increase of €5.2 million (23.0%).  This increase is largely attributable to the acquisition and integration of the operations of IAS II by LDS UK.

Personnel expenses totalled €45.3 million for the year ended December 31, 2002 in comparison to €40.3 million for the year ended December 31, 2001, representing an increase of €5 million (12.4%).  Similarly, this increase is primarily due to the acquisition and integration of the operations of IAS II by LDS UK

Financial expenses were €0.9 million for the year ended December 31, 2002, in comparison to €1.7 million

Other Expenses

Other expenses correspond to commissions paid to third parties on product sales.  For the year ended December 31, 2002, other expenses increased by €0.07 million in comparison to 2001.

Depreciation and Amortization

On an overall basis, during the year ended December 31, 2002 net depreciation and operating provisions increased by approximately € 1.1 million in comparison to 2001.

The €0.3 million increase in Goodwill amortization charges corresponds to the amortization charges related to the acquisition of Linedata Inc and IAS II.

Exceptional Items

For the year ended December 31, 2002, exceptional items amounted to €0.2 million and correspond to a provision for a litigation with a customer.

Corporate Income Tax

Income tax expense for the year ended December 31, 2002 was € 6 million in comparison to € 3 million for the year ended December 31, 2001, representing an increase of € 3 million.  This increase is due to the improvement in the operating performance of the Company and the absence of R&D tax credits in 2002.

Net Income

During the year ended December 31, 2002, the Company recorded net income of €5.3 million, representing an increase of approximately €1.5 million in comparison to 2001. The sharp increase in net income resulted from the combination of improved operating results providing approximately €5.0 million of additional margin and increased income tax thereon.  During 2002, organic growth led to an increase in revenues of 14% and approximately €1.6 million in additional margins.  Additionally, on an overall basis, the Company increased its margins from 14.7% of revenue to 16.7%, resulting in €1.9 million additional margin. Also, the consolidation of Longview Inc over 12 months in 2002 compared to 9 months in 2001 resulted in an increase of operating income of approximately €0.7 million. Finally, net income benefited from a decrease in net financial charges due to a profit on sale of treasury stock for €0.7 million.

Summary of Half Year Results

	Six Months Ended
	June 30, 2004	December 31, 2003	June 30, 2003	December 31, 2002	June 30, 2002
	(In thousands of Euros, except per share data)
Operating data
Revenues	52,716	52,739	47,574	47,202	47,487
Net income/(loss)	(812)	4,304	2,785	2,597	2,743
Basic earnings/(loss) per share	(0.08)	0.44	0.29	0.27	0.28
Diluted earnings/(loss) per share	(0.08)	0.43	0.28	0.26	0.28
Weighted average shares - basic	10,400	9,745	9,692	9,692	9,692
Weighted average shares - diluted	10,636	9,956	9,907	9,813	9,802

Balance sheet data
Total assets	174,605	147,808	133,021	123,093	127,217
Cash and cash equivalents	27,871	9,441	12,997	16,042	13,505
Long-term debt	36,941	38,576	41,284	41,844	43,847
Dividends paid	1,871	1	1,163	—	872

The increase of the performance of Linedata during the six months ended December 31, 2003 is due to the combination of

•                       integration of Thomson Financials results over 6 months compared to 4 months in the prior period;

•                       sustained operating performance for the rest of Company;

•                       reduced income tax expense, primarily due to the claim for R&D tax credits.

The net loss recorded during the six months ended June 30, 2004 is primarily due to increased operating expenses due to management’s focus on increasing R&D activities, and the sales and marketing efforts of the Company in an effort to increase the return from organic throughout the segments of the Company.

Liquidity and Capital Resources

	Six Months Ended June 30,		Year Ended December 31
	2004	2003	2003	2002	2001
	(In thousands of Euros, except per share data)
Financial Position
Cash and cash equivalents	27,871	12,997	9,441	16,042	14,824
Long-term debt	36,941	41,284	38,576	41,844	43,546
Shareholders equity	83,491	50,843	65,743	49,541	45,211

Cash Flows
Cash flows generated by operating activities	3,367	5,149	6,912	8,880	11,542
Cash flows provided / (used) by investment activities	(2,054)	(6,094)	(19,169)	(3,631)	(35,434)
Cash flows provided / (used) by financing activities	16,914	(1,811)	6,194	(3,548)	28,836
Effect of exchange rate changes on cash and cash equivalents	69	(292)	(579)	(482)	—
Increase (decrease) in cash and cash equivalents	18,296	(3,048)	(6,642)	1,219	4,944

Shareholders’ equity as at June 30, 2004 totalled €83.5 million, compared with €65.7 million as at December 31, 2003.

As part of the process of strengthening its balance sheet, Linedata increased its share capital as authorized by the Mixed General Meeting of June 28, 2004.  A total of 1,312,500 new shares were issued, with a par value of €1 per share and a subscription price of €16 per share, for a total of €21 million in new capital.  Pre-emptive rights were suspended, and the subscription was divided as follows: FFP (Société Foncière, Financière et de Participations-FFP) a holding listed on the Paris big board and controlled by the Peugeot family, for €15 million, with the remaining €6 million divided among three high-tech mutual funds (FCPI) managed by CDC Entreprises Innovation (formerly CDC IXIS Innovation).

Cash as at June 30, 2004 amounted to €27.9 million, compared with €9.4 million as at December 31, 2003 and €16.0 million as at December 31, 2002.

Financing Activities

In January 2004, Linedata repaid the balance (as of December 31, 2003) of loans taken out to finance various previous acquisitions, for a total of €36.5 million, and floated a new 5-year loan of €35.0 million to refinance the company’s medium-term debt bearing interest at a rate of 1.25% above Euribor Euro 3 month per annum. The loan was guaranteed by putting up shares owned in Linedata Services Inc by Linedata as collateral.

In early 2003, the Company entered into a loan agreement for the acquisition of the assets from Thomson Financial.  The loan was for USD 7.5 million, a term of 5 years bearing interest at Libor USD 6 months per annum.

During 2003, the Company made loan repayments totalling €10.0 million.

Investing Activities

In February 2003, the Company acquired assets from Thomson Financial for €5.7 million.

At the end of 2003, the Company acquired 100% of the shares of ESDS for €11.1 million.  ESDS specializes in retirement savings and life insurance.  This acquisition was financed by the issuance of 700,739 Linedata shares following approval by the extraordinary shareholders’ meeting on December 18, 2003 (at €15.78 per share).  In connection with the acquisition of the shares of ESDS, a software program was transferred for a sum of €5 million.

Commitments

Contractual obligations and other commercial commitments as of June 30, 2004, can be summarized as follows (thousands of euros):

		Payments due by period
Contractual commitments	Total 6/30/2004	Less than one year	One to five years	Over five years	12/31/2003
Long-term debts(1)	35 302	7 302	28 000		36 743
Commitments on financial leases	890	532	358		1 115
Operating leases	18 172	1 833	6 160	10 179	18 282
Irrevocable purchase commitments	0				0
Other long-term commitments	0				0
TOTAL	54 364	9 667	34 518	10 179	56 140

		Amount of commitments by period
Other commercial commitments	Total 6/30/2004	Less than one year	One to five years	Over five years	12/31/2003
Credit lines	0				0
Letters of credit	0				0
Guarantees	0				0
Purchase commitments(2)	953	953			953
Other commercial commitments	0				0
TOTAL	953	953	0	0	953

Note:

(1) The Company is subject to default covenants relating to certain financial ratios calculated on the basis of consolidated figures.

(2) As a result of the merger with Ingénétudes, Linedata has a commitment to purchase the balance of Finea Soft’s securities owned by an external shareholder. Linedata is committed to purchasing these securities for €953,000 on request of the external shareholder between September 1, 2003 and February 28, 2005 (calculation based on Finea Soft’s 2003 individual financial statements and therefore may be revised on the basis of year-end 2004 financial statements).

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are those policies and estimates that are most important and material to the preparation of Linedata’s consolidated financial statements, and which require management’s most subjective and complex judgement due to the need to select policies from among alternatives available, and to make estimates about matters that are inherently uncertain.  Linedata’s critical accounting policies and estimates relate to the following: (i) consolidation principles; (ii) accounting for deferred taxes; (iii) provisions for contingent liabilities; and (iv) accounting for post retirement benefits.

Consolidation Principles

Linedata’s consolidated financial statements are prepared in accordance with Recommendation 99-R-01 of the National Accounting Council (Conseil National de la Comptabilité) concerning interim financial statements and Rule 99-02 of the Accounting Regulation Committee (Comité de la réglementation comptable - CRC) (“ARC Rule 99-02”), which define the new methodology applied to consolidated financial statements.  Linedata has not chosen to include acquisitions made before January 1, 2000.

Linedata has adopted the preferred methods as outlined in the ARC Rule 99-02, notably the accrual of all costs related to employee retirement, capitalization of finance leases, inclusion of all unrealized foreign exchange gains and losses in the accounting period they arise, and accounting for long-term contracts on the percentage-of-completion method.

Accounting for Deferred Income Taxes

Deferred income tax is recorded in respect of the impact on assets and liabilities of all timing differences in the recognition of income and expense for accounting and tax purposes other than the exceptions set out in paragraph 313 of ARC Rule 99-02.  In accordance with Rule 99-02, deferred tax credits are not recorded as an asset unless their realization is probable.  In the case of companies with tax losses, the deferred tax credit is not recognized as an asset unless a return to a tax-paying situation is probable in the near term.

Linedata’s corporate income tax provision as of June 30, 2004 was calculated by taking the estimated annual pre-tax accounting income as of June 30, 2004, as a pro rata of accounting income expected for the end of the fiscal year (in accordance with Recommendation CNC R99-01).

Provisions for contingent liabilities

Provisions for contingent liabilities are recorded to cover risks of losses or expenses that are considered probable in the light of events that have occurred or existing situations, and are specific in nature although it may not be possible to determine when they will occur or the exact cost that might be involved.

Commitments related to payments to employees on retirement

An allowance is recorded to cover the cost of statutory and contractual retirement indemnities payable to employees on retirement. These commitments are subject to an actuarial evaluation based on the number of units of credit projected (retrospective method) and taking into account a discount rate of 4.8%.

Accounting Policies

Revenue Recognition

Linedata’s revenue recognition policies are as follows:

•                       Software support services: such items are billed monthly according to actual services rendered so that income recorded corresponds to invoices issued to customers.

•                       Software sales: sales from software licenses are recorded in accordance with the standards defined in the US texts SOP 97-2 and SAB 101 included in the December 2000 bulletin of the Commission des Opérations de Bourse (‘COB’ — France’s stock exchange regulator).

•                       Maintenance services: income is recorded over the contract period covered by the invoicing of such services and at the balance sheet date deferred revenue is recorded as a liability.

•                       Software development projects: sales are recorded progressively to reflect the part of the contractual sales price that relates to the percentage of the project that is completed. Accordingly, at the balance sheet date, there may be a work-in-progress asset (and a sales increase) or a deferred revenue (and sales decrease), if invoicing to the customer is not in phase with the percentage of the project that is completed.

Translation of Foreign Subsidiaries

Financial statements of Linedata’s foreign subsidiaries, presented in local currency, are converted using the closing price.  Under this method, balance sheet amounts are converted at closing prices, except shareholders’ equity which is converted at historical prices. The income and loss amounts are converted at the average price of the period. The foreign currency translation relating to shareholders’ equity for the Group’s share is recorded under conversion reserves, and under minority interests for minority shareholders’ portion.

Foreign Currency Transactions

Foreign currency balances are converted at the period-end closing rate. Unrealized exchange rate gains and losses on currency balances are recorded in income and loss account of the period.

Goodwill

Upon acquisition of a company, identifiable assets and liabilities are recorded in the consolidated balance sheet of Linedata at fair value determined according to their intended use.  The difference between the purchase cost and the fair value of the acquired company’s identifiable assets and liabilities are included in Goodwill.

Goodwill is amortized using the straight-line method over a period not exceeding 20 years.

The actual value of goodwill will be investigated if events or circumstances indicate that these values are likely to depreciate. These events or circumstances include significant long-term changes that unfavourably affect the economic environment or the assumptions or objectives set out at the time of acquisition. The need to record an exceptional amortization is assessed by consulting the value of the cash flow, with regard to the economic estimations and operating conditions projected by the Management of Linedata These estimations translate the Company strategic aims and include estimations of the development of the economic environment in which the Company is likely to evolve.

When an exceptional amortization is considered necessary, the amount recorded is equal to the difference between the net accounting value and the fair value. The fair value is determined by consulting the future discounted cash flows.

Recognition of income and losses

Income and losses are recognized according to percentage of completion. If the project is expected to make a loss on completion, such losses are provided for according to a reasonable estimate of the most probable final outcome including any rights to additional income or any claims that may be sustainable.

Exceptional items

Exceptional items include gains and losses on fixed asset disposals and income or expense arising from events or transactions that are clearly outside the ordinary activities of the business and which are not expected to happen again in a frequent or recurring way.

Research and development

Research and development expenditures undertaken by the Company are recorded as an operating expense when incurred.

Stock options

Stocks options granted to certain Linedata managers and employees for shares of Linedata are recorded when exercised.

Financial instruments

Linedata enters into interest rate swap contracts to hedge the interest rate exposure on its long-term debt. The following contracts have been entered into:

•                       A swap to cover the debt contracted for the acquisition of Ingénétudes shares. The rate was set at 4.65% from July 30, 2001 until July 30, 2005.

•                       A level payment swap to cover half the debt contracted for the purchase of Linedata Services Inc shares.  The rate was set at 5.35 % if EURIBOR is higher than 5.35%, otherwise the rate is 4.19%, from July 26, 2002 until January 26, 2007.

•                       A swap contract was entered into to cover the second half of the purchase of the Linedata Services Inc. shares. The rate was set at 2.87% starting on April 2, 2003 through February 28, 2007.

•                       A complementary swap to hedge 60 % of the long-term debt 35 million euros. The rate was set at 3.51% beginning on January 31, 2005 and running through January 30, 2008.

•                       The Swap contracted to hedge the debt contracted for the purchase of assets from Thomson Financial was terminated on May 14, 2004.

These instruments are accounted for off-balance sheet until the underlying transactions are realized.

Accounting Principles Generally Accepted in Canada

The Company’s financial statements have been prepared in accordance with French GAAP, which differs in certain respects from Canadian GAAP.  For a Canadian GAAP reconciliation, refer to Supplemental Schedule “Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles” pertaining to the audited consolidated financial statements of Linedata for the year ended December 31, 2003 and the unaudited consolidated financial statements of Linedata for the six months ended June 30, 2004 included in Appendix B of the Circular.

Preparation for the Changeover to International Financial Reporting Standards

In keeping with the European rules concerning the application of international accounting standards published on September 11, 2002, Linedata will be obliged to adopt the International Financial Reporting Standards (“IFRS”) for the establishment of its consolidated accounts for fiscal years under way starting January 1, 2005. The consolidated accounts as of December 31, 2005 will therefore be established for the first time in conformity with the IFRS, with a comparison to the fiscal year 2004 established using the same standards.

Progress Report

Linedata established a special project committee that is in the process of finalizing the preliminary diagnostic, which has served to:

•                       highlight the principal differences between the IFRS and the accounting methods used by the Group,

•                       identify which of these differences are likely to have a significant impact on the Group’s consolidated accounts, with their impact in the process of being estimated,

•                       and evaluate the implications of these differences in terms of the organization and the IT systems.

The Company is currently taking steps to implement the new accounting standards, involving notably:

•                       the updating of procedures,

•                       the adapting of the reporting system,

•                       the training of the teams concerned.

Impact for Linedata

Starting in 2003, Linedata implemented certain procedures designed to anticipate in a progressive manner the application of those elements of the IFRS considered as having a major impact on the Group. These procedures involve:

•                       Goodwill impairment tests (IAS 36). A method compatible with the standard was adopted starting in fiscal year 2003. This method has not led to the recognition of any impairment relating to goodwill.

•                       The presentation of sector information (IAS 14).  Sector information including more complete financial figures has been established for purposes of the accounts established as of December 31, 2003.  This information has now been supplemented in the notes to the consolidated accounts as of June 30, 2004, in order to bring it more into conformity with the IAS 14 standard.

The expected modifications in the valuation methods currently used by the Company should principally affect:

•                       the valuation and accounting treatment of stock options;

•                       the capitalization of development costs corresponding to the criteria defined by the IAS 38 standard. Development costs to be capitalized will be amortized over the forecast life of the product to which the development costs are linked;

•                       the elimination of goodwill depreciation, which is to be replaced by a systematic annual test for impairment (as noted previously).

These changes in accounting methods should have a positive impact on the Company’s income over the initial years of application of the new accounting standards.

Acquisitions

Thomson Financial solutions (PIM’S assets)

On February 27, 2003, the Company acquired Thomson Financial’s portfolio management solutions for Europe. Thomson Financial is one of the principal providers of information services and technological solutions for the international financial community.

Through this transaction, Linedata has acquired a complete range of high profile products in the UK designed for asset managers, notably institutions (insurance groups, pension funds). These products include Icon, a back-office solution adapted to all types of funds that is the leader in the UK and is commercialized in the form of licenses or ASP; Preview, the front office toolset developed by Thomson Financial; Icon retail, a toolset for transfer agents; and finally PAR, a general reporting system associated with Icon.

In connection with this acquisition, Linedata assumed all the contracts signed with the 60 clients, made up of prestigious establishments in the UK and continental Europe. The Thomson Financial employees involved in this activity have joined with those of Linedata Services UK to form a team of over 120 persons in London and Edinburgh.

These assets join other Group products (LongView, IAS II, and Spice) on the key UK market, making Linedata one of the leading suppliers of portfolio management solutions in the UK with an installed base that now includes over 80 clients. These products also enable Linedata to offer a range of software products that currently covers all segments of the portfolio management market.

The transaction was realized by the Company’s UK subsidiary, which paid €5.7 million in cash.

In parallel to this transaction, Linedata took on a supplementary loan totaling $7.5 million.

This activity contributed  €10.2 million to the Company’s 2003 revenues.

ESDS’ Insurance and Telecom Activities

On December 18, 2003, Linedata acquired the insurance and telecom activities of Europe Software & Data Systems (ESDS) through the transfer of shares of the company ESDS Solutions in exchange for newly issued shares of Linedata.

ESDS ranks among the French specialists in the area of personal and group insurance software packages. ESDS develops and installs vertical software packages essentially designed for the insurance and property & casualty areas. Developed using Oracle-based multi-tier technology, the Master A product covers the entire range of individual and group personal insurance products: life insurance, property & casualty, retirement savings. In connection with this transaction, Linedata also acquired billing software designed for telecom operators, who represented 20% of ESDS’ business in 2002.

These two activities together represent some fifty employees and over 30 clients in France, including numerous leading institutions in the insurance sector (ACMN, AGF-Allianz, AIG, Fortis, MAIF, Socapi, Zurich Financials Services, etc.). This transaction should enable Linedata to reinforce its market shares in France in retirement savings and property & casualty insurance while at the same time taking a significant position on the very fast growing personal insurance segment.

In formal terms, the acquisition was realized by the transfer to Linedata of all the shares owned by ESDS and E3I Limited, the two shareholders of ESDS Solutions, in exchange for newly issued shares of Linedata with a total value of €11.1 million. The transfer and related capital increases were approved by the shareholders of Linedata at the extraordinary shareholders meeting of December 18, 2003.

This activity, which was consolidated for a period of 1.5 months, contributed €2.8 million to the Company’s 2003 revenues.

CONSOLIDATED CAPITALIZATION

As at the date hereof, Linedata’s share capital comprised 11,720,411 shares of one euro each, (a total of €11,720,411), fully paid-up and of a single class.

The following table sets forth, as of June 30, 2004 in thousands of euros, Linedata’s cash and short-term deposits, short-term liabilities, long-term liabilities, shareholders’ equity and total capitalization in accordance with French GAAP. The following information is derived from Linedata’s unaudited consolidated financial statements.

As at June 30, 2004
Actual
(unaudited)
(In thousands of Euros)
Cash and cash equivalents	27,871
Short-term debt
- Current portion of long-term debt	8,583
Long-term debt	28,358
36,941

Total shareholders’ equity	83,491
Total capitalization	120,432

OPTIONS TO PURCHASE LINEDATA SHARES

At the Extraordinary Shareholders’ Meeting held on April 25, 2000, Linedata’s Management Board was authorized to issue, during a five-year period, under the condition precedent of a listing on the Nouveau Marché of the Paris Bourse, options to subscribe for Linedata Shares.  The maximum number of options to be granted may not allow subscription of more than 5% of Linedata’s share capital.  For options granted subsequent to the listing of the Linedata Shares on the Nouveau Marché of the Paris Bourse, the subscription price may not be less than 80% of the average quoted price for the 20 days open for trading prior to the option being granted.

The stock options granted by Linedata are set out in the tables below.

	Plan 2000 (n° 1)	Plan 2000 (n° 1)	Plan 2000 (n° 1)	Plan 2000 (n° 1)
Date of the Shareholders Meeting	04/25/2000	04/25/2000	04/25/2000	04/25/2000
Date of the Management Board having granted the options	05/17/2000	06/07/2001	12/12/2002	05/21/2004
Total number of shares for subscription	23,000	90,000	110,000	66,000
Total number of beneficiaries	3	39	16	22
Earliest option exercise date	05/17/2005	06/07/2006	12/12/2007	05/21/2009
Expiration date	05/17/2010	06/07/2011	12/12/2012	05/21/2014
Exercise price	17 €	23.417€	16.04€	14.71€
Number of shares subscribed	0	0	0	0
Number of options cancelled	13,000	12,000	10,000	2,000
Number of options remaining	10,000	78,000	100,000	64,000
Maximum possible dilution (cumulative) if all options had been exercised on December 1, 2004	0.09%	0.75%	1.60%	2.15%

Category	Date of Grant	Date of Expiry	Linedata Shares Underlying Options Granted	Exercise Price (€)	Market Value of Underlying Securities on the Date of Grant (€)(1)
All executive officers of the Company, includes members of the Management Board (5 individuals)	May 21, 2004 December 12, 2002 June 7, 2001 May 17, 2000	May 21,2014 December 12, 2012 June 7, 2011 May 17, 2010	17,000 35,000 15,000 10,000	14.71 16.04 23.417 17.0	263,330 528,500 343,500 170,000
All other employees of the Company (47 individuals)	May 21, 2004 December 12, 2002 June 7, 2001	May 21, 2014 December 12, 2012 June 7, 2011	47,000 65,000 63,000	14.71 16.04 23.417	728,030 981,500 1,442,700

Note:

(1)   Calculated on the basis of the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse on the last trading day before the date of grant.

PRIOR SALES

Prior Sales

The following table sets forth the details of all issuances or sales of Linedata Shares by Linedata within the twelve months prior to the date hereof.

Date of Issuance or Sale	Description of Transaction	Aggregate Number of Linedata Shares Issued	Price Per Linedata Share
December 18, 2003	Issuance of new shares with no pre-emptive subscription rights for acquisition of ESDS Solutions shares	700,739	€15.78
June 2004	Issuance of new shares with no pre-emptive subscription rights	1,312,500	€16
September 2004	Issuance of new shares resulting from the exercise of the stock purchase warrants issued in June 2004 on the basis of 1 warrant per share outstanding, giving the right to subscribe for 1 treasury share for every 17 warrants at a price of €16 per share	15,241	€16

Stock Exchange Price

For the range of high and low prices and trading volume information for the Linedata Shares as reported on the Nouveau Marché of the Paris Bourse, see the section entitled “Linedata and Linedata Canada — Price Range and Trading Volumes of Linedata Shares” in the Circular.

PRINCIPAL SHAREHOLDERS

As at December 1, 2004, there are no shareholders which, to the knowledge of Linedata, own beneficially or of record, directly or indirectly, or exercise control or direction over, more than ten percent of the issued Linedata Shares, other than the following:

	Linedata Shares				Voting Rights
Name of Shareholder	Number		%		Number	%
Mr. Anvaraly Jiva(1)	1,966,500	(2)	16.78	(3)	3,933,000	24.99	(3)

Notes:

(1)   Mr. Jiva’s children also hold Linedata Shares.  See “Shareholders’ Agreements”.

(2)   Mr. Jiva has pledged 348,000 Linedata Shares in favour of two French financial institutions as security for repayment of certain loans owing by Mr. Jiva to such institutions.

(3)   On a fully diluted basis, Mr. Jiva owns 16.42% of the Linedata Shares with 24.59% of the voting rights.

SHAREHOLDERS’ AGREEMENTS

On May 16, 2000, Mr. Anvaraly Jiva and the 14 principal managers of the Company entered into a shareholders’ agreement (public disclosure by the Conseil des Marchés Financiers, decision CMF no. 200C0859 dated June 5, 2000) for a period of five years pursuant to which they undertook, as long as they were salaried employees or legal officers of the Company, to retain their shares subject to the terms of the shareholders’ agreement and to endeavour to take a common stance vis-à-vis the Company and other shareholders, notably AXA Private Equity Fund.  An amendment to the shareholders’ agreement was signed on December 18, 2003 pursuant to which the company ESDS, which has three managing executives of the Company as shareholders, was added as a party.  This amendment was transmitted to the Autorité des Marchés Financiers for public disclosure.  A second amendment to the shareholders’ agreement was signed on June 25, 2004, the main purpose of which was to extend the term of the agreement until June 30, 2007, for some of the managers.

In addition, the fifteen managers represented by Mr. Jiva entered into a separate shareholders’ agreement with AXA Private Equity Fund on May 16, 2000 (public disclosure by the Conseil des Marchés Financiers, decision CMF no. 200C0859 dated June 5, 2000) enabling them to seek a common policy vis-à-vis the Company. As part of this agreement, AXA Private Equity Fund and the managers consented to submit a certain quantity of shares and voting rights constituting a majority of the voting rights to certain restrictions in case of sale, while remaining within the rules of the Nouveau Marché stock exchange.  AXA Private Equity Fund undertook to retain part of its holding for a period of 24 months commencing with the Nouveau Marché listing unless the managers disposed of their own shares.

An amendment to the shareholders’ agreement (public disclosure by the Conseil des Marchés Financiers, CMF decision no. 202C0605 dated May 30, 2002) was signed on May 13, 2002, the main purpose of which was to extend the term of the agreement for a further two years.  A second amendment to this agreement (public disclosure by the Conseil des Marchés Financiers, CMF decision no. 203C1012 dated July 8, 2003) was signed on June 12, 2003 which altered the number of shares held by AXA Private Equity Fund and extended the term of the agreement.  A third amendment to this agreement was signed on June 29, 2004, constituting the addition of four new investors, those who subscribed to the reserved capital increase of June 2004. The term of the agreement was extended through June 30, 2007 (except for AXA Private Equity Fund which may terminate its participation earlier).

Public disclosure of the last amendments to both shareholders’ agreements was made by the Autorité des Marchés Financiers, AMF decision no. 204C0920 dated July 19, 2004.

As of December 15, 2004, all of the parties to these agreements were still bound by their terms with the exception of one manager who is no longer employed by the Linedata group.

The following table sets forth the shareholdings of the parties to the shareholders’ agreements:

	Linedata Shares		Voting Rights
Name of Shareholder	Number	%	Number	%
Mr. Anvaraly Jiva and children	2,166,500	18.5%	4,333,000	27.5%
All other managers, collectively	1,348,224	11.5%	2,312,566	14.7%
AXA Private Equity Fund	692,950	5.9%	1,378,850	8.8%
Société Foncière Financière et de Participations - FFP	937,500	8.0%	937,500	6.0%
Three FCPI (mutual funds specializing in innovative companies) managed by CDC Entreprises Innovation	375,000	3.2%	375,000	2.4%

DESCRIPTION OF LINEDATA SHARES

The following summarizes the material rights of holders of Linedata Shares, as set out in Linedata’s articles of association. The following summary is qualified in its entirety by reference to Linedata’s articles of association set forth in Appendix C of the  Circular.

Voting Rights of Holders of Linedata Shares

Every holder of Linedata Shares at a general meeting of holders of Linedata Shares generally has as many votes as the number of Linedata Shares he owns or represents except that under French company law, shares of a company held by entities controlled directly or indirectly by that company are not entitled to voting rights and do not count for quorum or majority purposes.  All fully paid-up Linedata Shares which can be proven to have been registered for at least two years in the name of the same shareholder are given voting rights double than those given to the other Linedata Shares, taking into account the proportion of the share capital they represent. If there is an increase in capital through the incorporation of reserves, earnings or issue premiums, such right shall also be granted upon issuance with respect to registered Linedata Shares allotted at no cost to a shareholder for old Linedata Shares for which he is entitled to such right.

Dividends and Other Distributions

Each Linedata Share gives the holder an ownership right to the Company’s assets and the right to share in the distribution of profits, in proportion to the number of shares issued.  In particular, all Linedata Shares are entitled, both when the Company is in existence or in liquidation, to the settlement of the same net amount in the event of any distribution or return of capital, such that all of the shares, where applicable, form a block, without regard for any tax exemptions or any taxation to which such distribution or return of capital could give rise.

Rights of Exchange, Conversion, Exercise, Redemption or Retraction or Pre-emptive Subscription Rights

The Linedata Shares carry no rights of exchange, conversion, exercise, redemption or retraction nor do they carry any pre-emptive subscription rights.

Other Provisions

Holders of Linedata Shares have no obligation, even in respect of third parties, other than up to the amount of the shares they own.  They are not subject to any call for funds.  In addition, any amendment to the articles of association of Linedata, in which is set out the rights and attributes of the Linedata Shares, generally requires approval by special resolution, being a resolution passed at a special meeting of the shareholders by at least  66 2/3% of the votes cast. Furthermore, unanimous approval of the shareholders is required to increase liabilities of shareholders.

BOARD MEMBERS AND OFFICERS

Board Members and Executive Officers

The following table sets forth, for each of the members of the Supervisory Board and the Management Board and executive officers of Linedata, the person’s name, municipality of residence, position with Linedata, and, if a board member, the date on which the person became a board member.  Each of the members of the Supervisory Board has been elected to serve for a period of two years after his or her election.  Each of the members of the Management Board has been appointed by the Supervisory Board to serve for a period of two years commencing February 16, 2003.

Name and Municipality of Residence	Position with Linedata	Director Since

Jacques Bentz, Boulogne Billancourt (France)(1),(2)	Chairman, Supervisory Board	1999

Dominique Senequier, Paris (France)(1)	Vice-Chairman, Supervisory Board	1999

Francis Rubaudo	Member, Supervisory Board	1999

Monique Bourven, Paris (France)	Member, Supervisory Board	2004

Lise Fauconnier, Paris (France)(2)	Member, Supervisory Board	2003

Jean-Philippe Peugeot, Neuilly-sur-Seine (France)	Member, Supervisory Board	2004

Anvaraly Jiva, Le Vésinet (France)	Chairman, Management Board Chief Executive Officer	1999

Yves Stucki, Noisy-le-Roi (France)	Member, Management Board Director, Strategy	1999

Pascal Xatart, Cambridge, Massachusetts (USA)	Member, Management Board Managing Director, Asset Management	2001

Michael de Verteuil, Noisy-le-Roi (France)	International Development Director	N/A

Philippe Gaillard, Villejust (France)	Chief Executive Officer, Credit Finance	N/A

Jack Hazout, Paris(France)	Director, ESDS Solutions	N/A

Thomas Hirsch, Paris (France)	Director, Communications and Marketing	N/A

Gilles Labossière, Ville d’Avray (France)	Chief Financial Officer	N/A

Alain Mattéi, Levallois-Perret (France)	Director, Software Engineering	N/A

Jean-Louis Sapei, Houilles (France)	Director, Credit Finance	N/A

Thierry Soret, Asnières (France)	Chief Executive Officer, Employee Savings	N/A

Name and Municipality of Residence	Position with Linedata	Director Since

Thierry Soret, Asnières (France)	Chief Executive Officer, Employee Savings	N/A

Notes:

(1)   Member of the Compensation Committee

(2)   Member of the Stock Options Committee

The biographies of the members of the Supervisory Board and the Management Board of Linedata and Linedata’s executive officers are set forth below.

Jacques Bentz.  In addition to being the Chairman of the Supervisory Board of Linedata, Mr. Bentz is also the Chairman of the Supervisory Board of DANET GMBH (Germany) and, since mid-2003, a director of STERIA, IPANEMA TECHNOLOGIE, DANET S.A., INEUM Conseil & Associés and SVP Management & Participations. Mr. Bentz is also the Legal Manager of SAI-DANET (Germany) and of TECNET Participations.

Dominique Senequier.  Since March 2003, Ms. Senequier has been the Vice-Chairman of the Supervisory Board of Linedata, a position that she also held from 1999 to 2001.  Ms. Senequier is also currently Chairman of the Supervisory Board of Renaissance Investissements, Chairman of each of Matignon Développement 1 SAS (formerly Assur Investissements), Matignon Développement 2 SAS and Matignon Développement 3 SAS, a member of the Supervisory Board of PCP Holding SAS, Chairman of the Executive Board of AXA IM Private Equity, director of Groupe BOURBON, Chief Executive Officer of AXA Chile Private Equity I SAS, Censeur of AXA AMPE and a permanent representative of AXA IM PEE at I-SOURCE GESTION and FINSECUR.  Ms. Senequier has held numerous other positions in the past five years, including, Chairman and Chief Executive Officer of Présence et Initiative and Assur Investissements and member of the Supervisory Board of BIO GESTION.

Francis Rubaudo.  Mr. Rubaudo is currently a member of the Supervisory Board of Linedata.  In addition, Mr. Rubaudo is the Legal Manager of INVEGENDO and a director of ADEX, and he was a member of the Supervisory Board of QUALIAC until February 2003.

Monique Bourven.  In addition to being a member of the Supervisory Board of Linedata, Ms. Bourven is also the Vice-Chairman of the Financial Management Committee of l’Autorité des Marchés Financiers  (France).  Prior to the end of 2003, Ms. Bourven was Chairman and Chief Executive Officer of State Street Banque,  Chairman of the Board of Directors of State Street Vie, a director of each of State Street Gestion, State Street Global Advisors France and State Street Global Advisors Inc. and Chairman of the Conseil des Marchés Financiers.  From June 2001 to January 2003, Ms. Bourven was the Vice-Chairman of the Supervisory Board of Linedata.

Lise Fauconnier.  Ms. Fauconnier has been a member of the Supervisory Board of Linedata since March 6, 2003.  Until mid-2003, she was also a member of the Supervisory Board of Vulcanic Finances.  Currently, Ms. Fauconnier is a member of the Supervisory Board of RS ISOLSEC, Chairman of the Management Board of AXA AMPE and Vice-Chairman of the Supervisory Board of Vulcanic Finances.  She is a permanent representative of Vulcanic Finances on the Supervisory Board of Vulcanic S.A., a permanent representative of AXA IMPEE on the Supervisory Board of Bonna Sabla and a member of the Supervisory Committee of Souriau Holding SAS and PCP Holding SAS.

Jean-Philippe Peugeot.  In addition to being a member of the Supervisory Board of Linedata, Mr. Peugeot is also Chairman and Chief Executive Officer of each of Etablissements Peugeot Frères and Nutrition et Communication, Vice-Chairman of the Supervisory Board of Peugeot SA, Vice-Chairman of the Board of Directors of Société Foncière, Financière et de Participations and a director of each of La Française de Participations Financières and Immeubles et Participations de l’Est.

Anvaraly Jiva.  Mr. Jiva is the founder and Chief Executive Officer and the Chairman of the Management Board of Linedata.  Mr. Jiva is also a director of Linedata Services (UK) Ltd., Linedata Services Luxembourg and Linedata Services Ingénierie, and the Chairman of the Board of Directors and Chief Executive Officer of Linedata Services Inc. and ESDS Solutions.  Mr. Jiva has held numerous other positions in the past five years, including,

Chairman of Société Financière de Montebello SAS and Chairman of the Board of Directors and Chief Executive Officer of Linedata Services Ingénierie and Ingenetudes.

Yves Stucki.  In addition to being Director, Strategy of Linedata, Mr. Stucki is currently a member of the Executive Board of Linedata and, since December 18, 2003, a permanent representative of Linedata on the Board of Directors of ESDS Solutions. Mr. Stucki is also the Chairman of the Board of Directors of Finea Soft  S.A..

Pascal Xatart.  After having been the Chief Financial Officer of Linedata from 2000 to mid-2003, Mr. Xatart is now Managing Director of the asset management business of Linedata.  He is a member of the Management Board of Linedata and, since February 4, 2003, a director of Linedata Services Luxembourg.  Mr. Xatart is also a member of the board of directors of Linedata Services Inc. and of Linedata Services (UK) Ltd. and is Legal Manager of Linedata Services GmbH.

Michael de Verteuil.  In addition to being Linedata’s International Development Director, since March 2001, Mr. de Verteuil has been a member of the board of directors and the Senior Vice-President of Linedata Services Inc., as well as being a member of the board of directors of Linedata Services (UK) Ltd.  Mr. de Verteuil also serves as director of Linedata Services Luxembourg.

Philippe Gaillard.  Mr. Gaillard is the Chief Executive Officer, Credit Finance of Linedata and the Legal Manager of Linedata Services GmbH.  Prior to these positions Mr. Gaillard was Manager, Credit Finance of Linedata.

Jack Hazout.  Mr. Hazout is Director of ESDS Solutions and represents the insurance business in the Management Committee.  Mr. Hazout is also the Chief Executive Officer and Chairman of the Board of ESDS, positions that he held prior to the acquisition of ESDS Solutions by Linedata.

Thomas Hirsch.  Mr. Hirsch is currently Director, Communication and Marketing of Linedata a position that he has held since he commenced his employment with Linedata in 2001.  Prior to this date, he occupied equivalent positions in other companies.

Gilles Labossière.  Mr. Labossière joined Linedata in September 2003 and since that date has served as Linedata’s Chief Financial Officer.  Previously, he held managerial positions at various companies.

Alain Mattéi.  After having been Director of Sales, Asset Management for Linedata in France for several years, Mr. Mattéi is now in charge of the software engineering business.  In addition, Mr. Mattéi is a director of Linedata Services Ingénierie and Controlling Director of IMA-GESTION SARL.

Jean-Louis Sapei.  Currently the Director, Credit Finance of Linedata, Mr. Sapei has, in the past, held the positions of Managing Director, Employee Savings and Managing Director, ASP and Outsourcing.  He was a member of the Management Board of Linedata until February 16, 2003 and is currently a director and the Managing Director of Linedata Services Ingénierie.

Thierry Soret.  Mr. Soret is the Chief Executive Officer of Linedata’s employee savings business.  Until  February 2003, he was a member of the Management Board of Linedata and a director of Linedata Services Luxembourg.  Since November 12, 2003, Mr. Soret has been a director of ESDS Solutions.

Supervisory Board

According to the company by-laws, each member of the Supervisory Board should hold at least one share in Linedata. Members are named in the ordinary session of the Annual General Meeting for a period of two years and are eligible for reelection. Supervisory Board members over 70 years of age cannot comprise more than one third of the total membership. Members of the Supervisory Board can be considered as independent members, as none hold any management or salaried function in either Linedata or the Linedata group, have any significant business relations with Linedata or personally hold a significant shareholding in Linedata. No member of the Supervisory Board has been a member of senior management of Linedata for at least twelve years. It should nonetheless be noted that Ms. Senequier and Ms. Fauconnier exercise responsibilities in companies with ties to AXA Private Equity Fund, which is a shareholder of Linedata and a participant in the shareholders’ agreement, and

Mr. Peugeot exercises responsibilities in Société Foncière Financière et de Participations, which is a shareholder of Linedata and a party to the shareholders’ agreement.

There are no policies or procedures governing the work of the Supervisory Board of Linedata.  It operates on the basis of the by-laws of Linedata as well as applicable legislation and regulations, as well as on rules established over time together with the Management Board.

The Supervisory Board meets regularly in accordance with its legal responsibilities, such as reviewing the annual or interim financial statements of Linedata and examining the quarterly activity report of the Management Board.  It decides, on these occasions or in specific meetings, if necessary, on authorizations of regulated agreements and the grant of guarantees and appoints the members of the Management Board and sets their remuneration.  It also meets on occasion to discuss important events concerning Linedata and the Linedata group.  In particular, the Supervisory Board is consulted by the Management Board at the time of  preparation of budgets, on the organization of shareholders’ general meetings, on proposed acquisitions, on the conclusion of borrowing agreements, as well as on reorganizations and strategic decisions.

Depending on their areas of interest or particular capacities, some Supervisory Board members are requested by management to join in presenting preliminary studies, for example in the case of acquisitions or the preparation of strategic plans. Depending on the subjects to be discussed, the Supervisory Board may invite other persons capable of contributing.  Besides members of the Management Board, this could include certain managers of Linedata or outside persons.  Statutory auditors are invited to meetings as required by law.

The Supervisory Board met six times during 2003. The rate of members’ attendance was 83% (100% counting members represented by proxy).  Directors’ fees were paid by a decision of the Supervisory Board, in accordance with the law and the by-laws.  Some members refused the fees in the light of their other responsibilities.

Committees of the Supervisory Board

The Supervisory Board has set up a Compensation Committee and a Stock Options Committee.

The Compensation Committee consists of Jacques Bentz and Dominique Senequier. The Compensation Committee’s role is to propose to the Supervisory Board the elements of the compensation package for the chairman of the Management Board and to give its opinion regarding modification in the salaries of employee members of the Management Board.  The Compensation Committee was created at the end of 2002 and met one time during 2003.  This Committee does not have any written procedures and policies.

The Stock Options Committee consists of Jacques Bentz and Lise Fauconnier. The Stock Option Committee’s role is to examine the proposals made by the Management Board for the granting of stock options.  The Stock Option Committee was created in 2001 but did not meet during 2003 since the Management Board did not distribute any stock options.  This Committee does not have any written procedures and policies.

Management Board

Members of the Management Board of Linedata are appointed by the Supervisory Board of Linedata.  The members of the Management Board are Anvaraly Jiva, Yves Stucki and Pascal Xatart.  The Management Board is named for a two-year period, which is renewable without limit.  The Management Board performs the general management functions of the Company in accordance with legislation in effect, under the supervision of the Supervisory Board.  No particular limits to the powers of the Management Board have been fixed either in the by-laws of Linedata or by the Supervisory Board.

The Chairman of the Management Board has delegated certain powers in the management of the Company, and in this context has designated operations managers for each business line. These operations managers are fully responsible for both the operations and management of the activities they supervise, and answer to the Management Committee of Linedata on the execution of these responsibilities.

The Management Board is akin to the board of directors of a company in Canada.

Executive Officers

The executive officers of Linedata, which meet every week, are the Chairman of the Management Board and the members of central management and the operating divisions.  They are designated as the Management Committee.  At present these are:

Central Management		Operational Divisions
Administration and Finance	Gilles Labossière(1)	Asset Management	Pascal Xatart
Strategy	Yves Stucki	Employee Savings and Insurance	Thierry Soret Jack Hazout
International Development	Michaël de Verteuil	Credit Finance	Philippe Gaillard Jean-Louis Sapei
Communications and Marketing	Thomas Hirsch	Information Technology Engineering	Alain Mattéi(2)

Notes:

(1)   Pascal Xatart managed this function until the arrival of his replacement in September 2003

(2)   Nathalie Ternat managed this function until the end of 2003

EXECUTIVE COMPENSATION

The following table sets out the details of the compensation paid to Linedata’s Chief Executive Officer, its Chief Financial Officer and its three most highly compensated executive officers (the “Named Executive Officers”) during Linedata’s 2003 financial year.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Under Options SARs Granted	Shares Subject to Resale Restrictions	LTIP Payouts	All Other Compensation
		(€)	(€)	(€)	(#)	(€)	(€)	(€)
Anvaraly Jiva, Chairman, Management Board and Chief Executive Officer	2003	—	152,450	206,231	—	—	—	—
Gilles Labossière, Chief Financial Officer(1)	2003	40,000	—	—	—	—	—	—
Pascal Xatart, Managing Director, Asset Management	2003	123,270	52,425	22,836	—	—	—	—
Yves Stucki, Director, Strategy	2003	123,270	30,294	34,247	—	—	—	—
Michael de Verteuil, International Development Director	2003	111,146	63,862	11,810	—	—	—

Note:

(1)   Commenced employment on September 1, 2003.

The following table sets forth the aggregate option exercises of the Named Executive Officers during the 2003 financial year and the value of their unexercised options at year-end.

Aggregated Option Exercises
During the Most Recently Completed Financial Year and
Financial Year-End Option Values

Name and Principal Position	Securities Acquired on Exercise	Aggregate Value Realized	Unexercised Options at Financial Year-End (Exercisable/ Unexercisable)	Value of Unexercised in- the-Money Options at Financial Year End(1) (Exercisable/ Unexerciseable)
	(#)	(€)	(#)	(€)
Anvaraly Jiva, Chairman, Management Board and Chief Executive Officer	—	—	—	—
Gilles Labossière(2), Chief Financial Officer	—	—	—	—
Pascal Xatart, Managing Director, Asset Management	—	—	— / 30,000	— /4,450
Yves Stucki, Director, Strategy	—	—	—	—
Michael de Verteuil, International Development Director	—	—	— / 15,000	— / —

Notes:

(1)   Calculated on the basis of the closing price of the Linedata Shares on the Nouveau Marché of the Paris Bourse on December 31, 2003, being €15.60.

(2)   Mr. Laboissière was granted options to acquire 10,000 Linedata Shares in May 2004 at an exercise price of €14.71 per share.

Pension Plan

Linedata does not sponsor a pension plan reserved for its executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts

Anvaraly Jiva was appointed as Chairman of the Management Board by the Supervisory Board. He is not an employee of the Company.  As “mandataire social”, he is the official Company representative. Mr. Jiva’s compensation is determined each year by the Supervisory Board of Linedata, which for 2004 is €204,000.  Mr. Jiva is eligible to receive an annual bonus, which for 2004 has not yet been determined, depending upon the attainment by Mr. Jiva of certain objectives.

Linedata has entered into an employment agreement effective September 1, 2003 with Gilles Labossière, the Chief Financial Officer of Linedata.  This agreement provides for payment of an annual salary to Mr. Labossière, which for 2004 is €120,000, subject to such further increases as may be proposed by the Chairman of the Management Board, at the beginning of each fiscal year. Mr. Labossière is also eligible to receive an annual bonus, which for 2004 is up to a maximum of €30,000, depending on attainment by Mr. Labossière of certain objectives.  The term of the agreement is for an indefinite period.  In the event Mr. Labossière’s employment is terminated by Linedata, Mr. Labossière is not entitled to any termination or severance payments other than as required under French labour laws.  In addition, Mr. Labossière is not entitled to receive any additional compensation upon a change of control of Linedata or resignation by Mr. Labossière.

Pascal Xatart, the Managing Director, Asset Management of Linedata, commenced his employment with the Company on January 3, 2000.  Mr. Xatart is entitled to payment of an annual salary, which for 2004 is US$250,000, subject to such further increases as may be proposed by the Chairman of the Management Board, and approved by the Supervisory Board, at the beginning of each fiscal year. Mr. Xatart is also eligible to receive an annual bonus, which for 2004 is up to a maximum of US$50,000, depending on attainment by Mr. Xatart of certain objectives.  The term of Mr. Xatart’s employment is for an indefinite period.  In the event Mr. Xatart’s employment is terminated by Linedata, Mr. Xatart is not entitled to any termination or severance payments other than as required under French labour laws.  In addition, Mr. Xatart is not entitled to receive any additional compensation upon a change of control of Linedata or resignation by Mr. Xatart.

Yves Stucki, the Director, Strategy of Linedata, commenced his employment with the Company on July 1, 1979. Through different mergers, his employment and his length of service were successively transferred. Mr. Stucki is entitled to payment of an annual salary, which for 2004 is €134,000, subject to such further increases as may be proposed by the Chairman of the Management Board and approved by the Supervisory Board at the beginning of each fiscal year. Mr. Stucki is also eligible to receive an annual bonus, which for 2004 is up to a maximum of €30,000, depending on attainment by Mr. Stucki of certain objectives. The term of Mr. Stucki’s employment is for an indefinite period.  In the event Mr. Stucki’s employment is terminated by Linedata, Mr. Stucki is not entitled to any termination or severance payments other than as required under French labour laws.  In addition, Mr. Stucki is not entitled to receive any additional compensation upon a change of control of Linedata or resignation by Mr. Stucki.

Michael de Verteuil, the International Development Director of Linedata, commenced his employment with the Company on October 1, 1987. Through different mergers, his employment and his length of service were successively transferred. Mr. de Verteuil is entitled to payment of an annual salary, which for 2004 is €122,000, subject to such further increases as may be proposed by the Chairman of the Management Board, at the beginning of each fiscal year. Mr. de Verteuil is also eligible to receive an annual bonus, which for 2004 is up to a maximum of €42,000, depending on attainment by Mr. de Verteuil of certain objectives.  The term of Mr. de Verteuil’s employment is for an indefinite period.  In the event Mr. de Verteuil’s employment is terminated by Linedata, Mr. de Verteuil is not entitled to any termination or severance payments other than as required under French labour laws.  In addition, Mr. de Verteuil is not entitled to receive any additional compensation upon a change of control of Linedata or resignation by Mr. de Verteuil.

Board Member Compensation

The maximum aggregate amount of directors’ fees to be paid to members of the Supervisory Board is determined annually by the shareholders of Linedata at the Annual General Shareholders’ Meeting.  For 2004, the maximum aggregate amount of directors’ fees to be paid to members of the Supervisory Board was €100,000.  The Supervisory Board is responsible for allocating and distributing the approved directors’ fees.  The aggregate amount of directors’ fees distributed to members of the Supervisory Board in 2003  was €50,000.

The Supervisory Board is responsible for determining the amount of directors’ fees to be paid to those members of the Management Board who are not employees of Linedata.   Members of the Management Board who are also employees of Linedata are not paid directors’ fees, but rather are paid employee salaries as determined in accordance with their employment arrangements with Linedata. In 2003, the aggregate amount of directors’ fees earned by members of the Management Board who are not employees of Linedata was €0.36 million.

Board Members’ and Executive Officers’ Shareholdings

As at November 30, 2004, the members of the Supervisory Board and the Management Board, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 2,350,328 Linedata Shares representing approximately 20.1% of the outstanding Linedata Shares and 4,695,178 voting rights representing approximately 29.8% of the voting rights of Linedata Shares. The executive officers as a group, excluding members of the Management Board, beneficially owned, directly or indirectly, or exercise control or direction over, 290,400.  Linedata Shares representing approximately 2.5% of the outstanding Linedata Shares and 580,800 voting rights representing approximately 3.7% of the voting rights of Linedata Shares.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

There are no outstanding loans granted by Linedata or any of its subsidiaries to any member of the Supervisory Board or Management Board or executive officer of Linedata or any associate of such an individual, nor has any guarantee, support agreement, letter of credit or other similar arrangement or understanding been provided by Linedata or any of its subsidiaries for the benefit of such person.

PROFIT SHARING AND EMPLOYEE SAVINGS PLANS

French companies in the Linedata group are subject to statutory employee profit sharing in accordance with an economic and social grouping agreement.  Linedata set up a corporate employee savings scheme in 2000 accessible by all employees of the Linedata group. Under this scheme, employees may transfer any amounts available from statutory profit sharing rights and any voluntary savings into five investment funds, including a corporate employee savings fund called “LDS Actionnariat” invested in Linedata Shares. Voluntary savings payments into the LDS Actionnariat fund may give rise to a complementary contribution by the employer according to a decision made each year by Linedata. In 2003, the complementary contribution was calculated as a percentage of the amount paid into the voluntary savings plan by each employee (100% from 0 to 200 euros, 60% from 201 to 400 euros, 13.334% from 401 to 1000 euros), with a cap at 400 euros per employee.  The same complementary contribution has been decided for 2004.  As of November 30, 2004, the fund owned approximately 88,909 Linedata Shares and 403 more were held by employees of a subsidiary outside France under the Plan, i.e. a total holding of approximately 0.76% of the shares and 0.57% of the voting rights.

The following table sets forth historical information concerning the statutory employee profit sharing plan and the employee savings plan.

In thousands of euros	2000	2001	2002	2003
Profit sharing (paid in year n+1)	920	1,005	353	1,091
Voluntary savings	1,024	77	76	47
Complementary employer contribution	109	35	37	25

RISK FACTORS

An investment in Linedata Shares is subject to certain risks and Shareholders should consider the risk factors described below.  The following describes some of the significant risks that could affect Linedata.  Additionally, some risks may be unknown to Linedata and other risks, currently believed to be immaterial, could turn out to be material.  All of these could materially adversely affect Linedata’s business, turnover, profits, assets, liquidity and capital resources.

Financial Market Risks

Liquidity Risk

Linedata is subject to risks arising from early debt retirement covenants set forth in the table below.  These financial ratios are calculated on a semi-annual basis.  As at June 30, 2004, Linedata was not in default of any financial ratios, but no assurances can be given that the contrary will not occur in the future.

Financial ratios	Default condition
Net financial debt(1)/adjusted gross operating income(2)	Starting 6/30/2004 if above 2.6 From 12/31/2004 until 12/31/2008 if above 2
Free cash flow(3)/debt service(4)	From 12/31/2004 until 12/31/2008 if below 1
Borrowings/equity	Starting 6/30/2004 until 12/31/2004 if above 1 From 6/30/2005 until 12/31/2008 if above 0.8

Notes:

(1)   Net financial debt: (+) borrowing (-) liquidities and negotiable securities

(2)   Adjust gross operating income: (+) consolidated net income (+) goodwill amortization (+) corporate income taxes (+ or -) net exceptional income and net financial income (+) depreciation and provisions  (-) writeback of depreciation and provisions

(3)   Free cash flow: adjusted gross operating income (-) corporate income taxes due (+) employee profit sharing expense (-) employee profit sharing paid (+ or -) extraordinary cash flow excluding asset sales (+ or -) change in working capital requirement (-) investments in fixed tangible, intangible, and financial assets (+) sale price of fixed assets sold  (+) loans contracted (+) equity injections (-) dividends paid

(4)   Debt service: interest and financial expense (+) reimbursement of principal on borrowings

Interest Rates Risk

Any liquidities available within the Linedata group are placed in money funds, certificates of deposit or interest-bearing time deposits, which are subject to little risk of market fluctuations. Borrowings are contracted at fixed interest rates or are covered by interest rate hedge agreements. The Company’s own shares held by Linedata under the market liquidity contract, and listed on the Nouveau Marché of the Paris Bourse, represent only 0.31% of Linedata’s available cash flow at December 31, 2003. The following table sets forth the due dates of financial assets and liabilities at March 31, 2004 (following the renegotiation of the debt):

In thousands of euros	Due in less than one year	Due between one and five years	Due in more than five years
Financial liabilities at fixed interest rates(1)	8,786	15,286	—
Financial liabilities at variable interest rates(1)	- 476	13,236	—
Financial assets	- 3,216	—	—
Net amount	5,094	28,522	0

Note:

(1)   Other than short-term bank borrowing but including interest rate cover.

An interest rate change of 1% on variable rate borrowing will alter the financial expense by 162,600 euros, i.e. 9.04% of the financial expense in 2003.

Foreign Exchange Risk

There were no currency hedges as at the date hereof.  Most of Linedata’s currency transactions involve short-term current business transactions, with principally subsidiaries outside the euro zone (United States, United Kingdom and Tunisia) and which settle within one or two months.

Share Market Risks

The Company does not own share portfolios holding third party or pooled investment shares, the available cash flow being essentially invested in short-term mutual funds or interest-bearing accounts. Linedata’s portfolio of own shares held under a market liquidity contract constitutes a minimal share of the cash flow. A loss in market value of 10% of these own shares compared to their price on December 31, 2003 would result in an unrealized loss on market value of €2.93 million euros, i.e. 0.3% of Linedata’s available cash flow on December 31, 2003.

Legal Risks

Linedata is not subject to any particular regulatory provisions resulting from its activities.  However, as a developer of software aimed at financial institutions, Linedata gives a contractual undertaking to these customers to adapt its software periodically to changes in relevant statutory accounting and fiscal requirements and obligations to various regulatory bodies governing their activities. According to their size, the corresponding software development costs may be included in the fixed software maintenance charge or spread among customers concerned, after agreement of a cost estimate.

Provisions have been set aside for disputes that Linedata is aware of at this date. To Linedata’s knowledge, there is no litigation, arbitration or unusual events that may have or may have had in the recent past any significant impact on the financial conditions, results, activities or net worth of Linedata. Linedata records an allowance for a potential risk or legal dispute as soon as it becomes apparent. An allowance is recorded for the exact amount if this amount is known. In the opposite case (dependent upon arbitration or judgment, for example), the legal position is pre-analyzed in order to calculate a margin, the highest amount of which is recorded as the allowance.

Industrial and environmental risks

Linedata’s activities do not give rise to any specific industrial or environmental risks.

Technological risks

As the developer of the software it sells, Linedata is the owner of the license rights for the software and regularly registers the related trademarks. It owns no patents.

Other specific risks

Linedata has no revenues in any country subject to risks of political instability.  Linedata’s products and services are on offer to financial institutions whose activities are not by their nature subject to much seasonal variation with the exception of employee savings sector whose activities peak in the first half of the year for statutory reasons. Nonetheless, the principal billing method used by Linedata (i.e. recurring ASP contracts) tends to smooth out revenues over year.

Dependence on specific suppliers

As regards basic hardware and software used by Linedata in its ASP activities, the major area of recourse to outside providers, Linedata works systematically with the major providers in the marketplace and uses the most common international standards. Linedata has appointed Atos Origin, which provides hosting services in the employee savings sector in France, to host its operations center. Linedata already benefits from a longstanding partnership with this company which is a leader in the European market for facilities management and boasts more than 20 years’ experience in the field. A contract signed at the beginning of April 2003 for progressive implementation allows Linedata to operate 24 hours a day, 7 days a week within a highly secure  environment. The same decision was made in the United Kingdom at the end of 2003, also with Atos.

Dependence on specific customers

More than half of Linedata’s sales come from recurring ASP three to five-year contracts, which historically have been renewed in 90% of cases. Billing under these contracts is monthly and the average payment period is 70 days. The amounts billed in this activity are proportional to the customers’ own volumes, which accumulate in case of mergers between customers. Consequently, Linedata has little exposure to loss of revenues arising out of concentrations among its customers. For 2003, the five major customers that are financial groups represented 26% of revenues, the ten largest customers represented 37% of revenues.

Dependence on key personnel

The present and future success of Linedata is closely linked to the experience and motivation of its key personnel. However, Linedata’s size, the length of service and quality of its personnel and the recurring nature of its underlying economic concept enable it to solve any temporary problems.

Absence of Public Market

There is no North American public market for the Linedata Shares.  The absence of such public market may have an adverse effect on the ability of Shareholders to deal with their Linedata Shares.

Lack of Physical Certificate Representing Linedata Shares

There are no physical certificates representing Linedata Shares.  Holders of FMC Shares who are issued Linedata Shares pursuant to the Offers will only receive non-negotiable certificates of holding securities in book entry form issued by the registrar for the Linedata Shares.  The ability of a holder of Linedata Shares to take any action with respect to the holder’s interest in those Linedata Shares may be limited due to the lack of a physical certificate.

LEGAL PROCEEDINGS

Linedata is not aware of any legal proceedings material to Linedata to which Linedata or a subsidiary of Linedata is a party or of which any of their respective property is the subject matter and is not aware of any such proceedings being contemplated, except such non-material disputes as discussed under the section entitled “Risk Factors - Legal Risks”.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed elsewhere in these Offers and Circular, no member of the Supervisory Board or the Management Board, executive officer or insider of Linedata,  or any associate or Affiliate of any of the foregoing persons has or has had any material interest, direct or indirect, in any transaction within the 3 years prior to the date hereof or any proposed transaction, that has materially affected, or will materially affect, Linedata or any of its subsidiaries, other than Mr. Hazout, the Director, ESDS Solutions of Linedata, who was a major shareholder and the Managing Director of the company from which Linedata acquired a significant number of the ESDS Solutions shares in December 2003.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

The auditors of Linedata are RSM Salustro Reydel, 8, avenue Delcassé 75378 Paris Cedex 08, France and PERONNET & Associés, 21-23, rue Pierre 1er de Serbie, 75116 Paris, France.

The registrar for the Linedata Shares is Euro Emetteurs Finance, 48 boulevard des Batignolles, 75850 Paris Cedex 17, France.

MATERIAL CONTRACTS

The following are the material contracts of Linedata (other than contracts entered into in the ordinary course of business) entered into during the past two years by Linedata or any subsidiary of Linedata:

(a)           asset purchase agreement between Linedata Services (UK) Ltd., Thomson Financial Limited and Thomson Financial Luxembourg SA dated February 27, 2003 with respect to the acquisition by Linedata Services (UK) Ltd. of Thomson Financial’s portfolio management solutions for Europe for consideration of  €5.7 million;

(b)           loan agreement between Linedata, BNP Paribas, Crédit Lyonnais and Crédit Industriel et Commercial dated February 18, 2003, with respect to a loan in the amount of US$7.5 million by BNP Paribas, Crédit Lyonnais and Crédit Industriel et Commercial to Linedata to finance the Thomson Financial acquisition;

(c)           transfer agreement between Linedata, ESDS, E3I Ltd and three managers/shareholders of ESDS dated November 4, 2003 with respect to the acquisition of shares by Linedata of ESDS Solutions in exchange for newly issued shares of Linedata Services with a total value of approximately  €11.06 million;

(d)           loan agreement between Linedata, BNP Paribas, Crédit Lyonnais, Crédit Industriel et Commercial and Credit du Nord dated January 30, 2004 with respect to a €35.0 million loan, used to refinance all of the Company’s medium-term debts for a duration of five years and a €20 million credit line to be used by January 29, 2005 for future acquisitions of businesses;

(e)           Acquisition Agreement;

(f)            Lock-Up Agreements; and

(g)           agreement evidencing the Loan.

Copies of these agreements may be inspected (subject to compliance by Linedata with any applicable confidentiality provisions), during ordinary business hours at Linedata Canada’s registered office in Toronto, Ontario prior to the expiry of the Offers.

APPENDIX B -
LINEDATA FINANCIAL STATEMENTS

Index To Financial Statements

Audited historical financial statements of Linedata Services S.A. as at and for the years ended December 31, 2003, 2002 and 2001

Unaudited interim financial statements of Linedata Services SA as at and for the six months ended June 30, 2004 and 2003

Supplemental schedule: “Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles” pertaining to the consolidated financial statements for the year ended December 31, 2003

Supplemental schedule: “Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles” pertaining to the consolidated financial statements for the six months ended June 30, 2004

Pro forma financial statements as at and for the six months ended June 30, 2004, and for the year ended December 31, 2003

Linedata Group Services consolidated financial statements as of December 31, 2003

CONSOLIDATED EARNINGS STATEMENT

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	KEY EVENTS DURING THE FISCAL YEAR

2.	ACCOUNTING PRINCIPLES, POLICIES AND METHODS

3.	NOTES ON CONSOLIDATED PROFIT AND LOSS ACCOUNT (notes 1 to 6)

4.	NOTES ON CONSOLIDATED BALANCE SHEET (notes 7 to 18)

5.	COMPLEMENTARY INFORMATION (notes 19 to 23)

CONSOLIDATED EARNINGS STATEMENT

(in thousands of euros)	Note	2003	2002	2001

Revenues	1	100 313	94 689	79 053

Outside purchases and supplies	2	-30 331	-27 850	-22 603

Taxes other than corporate income tax		-2 162	-2 310	-2 288

Personnel costs	3	-48 533	-45 291	-40 335

EBIT		19 288	19 238	13 827

Other expenses		-314	-190	-118

Depreciation and operating provisions		-3 337	-4 278	-3 142

Reversal of depreciation and operating provisions		1 060	1 037	1 060

Operating profit		16 697	15 807	11 626

Net financial income/(expense)	4	-819	-897	-1 696

Net ordinary profit		15 878	14 911	9 930

Exceptional items		-194	-177	-77

Net exceptional depreciation and provisions		137	15

Exceptional items	5	-57	-161	-77

Corporate income tax	6	-4 948	-6 065	-3 009

Net profit before amortization of goodwill		10 874	8 684	6 844

Amortization of goodwill		-3 553	-3 212	-2 918

Net profit before minority interests		7 321	5 472	3 926

Minority interests		-232	-132	-79

Consolidated net profit		7 089	5 340	3 847

Net earnings per share	2003	2002	2001

Undiluted weighted average number of shares in issue	9 718 809	9 691 931	9 691 931

EPS before goodwill - in Euros per share	1.12	0.90	0.71

EPS after goodwill - in Euros per share	0.75	0.55	0.40

Diluted weighted average number of shares	9 931 880	9 808 016	9 766 219

EPS before goodwill - in Euros per share	1.09	0.89	0.70

EPS after goodwill - in Euros per share	0.74	0.54	0.39

CONSOLIDATED BALANCE SHEET

ASSETS

(in thousands of euros)	Note	31/12/2003	31/12/2002	31/12/2001

Goodwill	7	66 082	55 846	57 273

Other intangible fixed assets	8	16 083	11 583	11 983

Tangible fixed assets	9	4 356	4 262	3 166

Financial fixed assets	10	2 191	1 635	1 510

Fixed assets		88 712	73 325	73 932

Accounts receivable – trade and other operating receivables	11	37 364	22 650	23 490

Marketable securities	12	3 356	9 734	8 933

Cash and equivalents		6 085	6 308	5 891

Current assets		46 805	38 692	38 314

Prepaid expenses		1 589	933	519

Costs deferred over several years	13	238	193	106

Deferred tax benefits	14	10 464	9 951	11 126

TOTAL		147 808	123 093	123 997

LIABILITIES AND SHAREHOLDERS’ EQUITY

(in thousands of euros)	Note	31/12/2003	31/12/2002	31/12/2001

Share Capital		10 393	9 692	9 692

Consolidated retained earnings and surpluses		48 261	34 509	31 672

Net profit of current year		7 089	5 340	3 847

Consolidated shareholders’ equity	15	65 743	49 541	45 211

Minority interests		452	254	141

Contingency and accrual provisions	16	1 354	2 206	1 864

Financial debt other than short-term bank borrowing	17	38 576	41 844	43 546

Accounts payable – trade and other	18	37 201	24 726	19 990

Deferred income		4 108	4 489	13 191

Deferred tax liabilities	14	374	32	54

TOTAL		147 808	123 093	123 997

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of euros)	2003	2002	2001
EBIT	19 288	19 238	13 827

Net financial income/(expense) and exceptional items	-1 488	-1 088	-1 399
Current tax on income	-4 529	-2 648	-2 021
Foreign-currency translation	-508	-802
Working capital provided by operations	12 763	14 701	10 411

Net change in working capital requirement	-5 851	-5 821	1 131

Net cash generated by operating activities (1)	6 912	8 880	11 542

Investing activities

Acquisition of operating fixed assets(*)	-7 955	-3 458	-1 763
Disposal of operating fixed assets	481	76	61
Net cash used for operating investments	-7 474	-3 381	-1 702
Purchase of financial investments	-669	-166	-50
Sale of financial investments	151	40	106
Net cash provided by investing activities in financial assets	-518	-126	56
Net cash used in acquisition and sale of subsidiary companies	-11 177	-123	-33 787

Net cash provided/(used) by investing activities (2)	-19 169	-3 631	-35 434

Financing activities

Capital increases	11 020
New loans	7 100		32 780
Repayment of loans	-10 762	-2 676	-3 274
Dividends paid	-1 164	-872	-670

Net cash provided/(used) by financing activities (3)	6 194	-3 548	28 836

Net cash generated/(used) (4)=(1)+(2)+(3)=(6)-(5)-(7)	-6 063	1 701	4 947

Marketable securities	9 734	8 933	6 120
Cash and equivalents	6 308	5 890	3 757

Net cash and equivalents at beginning of year (5)	16 042	14 823	9 877

Marketable securities	3 356	9 734	8 933
Cash and equivalents	6 045	6 308	5 890

Net cash and equivalents at end of year (6)	9 401	16 042	14 823

Impact of fluctuating foreign currencies on cash flow (7)	-579	-482

(*) The acquisition by LINEDATA SERVICES (UK) Ltd of ongoing business value from the company THOMSON FINANCIAL for €5.720 million, reclassified as goodwill on the consolidated balance sheet, is included in this line.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.             KEY EVENTS DURING THE FISCAL YEAR

1.1                               Acquisitions

In February 2003, the company LINEDATA SERVICES UK LTD acquired assets from the company THOMSON FINANCIAL for a price of €5.720 million.

These assets correspond to portfolio management solutions for Europe. This acquisition was financed through borrowing.

At the end of the year, the company LINEDATA SERVICES acquired 100% of the shares of the company ESDS SOLUTIONS for a price of €11.057 million.

ESDS SOLUTIONS specializes in retirement savings and life insurance.

This acquisition was financed by the issue of 700,739 new LINEDATA SERVICES shares following approval by the extraordinary shareholders’ meeting on December 18, 2003.

The effective date of the takeover of control of this company was set for November 12, 2003 in order to accelerate the integration of its operations with those of LINEDATA SERVICES.

1.2                               Group legal organizational structure on December 31, 2003

2.             ACCOUNTING PRINCIPLES, POLICIES AND METHODS

2.1.                            Consolidation principles used

Linedata Services consolidated financial statements are prepared in accordance with French laws and regulations in conformity with Rule 99-02 of the official French Accounting Regulations Committee (ARC) which sets out a new methodology for preparing consolidated financial statements. The Group has not chosen to include acquisitions made before January 1, 2000.

Linedata Services has adopted the preferred methods as outlined in the ARC Rule 99-02, notably the accrual of all costs related to employee retirement, capitalization of finance leases, inclusion of all unrealized foreign exchange gains and losses in the accounting period they arise, and accounting for long-term contracts on the percentage-of-completion method.

2.2.                            Scope of consolidation

•                  The scope of consolidation used for fiscal year 2003 differed from that in fiscal year 2002 due to the acquisition of the company ESDS SOLUTIONS on December 18, 2003 with retroactive effect as of November 12, 2003.

•                  The consolidated financial statements include the financial statements of Linedata Services and its subsidiaries as follows:

Company name and address	% control	Type of control	Consolidation method

LINEDATA SERVICES 2 rue Louis Blériot - 92500 Rueil Malmaison - France	100%	Parent	Holding Company

LINEDATA SERVICES INGENIERIE 12 rue de la Renaissance - 92184 Antony - France	100%	Exclusive control	Full consolidation

LINEDATA SERVICES LUXEMBOURG 5, Z.A.I Bourmicht - L-8070 Bertrange	100%	Exclusive control	Full consolidation

FINEA SOFT Pacha Centre - Bloc C Lotissement Ennassim - Avenue Kherredine Pacha - 1002 - Tunis Belvédère- Tunisia	66%	Exclusive control	Full consolidation

LINEDATA SERVICES Inc. 260, Franklin Street - Boston - MA 02110 - USA	100%	Exclusive control	Full consolidation

LINEDATA SERVICES (UK) Ltd. Churchill House - 142.146 Old street - London EC3V 9BS - UK	100%	Exclusive control	Full consolidation

LINEDATA SERVICES GmbH Walter-Kolb-Strasse 9-11 60594 Frankfurt - Germany	100%	Exclusive control	Full consolidation

ESDS SOLUTIONS 2, rue Louis Blériot 92502 RUEIL MALMAISON	100%	Exclusive control	Full consolidation

All the above companies closed their accounts as of December 31. The activities of the various consolidated entities are included in the consolidated profit and loss account in respect of the following periods:

Entity	Financial year 2003	Financial year 2002	Financial year 2001

LINEDATA SERVICES	12 months	12 months	12 months

LINEDATA SERVICES FRANCE	—	—	12 months

SOCIETE FINANCIERE DE MONTEBELLO	—	—	12 months

INGENETUDES	—	—	12 months

LINEDATA SERVICES LUXEMBOURG	12 months	12 months	12 months

LINEDATA SERVICES INGENIERIE	12 months	12 months	12 months

FINEA SOFT	12 months	12 months	12 months

LINEDATA SERVICES Inc.	12 months	12 months	9.5 months

LINEDATA SERVICES (UK) Ltd.	12 months	12 months	9.5 months

LINEDATA SERVICES GmbH	12 months	3 months	—

ESDS SOLUTIONS	1.5 months	—	—

2.3                               Consolidation methods

Conversion method for the financial statements of foreign subsidiaries

Financial statements of foreign affiliates, presented in local currency, are converted using the closing price. Under this method, balance sheet amounts are converted at closing prices, except shareholders’ equity which is converted at historical prices. The profit and loss amounts are converted at the average price of the period. The foreign currency translation relating to shareholders’ equity for the Group’s share is recorded under conversion reserves, and under minority interests for minority shareholders’ portion.

Currency Transactions

Currency balances are converted at the period-end closing rate. Unrealized exchange rate gains and losses on currency balances are recorded at year end.

Goodwill

Upon acquisition of a company, identifiable assets and liabilities are recorded in the consolidated balance sheet at the fair value determined according to their intended use. The difference between the purchase cost and the fair value of the acquired company’s identifiable assets and liabilities are included in the “Goodwill” amount.

Deferred tax

Deferred tax is recorded in respect of the impact on assets and liabilities of all timing differences in the recognition of income and expense for accounting and tax purposes other than the exceptions set out in paragraph 313 of ARC Rule 99-02. Also, deferred tax credits are not recorded as assets unless their realization is probable. In the case of companies with tax losses, the deferred tax credit is not recognized as an asset unless a return to a tax-paying situation is probable in the near term.

According to its origin, a deferred tax asset or liability will have an impact either:

•                  on the tax charge for the year. This is the usual case where the origin is in the current year operations,

•                  or, on retained earnings, i.e. on shareholders’ equity. Such is the case when deferred tax directly affects shareholders’ equity, e.g. when a change in accounting policies results in a restatement of opening retained earnings.

2.4          Accounting policies and methods

Revenues

Rules for inclusion in current year sales are as follows:

•  Software support services: such items are billed monthly according to actual services rendered so that income recorded corresponds to invoices issued to customers.

•  Software sales: revenues from software licenses are recorded in accordance with the standards defined in the US texts SOP 97-2 and SAB 101 included in the December 2000 bulletin of the Commission des Opérations de Bourse (‘COB’ – France’s stock exchange regulator).

•  Maintenance services: income is recorded over the contract period covered by the invoicing of such services and at the balance sheet date unearned income is recorded as a liability.

•  Software development projects: revenues are recorded progressively to reflect the part of the contractual sales price that relates to the percentage of the project that is completed. Accordingly, at the balance sheet date, there may be a work-in-progress asset (and a sales increase) or an unearned income liability (and sales decrease), if invoicing to the customer is not in phase with the percentage of the project that is completed.

Recognition of profits and losses

Profits and losses are recognized according to percentage of completion. If the project is expected to make a loss on completion, such losses are provided for according to a reasonable estimate of the most probable final outcome including any rights to additional income or any claims that may be sustainable.

Exceptional items

Exceptional items include gains and losses on fixed asset disposals and income or expense arising from events or transactions that are clearly outside the ordinary activities of the business and which are not expected to happen again in a frequent or recurring way.

Research and development

Research and development expenditure undertaken by the group itself are recorded as an operating expense when incurred. For 2003, this figure amounts to €7.9 million (€6.8 million as of December 31, 2002).

Goodwill

Goodwill is amortized using the straight-line method over a period not exceeding 20 years.

The actual value of goodwill will be investigated if events or circumstances indicate that these values are likely to depreciate. These events or circumstances include significant long-term changes that unfavorably affect the economic environment or the assumptions or objectives set out at the time of acquisition. The need to record an exceptional amortization is assessed by consulting the value of the cash flow, with regard to the economic estimations and operating conditions projected by the Management of Linedata Services. These estimations translate the Group’s strategic aims and include estimations of the development of the economic environment in which the Group is likely to evolve.

When an exceptional amortization is considered necessary, the amount recorded is equal to the difference between the net accounting value and the fair value. The fair value is determined by consulting the future discounted cash flows based on the main assumptions given below:

•                  Medium term plan over five years drafted by the Management,

•                  Discounting of projected flows resulting from these plans at a rate representing the Group’s weighted average cost of capital (“WACC”),

•                  Final value calculation by excess amortization of the last flow in the projected period.

•                  This value is then discounted to the Group’s WACC.

On December 31, 2003, the following growth rate out to infinity and discount rate were applied to forecast cash flows looking out five years in connection with the economic scenario and forecast operating conditions used by LINEDATA SERVICES:

•                  Growth rate out to infinity: 2.5%

•                  After-tax discount rate: 9.5%

These forecasts are periodically revised in order to assure the validity of the assumptions used.

Licenses, patents and concessions

Tangible fixed assets

These assets are shown at the cost of investment.

Goods financed by a leasing contract which confers the advantages and risks relating to property to Linedata Services are recorded under the assets with a financial debt counterpart entry.

The assets are amortized according to the discounting or straight-line method based on the useful life of the goods:

		Method	Useful life

•	Buildings	Straight line	20 years

•	Fixtures	Straight line	10 years

•	Operating software	Straight line	10 years

•	Office software	Straight line	2 years

•	Office IT equipment	Straight line	2 years

•	Industrial IT equipment	Discounting	3 years

•	Office furniture	Straight line	5 years or 10 years

•	Transportation equipment	Straight line	5 years

Fixed tangible assets are subject to exceptional depreciation when their current value is below the net accounting value as a result of incidents or circumstances that have arisen during the year. The actual value is the highest of either the fair market value or the value in use.

Accounts receivable from customers

Allowances are based on the risk of failure to recover debts. The allowances are based on individual assessment of this risk.

Marketable securities

Marketable securities are shown at the cost of investment.

If necessary, a provision is made for these securities in order to bring their value to last month’s average stock market price, or the estimated trading value for unlisted securities.

Contingency and accrual provisions

These reserves are made to cover risks of losses or expenses that are considered probable in the light of events that have occurred or existing situations, and are specific in nature although it may not be possible to determine when they will occur or the exact cost that might be involved. The ARC 00-06 regulation applicable to liabilities from January 1, 2002 did not significantly affect this area.

Commitments related to payments to employees on retirement

An allowance is recorded to cover the cost of statutory and contractual retirement indemnities payable to employees on retirement. An actuarial evaluation is made of future costs discounted back at the rate of 4.50% per annum.

Stock options

Stocks options granted to some Group managers and employees for new Linedata Services shares are recorded at the option exercise date.

Financial instruments

Linedata Services Group purchased:

•                  a swap to cover the debt contracted for the acquisition of Ingénétudes shares. The rate was set at 4.65% from July 30, 2001 until July 30, 2005.

•                  a level payment SWAP to cover half the debt contracted for the purchase of Linedata Services Inc shares. The rate was set at 5.35% if EURIBOR is higher than 5.35%, otherwise the rate is 4.19%, from July 26, 2002 until February 28, 2007.

•                  a SWAP contract was entered into to cover the second half of the purchase of the LINEDATA SERVICES Inc. shares. The rate was set at 2.87% starting on April 2, 2003 through February 28, 2007.

•                  a SWAP contract was entered into to cover the debt incurred in connection with the acquisition of assets from the company THOMSON FINANCIAL. The rate was set at 2.59% starting on March 18, 2003 through February 15, 2008.

3.                                      NOTES ON CONSOLIDATED EARNINGS STATEMENT

NOTE 1: Revenue analysis

(in thousands of euros)	2003	2002	2001

Asset Management	52 833	53 499	43 252

Leasing & Credit Finance	24 530	20 650	17 948

Employee Savings & Insurance	22 950	20 540	17 853

Revenues	100 313	94 689	79 053

The majority of services and sales (development of software packages, software sales, studies and consulting, training, engineering and integration, maintenance) in the three principal business areas are under the form of ASP (Application Services Provider) contracts.

Revenues billed to foreign clients during fiscal year 2003 totaled €36.9 million, corresponding to 36.79% of total revenues.

NOTE 2: Outside purchases and supplies

(in thousands of euros)	2003	2002	2001

Telecommunications subcontracting, publishing	7 895	5 865	4 869

Merchandise and other purchases	1 657	1 109	1 019

General subcontracting, applications	1 777	1 396	1 660

Property and other rental, finance leasing	3 670	3 630	2 568

Repairs and maintenance	2 405	1 289	1 060

Agents and service providers	4 767	5 374	5 424

Professional fees and insurance	2 243	3 598	1 444

Advertising, communications and marketing	877	1 486	927

Travel, transport costs	3 157	2 500	2 068

Telecommunications and postage	1 141	1 080	940

Other	742	524	624

Total	30 331	27 850	22 603

NOTE 3: Personnel costs

Personnel costs comprise:

(in thousands of euros)	2003	2002	2001

Wages and salaries	35 195	33 506	28 799

Payroll taxes	12 247	11 432	10 531

Employee profit-sharing	1 091	353	1 005

Total	48 533	45 291	40 335

Number of employees at balance sheet date is as follows:

Headcount	12/31/2003	12/31/2002	12/31/2001

Executive and supervisory	636	556	512

Other	41	46	56

Total	677	602	568

The impact of the acquisition made in 2003 on the number of employees is as follows:

•	THOMSON FINANCIAL:	80

•	ESDS SOLUTIONS:	27

NOTE 4: Net financial income/(expense)

(in thousands of euros)	2003	2002	2001

Gains on sale of marketable securities	172	953	312

Other financial income	1 903	231	54

Interest and related costs	-1 798	-2 019	-1 985

Other financial expense	-1 096	-61	-77

Total	-819	-897	-1 696

The variation in other financial income and other financial charges corresponds to the recognition of foreign exchange profits and losses.

NOTE 5: Exceptional items

(in thousands of euros)	2003	2002	2001

Contract cancellation fees receivable	-134	-122

Net gains/(losses) on sale of fixed assets	-57	-39	-77

Write-back of a provision for an exceptional charge	134

Total	-57	-161	-77

NOTE 6: Corporate Income Tax

(in thousands of euros)	2003	2002	2001

Income before tax and goodwill amortization	15 822	14 749	9 853

Expected tax rate	35.43%	35.43%	36.43%

Unused deficit		0.57%

Tax credits for Research and Development	-2.74%		-3.78%

Impact of permanent differences	0.40%	3.32%	-1.05%
Impact of changes in tax rate	-1.20%	1.49%	-0.76%
Other	-0.61%	0.31%	-0,29%
Total	4 948	6 065	3 009
Including:
Current tax	4 529	2 648	2 021
Deferred tax	418	3 417	988
Actual tax rate	31.27%	41.12%	30.54%

4.                                      NOTES ON CONSOLIDATED BALANCE SHEET

NOTE 7: Goodwill

(in thousands of euros)	12/31/2002	Increase	Decrease	Change in scope of consolidation	12/31/2003

Gross amounts	64 037	65		13 724	77 825

Amounts written off	-8 191	-3 210		-343	-11 744

Net book values	55 846				66 082

The change in the scope of consolidation column over the fiscal year essentially corresponds to the goodwill resulting from:

-     •                The purchase of assets from THOMSON FINANCIAL by LINEDATA SERVICES UK Ltd for €7.258 million. This goodwill essentially corresponds to ongoing business value acquired for €5.720 million and reclassified as goodwill in keeping with Regulation 99-02, as the elements making up this ongoing business value are not identifiable or capable of being valued separately.

-     •                The acquisition of ESDS SOLUTIONS shares by LINEDATA SERVICES for €6.466 million, corresponding to the valuation of the ongoing business value acquired and reclassified as goodwill in keeping with Regulation 99-02, as the elements making up this ongoing business value are not identifiable or capable of being valued separately. The balance of the acquisition corresponded to a software program valued at €5 million.

As of December 31, 2003, goodwill arising on consolidation related to the following investments:

(in thousands of euros)	Value gross as at 12/31/2003	Accumulated amortization as of 12/31/2003	Value net as of 12/31/2003	Useful life amort.	Acquisition date

LINEDATA SERVICES FRANCE (ex GSI)	1 734	-520	1 213	20 years	12/01/97

LINEDATA SERVICES FRANCE (ex LDC)	7 163	-1 970	5 193	20 years	07/01/98

LINEDATA SERVICES FRANCE (ex BDB)	509	-140	369	20 years	07/01/98

LINEDATA SERVICES LUXEMBOURG (ex BIMACO)	2 093	-453	1 639	20 years	09/01/99

LINEDATA SERVICES INGENIERIE (ex PENLAN)	7 289	-1 367	5 922	20 years	03/31/00

INGENETUDES	19 318	-3 381	15 937	20 years	07/28/00

LINEDATA SERVICES Inc (ex Longview)	24 522	-3 423	21 099	20 years	03/15/01

LINEDATA SERVICES (UK) Ltd (IAS)	1 474	-147	1 327	20 years	01/07/02

LINEDATA SERVICES (UK) Ltd (Assets THOMSON FINANCIAL)	7 258	-302	6 956	20 years	02/27/03

ESDS SOLUTIONS	6 466	-40	6 425	20 years	11/12/03

Total	77 825	-11 744	66 082

Additionally, the current value of goodwill was examined in connection with the finalization of the financial statement for the period under the conditions described in note 2.4 “Goodwill”. No loss of value was recorded under this method as of December 31, 2003.

NOTE 8: Other intangible fixed assets

	12/31/2003			12/31/2002 Net values
(in thousands of euros)	Gross values	Amort.	Net values

Organization costs	501	367	135	233

Software, patents and similar rights and assets	9 314	4 220	5 094	466

Goodwill	10 964	110	10 855	10 884

Total	20 780	4 697	16 083	11 583

The other intangible fixed assets were reclassified as concessions, patents, and similar rights.

Organization costs relate to costs committed in 2000 for the initial stock exchange listing and not to the ensuing capital increase. Organization costs are amortized over five years.

Software, patents, licenses correspond to licenses acquired by the Group. In connection with the acquisition of the shares of the company ESDS SOLUTIONS, a software program was transferred for a sum of €5 million. This software program is being amortized over ten years.

The ongoing business value line is essentially made up of the ongoing business value of LINEDATA-LDC, which was valued at €10.7 million during the legal reorganization (merger of two operating entities) that took place in 1996.

This goodwill, recorded in the consolidated financial statements before Regulation 99-02 came into force, was not reclassified as goodwill, as the Group chose to apply the new consolidation rules on acquisitions imposed by this Regulation in advance. Additionally, this is not amortized given that, since 1996, the revenue and earnings indicators used at that time confirm the absence of any loss of value.

Changes in other intangible fixed assets were as follows:

(in thousands of euros)	12/31/2002	Increase	Decrease	Change in scope of consolidation	12/31/2003

Gross amounts	15 560	279	-59	5 000	20 780

Amounts written off	-3 977	-642	22	-100	-4 697

Net book values	11 583				16 083

NOTE 9: Tangible fixed assets

	12/31/2003			12/31/2002 Net values
(in thousands of euros)	Gross values	Amortization	Net values

Land and buildings	0	0	0	449

Equipment	3 737	3 298	439	518

Other tangible assets	12 557	8 683	3 874	3 296

Of which finance lease	3 632	2 591	1 042	999

Advances and down payments	43		43

Total	16 337	11 981	4 356	4 263

The buildings and land were sold at the beginning of 2003. The profit/loss on this sale was not significant.

Changes in tangible fixed assets were as follows:

(in thousands of euros)	12/31/2002	Increase	Decrease	Change in scope of consolidation	12/31/2003

Gross amounts	15 012	2 604	-1 467	145	16 294

Of which finance lease	3 362	817	-547		3 632

Amounts written off	-10 750	-2 057	853	-27	-11 981

Of which finance lease	-2 363	-681	453		-2 591

Advances and down payments		43			43

Net book values	4 262				4 356

Of which finance lease	999				1 041

IT equipment worth €219,000 was acquired in connection with the acquisition of assets from THOMSON FINANCIAL.

NOTE 10: Financial fixed assets

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Investments in unconsolidated subsidiary and affiliated companies	755	753	755

Guarantee deposits	1 436	882	755

Total gross amount	2 191	1 635	1 510

Allowance for diminution in value

Net book values	2 191	1 635	1 510

Investments in unconsolidated subsidiary and affiliated companies related almost exclusively to shares in GPI which will be sold before December 31, 2004.

The group owns a 15.25% interest in this company, which holds a real estate capital lease. The net book values shown for this investment represents the contractual sales price. This amount, included in the goodwill calculation on acquisition of LDC, has been included in the book value of the investment.

In 2003, the increase in the deposits and guarantees line reflected the deposit put down for the new “Bishopgate” offices of the LINEDATA SERVICES (UK) Ltd subsidiary.

NOTE 11: Accounts receivable, trade and other operating receivables

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Accounts receivable from customers	31 117	19 822	19 111

Doubtful or disputed debts	792	853	762

Accounts receivable – trade: Gross amount	31 909	20 675	19 873

Allowance for doubtful receivables	-1 488	-1 235	-665

Accounts receivable – trade: Net	30 421	19 441	19 208

Miscellaneous taxes refundable	2 403	2 706	2 813

Other receivables	4 486	472	1 451

Advances for purchases of goods and services	53	31	17

Gross amounts	6 943	3 209	4 281

Allowance for doubtful receivables

Net book values	6 943	3 209	4 281
Total	37 364	22 650	23 489

The majority of these accounts receivable expire within one year.

NOTE 12: Marketable securities

On December 31, 2003, in connection with its share buyback program designed to smooth out fluctuations in its share price, LINEDATA SERVICES held 2,210 of its own shares (versus 5,396 on December 31, 2002) purchased at an average price of €13.22 euros, for a total of €29,216.

The profit / loss on the sale of these shares during the period was not significant.

NOTE 13: Costs deferred over several years

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Gross amounts	381	271	135

Amounts written off	-144	-78	-29

Net book values	238	193	106

These deferred costs relate to expenses incurred for loans contracted for the acquisition of Ingénétudes, Linedata Services Inc. and the assets of Thomson Financial.

NOTE 14: Deferred taxes

Changes in deferred tax are explained as follows:

(in thousands of euros)	12/31/2003	12/31/2002
Deferred tax benefits

Employee profit sharing	386	125
Tax loss carry-forward	520	798
LDS Inc goodwill	8 587	9 045
Other deferred tax benefits	970	-17

Deferred tax benefits	10 464	9 951

Deferred tax liabilities	-374	-32

Net deferred taxes	10 090	9 919

The Linedata Services Inc. goodwill deferred tax relates to the estimated tax saving at the time of acquisition of this company, relative to the tax deductibility of goodwill amortization in the US.

NOTE 15: Changes in shareholders’ equity

(in thousands of euros)	Number of capital shares	Capital	Issue premiums	Consolidated retained earnings	Year-end net income	Total Shareholders’ equity

As of 12.31.00	9 691 931	1 477	34 290	3 203	3 159	42 130

Appropriation of 2000 net income				3 159	-3 159	0

2001 net income					3 847	3 847

Capital increases for Euro conversion		8 215	-8 215			0

Distribution of dividends				-670		-670

Foreign-currency translation				-96		-96

As of 12.31.01	9 691 931	9 692	26 075	5 596	3 847	45 211

Appropriation of 2001 net income				3 847	-3 847	0

2002 net income					5 340	5 340

Distribution of dividends				-872		-872

Foreign-currency translation				-137		-137

As of 12.31.02	9 691 931	9 692	26 075	8 434	5 340	49 541

Appropriation of 2002 net income				5 340	-5 340	0

2003 net income					7 089	7 089

Capital increases	700 739	701	10 319			11 020

Distribution of dividends				-1 163		-1 163

Foreign-currency translation				-744		-744

Reclassification			-381	381		0

As of 12.31.03	10 392 670	10 393	36 013	12 249	7 089	65 743

NOTE 16: Contingency and accrual provisions

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Employee retirement indemnities	697	634	554

Estimated losses on long-term contracts			450

Client guarantees		417

Other risks and costs		62	114

Litigation	657	1 093	746

Total	1 354	2 206	1 864

NOTE 17: Borrowing

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Borrowing from credit organizations	36 744	40 167	42 278

Borrowing and other financial debt(1)	1 833	1 677	1 268

Total	38 576	41 844	43 546

(1) Including capital leases: €459,000 as of December 31, 2001, €774,000 as of December 31,2002 and €1,115,000 as of December 31, 2003

The group’s financial debts, excluding bank overdrafts, can be analyzed as follows:

•                  Loans contracted in 2000 were used in their entirety to pay part of the purchase consideration for Ingénétudes, and the shares acquired are pledged in guarantee thereof.

The pledged securities were removed with the agreement of the banks upon Ingénétudes’ absorption by Linedata Services in 2002.

•                  The loan contracted in March 2001 was used to purchase the Linedata Services Inc shares. (ex The LongView Group Inc.); the shares of Linedata Services Inc. are pledged in guarantee thereof.

This loan was renegotiated in financial year 2002 for a five-year period.

•             A loan for the acquisition of the assets from THOMSON FINANCIAL was contracted by LINEDATA SERVICES during the first half of 2003.

The maturity schedule of financial debts as of December 31, 2003 was the following:

(in thousands of euros)	Less than one year	From one to five years	More than five years	Total

Loans	10 206	26 537		36 744

Finance leases	523	592		1 115

Other liabilities	717			717

Following the renegotiation of the debts of LINEDATA SERVICES (see post-fiscal year events), the maturity schedule of the financial debts as of January 31, 2004 was the following:

(in thousands of euros)	Less than one year	From one to five years	More than five years	Total

Loans	24	35 000		35 024

Finance leases	523	592		1 115

Other liabilities	717			717

NOTE 18: Accounts payable, trade and other

The breakdown of operating debts is the following:

(in thousands of euros)	12/31/2003	12/31/2002	12/31/2001

Accounts payable - trade	13 436	9 358	5 560

Advances and on-account payments received	42

Payable to personnel, social security organizations and tax administrations	17 597	14 553	12 709

Other payables	6 127	815	1 721

Total	37 201	24 726	19 990

5.             COMPLEMENTARY INFORMATION

NOTE 19: Sector information

Capital employed by business segment

(in thousands of euros)	Asset Management	Leasing & Credit Financing	Employee Savings & Insurance	Total

Goodwill	38 877	18 389	8 815	66 082

Intangible fixed assets	7 447	3 554	5 082	16 083

Tangible fixed assets	2 595	1 419	342	4 356

Financial fixed assets	1 167	493	531	2 191

Net fixed assets	50 086	23 855	14 771	88 712

Others	6 377	0	243	6 619

Total	56 462	23 855	15 014	95 331

The “Others” line is made up of the following assets:

•                  Customers and other operating receivables,

•                  Charges recorded in advance,

•                  Charges to be allocated over several years,

•                  Deferred tax assets

and the following liabilities:

•                  Provisions for risks and charges

•                  Supplier debts and other operating debts,

•                  Miscellaneous debt,

•                  Income recorded in advance,

•                  Deferred tax liabilities

Consolidated earnings breakdown by segment

(thousands of euros)	Asset Management	Leasing & Credit Financing	Employee Savings & Insurance	Total

Revenues	52 832	24 531	22 950	100 313

Personnel charges	-27 762	-13 347	-7 424	-48 533

Amortization / depreciation / operating provisions	-2 005	875	-457	-3 337

Operating profit	7 362	3 609	5 726	16 697

Net financial charges				-819

Extraordinary items				-57

Goodwill amortization	-2 228	-1 126	-199	-3 553

Taxes				-4 948

Consolidated net profit				7 321

Minority interests				-232

Net profit after minority interests				7 089

Revenue breakdown by geographical zone for foreign clients:

(thousands of euros)	Asset Management	Leasing & Credit Financing	Employee Savings & Insurance	Total

Revenues

France	23 184	17 275	22 950	63 409
Continental Europe (1)	5 038	7 256	0	12 294
UK	12 955			12 955
United States	11 655			11 655

Total	52 832	24 531	22 950	100 313

(1) including Tunisia

NOTE 20: Stock options

The stock options granted by Linedata Services are set out in the table below:

	Plan 2000 (no. 1)	Plan 2000 (no. 1)	Plan 2000 (no. 1)
Date of shareholders’ meeting	4/25/2000	4/25/2000	4/25/2000
Date of Executive Board meeting having granted the options	5/17/2000	6/7/2001	12/12/2002
Total number of shares available for subscription	23,000	90,000	110,000
- of which number of shares available for subscription by members of the management committee	10,000	18,000	35,000
Total number of beneficiaries	3	39	16
- of which number of management executives concerned	1	4	4
Starting option exercise date	5/17/2005	6/7/2006	12/12/2007
Expiration date	5/17/2010	6/7/2011	12/12/2012
Exercise price	€17	€23.417	€16.04
Number of shares subscribed	0	0	0
Total number of options annulled	3,000	9,000	0
Total number of options remaining	20,000	81,000	110,000
Potential cumulative dilution assuming the exercise of options on December 31, 2003	0.19%	0.97%	2.03%

NOTE 21: Impact of THOMSON FINANCIAL and ESDS SOLUTIONS

The impact of the acquisition of assets from THOMSON FINANCIAL and ESDS Solutions on the principal lines of the consolidated earnings statement as of 12/31/2003 was the following:

As of 12/31/2003 (thousands of euros)	Thomson Financial (*)	Contribution in %	ESDS Solutions	Contribution in %
Revenues	10,672	10.64%	2 813	2.80%
Operating profits	562	3.36%	885	5.30%

(*) the Thomson Financial revenues notably include the transfer of business with certain long-time clients of LINEDATA SERVICES (UK) Ltd.

NOTE 22: Off balance sheet commitments

Contractual obligations and other commercial commitments as of December 31, 2003 can be summarized as follows (thousands of euros):

	Total 12/31/2003	Payments due by period			2002
Contractual obligation		Less than one year	One to five years	Over five years
Long-term debts (before debt renegotiation on 1/31/2004)	36 743	10 206	26 537		40 875
Credit lease obligations	1 115	523	592		821
Straight lease contracts	18 282	1 978	7 230	9 074	194
Irrevocable purchase commitments	0				0
Other long-term obligations	0				0
TOTAL	56 140	12 707	34 359	9 074	41 890

	Total 12/31/2003	Amount of commitments by period			2002
Other commercial commitments		Less than one year	One to five years	Over five years
Credit lines	0				0
Letters of credit	0				0
Guarantees	0				0
Purchase commitments (1)	953	953			678
Other commercial commitments	0				0
TOTAL	953	953	0	0	678

(1) As a result of the merger with Ingénétudes, Linedata Services has a commitment to purchase the balance of Finea Soft’s securities owned by an external shareholder. Linedata Services is committed to purchasing these securities for €953,000 on request of the external shareholder between September 1, 2003 and February 28, 2005 (calculation based on Finea Soft’s 2003 individual financial statements and therefore may be revised on the basis of year-end 2004 financial statements).

The loan renegotiated on 1/31/2004 contains default covenants relating to the respect of certain financial ratios (calculated on the basis of consolidated figures):

Loan	Definition of the ratio	Default condition
January 2004	Net financial debt / adjusted gross operating profits	Starting 6/30/2004 if above 2.6x From 12/31/2004 until 12/31/2008 if above 2x
	Free cash flow / debt service	From 12/31/2004 until 12/31/2008 if below 1x
	Financial debt / equity	Starting 6/30/2004 until 12/31/2004 if above 1x
From 6/30/2005 until 12/31/2008 if above 0.8x

Net financial debt: (+) financial debt (-) liquidities and negotiable securities

Adjust gross operating profits: (+) consolidated net profit (+) goodwill amortization (+) corporate income taxes (+ or -) exceptional results and net financial charges (+) depreciation and provisions (-) writeback of depreciation and provisions.

Free cash flow: Adjusted gross operating profits (-) corporate income taxes due (+) employee profit sharing charge (-) employee profit sharing paid (+ or -) extraordinary cash flow excluding asset sales (+ or -) change in working capital requirement (-) investments in fixed tangible, intangible, and financial assets (+) sale price of fixed assets sold (+) loans contracted (+) equity injections (-) dividends paid

Debt service: interest and financial charges (+) reimbursement of financial debt principal

Provisions for retirement benefits

(thousands of euros)	December 31, 2003	Notes
Discounted value of liabilities	981
Non-booked net actuarial variations	(62)
Non-booked costs of past services (Fillon law no. 2003-775 dated August 21, 2003)	(222)	1
Net booked liabilities	697

Note 1: In conformity with the opinion no. 2004 of the Urgency Committee dated January 21, 2004, the modifications resulting from the law no. 2003-775 dated August 21, 2003 are considered to be resulting from a change in the benefit system after employment. Consequently, these modifications are accounted for, starting with the date of the change in the system, using a straight line method based on the average duration of the acquisition of the rights corresponding to the average residual duration of active employment.

NOTE 23: Events after the fiscal year end

At the beginning of 2004, the company LINEDATA SERVICES opened a subsidiary in Singapore.

At the beginning of 2004, LINEDATA SERVICES took on a new loan enabling it to refinance €35 million of the company’s medium term debts for a duration of five years. This loan is guaranteed by the pledge of the shares of LINEDATA SERVICES Inc.

Chapter 5 – Statutory Auditors’ Report on the Consolidated Financial Statements

Year Ended 12.31.03

JACQUES WENIG & ASSOCIES	L. FATEHALI JAVER	RSM SALUSTRO REYDEL
65, avenue Kléber 75116 Paris	8, rue Claude Lewy 45000 Orléans	8, avenue Delcassé 75378 Paris cedex 08

In conformity with the mission entrusted to us by decision of the Company in General Annual Shareholders’ Meeting, we have audited the appended consolidated financial statements of the Linedata Services group for the year ended 12.31.03.

These consolidated financial statements were prepared by the Management Board of your company. Our responsibility is to express an opinion on these financial statements based on our audit.

I – AUDITORS REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

We conducted our audit of these statements in accordance with professional standards applicable in France which require that we plan and perform the audit to obtain reasonable assurance that the consolidated financial statements are free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. It also consists of assessing the accounting principles used and significant estimates made, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed below.

In our opinion, the consolidated financial statements are properly prepared in conformity with French accounting rules and principles and present fairly the income for the year and the financial position at year-end.

II – JUSTIFICATION OF AUDITORS’ OPINION

In application of the terms of article L.225-235, paragraph 2 of the Commercial Code relating to the justification of our opinion, introduced by the financial security law dated August 1, 2003 and applicable for the first time to this fiscal year, we would note the following elements:

In connection with the closing of the accounts, as set out in paragraph 2.4 and note 7 to the consolidated financial statements, the Group reviewed the events or circumstances that could indicate a reduction in the value of the goodwill. In connection with our evaluation of the significant estimates made in the finalization of the accounts, we have reviewed the elements serving to justify the absence of any lasting loss in value of the goodwill on December 31, 2003. We have verified the reasonable character of the estimates used by the Group on December 31, 2003.

These conclusions were arrived at in connection with our audit of the consolidated accounts in their entirety, and therefore contributed to our arriving at our unreserved opinion expressed in the first part of this report.

III – SPECIFIC VERIFICATION

We have also verified the information relative to the Group provided in the management report. We have no comment to make regarding their sincerity and conformity with the consolidated financial statements.

Orléans and Paris, May 6, 2004

The statutory auditors

JACQUES WENIG & ASSOCIES	L. FATEHALI JAVER	RSM SALUSTRO REYDEL
Philippe Depoutot	L.Fatehali Javer	Emmanuel Paret

LINEDATA SERVICES GROUP CONSOLIDATED FINANCIAL
STATEMENTS AS OF JUNE 30, 2004

CONSOLIDATED EARNINGS STATEMENT

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	KEY EVENTS DURING THE HALF YEAR

2.	ACCOUNTING PRINCIPLES, POLICIES AND METHODS

3.	NOTES ON THE CONSOLIDATED EARNINGS STATEMENT (notes 1 to 6)

4.	NOTES ON CONSOLIDATED BALANCE SHEET (notes 7 to 18)

5.	COMPLEMENTARY INFORMATION (notes 19 to 24)

CONSOLIDATED EARNINGS STATEMENT

(in thousands of euros)	Note	H1 2004	H1 2003	2003 fiscal year

Sales	1	52 716	47 574	100 313

Outside purchases and supplies	2	-18 282	-13 652	-30 331

Taxes other than corporate income tax		-1 134	-1 300	-2 162

Personnel expense	3	-28 543	-24 319	-48 533

EBITDA		4 757	8 303	19 288

Other expenses		-582	-39	-314

Depreciation and operating provisions		-1 974	-1 532	-3 337

Reversal of depreciation and operating provisions		435	691	1 060

Operating profit		2 636	7 423	16 696

Net financial income/(expense)	4	-683	-564	-819

Ordinary profit		1 953	6 859	15 877

Exceptional items		-244	-44	-194

Net exceptional depreciation and provisions		0		137

Exceptional items	5	-244	-44	-57

Corporate income tax	6	-462	-2 201	-4 948

Net income before amortization of goodwill		1 247	4 614	10 873

Amortization of goodwill		-1 947	-1 701	-3 553

Net income before minority interests		-699	2 913	7 320

Minority interests		-113	-129	-232

Net attributable income		-812	2 785	7 089

Net earnings per share	H1 2004	H1 2003	2003 fiscal year

Undiluted weighted average number of shares in issue	10 399 882	9 691 931	9 718 809

EPS before goodwill - in Euros per share	0.12	0.48	1.12

EPS after goodwill - in Euros per share	-0.08	0.29	0.75

Diluted weighted average number of shares	10 635 827	9 907 108	9 931 880

EPS before goodwill - in Euros per share	0.12	0.47	1.09

EPS after goodwill - in Euros per share	-0.08	0.28	0.74

CONSOLIDATED BALANCE SHEET

ASSETS

(in thousands of euros)	Note	6/30/2004	12/31/2003	6/30/2003

Goodwill	7	64 190	66 082	59 819

Other intangible fixed assets	8	15 919	16 083	11 347

Tangible fixed assets	9	4 294	4 356	3 489

Financial fixed assets	10	2 124	2 191	1 585

Fixed assets		86 527	88 712	76 240

Accounts receivable – trade and other operating receivables	11	46 777	37 364	32 059

Marketable securities	12	23 918	3 356	4 831

Cash and equivalents		3 953	6 085	8 166

Current assets		74 648	46 805	45 056

Prepaid expenses		1 806	1 589	1 462

Expenses deferred over several years	13	746	238	228

Deferred tax assets	14	10 878	10 464	10 035

TOTAL		174 605	147 808	133 021

LIABILITIES AND SHAREHOLDERS’ EQUITY

(in thousands of euros)	Note	6/30/2004	12/31/2003	6/30/2003

Share Capital		11 705	10 393	9 692

Consolidated reserves		72 599	48 261	38 365

Net income of current year		-813	7 089	2 785

Attributable shareholders’ equity	15	83 491	65 743	50 842

Minority interests		561	452	372

Provisions for contingent liabilities	16	1 437	1 354	1 554

Borrowing other than short-term credits	17	36 941	38 576	41 284

Accounts payable – trade and other	18	41 210	37 201	28 050

Deferred revenue		10 910	4 108	10 919

Deferred tax liabilities	14	55	374

TOTAL		174 605	147 808	133 021

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

EBITDA	4 757	19 288	8 303

Net financial income/(expense) and exceptional items	-1 124	-1 488	-528
Current tax on income	-1 341	-4 529	-2 388
Foreign-currency translation	6	-508	-198
Working capital	2 298	12 763	5 189

Net change in working capital requirement	1 069	-5 851	-40

Net cash generated by operating activities (1)	3 367	6 912	5 149

Investment activities

Acquisition of operating fixed assets(*)	-2 112	-7 955	-6 590
Disposal of operating fixed assets	25	481	466
Net cash used for operating investments	-2 087	-7 474	-6 124
Purchase of financial investments	-171	-669	-42
Sale of financial investments	272	151	73
Net cash on investment in financial assets	101	-518	31
Net cash used in acquisition and sale of subsidiary companies	-68	-11 177

Net cash provided/(used) by investment activities (2)	-2 054	-19 169	-6 094

Financing activities

Capital increases	20 669	11 020
New loans	35 290	7 100	6 563
Repayment of loans	-37 174	-10 762	-7 211
Dividends paid	-1 871	-1 164	-1 163

Net cash provided/(used) by financing activities (3)	16 914	6 194	-1 811

Net cash generated/(used) (4)=(1)+(2)+(3)=(6)-(5)-(7)	18 277	-6 063	-2 753

Marketable securities	3 356	9 734	9 734
Cash and equivalents	6 045	6 308	6 308

Net cash and equivalents at beginning of year (5)	9 401	16 042	16 042

Marketable securities	23 918	3 356	4 831
Cash and equivalents	3 782	6 045	8 166

Net cash and equivalents at end of year (6)	27 700	9 401	12 997

Impact of fluctuating foreign currencies on cash flow (7)	69	-579	-292

(*): On 12/31/2003, the acquisition of the ongoing business value of Thomson Financial by Linedata Services (UK) Ltd for 5.72 million euros, reclassified as goodwill in the consolidation, has been posted under acquisitions of operating fixed assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.             KEY EVENTS DURING THE HALF YEAR

1.1          Capital increase

As part of the process of strengthening its balance sheet, Linedata Services increased its share capital as authorized by the Mixed General Meeting of June 28, 2004. A total of 1,312,500 new shares were issued, with a par value of 1 euro and a subscription price of 16 euros, for a total of 21 million euros in new capital. Preemptive rights were suspended, and the subscription was divided as follows: FFP (Société Foncière, Financière et de Participations-FFP) a holding listed on the Paris big board and controlled by the Peugeot family, for 15 million euros, with the remaining 6 million euros divided among three high-tech mutual funds (FCPI) managed by CDC Entreprises Innovation (formerly CDC IXIS Innovation).

1.2          Loan issue

At the beginning of 2004, Linedata Services took out a new 5-year loan for 35 million euros to refinance its medium-term debt. The loan was guaranteed by putting up shares in Linedata Services Inc. as collateral.

1.3          Group legal organizational structure on June 30, 2004

2.             ACCOUNTING PRINCIPLES, POLICIES AND METHODS

2.1.         Consolidation principles used

Linedata Services consolidated financial statements are prepared in accordance with Recommendation 99-R-01 of the National Accounting Council (Conseil National de la Comptabilité) concerning interim financial statements and Rule 99-02 of the Accounting Regulation Committee (Comité de la réglementation comptable - CRC), which define the new methodology applied to consolidated financial statements. The Group has not chosen to include acquisitions made before January 1, 2000.

Linedata Services has adopted the preferred methods as outlined in the ARC Rule 99-02, notably the accrual of all costs related to employee retirement, capitalization of finance leases, inclusion of all unrealized foreign exchange gains and losses in the accounting period they arise, and accounting for long-term contracts on the percentage-of-completion method.

2.2.         Scope of consolidation

The consolidated financial statements include the financial statements of Linedata Services and its subsidiaries as follows:

Company name and address	% control	Type of control	Consolidation method

Linedata Services 19, rue d’Orléans - 92200 Neuilly-sur-Seine- France	100%	Parent	Holding Company

Linedata Services Ingenierie 10 rue de la Renaissance - 92184 Antony - France	100%	Exclusive control	Full consolidation

Linedata Services Luxembourg 5, Z.A.I Bourmicht - L-8070 Bertrange	100%	Exclusive control	Full consolidation

Finea Soft Rue du Lac Victoria Les berges du Lac 1053 Tunis - Tunisia	66%	Exclusive control	Full consolidation

Linedata Services Inc. 260, Franklin Street - Boston – MA 02110 - USA	100%	Exclusive control	Full consolidation

Linedata Services (UK) Ltd. Bishopsgate Court 4/12 Norton Folgate - Londres United Kingdom E1 6DB	100%	Exclusive control	Full consolidation

Linedata Services GmbH Walter-Kolb-Strasse 9-11 60594 Frankfurt - Germany	100%	Exclusive control	Full consolidation

ESDS Solutions 8, rue de la Renaissance 92184 Antony - France	100%	Exclusive control	Full consolidation

All the above companies closed their accounts as of December 31. The activities of the various consolidated entities are included in the consolidated income and loss account in respect of the following periods:

Entity	H1 2004	Financial year 2003	H1 2003

Linedata Services	6 months	12 months	6 months

Linedata Services Luxembourg	6 months	12 months	6 months

Linedata Services Ingenierie	6 months	12 months	6 months

Finea Soft	6 months	12 months	6 months

Linedata Services Inc.	6 months	12 months	6 months

Linedata Services (UK) Ltd.	6 months	12 months	6 months

Linedata Services GmbH	6 months	12 months	6 months

ESDS Solutions	6 months	1.5 months	—

2.3          Consolidation methods

Conversion method for the financial statements of foreign subsidiaries

Financial statements of foreign affiliates, presented in local currency, are converted using the closing price. Under this method, balance sheet amounts are converted at closing prices, except shareholders’ equity which is converted at historical prices. The income and loss amounts are converted at the average price of the period. The foreign currency translation relating to shareholders’ equity for the Group’s share is recorded under conversion reserves, and under minority interests for minority shareholders’ portion.

Currency Transactions

Currency balances are converted at the period-end closing rate. Unrealized exchange rate gains and losses on currency balances are recorded in income and loss account of the period.

Goodwill

Upon acquisition of a company, identifiable assets and liabilities are recorded in the consolidated balance sheet at the fair value determined according to their intended use. The difference between the purchase cost and the fair value of the acquired company’s identifiable assets and liabilities are included in the “Goodwill” amount.

Deferred tax

Deferred tax is recorded in respect of the impact on assets and liabilities of all timing differences in the recognition of income and expense for accounting and tax purposes other than the exceptions set out in paragraph 313 of ARC Rule 99-02. Also, deferred tax credits are not recorded as assets unless their realization is probable. In the case of companies with tax losses, the deferred tax credit is not recognized as an asset unless a return to a tax-paying situation is probable in the near term.

Corporate tax as of June 30, 2004 was calculated by taking the estimated annual pre-tax accounting income as of June 30, as a pro rata of accounting income expected for the end of the fiscal year (Recommendation CNC R99-01).

2.4          Accounting policies and methods

Sales

Rules for inclusion in current year sales are as follows:

•  Software support services: such items are billed monthly according to actual services rendered so that income recorded corresponds to invoices issued to customers.

•  Software sales: sales from software licenses are recorded in accordance with the standards defined in the US texts SOP 97-2 and SAB 101 included in the December 2000 bulletin of the Commission des Opérations de Bourse (‘COB’ – France’s stock exchange regulator).

•  Maintenance services: income is recorded over the contract period covered by the invoicing of such services and at the balance sheet date deferred revenue is recorded as a liability.

•  Software development projects: sales are recorded progressively to reflect the part of the contractual sales price that relates to the percentage of the project that is completed. Accordingly, at the balance sheet date, there may be a work-in-progress asset (and a sales increase) or a deferred revenue (and sales decrease), if invoicing to the customer is not in phase with the percentage of the project that is completed.

Recognition of income and losses

Income and losses are recognized according to percentage of completion. If the project is expected to make a loss on completion, such losses are provided for according to a reasonable estimate of the most probable final outcome including any rights to additional income or any claims that may be sustainable.

Exceptional items

Exceptional items include gains and losses on fixed asset disposals and income or expense arising from events or transactions that are clearly outside the ordinary activities of the business and which are not expected to happen again in a frequent or recurring way.

Research and development

Research and development expenditure undertaken by the group itself are recorded as an operating expense when incurred. For H1 2004, this figure amounts to €5.1 million (€3.8 million as of June 30, 2003, and €7.9 million as of December 31, 2003).

Goodwill

Goodwill is amortized using the straight-line method over a period not exceeding 20 years.

The actual value of goodwill will be investigated if events or circumstances indicate that these values are likely to depreciate. These events or circumstances include significant long-term changes that unfavorably affect the economic environment or the assumptions or objectives set out at the time of acquisition. The need to record an exceptional amortization is assessed by consulting the value of the cash flow, with regard to the economic estimations and operating conditions projected by the Management of Linedata Services. These estimations translate the Group’s strategic aims and include estimations of the development of the economic environment in which the Group is likely to evolve.

When an exceptional amortization is considered necessary, the amount recorded is equal to the difference between the net accounting value and the fair value. The fair value is determined by consulting the future discounted cash flows based on the main assumptions given below:

•      Medium term plan over five years drafted by the Management,

•      Discounting of projected flows resulting from these plans at a rate representing the Group’s weighted average cost of capital (“WACC”),

•      Final value calculation by excess amortization of the last flow in the projected period.

•      This value is then discounted to the Group’s WACC.

On June 30, 2004, the following growth rate out to infinity and discount rate were applied to forecast cash flows looking out five years in connection with the economic scenario and forecast operating conditions used by LINEDATA SERVICES:

•      Growth rate out to infinity: 2.5%

•      After-tax discount rate: 9.5%

These forecasts are periodically revised in order to assure the validity of the assumptions used.

Licenses, patents and concessions

This item relates to computer software licenses acquired. They are amortized on the straight-line method over their estimated useful lives (up to ten years).

Tangible fixed assets

These assets are shown at the cost of investment.

Goods financed by a leasing contract which confers the advantages and risks relating to property to Linedata Services are recorded under the assets with a financial debt counterpart entry.

The assets are amortized according to the discounting or straight-line method based on the useful life of the goods:

		Method	Useful life

•	Buildings	Straight line	20 years
•	Fixtures	Straight line	10 years
•	Operating software	Straight line	10 years
•	Office software	Straight line	2 years
•	Office IT equipment	Straight line	2 years
•	Industrial IT equipment	Discounting	3 years
•	Office furniture	Straight line	5 years or 10 years
•	Transportation equipment	Straight line	5 years

Fixed tangible assets are subject to exceptional depreciation when their current value is below the net accounting value as a result of incidents or circumstances that have arisen during the year. The actual value is the highest of either the fair market value or the value in use.

Accounts receivable from customers

Allowances are based on the risk of failure to recover debts. The allowances are based on individual assessment of this risk.

Marketable securities

Marketable securities are shown at the cost of investment.

If necessary, a provision is made for these securities in order to bring their value to last month’s average stock market price, or the estimated trading value for unlisted securities.

Provisions for contingent liabilities

These reserves are made to cover risks of losses or expenses that are considered probable in the light of events that have occurred or existing situations, and are specific in nature although it may not be possible to determine when they will occur or the exact cost that might be involved.

Commitments related to payments to employees on retirement

An allowance is recorded to cover the cost of statutory and contractual retirement indemnities payable to employees on retirement. These commitments are subject to an actuarial evaluation based on the number of units of credit projected (retrospective method) and taking into account a discount rate of 4.8%.

Stock options

Stocks options granted to some Group managers and employees for new Linedata Services shares are recorded at the option exercise date.

Financial instruments

Linedata Services Group purchased:

•      a swap to cover the debt contracted for the acquisition of Ingénétudes shares. The rate was set at 4.65% from July 30, 2001 until July 30, 2005.

•      a level payment Swap to cover half the debt contracted for the purchase of Linedata Services Inc shares. The rate was set at 5.35% if EURIBOR is higher than 5.35%, otherwise the rate is 4.19%, from July 26, 2002 until January 26, 2007.

•      A SWAP contract was entered into to cover the second half of the purchase of the Linedata Services Inc. shares. The rate was set at 2.87% starting on April 2, 2003 through February 28, 2007.

•      A complementary swap to hedge 60% of the long-term debt 35 million euros. The rate was set at 3.51% beginning on January 31, 2005 and running through January 30, 2008.

•      The Swap contracted to hedge the debt contracted for the purchase of assets from Thomson Financial was terminated on May 14, 2004.

3.             NOTES ON THE CONSOLIDATED EARNINGS STATEMENT

NOTE 1: Sales analysis

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Asset Management	25 545	25 450	52 833

Leasing & Credit Finance	10 905	12 244	24 530

Savings & Insurance	16 266	9 880	22 950

Sales	52 716	47 574	100 313

The majority of services and sales (development of software packages, software sales, studies and consulting, training, engineering and integration, maintenance) in the three principal business areas are under the form of ASP (Application Services Provider) contracts.

Sales billed to customers abroad during H1 2004 were 19.8 million euros, or 37.6% of total sales.

The corresponding figure for H1 2003 was 17 million euros, or 36% of total sales.

NOTE 2: Outside purchases and supplies

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Telecommunications subcontracting, publishing	4 610	3 485	7 895

Merchandise and other purchases	745	488	1 657

General subcontracting, applications	899	586	1 777

Property and other rental, finance leasing	1 681	2 176	3 670

Repairs and maintenance	908	531	2 405

Temporary employees and service providers	5 191	2 121	4 767

Professional fees and insurance	1 126	1 216	2 243

Advertising, communications and marketing	370	687	877

Travel, transportation expenses	1 579	1 538	3 157

Telecommunications and postage	686	528	1 141

Other	486	297	742

Total	18 282	13 652	30 331

NOTE 3: Personnel expenses

Personnel expenses comprise:

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Wages and salaries	21 363	17 737	35 195

Payroll taxes	7 169	6 088	12 247

Employee profit-sharing	11	494	1 091

Total	28 543	24 319	48 533

Number of employees at closing date is as follows:

Number of employees	6/30/2004	6/30/2003	12/31/2003

Executive and supervisory	649	606	636

Other	57	38	41

Total	706	644	677

The impact of the acquisition made in H2 2003 on the number of employees was as follows:

•      ESDS Solutions:                                   27

NOTE 4: Net financial income/(expense)

The variation in other financial income and other financial expenses corresponds to the recognition of foreign exchange income and losses.

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Gains on sale of marketable securities	38	133	172

Other financial income	82	811	1 903

Interest and related expenses	-803	-919	-1 798

Other financial expenses		-589	-1 096

Total	-683	-564	-819

NOTE 5: Exceptional items

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Contract cancellation fees			-134

Net gains/(losses) on sale of fixed assets	-244	-44	-57

Write-back of a provision for an exceptional expense			134

Total	-244	-44	-57

As a result of the relocation of Linedata Services within France, disposals of fixed assets were recognized during H1 2004.

NOTE 6: Corporate Income Tax

(in thousands of euros)	6/30/2004	6/30/2003	12/31/2003

Income before tax and goodwill amortization	1 709	6 816	15 822
Expected tax rate	35.43%	35.43%	35.43%
Unused deficit		3.55%
Tax credits for Research and Development			-2.74%
Impact of permanent differences	1,04%	0.18%	0.40%
Impact of changes in tax rate	-20.95%	-2.55%	-1.20%
Other	11.52%	-4.32%	-0.61%
Total	462	2 201	4 948
Including:
Current tax	1 341	2 388	4 529
Deferred tax	-879	-187	418
Actual tax rate	27.04%	32.29%	31.27%

4.             NOTES ON CONSOLIDATED BALANCE SHEET

NOTE 7: Goodwill

(in thousands of euros)	12/31/2003	Increase	Decrease	Change in scope of consolidation	6/30/2004

Gross amounts	77 825	68	-13		77 881

Amounts written off	-11 744	-1 947			-13 691

Net book values	66 082				64 190

As of June 30, 2004, goodwill arising on consolidation related to the following investments:

(in thousands of euros)	Value gross as at 6/30/2004	Accumulated amortization as of 6/30/2004	Value net as of 6/30/2004	Useful life amort.	Acquisition date

LINEDATA SERVICES FRANCE (ex GSI)	1 734	-563	1 170	20 years	12/1/1997

LINEDATA SERVICES FRANCE (ex LDC)	7 163	-2 149	5 014	20 years	7/1/1998

LINEDATA SERVICES FRANCE (ex BDB)	509	-153	357	20 years	7/1/1998

LINEDATA SERVICES LUXEMBOURG (ex BIMACO)	2 093	-506	1 587	20 years	9/1/1999

LINEDATA SERVICES INGENIERIE (ex PENLAN)	7 289	-1 549	5 740	20 years	3/31/2000

INGENETUDES	19 318	-3 864	15 454	20 years	7/28/2000

LINEDATA SERVICES Inc (ex Longview)	24 522	-4 036	20 486	20 years	3/15/2001

LINEDATA SERVICES (UK) Ltd (IAS)	1 474	-184	1 290	20 years	1/7/2002

LINEDATA SERVICES (UK) Ltd (Assets THOMSON FINANCIAL)	7 245	-483	6 762	20 years	2/27/2003

ESDS SOLUTIONS	6 534	-204	6 330	20 years	11/12/2003

Total	77 881	-13 691	64 190

Additionally, the current value of goodwill was examined in connection with the finalization of the financial statement for the period under the conditions described in note 2.4 “Goodwill”. No loss of value was recorded under this method as of June 30, 2004.

NOTE 8: Other intangible fixed assets

	6/30/2004			12/31/2003	6/30/2003
(in thousands of euros)	Gross values	Amort.	Net values	Net values	Net values

Organization expenses	502	416	86	135	184

Software, patents and similar rights and assets	9 623	4 630	4 993	5 094	294

Goodwill	10 964	124	10 840	10 854	10 869

Total	21 089	5 170	15 919	16 083	11 347

Organization expenses relate to expenses committed in 2000 for the initial stock exchange listing and not to the ensuing capital increase. Organization expenses are amortized over five years.

Software, patents, licenses correspond to licenses acquired by the Group. In connection with the acquisition of the shares of the company ESDS Solutions, a software program was transferred for a sum of €5 million. This software program is being amortized over ten years.

The “goodwill” line is essentially made up of the ongoing business value of Linedata-LDC, which was valued at €10.7 million during the legal reorganization (merger of two operating entities) that took place in 1996.

This goodwill, recorded in the consolidated financial statements before Regulation 99-02 came into force, was not reclassified as goodwill, as the Group chose to apply the new consolidation rules on acquisitions imposed by this Regulation in advance. The overall current global value was calculated through tests for loss of value applied to assets.

Changes in other intangible fixed assets were as follows:

(in thousands of euros)	12/31/2003	Increase	Decrease	Exchange differences	6/30/2004

Gross amounts	20 780	293		16	21 089

Amounts written off	-4 697	-462		-11	-5 170

Net book values	16 083				15 919

NOTE 9: Tangible fixed assets

	6/30/2004			12/31/2003	6/30/2003
(in thousands of euros)	Gross values	Amortization	Net values	Net values	Net values

Equipment	3 827	3 421	406	439	374

Other tangible assets	13 363	9 841	3 522	3 874	3 115

Of which finance lease	3 588	2 873	715	1 042	834

Advances and down payments	366		366	43

Total	17 556	13 262	4 294	4 356	3 489

Changes in tangible fixed assets were as follows:

(in thousands of euros)	12/31/2003	Increase	Decrease	Exchange differences	6/30/2004

Gross amounts	16 294	855	-70	108	17 187

Of which finance lease	3 632	18	-62		3 588

Amounts written off	-11 981	-1 246	3	-35	-13 259

Of which finance lease	-2 591	-282			-2 873

Advances and down payments	43	334	-11		366

Net book values	4 356				4 294

Of which finance lease	1 041				715

NOTE 10: Financial fixed assets

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Investments in unconsolidated subsidiary and affiliated companies	755	753	755

Guarantee deposits	1 369	1 436	830

Total gross amount	2 124	2 191	1 585

Allowance for diminution in value

Net book values	2 124	2 191	1 585

Investments in unconsolidated subsidiary and affiliated companies related almost exclusively to shares in GPI which will be sold before December 31, 2004.

The group owns a 15.25% interest in this company, which holds a real estate capital lease. The net book values shown for this investment represents the contractual sales price. This amount, included in the goodwill calculation on acquisition of LDC, has been included in the book value of the investment.

NOTE 11: Accounts receivable, trade and other operating receivables

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Accounts receivable from customers	38 240	31 117	29 915

Doubtful or disputed receivables	423	792	767

Accounts receivable - trade: Gross amount	38 663	31 909	30 682

Allowance for doubtful receivables	-1 366	-1 488	-1 134

Accounts receivable - trade: Net	37 297	30 421	29 548

Miscellaneous taxes refundable	4 187	2 403	1 800

Other receivables	5 279	4 486	674

Advances for purchases of goods and services	14	53	37

Gross amounts	9 480	6 943	2 511

Allowance for doubtful receivables

Net book values	9 480	6 943	2 511
Total	46 777	37 364	32 059

The Group holds a receivable that is contested by an unquestionably solvent client. Since the Group believes that it has carried out all of its contractual commitments, the Group is going to begin legal action in the second half of 2004 with a view to obtaining payment of this receivable. Given the risk inherent in any litigation, management has decided to recognize a partial provision of the amount of the receivable as of June 30, 2004. The amount of the receivable, after taking the provision recognized into account, is 380,000 euros.

The majority of these accounts receivable expire within one year.

NOTE 12: Marketable securities

On June 30, 2004, in connection with its share buyback program designed to smooth out fluctuations in its share price, Linedata Services held 4,248 of its own shares (versus 2,210 on December 31, 2003) purchased at an average price of €15.94 euros, for a total of €67,712.

Sales of such shares during the period came to 14,682 euros.

NOTE 13: Expenses deferred over several years

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Gross amounts	978	381	338

Amounts written off	-232	-144	-110

Net book values	746	238	228

These deferred expenses relate to expenses incurred for loans contracted for the acquisition of Ingénétudes, of Linedata Services Inc., of the assets of Thomson Financial, and the renegotiation of medium-term debt at the beginning of 2004.

NOTE 14: Deferred taxes

Changes in deferred tax are explained as follows:

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Deferred tax benefits

Employee profit sharing	377	386	81
Tax loss carry-forward	1 053	520	653
LDS Inc goodwill	8 101	8 587	8 848
Other deferred tax benefits	1 347	970	454

Deferred tax benefits	10 878	10 464	10 036

Deferred tax liabilities	-55	-374	0

Net deferred taxes	10 823	10 090	10 036

The Linedata Services Inc. goodwill deferred tax relates to the estimated tax saving at the time of acquisition of this company, relative to the tax deductibility of goodwill amortization in the US.

NOTE 15: Changes in shareholders’ equity (in euros ‘000 except for number of shares)

(in thousands of euros)	Number of shares	Share Capital	Issue premiums	Consolidated retained earnings	Year-end net income	Total Shareholders’ equity

As of 12/31/00	9 691 931	1 477	34 290	3 203	3 159	42 130

Appropriation of 2000 net income				3 159	-3 159	0
2001 net income					3 847	3 847
Capital increases for Euro conversion		8 215	-8 215			0
Distribution of dividends				-670		-670
Foreign-currency translation				-96		-96
As of 12/31/01	9 691 931	9 692	26 075	5 596	3 847	45 211

Appropriation of 2001 net income				3 847	-3 847	0
2002 net income					5 340	5 340
Distribution of dividends				-872		-872
Foreign-currency translation				-137		-137
As of 12/31/02	9 691 931	9 692	26 075	8 434	5 340	49 541

Appropriation of 2002 net income				5 340	-5 340	0
2003 net income					7 089	7 089
Capital increases	700 739	701	10 319			11 020
Distribution of dividends				-1 163		-1 163
Foreign-currency translation				-744		-744
Reclassification			-381	381		0
As of 12/31/03	10 392 670	10 393	36 013	12 249	7 089	65 743

Appropriation of 2003 net income				7 089	-7 089	0
H1 2004 net income					-813	-813
Capital increases	1 312 500	1 312	19 357			20 669
Distribution of dividends				-1 871		-1 871
Foreign-currency translation				-238		-238
As of 6/30/04	11 705 170	11 705	55 370	17 229	-813	83 491

NOTE 16: Provisions for contingent liabilities

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Employee retirement indemnities	794	697	659

Client guarantees			203

Litigation	643	657	692

Total	1 437	1 354	1 554

NOTE 17: Borrowing

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Borrowing from credit organizations	35 302	36 744	39 746

Borrowing and other financial debt(1)	1 639	1 833	1 538

Total	36 941	38 576	41 284

(1): including capital leases: €1,115,000 as of December 31, 2003 and € 890,000 as of June 30, 2004

The group’s financial debts, excluding bank overdrafts, can be analyzed as follows:

In January 2004, Linedata Services repaid the balance (as of December 31, 2003) of loans taken out to finance various acquisitions, for a total of 36.511 million euros, and floated a new 5-year loan of 35 million euros to refinance the company’s medium-term debt. The loan was guaranteed by putting up shares in Linedata Services Inc. as collateral.

The maturity schedule of financial debts as of June 30, 2004, was the following:

(in thousands of euros)	Less than one year	From one to five years	More than five years	Total

Loans	7 302	28 000		35 302

Leasings	532	358		890

Other liabilities	749			749

NOTE 18: Accounts payable, trade and other

The breakdown of operating debts is the following:

(in thousands of euros)	6/30/2004	12/31/2003	6/30/2003

Accounts payable - trade	15 051	13 436	10 511

Advances and on-account payments received	44	42	6

Payable to personnel, social security organizations and tax administrations	17 555	17 597	14 186

Other payables	8 560	6 127	3 347

Total	41 210	37 201	28 050

5.            COMPLEMENTARY INFORMATION

NOTE 19: Sector information

Capital employed by business segment

	Asset Management		Leasing & Credit Finance		Savings & Insurance		Total
(in thousands of euros)	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03

Goodwill	37 723	38 877	17 826	18 389	8 641	8 815	64 190	66 082

Intangible fixed assets	7 462	7 447	3 530	3 554	4 927	5 082	15 919	16 083

Tangible fixed assets	2 595	2 595	1 351	1 419	349	342	4 295	4 356

Financial fixed assets	1 161	1 167	471	493	492	531	2 124	2 191

Net fixed assets	48 941	50 086	23 177	23 855	14 409	14 771	86 527	88 712

Assets (1)	22 414	15 186	6 792	9 056	20 124	14 950	49 329	39 192
Liabilities (2)	-26 913	-18 503	-7 360	-9 266	-19 384	-14 894	-53 657	-42 662

Total	44 442	46 769	22 609	23 645	15 149	14 827	82 199	85 241

(1) Deferred taxes and cash excluded

The “Assets” line is made up of the following:

•      Customers and other operating receivables,

•      Prepayments,

•      Expenses to be allocated over several years,

The “Liabilities” line includes the following items:

•      Provisions for contingent liabilities

•      Trade payables and other operating debts,

•      Miscellaneous debt,

•      Deferred revenue

Acquisitions of fixed assets by activity

(thousands of euros)	Asset Management 6/30/04	Leasing & Credit Finance 6/30/04	Savings & Insurance 6/30/04	Total 6/30/04

Intangible fixed assets	135	9	149	293

Tangible fixed assets	557	173	125	855
Total	692	183	273	1 148

Consolidated earnings breakdown by activity

	Asset Management		Leasing & Credit Finance		Savings & Insurance		Total
(thousands of euros)	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03

Sales	25 545	52 832	10 905	24 531	16 266	22 950	52 716	100 313

Purchases and other expenses	-7 775	-17 864	-3 766	-5 946	-6 742	-6 525	-18 282	-30 335
Personnel expenses	-16 105	-27 762	-7 318	-13 347	-5 120	-7 424	-28 543	-48 533
Amortization / depreciation / operating provisions	-1 090	-2 005	-364	-875	-519	-457	-1 973	-3 337

Operating income	246	7 362	-968	3 609	3 358	5 726	2 636	16 697

Net financial expenses							-683	-819

Extraordinary items							-244	-57

Goodwill amortization	-1 141	-2 228	-563	-1 126	-242	-199	-1 947	-3 553

Taxes							-462	-4 948

Consolidated net income							-700	7 321

Minority interests							-113	-232

Net attributable income							-813	7 089

Sales breakdown by geographical zone for foreign clients:

	Asset Management		Leasing & Credit Finance		Savings & Insurance		Total
(thousands of euros)	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03

Sales

France	10 462	23 184	6 769	17 275	15 648	22 950	32 879	63 409
Continental Europe (1)	3 418	5 038	4 136	7 256	618	0	8 173	12 294
UK	7 182	12 955					7 182	12 955
United States	4 483	11 655					4 483	11 655

Total	25 545	52 832	10 905	24 531	16 266	22 950	52 716	100 313

(1) including Tunisia

Acquisitions of fixed assets breakdown by geographical zone:

(thousands of euros)	Asset Management 6/30/04	Leasing & Credit Finance 6/30/04	Savings & Insurance 6/30/04	Total 6/30/04

Intangible fixed assets

France	9	8	149	166
Continental Europe (1)		2		2
UK	115			115
United States	11			11

Total	135	9	149	293

Tangible fixed assets
France	157	140	125	421
Continental Europe (1)		34		34
UK	203			203
United States	197			197

Total	557	173	125	855

(1) including Tunisia

NOTE 20: Parent company financial statements: Linedata Services

(in thousands of euros)	H1 2004	H1 2003	2003 fiscal year

Sales	29 433	32 156	63 705

Outside purchases and supplies	-13 575	-10 639	-22 942

Taxes other than corporate income tax	-1 066	-1 094	-1 956

Personnel expenses	-13 999	-12 845	-24 928

EBITDA	794	7 578	13 880

Other expenses	-529	-161	-445

Depreciation and operating provisions	-482	-568	-1 130

Reversal of depreciation and operating provisions	411	370	605

Operating profit	194	7 219	12 909

Net financial income/(expense)	329	-976	-2 225

Ordinary profit	523	6 243	10 684

Exceptional items	-231	29	-138

Net exceptional depreciation and provisions	0		137

Exceptional items	-231	29	-1

Employee profit-sharing	-11	-494	-1 091

Corporate income tax	-264	-2 158	-4 028

Net income	-16	3 620	5 564

NOTE 21: Stock options

The stock options granted by Linedata Services are set out in the table below:

	Plan 2000 (no. 1)	Plan 2000 (no. 1)	Plan 2000 (no. 1)	Plan 2000 (no. 1)
Date of shareholders’ meeting	4/25/2000	4/25/2000	4/25/2000	4/25/2000
Date of Executive Board meeting having granted the options	5/17/2000	6/7/2001	12/12/2002	5/21/2004
Total number of shares available for subscription	23,000	90,000	110,000	66,000
- of which number of shares available for subscription by members of the management committee	10,000	5,000	10,000	5,000
- o/w number of shares that may be purchased by the ten highest-paid employees(*)	13,000	46,000	100,000	61,000
Total number of beneficiaries	3	39	16	22
- of which number of management executives concerned	1	1	1	1
- of which number of employee grantees of stock options included in the top 10 grantees, taking into account that grants of equal value bring the total to over 10(*)	2	14	15	21
Starting option exercise date	5/17/2005	6/7/2006	12/12/2007	5/21/2009
Expiration date	5/17/2010	6/7/2011	12/12/2012	5/21/2014
Exercise price	€17	€23.417	€16.04	€14.71
Number of shares subscribed	0	0	0	0
Total number of options annulled	3,000	9,000	0	0
Total number of options remaining	20,000	81,000	110,000	66,000
Potential cumulative dilution assuming the exercise of options on June 30, 2004	0.17%	0.86%	1.80%	2.37%

(*) This includes employees of all Group companies, not only employees of the parent company.

Linedata Services S.A. is the only Group company that has granted stock options.

NOTE 22: Pro forma financial statements

Pro forma financial statements for H12003 were drawn up in including two months of the business activity of Thomson Financial and six months of the business activity of ESDS Solutions

(in thousands of euros)	Pro forma H1 2003	H1 2004

Sales	53 794	52 716

Outside purchases and supplies	-16 808	-18 282

Taxes other than corporate income tax	-1 382	-1 135

Personnel expenses	-26 308	-28 543

EBITDA	9 297	4 757

Other expenses	-39	-582

Depreciation and operating provisions	-1 675	-1 974

Reversal of depreciation and operating provisions	690	435

Operating profit	8 274	2 636

Net financial income/(expense)	-601	-683

Ordinary profit	7 673	1 952

Exceptional items	-44	-244

Net exceptional depreciation and provisions	0

Exceptional items	-44	-244

Corporate income tax	-2 505	-462

Net income before amortization of goodwill	5 124	1 247

Amortization of goodwill	-1 947	-1 947

Net income before minority interests	3 178	-700

NOTE 23: Commitments

Contractual obligations and other commercial commitments as of June 30, 2004, can be summarized as follows (thousands of euros):

Contractual commitment	Total 6/30/2004	Payments due by period
		Less than one year	One to five years	Over five years	2003
Long-term debts	35 302	7 302	28 000		36 743
Commitments on financial leases	890	532	358		1 115
Operating leases	18 172	1 833	6 160	10 179	18 282
Irrevocable purchase commitments	0				0
Other long-term commitments	0				0
TOTAL	54 364	9 667	34 518	10 179	56 140

		Amount of commitments by period
Other commercial commitments	Total 6/30/2004	Less than one year	One to five years	Over five years	2003
Credit lines	0				0
Letters of credit	0				0
Guarantees	0				0
Purchase commitments (1)	953	953			953
Other commercial commitments	0				0
TOTAL	953	953	0	0	953

(1) As a result of the merger with Ingénétudes, Linedata Services has a commitment to purchase the balance of Finea Soft’s securities owned by an external shareholder. Linedata Services is committed to purchasing these securities for €953,000 on request of the external shareholder between September 1, 2003 and February 28, 2005 (calculation based on Finea Soft’s 2003 individual financial statements and therefore may be revised on the basis of year-end 2004 financial statements).

The loan renegotiated on 1/31/2004 contains default covenants relating to the respect of certain financial ratios (calculated on the basis of consolidated figures):

Loan	Multiples	Default condition
January 2004	Net financial debt/adjusted gross operating income	Starting 6/30/2004 if above 2.6
From 12/31/2004 until 12/31/2008 if above 2
	Free cash flow/debt service	From 12/31/2004 until 12/31/2008 if below 1
	Borrowings/equity	Starting 6/30/2004 until 12/31/2004 if above 1
From 6/30/2005 until 12/31/2008 if above 0.8

Net financial debt: (+) borrowing (-) liquidities and negotiable securities

Adjust gross operating income: (+) consolidated net Income (+) goodwill amortization (+) corporate income taxes (+ or -) net exceptional income and net financial income (+) depreciation and provisions (-) writeback of depreciation and provisions.

Free cash flow: Adjusted gross operating income (-) corporate income taxes due (+) employee profit sharing expense (-) employee profit sharing paid (+ or -) extraordinary cash flow excluding asset sales (+ or -) change in working capital requirement (-) investments in fixed tangible, intangible, and financial assets (+) sale price of fixed assets sold (+) loans contracted (+) equity injections (-) dividends paid

Debt service: interest and financial expense (+) reimbursement of principal on borrowings

Provisions for retirement benefits

(thousands of euros)	June 30, 2004	Notes
Discounted value of liabilities	1 068
Non-booked net actuarial variations	62
Non-booked costs of past services (Fillon law no. 2003-775 dated August 21, 2003)	212	1
Net booked liabilities	794

Note 1: In conformity with the opinion no. 2004 of the Urgency Committee dated January 21, 2004, the modifications resulting from the law no. 2003-775 dated August 21, 2003 are considered to be resulting from a change in the benefit system after employment. Consequently, these modifications are accounted for, starting with the date of the change in the system, using a straight line method based on the average duration of the acquisition of the rights corresponding to the average residual duration of active employment.

NOTE 24: Events after the end of the period

On June 28, 2004, the Management Board made a free distribution of warrants, at the level of one warrant for each share outstanding before the capital increase noted Chapter I of these Notes to the Consolidated Financial Statements. These warrants give the right to acquire one share for every 17 warrants held, at a price of 16 euros per share.

The warrants have been listed on the market since July 1, 2004. They could be exercised from July 5 to September 10, 2004.

At the date of this closing, the definitive number of shares issued by reason of the exercise of these warrants has not yet been determined, and hence neither has the corresponding capital increase.

STATUTORY AUDITORS REPORT CONCERNING THE LIMITED REVIEW OF THE FIRST-HALF CONSOLIDATED FINANCIAL STATEMENTS

Free translation from the original French language report.

Period from January 1, 2004, to June 30, 2004

In our role as statutory auditors and in application of article L. 232-7 of the Commercial Code, we have proceeded with:

•      the limited review of the first-half consolidated earnings statement of Linedata Services for the period from January 1, 2004, to June 30, 2004, as included in this present report;

•      the verification of the information provided in the first-half report.

The first-half consolidated accounts were established under the responsibility of your Management Board. It is our role, on the basis of our limited review, to express our conclusions regarding these accounts.

We conducted our review in accordance with the professional standards applicable in France. These standards require the application of limited diligence in order to obtain reasonable assurance (but less than that resulting from a full audit) that the consolidated first-half earnings statement does not contain any significant misstatements. A review of this nature does not include all the procedures making up a full audit, but is instead limited to analytical procedures and the obtaining of information that we consider necessary from management and any other qualified persons.

On the basis of our limited review, we have not identified any significant misstatements that could put into question, on the basis of the French accounting rules and principles, the coherence and sincerity of the first-half consolidated accounts and the image they present of the assets, financial situation, and earnings of the group constituted by the enterprises including within the scope of consolidation at the end of the first half.

We have also, in conformity with the professional standards applicable in France, verified the information provided in the commentary concerning the first-half accounts that were the subject of our limited review.

We have no comments to make regarding its sincerity and coherence with the consolidated first-half accounts.

Paris, September 16, 2004
The statutory auditors

Peronnet & Associés			RSM Salustro Reydel
Olivier Peronnet	Didier Bazin		Emmanuel Paret

LINEDATA SERVICES

Supplemental schedule: “Reconciliation of differences
between French Generally Accepted Accounting Principles
and Canadian Generally Accepted Accounting Principles”

Pertaining to the consolidated financial statements for the
year ended 31 December 2003

Contents

Independent Auditor’s Report

Difference between French Generally Accepted Accounting Principles (“French GAAP”) and Canadian Generally Accepted Accounting Principles (“Canadian GAAP”)

Reconciliation of income statement for the year 2003

Reconciliation of balance sheet at December 31, 2003

Notes to the reconciliation of income and balance sheet statements

AUDITORS’ REPORT TO THE MANAGEMENT BOARD OF LINEDATA SERVICES SA ON THE RECONCILIATION OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FRANCE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA

Under date of May 6, 2004, we reported on the consolidated balance sheets of Linedata Services SA (the “Company”) as of December 31, 2003 and the consolidated statements of earnings and cash flows for the year ended December 31, 2003 as contained in the offers to purchase all of the outstanding common shares and class C shares of Financial Models Company Inc., dated December 23, 2004. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental schedule entitled « Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles ». This supplemental schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental schedule based on our audit.

This report is made solely to the Company’s Management Board, as a body. Our audit work has been undertaken so that we might state to the Company’s Management Board those matters we are required to state to them in an auditors’ report on this supplemental schedule and for no other purpose. To the fullest extent permitted by law we do not accept or assume responsibility to anyone other than the Company and the Company’s Management Board as a body, for our audit work, for this report or for the opinion we have formed.

In our opinion, such supplemental schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Paris, France

December 23, 2004

RSM SALUSTRO REYDEL

DIFFERENCES BETWEEN FRENCH GENERALLY ACCEPTED ACCOUTING PRINCIPLES (“French GAAP”) AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“Canadian GAAP”)

The consolidated financial statements of Linedata Services [the “Group”] have been prepared in accordance with accounting principles generally accepted in France [“French GAAP”], which differ in certain respects from the principles that Linedata Services would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in Canada [“Canadian GAAP”].  The major measurement differences between French and Canadian GAAP and their effects on the consolidated financial statements of the Group are provided below.

The material differences as they apply to the Company’s consolidated financial statements are as follows:

RECONCILIATION OF INCOME STATEMENT FOR THE YEAR 2003

	French GAAP	GAAP Adjustments											Can.GAAP
(‘000 of currency)	Euros	[i]	[ii]	[iii]	[iv]	[v]	[vi]	[vii]	[viii]	[ix]	[x]	[xi]	Euros

Sales	100 313												100 313

Cost of products sold and expenses	(80 365)						(57)	(43)	(151)				(80 616)

Income before undernoted items and income taxes	19 948	—	—	—	—	—	(57)	(43)	(151)	—	—	—	19 697

Depreciation and amortization	(6 370)	3 553		(250)							103		(2 964)

Other income (expense)	(57)												(57)

Interest income (expense)	(819)									2			(817)

Minority interest	(231)												(231)

Income (loss) before income taxes	12 471	3 553	—	(250)	—	—	(57)	(43)	(151)	2	103	—	15 628

Provisions for income taxes	(5 382)	(34)	—	37			21	16	54	(1)	(37)		(5 326)

Net income (loss) for the period	7 089	3 519	—	(213)	—	—	(36)	(27)	(97)	1	66	—	10 302

(*) Reference indicates the note below where adjusment is discussed

RECONCILIATION OF BALANCE SHEET AT DECEMBER 31, 2003

	French GAAP	GAAP Adjustments (*)											Can.GAAP
(‘000 of currency)	Euros	[i]	[ii]	[iii]	[iv]	[v]	[vi]	[vii]	[viii]	[ix]	[x]	[xi]	Euros

ASSETS
Current
Cash and cash equivalents	9 441											(29)	9 412

Accounts receivable	37 363												37 363
Future tax asset	—												—
Income taxes recoverable	—												—
Prepaid expenses	1 589	—	—	—	—	—	—	—	—	—	—	—	1 589
Total current assets	48 393	—	—	—	—	—	—	—	—	—	—	(29)	48 364

Long-term
Capital assets	4 356												4 356
Investment held for sale	755												755
Deposit	1 436									(130)			1 306
Deferred financing fees	238												238
Intangible assets	16 084		(10 670)	2 750							(135)		8 029
Goodwill	66 082	6 766	8 803	(3 000)									78 651
Future tax asset	10 464	—	—	37	—	—	202	101	60	46	48	—	10 958
Total long-term assets	99 415	6 766	(1 867)	(213)	—	—	202	101	60	(84)	(87)	—	104 293

Total assets	147 808	6 766	(1 867)	(213)	—	—	202	101	60	(84)	(87)	(29)	152 657

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank Overdraft	40												40
Accounts payable and accrued liabilities	35 891												35 891
Income taxes payable	1 967												1 967
Deferred revenue	4 107												4 107
Current maturity of long-term debt	11 406	—	—	—	—	—	—	—	—	—	—	—	11 406
Total current liabilities	53 411	—	—	—	—	—	—	—	—	—	—	—	53 411

Long-term
Long-term debt	27 130												27 130

Future income taxes	374	34											408
Deferred credit	697	—	—	—	—	—	569	284	168	—	—	—	1 718
Total long-term liabilities	28 201	34	—	—	—	—	569	284	168	—	—	—	29 256

Minority Interest	452												452

Shareholders’ equity
Share capital	10 393												10 393

Contributed surplus	36 013										(323)		35 690

Treasury shares	—											(29)	(29)
Deferred stock-based compensation	—												—
Cumulative translation adjustment	(891)												(891)
Retained earnings	13 140	3 213	(1 867)				(331)	(156)	(11)	(85)	170		14 073
Net Income (loss)	7 089	3 519	—	(213)	—	—	(36)	(27)	(97)	1	66	—	10 302
Total shareholders’ equity	65 744	6 732	(1 867)	(213)	—	—	(367)	(183)	(108)	(84)	(87)	(29)	69 538

Total liabilities and shareholders’ equity	147 808	6 766	(1 867)	(213)	—	—	202	101	60	(84)	(87)	(29)	152 657

(*) Reference indicates the note below where adjusment is discussed

NOTES TO THE RECONCILIATION OF INCOME AND BALANCE SHEET STATEMENTS

[i]                         Under French GAAP, goodwill is amortized on a straight-line basis over periods based on the Group’s initial assumptions and objectives at the time of the acquisition. When the Group acquires an entity with different business segments, goodwill is allocated to those segments. The group tests goodwill for impairment at the segment level whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. Where applicable, goodwill is written down to recoverable amount calculated based on future discounted cash flows.  Under Canadian GAAP, specifically the provisions of CICA Section 3062 “Goodwill and Other Intangible Assets”, goodwill is not amortized; it is evaluated on an annual basis, or whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

[ii]                      As allowed by the consolidated financial statement regulations (Regulation N° 99-02 of the French Accounting Regulation Committee – “Comité de la Réglementation Comptable”) applicable for fiscal years beginning on or after Jan 1, 2000, the Group decided not to restate retroactively for transactions that occurred prior to January 1, 2000. As a consequence, a 10,7 millions euros amount of goodwill accounted for as an intangible asset in the consolidated financial statement prior to adoption of Regulation 99-02 has not been reclassified to goodwill. Under Canadian GAAP, specifically the provisions of CICA 3062 “Goodwill and Other Intangible Assets”, this amount should be reclassified to goodwill. The related amortization charges have been restated accordingly using the straight-line method over a 20-year period from the date of the acquisition to Jan 1, 2002.

[iii]                   Under Canadian GAAP, specifically the provisions of CICA 3062 “Goodwill and Other Intangible Assets” and new section 1581, the excess of purchase price over fair value of tangible assets has to be re-allocated to identifiable intangible assets, whenever applicable. As a consequence and for the purpose of the Canadian GAAP reconciliation, a 3 millions euros amount has been allocated from goodwill to intangible assets. This amount relates to the fair value of a software acquired from Thomson Financial. Amortization charges and related tax effects have been recomputed from the acquisition date using the straight-line method over a 10-year period.

[iv]                  The Group enters into interest rate swap contracts to hedge the interest rate exposure on its long-term debt.  During 2001, 2002 and 2003, the Group entered into four contracts relating to three different debts (collectively the “Old Debt”) contracted respectively for the acquisition of Ingenetude shares, Linedata Service Inc shares and Thomson Financial assets. Beginning in 2004, the Group entered into a fifth contract relating to a new facility for an amount of 35 millions euros and terminated the interest rate swap contract relating to the acquisition debt of Thomson Financial assets.  Under French GAAP, derivative instruments are accounted for as off balance sheet items until the underlying transaction is realized when they qualify for hedge accounting.  Under Canadian GAAP, specifically the provisions of Accounting Guideline 13 (“AcG-13”), certain derivative instruments may qualify for hedge accounting treatment.  Acg-13 is applicable for hedging relationships in effect in fiscal years beginning on or after July 1, 2003. Criteria to qualify for hedge accounting are more restrictive under Canadian GAAP than under French GAAP. For the purpose of the Canadian GAAP reconciliation, this issue raised no adjustment to the Group consolidated financial statement as of December 31, 2003.

[v]                     Under French GAAP, no compensation cost is recognized relating to the issuance of stock options.  Under Canadian GAAP, specifically the provisions of CICA Section 3870 “Stock-based Compensation” (“Section 3870”), the fair-value based method is applied to all stock-based payments to employees and non-employees.  Section 3870 is applicable for fiscal years beginning on or after January 1, 2002 for awards to non-employees, and January 1, 2004 for awards to employees. As allowed by Section 3870, the Group decided to make an adjustment to the opening retained earnings of the current period (i.e. January 1, 2004) to reflect the cumulative effect of the change on prior periods and not to restate prior periods.

[vi]                  The Group sponsors defined benefit pension plans in form of retirement indemnities.  Under Canadian GAAP, specifically CICA 3461 “Employee Future Benefits”, for defined benefit plans, an entity should recognize a liability and a cost for employee future benefits in the period in which employees render services to the entity in return for the benefits. Defined benefit plans have to be accrued for using (i) the projected benefit method prorated on services when future salary levels or costs escalation affect the amount of future employee benefit; (ii) the accumulated benefit method when future salary levels and costs escalation do not affect the amount of future employee benefit.  French GAAP allows different methods for calculating and accounting for defined benefit plans.

[vii]               Under French GAAP, long-service awards, such as long-service medals (settled in cash), could be accounted for either as off balance items or on balance sheet until new Regulation N° 2004-05 of the Accounting Regulation Committee – “Comité de la Réglementation Comptable” was issued on May 4, 2004. New Regulation N° 2004-05, applicable for fiscal year beginning on or after August 4, 2003, provides that long-service medals be accounted for as a liability. Under Canadian GAAP, such commitments have to be accounted for on balance sheet as liabilities.

[viii]            Under French GAAP, the benefit of lease inducements, such as free-rent periods provided by a lessor, can be included in the determination of net income of the lessee in the period received.  Under Canadian GAAP, specifically the provisions of Emerging Issues Committee Abstract 21 (“EIC 21”), “Accounting for lease inducements by the lessee”, the benefits of the lease inducement should be accounted for as a reduction of rental expense over the term of the lease.

[ix]                    Under French GAAP, non-interest bearing long-term assets are accounted for at their face value (historical cost). A provision for depreciation is accounted for in case the company would face problems of recoverability.  Under Canadian GAAP, non-interest bearing long-term assets should be discounted at the market interest rate.

[x]                       Under French GAAP, the cost of treasury shares may be either deducted from shareholders’ equity or included in short-term investments where such treasury shares is explicitly earmarked for distribution to employees or intended to regularize stock exchange.  Under Canadian GAAP, specifically CICA Section 3240 “Share Capital”, treasury shares can’t be accounted for as an asset. The cost of these shares is to be shown as a deduction from the total shareholders’ equity.

[xi]                    Under French GAAP, costs incurred in connection with the initial public offering can be either (i) capitalized and accounted for as an intangible asset, (ii) expensed as incurred or (iii) accounted for as a deduction from shareholders’ equity. The Group decided to account for theses costs as an intangible asset and to amortize them on a straight-line basis over a 5-year period. Under Canadian GAAP, specifically CICA Section 3240 “Share Capital”, such costs should be accounted for as a deduction from shareholders’ equity.

Other

Accounting for Research and Development Costs (“R&D”)

Under Canadian GAAP, specifically CICA 3450, certain development costs should be capitalized when certain criteria are met. Under French GAAP, R&D costs can be either expensed when incurred or capitalized when certain criteria are met, depending on the company’s choice. The Group accounting policy is to expense the R&D costs as incurred. As a result, the Group has implemented no specific procedures to meet the criteria to capitalize such costs. Had the Group implemented such procedures to respect the Canadian Accounting Regulations, it is possible that criteria to certain development expenses would have been met under Canadian GAAP.

The supplemental schedule was authorized for issue by the management board on 20th December 2004

Yves Stucki	Pascal Xatart

Anvaraly Jiva

LINEDATA SERVICES

Supplemental schedule: “Reconciliation of differences
between French Generally Accepted Accounting Principles
and Canadian Generally Accepted Accounting Principles”

Pertaining to the consolidated financial statements for the
six months ended June 30, 2004

Contents

Independent Auditor’s Report

Difference between French Generally Accepted Accounting Principles (“French GAAP”) and Canadian Generally Accepted Accounting Principles (“Canadian GAAP”)

Reconciliation of income statement for the six months ended June 30, 2004

Reconciliation of balance sheet at June 30, 2004

Notes to the reconciliation of income and balance sheet statements

AUDITORS’ REPORT TO THE MANAGEMENT BOARD OF LINEDATA SERVICES SA ON THE RECONCILIATION OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FRANCE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA

Under date of September 16, 2004, we issued a review report on the consolidated balance sheet of Linedata Services SA (“the Company”) as of June 30, 2004 and the consolidated statements of earnings and cash flows for the six month period ended June 30, 2004 as contained in the offers to purchase all of the outstanding common shares and class C shares of Financial Models Company Inc., dated December 23, 2004. In connection with our review of the aforementioned consolidated financial statements, we also have reviewed the related supplemental schedule entitled « Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles ». This supplemental schedule is the responsibility of the Company’s management. Our responsibility is to issue a review report on this supplemental schedule based on our review.

This report is made solely to the Company’s Management Board, as a body. Our review work has been undertaken so that we might state to the Company’s Management Board those matters we are required to state to them in a review report on this supplemental schedule and for no other purpose. To the fullest extent permitted by law we do not accept or assume responsibility to anyone other than the Company and the Company’s Management Board as a body, for our review work and for this report. A review does not constitute an audit and consequently we do not express an audit opinion on this supplemental schedule.

Based on our review, nothing has come to our attention that causes us to believe that, such supplemental schedule, when considered in relation to the basic consolidated financial statements taken as a whole, does not present fairly, in all material respects, the information in relation to the six months ended June 30, 2004 set forth therein.

Paris, France

December 23, 2004

PERONNET & ASSOCIES	RSM SALUSTRO REYDEL

DIFFERENCES BETWEEN FRENCH GENERALLY ACCEPTED ACCOUTING PRINCIPLES (“French GAAP”) AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“Canadian GAAP”)

The consolidated financial statements of Linedata Services [the “Group”] have been prepared in accordance with accounting principles generally accepted in France [“French GAAP”], which differ in certain respects from the principles that Linedata Services would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in Canada [“Canadian GAAP”].  The major measurement differences between French and Canadian GAAP and their effects on the consolidated financial statements of the Group are provided below.

The material differences as they apply to the Company’s consolidated financial statements are as follows:

RECONCILIATION OF INCOME STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2004

		GAAP Adjustments (*)
(‘000 of currency)	French GAAP Euros	[i]	[ii]	[iii]	[iv]	[v]	[vi]	[vii]	[viii]	[ix]	[x]	[xi]	Canadian GAAP Euros

Sales	52 716												52 716

Cost of products sold and expenses	(48 485)					(102)	20	—	(467)				(49 034)

Income before undernoted items and income taxes	4 231	—	—	—	—	(102)	20	—	(467)	—	—	—	3 682

Depreciation and amortization	(3 542)	1 947		(150)							51		(1 694)

Other income (expense)	(244)												(244)

Interest income (expense)	(683)				(339)					(47)			(1 069)

Minority interest	(113)												(113)

Income (loss) before income taxes	(351)	1 947	—	(150)	(339)	(102)	20	—	(467)	(47)	51	—	562

Provisions for income taxes	(462)	(20)	23	120	36	(7)	—		165	17	(18)		(146)

Net income (loss) for the period	(813)	1 927	—	(127)	(219)	(66)	13	—	(302)	(30)	33	—	416

(*) Reference indicates the note below where adjusment is discussed

RECONCILIATION OF BALANCE SHEET AT JUNE 30, 2004

	French GAAP	GAAP Adjustments (*)											Canadian GAAP
(‘000 of currency)	Euros	[i]	[ii]	[iii]	[iv]	[v]	[vi]	[vii]	[viii]	[ix]	[x]	[xi]	Euros

ASSETS
Current
Cash and cash equivalents	27 871											(68)	27 803

Accounts receivable	45 824												45 824
Future tax asset	—												—
Income taxes recoverable	953												953
Prepaid expenses	1 806	—	—	—	—	—	—	—	—	—	—	—	1 806
Total current assets	76 454	—	—	—	—	—	—	—	—	—	—	(68)	76 386

Long-term
Capital assets	4 294												4 294
Investment held for sale	755												755
Deposit	1 369									(177)			1 192
Deferred financing fees	746												746
Intangible assets	15 919		(10 670)	2 600							(83)		7 766
Goodwill	64 190	8 713	8 803	(3 000)									78 706
Future tax asset	10 878	—	—	60	120	102	194	102	225	63	29	—	11 773
Total long-term assets	98 151	8 713	(1 867)	(340)	120	102	194	102	225	(114)	(54)	—	105 232

Total assets	174 605	8 713	(1 867)	(340)	120	102	194	102	225	(114)	(54)	(68)	181 618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank overdraft	170												170
Accounts payable and accrued liabilities	40 740												40 740
Income taxes payable	1 113												1 113
Deferred revenue	10 910												10 910
Current maturity of long-term debt	8 413	—	—	—	—	—	—	—	—	—	—	—	8 413
Total current liabilities	61 346	—	—	—	—	—	—	—	—	—	—	—	61 346

Long-term
Long-term debt	28 358												28 358
	—
Future income taxes	55	54											109
Deferred credit	794	—	—	—	339	289	548	285	635	—	—	—	2 890
Total long-term liabilities	29 207	54	—	—	339	289	548	285	635	—	—	—	31 357

Minority Interest	561												561

Shareholders’ equity
Share capital	11 705												11 705

Contributed surplus	55 370										(323)		55 047

Treasury shares	—											(68)	(68)
Deferred stock-based compensation	—												—
Cumulative translation adjustment	(780)												(780)
Retained earnings	18 009	6 732	(1 867)	(213)		(121)	(367)	(183)	(108)	(84)	236		22 034
Net Income (loss)	(813)	1 927	—	(127)	(219)	(66)	13	—	(302)	(30)	33	—	416
Total shareholders’ equity	83 491	8 659	(1 867)	(340)	(219)	(187)	(354)	(183)	(410)	(114)	(54)	(68)	88 354

Total liabilities and shareholders’ equity	174 605	8 713	(1 867)	(340)	120	102	194	102	225	(114)	(54)	(68)	181 618

(*) Reference indicates the note below where adjusment is discussed

NOTES TO THE RECONCILIATION OF INCOME AND BALANCE SHEET STATEMENTS

[i]        Under French GAAP, goodwill is amortized on a straight-line basis over periods based on the Group’s initial assumptions and objectives at the time of the acquisition. When the Group acquires an entity with different business segments, goodwill is allocated to those segments. The group tests goodwill for impairment at the segment level whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. Where applicable, goodwill is written down to recoverable amount calculated based on future discounted cash flows.  Under Canadian GAAP, specifically the provisions of CICA Section 3062 “Goodwill and Other Intangible Assets”, goodwill is not amortized; it is evaluated on an annual basis, or whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

[ii]       As allowed by the consolidated financial statement regulations (Regulation N° 99-02 of the French Accounting Regulation Committee – “Comité de la Réglementation Comptable”) applicable for fiscal years beginning on or after Jan 1, 2000, the Group decided not to restate retroactively for transactions that occurred prior to January 1, 2000. As a consequence, a 10,7 millions euros amount of goodwill accounted for as an intangible asset in the consolidated financial statement prior to adoption of Regulation 99-02 has not been reclassified to goodwill. Under Canadian GAAP, specifically the provisions of CICA 3062 “Goodwill and Other Intangible Assets”, this amount should be reclassified to goodwill. The related amortization charges have been restated accordingly using the straight-line method over a 20-year period from the date of the acquisition to Jan 1, 2002.

[iii]      Under Canadian GAAP, specifically the provisions of CICA 3062 “Goodwill and Other Intangible Assets” and new section 1581, the excess of purchase price over fair value of tangible assets has to be re-allocated to identifiable intangible assets, whenever applicable. As a consequence and for the purpose of the Canadian GAAP reconciliation, a 3 millions euros amount has been allocated from goodwill to intangible assets. This amount relates to the fair value of a software acquired from Thomson Financial. Amortization charges and related tax effects have been recomputed from the acquisition date using the straight-line method over a 10-year period.

[iv]      The Group enters into interest rate swap contracts to hedge the interest rate exposure on its long-term debt.  During 2001, 2002 and 2003, the Group entered into four contracts relating to three different debts (collectively the “Old Debt”) contracted respectively for the acquisition of Ingenetude shares, Linedata Service Inc shares and Thomson Financial assets. Beginning in 2004, the Group entered into a fifth contract relating to a new facility for an amount of 35 millions euros and terminated the interest rate swap contract relating to the acquisition debt of Thomson Financial assets.  Under French GAAP, derivative instruments are accounted for as off balance sheet items until the underlying transaction is realized when they qualify for hedge accounting.  Under Canadian GAAP, specifically the provisions of Accounting Guideline 13 (“AcG-13”), certain derivative instruments may qualify for hedge accounting treatment.  Acg-13 is applicable for hedging relationships in effect in fiscal years beginning on or after July 1, 2003. Criteria to qualify for hedge accounting are more restrictive under Canadian GAAP than under French GAAP.

Due to the fact that the Old Debt was fully repaid in January 2004, the remaining original three interest rate swap contracts are considered speculative under Canadian GAAP and therefore no longer qualify for hedge accounting treatment under Canadian GAAP as at June 30, 2004.  As a result, these contracts have been recognized on the balance sheet at fair value, with changes in fair value recognized currently in income.

[v]       Under French GAAP, no compensation cost is recognized relating to the issuance of stock options.  Under Canadian GAAP, specifically the provisions of CICA Section 3870 “Stock-based Compensation” (“Section 3870”), the fair-value based method is applied to all stock-based payments to employees and non-employees.  Section 3870 is applicable for fiscal years beginning on or after January 1, 2002 for awards to non-employees, and January 1, 2004 for awards to employees. As allowed by Section 3870, the Group decided to make an adjustment to the opening retained earnings of the current period (i.e. January 1, 2004) to reflect the cumulative effect of the change on prior periods and not to restate prior periods.

[vi]      The Group sponsors defined benefit pension plans in form of retirement indemnities.  Under Canadian GAAP, specifically CICA 3461 “Employee Future Benefits”, for defined benefit plans, an entity should recognize a liability and a cost for employee future benefits in the period in which employees render services to the entity in return for the benefits. Defined benefit plans have to be accrued for using (i) the projected benefit method prorated on services when future salary levels or costs escalation affect the amount of future employee benefit; (ii) the accumulated benefit method when future salary levels and costs escalation do not affect the amount of future employee benefit.  French GAAP allows different methods for calculating and accounting for defined benefit plans.

[vii]     Under French GAAP, long-service awards, such as long-service medals (settled in cash), could be accounted for either as off balance items or on balance sheet until new Regulation N° 2004-05 of the Accounting Regulation Committee – “Comité de la Réglementation Comptable” was issued on May 4, 2004. New Regulation N° 2004-05, applicable for fiscal year beginning on or after August 4, 2003, provides that long-service medals be accounted for as a liability. Under Canadian GAAP, such commitments have to be accounted for on balance sheet as liabilities.

[viii]    Under French GAAP, the benefit of lease inducements, such as free-rent periods provided by a lessor, can be included in the determination of net income of the lessee in the period received.  Under Canadian GAAP, specifically the provisions of Emerging Issues Committee Abstract 21 (“EIC 21”), “Accounting for lease inducements by the lessee”, the benefits of the lease inducement should be accounted for as a reduction of rental expense over the term of the lease.

[ix]       Under French GAAP, non-interest bearing long-term assets are accounted for at their face value (historical cost). A provision for depreciation is accounted for in case the company would face problems of recoverability.  Under Canadian GAAP, non-interest bearing long-term assets should be discounted at the market interest rate.

[x]        Under French GAAP, the cost of treasury shares may be either deducted from shareholders’ equity or included in short-term investments where such treasury shares is explicitly earmarked for distribution to employees or intended to regularize stock exchange.  Under Canadian GAAP, specifically CICA Section 3240 “Share Capital”, treasury shares can’t be accounted for as an asset. The cost of these shares is to be shown as a deduction from the total shareholders’ equity.

[xi]       Under French GAAP, costs incurred in connection with the initial public offering can be either (i) capitalized and accounted for as an intangible asset, (ii) expensed as incurred or (iii) accounted for as a deduction from shareholders’ equity. The Group decided to account for theses costs as an intangible asset and to amortize them on a straight-line basis over a 5-year period. Under Canadian GAAP, specifically CICA Section 3240 “Share Capital”, such costs should be accounted for as a deduction from shareholders’ equity.

Other

Accounting for Research and Development Costs (“R&D”)

Under Canadian GAAP, specifically CICA 3450, certain development costs should be capitalized when certain criteria are met. Under French GAAP, R&D costs can be either expensed when incurred or capitalized when certain criteria are met, depending on the company’s choice. The Group accounting policy is to expense the R&D costs as incurred. As a result, the Group has implemented no specific procedures to meet the criteria to capitalize such costs. Had the Group implemented such procedures to respect the Canadian Accounting Regulations, it is possible that criteria to capitalize certain development expenses would have been met under Canadian GAAP.

The supplemental schedule was authorized for issue by the management board on 20th December 2004

Yves Stucki	Pascal Xatart

Anvaraly Jiva

Pro Forma Consolidated Financial Statements

Linedata Services S.A.

(Unaudited)

June 30, 2004 and December 31, 2003

COMPILATION REPORT ON

PRO FORMA CONSOLIDATED FINANCIAL STATMENTS

To the Management Board of

Linedata Services SA

We have read the accompanying unaudited pro forma consolidated balance sheet of Linedata Services S.A. [“Linedata”] as at June 30, 2004 and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003, and have performed the following procedures:

1.                       Compared the figures in the columns captioned “Linedata – Canadian GAAP (Euros)” to the Supplemental Schedule “Reconciliation of differences between French Generally Accepted Accounting Principles and Canadian Generally Accepted Accounting Principles” pertaining to the unaudited consolidated financial statements as at and for the six months ended June 30, 2004, and the audited consolidated financial statements as at and for the year ended December 31, 2003, respectively, (“Supplemental Schedules”) after giving effect to adjustments and reclassifications made to the line items to reconcile French Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles and found them to be in agreement.

2.                       Compared the figures in the columns captioned “Linedata – Canadian GAAP (Cdn $)” to a schedule prepared by Linedata (the “company-prepared schedule”) and found them to be in agreement.  The company-prepared schedule translated the figures in the column captioned “Linedata – Canadian GAAP (Euros)” for the year ended December 31, 2003, and as at and for the six months ended June 30, 2004 into Canadian dollars using the current rate method.  Linedata used an exchange rate of Cdn$0.61 per €1.00 for the unaudited balance sheet of Linedata as at June 30, 2004, Cdn$0.61 per €1.00 for the unaudited statement of operations of Linedata for the six months ended June 30, 2004, and Cdn$0.63 per €1.00 for the audited statement of operations of Linedata for the year ended December 31, 2003.  Recalculated the Canadian dollar amounts in the company-prepared schedule by applying the translation rates described above and found them to be arithmetically correct.  Compared the figures used in the company-prepared schedule to the Supplemental Schedules after giving effect to adjustments and reclassifications made to the line items to reconcile French Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles, and found them to be in agreement.

3.                       Compared the figures in the columns captioned “FMC Inc. Historical” (“FMC”) to the unaudited consolidated financial statements of FMC as at August 31, 2004 and for the six months then ended, and the audited consolidated financial statements for the year ended February 28, 2004, respectively, and found them to be in agreement.

4.                       Made enquiries of certain officials of Linedata who have responsibility for financial and accounting matters about:

[a]                 the basis for determination of the pro forma adjustments; and

[b]                whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with requirements of the Canadian Securities legislation.

The Officials:

[a]                 described to us the basis for determination of the pro forma adjustments, and

[b]                stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the requirements of the Canadian Securities legislation.

5.                       Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.                       Recalculated application of the pro forma consolidated adjustments to the aggregate of the amounts in the columns captioned “Linedata Historical” and “FMC Inc. Historical”, for the year ended December 31, 2003 and as at June 30, 2004 and for the six months then ended and found the amounts in the column captioned “Linedata Pro Forma (Consolidated)” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective.  The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information.  Accordingly, we express no such assurance.  The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Paris, France,

December 23, 2004.

PERONNET & ASSOCIES	RSM SALUSTRO REYDEL

LINEDATA SERVICES S.A.

PRO FORMA CONSOLIDATED BALANCE SHEET

(unaudited – see compilation report)

As at June 30, 2004

(Canadian $ in thousands, except where noted and per share data)

	Linedata Canadian GAAP	Linedata Canadian GAAP	FMC Inc. Historical	Pro forma Adjustments	Note 3	Linedata Pro forma
	(Euros)	(Cdn $)				(Consolidated)
ASSETS
Current
Cash and cash equivalents	27,803	45,579	28,526	(24,450)	G	33,355
				(16,300)	H
Accounts receivable	45,824	75,121	13,503			88,624
Income taxes recoverable	953	1,562	—			1,562
Prepaid expenses	1,806	2,961	1,597			4,558
Total current assets	76,386	125,223	43,626	(40,750)		128,099

Long-term
Capital assets	4,294	7,039	7,313			14,352
Investments	1,947	3,192	—			3,192
Deferred financing fees	746	1,223	—	815	E/F	2,038
Intangible assets	7,766	12,731	—			12,731
Goodwill and Other Intangible Assets	78,706	129,026	367	113,237	F	242,263
				(367)
Future tax asset	11,773	19,300	1,466	1,155	E/F	21,921
Total long-term assets	105,232	172,511	9,146	114,840		296,497
Total assets	181,618	297,734	52,772	74,090		424,596

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Bank overdraft	170	279	—			279
Accounts payable and accrued liabilities	40,740	66,787	6,025	3,260	E/F	76,072
Income taxes payable	1,113	1,825	152			1,977
Deferred revenue	10,910	17,885	8,086			25,971
Current maturity of long-term debt	8,413	13,792	—			13,792
Total current liabilities	61,346	100,567	14,263	3,260		118,091

Long-term
Long-term debt	28,358	46,489	—	80,970	G	111,159
				(16,300)	H
Future income taxes	109	179	—			179
Deferred credit	2,890	4,738	—			4,738
Total long-term liabilities	31,357	51,405	—	64,670		116,075
Minority interest	561	920	—			920
Shareholders’ equity
Share capital	11,705	19,189	37,911	(37,911)	F	21,913
				2,724	D
Contributed surplus	55,047	90,241	350	(350)	F	132,186
				41,945	D
Treasury Shares	(68)	(111)				(111)
Deferred stock-based compensation	—	—	(163)	163		—
Cumulative translation adjustment	(780)	(1,279)	343	(343)	F	(1,279)
Retained earnings	22,450	36,803	68	(68)	F	36,803
Total shareholders’ equity	88,354	144,843	38,509	6,160		189,512
Total liabilities and shareholders’ equity	181,618	297,734	52,772	74,090		424,596

See accompanying notes

LINEDATA SERVICES S.A.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited – see compilation report)

Six months ended June 30, 2004

(Cdn $ in thousands, except where noted and per share data)

	Linedata Canadian GAAP	Linedata Canadian GAAP	FMC Inc. Historical	Pro forma Adjustments	Note 3	Linedata Pro forma
	(Euros)	(Cdn $)				(Consolidated)
Sales	52,716	86,420	36,090			122,510

Cost of products sold and expenses	(49,034)	(80,384)	(30,673)			(111,057)

Income before undernoted items and income taxes	3,682	6,036	5,417			11,453

Other expense (income)	(244)	(400)	(243)			(643)

Depreciation & Amortization	(1,694)	(2,777)	(1,728)			(4,505)

Interest income / expense	(1,069)	(1,752)	—	(1,290)	G	(3,042)

Minority interest	(113)	(185)	—			(185)

Income (loss) before income taxes	562	921	3,446	(1,290)		3,078

Provision for income taxes	(146)	(239)	(1,201)	457		(983)

Net income (loss) for the period	416	682	2,245	(833)		2,094

Net income per share	€0,04	$0,07	$0.20			$0,17

See accompanying notes

LINEDATA SERVICES S.A.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited – see compilation report)

Year ended December 31, 2003

(Cdn $ in thousands, except per share data)

	Linedata Canadian GAAP	Linedata Canadian GAAP	FMC Inc. Historical	Pro forma Adjustments	Note 3	Linedata Pro forma
	(Euros)	(Cdn $)				(Consolidated)
Sales	100,313	159,227	72,401			231,628

Cost of products sold and expenses	(80,616)	(127,962)	(64,754)			(192,716)

Income before undernoted items and income taxes	19,697	31,265	7,647			38,912

Other expense (income)	(57)	(90)	177			87

Depreciation & Amortization	(2,964)	(4,705)	(3,817)			(8,522)

Interest income / expense	(817)	(1,297)	—	(2,580)	G	(3,877)

Minority interest	(231)	(367)	—			(367)

Income (loss) before income taxes	15,628	24,806	4,007	(2,580)		26,233

Provision for income taxes	(5,326)	(8,454)	(1,504)	914		(9,044)

Net income (loss) for the period	10,302	16,352	2,503	(1,666)		17,189

Net income per share	€1,06	$1,68	$0.22			$1,51

See accompanying notes

LINEDATA SERVICES SA

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited - see compilation report)

(in thousands of Canadian dollars, except per share date)

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements of Linedata Services SA (“Linedata” or the “Company”) have been prepared using the purchase method of accounting to give effect to the purchase of a 100% interest in FMC Inc. (“FMC”) that is described in note [2] below.

The Company’s historical consolidated financial statements are prepared in accordance with accounting principles generally accepted in France (“French GAAP”), which differs in certain respects from accounting principles generally accepted in Canada (“Canadian GAAP”).  Supplemental schedules to the consolidated financial statements of the Company as at and for the six months ended June 30, 2004, and for the year ended December 31, 2003 provide a description of the material differences and a reconciliation between French GAAP and Canadian GAAP.  The Company’s unaudited consolidated balance sheet as of June 30, 2004, unaudited consolidated statements of operations for the six months ended June 30, 2004, and statement of operations for the year ended December 31, 2003 have been adjusted to conform to Canadian GAAP and have been translated to Canadian dollars.  Reclassifications have been made to the historical presentation of the Company in order to conform to the pro forma presentation.

The pro forma adjustments reflect the acquisition using the purchase method and are based on currently available information and certain estimates and assumptions.  At this stage of the contemplated transaction, Linedata is not in a position to identify and estimate the fair value adjustments of assets to be acquired and liabilities to be assumed. Therefore, for the purpose of the pro forma financial statements, the fair value of assets to be acquired and liabilities to be assumed were deemed to be the book value and the excess of consideration over book value is presented as Goodwill and Other Intangible Assets. The purchase price allocation, when completed, may result in the identification of intangible assets, which may result in depreciation charges in the future.  The actual adjustments to the consolidated financial statements of Linedata at closing will depend on a number of factors including changes in net book values of the entities between June 30, 2004 and the effective date of the acquisition, completion of the valuation of intangible assets once the required information is obtained from FMC, and the share price of Linedata for purposes of the measurement date of the acquisition.  Therefore the actual adjustments will differ from the pro forma adjustments.

The unaudited pro forma consolidated balance sheet as of June 30, 2004 gives effect to the proposed acquisition as if it was completed on that date, and was derived from the historical unaudited consolidated balance sheet of the Company as of June 30, 2004, and the unaudited consolidated balance sheet of FMC as of August 31, 2004.

The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2004 illustrates the effect of the proposed acquisition as if it had occurred on January 1, 2004, and was derived from the historical unaudited statement of operations of the Company for the six months ended June 30, 2004, and the historical unaudited consolidated statement of operations of FMC for the six months ended August 31, 2004.

LINEDATA SERVICES SA

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited - see compilation report)

(in thousands of Canadian dollars, except per share data)

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 illustrates the effect of the proposed acquisition as if it had occurred on January 1, 2003, and was derived from the historical audited statement of operations of the Company for the year ended December 31, 2003, and the historical audited consolidated statement of operations of FMC for the year ended February 28, 2004.

The pro forma adjustments are based on assumptions that management considers reasonable based on the information currently available to Linedata. These adjustments will change based on the terms of a completed transaction and obtaining additional information about the fair values of the assets and liabilities of FMC. Accordingly, the consolidated financial statements may not be indicative of the financial position and results of operations that would have occurred if the transactions had been completed on the dates indicated or of the financial position or operating results that may be obtained in the future.

2. ACQUISITION OF FMC INC.

On December 20, 2004, Linedata entered into an Acquisition Agreement with FMC whereby Linedata plans to acquire all of the issued and outstanding common and Class C shares of FMC (“FMC shares”) on the basis of $13 in cash for each FMC share with respect to 70% of the FMC shares and one Linedata Share for every 1.97 FMC share with respect to the remaining 30% of FMC shares.  The transaction is subject to the approval of the holders of FMC shares and must be accepted by January 28, 2005.

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The pro forma adjustments are preliminary and based on management’s estimates of fair value and useful lives of the assets to be acquired and liabilities to be assumed and have been prepared to illustrate the estimated effect of the proposed acquisition and certain other adjustments.  A final valuation of acquired intangibles and assessment of useful lives has not yet been completed, which may affect the final allocation of the purchase price to these assets and the related amortization expense.  Consequently, the amounts reflected in the unaudited pro forma consolidated balance sheet and statements of operations are subject to change, and the final amounts may differ substantially.

Adjustments made by Linedata in connection with the preparation of the unaudited pro forma consolidated balance sheet as of June 30, 2004 and the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2004 and the year ended December 31, 2003 are as follows:

A.                Certain reclassifications have been made to the historical presentation of the Company in order to conform to the pro forma consolidated presentation.  The Company’s assets and liabilities have been translated to Canadian dollars using the current rate method.

LINEDATA SERVICES SA

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited - see compilation report)

(in thousands of Canadian dollars, except per share data)

B.                  In connection with the acquisition, it has been assumed that the Company will pay to the holders of the 1,035,338 outstanding stock options of FMC an amount of $5,566 representing the difference between the offer price of $13 per share and the stock-option strike price.

C.                  Under the terms of the Acquisition Agreement dated December 20, 2004, the consideration will be $13 per share in cash for 70% of the FMC shares, and one Linedata share for every 1.97 FMC share with respect to the remaining 30% of the FMC shares.  At June 30, 2004, FMC had 9,629,000 common shares and 1,344,000 class C shares.  It is assumed the terms of the acquisition will result in the issuance of 1,671,015 Linedata shares.  For the purposes of this pro forma, it is assumed that these shares are valued at the average price of the shares of Linedata for approximately three days before and after June 30, 2004 (€16.40 per share).  The closing exchange rate on this day was Cdn$0.61 per €1.00.  It is therefore assumed that the total consideration for the acquisition is $150,089 including:

•                  Cash consideration for 70% of the existing FMC shares ($99,854),

•                  Cash consideration the holders of outstanding stock-options ($5,566),

•                  Shares of the Company ($44,669).

D.                 The 1,671,015 Linedata shares issued will result in an increase in share capital at the nominal value for €1,671 ($2,724) and an increase in contributed surplus of €25,733 ($41,945) based on the average price of the shares of Linedata for approximately three days before and after June 30, 2004 (€16.40 per share).

E.                   It is assumed Linedata will incur €2,000 ($3,260), before tax effect of $1,155, in transaction costs relating to the acquisition of FMC, including €500 ($815) of costs related to the new credit facility.

F.                   The acquisition of FMC by Linedata will be accounted for using the purchase method of accounting.  The allocation of the purchase price is based on the estimated fair value of the net identifiable assets of FMC.  The excess of the purchase price over the fair value of net assets acquired has been accounted for as goodwill.  Accordingly, the estimated purchase price has been allocated on a preliminary basis to FMC’s net identifiable assets as follows:

$
Current assets	43,626
Capital assets	7,313
Future income tax asset	1,466
Deferred financing fees	815
Goodwill and Other Intangible Assets	113,237
Current liabilities	(14,263)
152,194

LINEDATA SERVICES SA

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited - see compilation report)

(in thousands of Canadian dollars, except per share data)

Consideration
Cash	105,420
Shares of Linedata	44,669
Transaction costs (net of tax)	2,105
Total consideration	152,194

The above purchase price and allocation of the purchase price is preliminary.  The actual adjustments to the consolidated financial statements of Linedata at closing will depend on a number of factors including changes in net book values of the entities between June 30, 2004 and the effective date of the acquisition, completion of the valuation of intangible assets and liabilities once the required information is obtained from FMC, and the share price of Linedata for purposes of the measurement date of the acquisition.  Accordingly, the purchase price will be adjusted subsequently on completion of the transaction and allocation process.

G                     Credit facilities available amount to €51,000 ($83,130).  The borrowing of funds under proposed credit facilities of $80,970 bearing interest at a rate of 3 month EURIBOR plus 1.25% (3.99% per annum).  The remaining portion of the cash consideration of $24,450 will be financed from cash and cash equivalents.

H                    FMC will pay a dividend to Linedata in the amount of €10,000.  Linedata will then pay €10,000 ($16,300) to its bank.

APPENDIX C -
LINEDATA ARTICLES OF ASSOCIATION

TRANSLATION

LINEDATA SERVICES

A Company having a Directoire (“Management Board”) and
a Conseil de Surveillance (“Supervisory Board”)
with a capital of 11,720,411 euros

Head Office: 19, rue d’Orléans, 92200 NEUILLY-SUR-SEINE
R.C.S. Nanterre B 414 945 089

ARTICLES OF ASSOCIATION

Updated by the Management Board on September 22, 2004

ARTICLE I

TYPE OF COMPANY

PURPOSE – COMPANY NAME – HEAD OFFICE – TERM

Section 1                                             Type of Company

Financière de la Renaissance SARL, a limited liability partnership with a capital of 4,545,500 Francs, having its head office at 65 avenue Kléber- 75116 Paris, registered in the Registre du Commerce et des Sociétés de Paris on January 2, 1998 under number B 414 945 089 has, pursuant to a decision by the Special General Meeting of its partners held on July 17, 1998, been converted into a company governed by Articles L. 210, L. 224 and L. 225 of the Code de Commerce and the compulsory provisions of the laws and decrees that have been since or will be enacted subsequently; it is also governed by these articles of association as regards those matters which either must or may be referred to in accordance with statutory or regulatory provisions.

The shareholders of the Company changed the system of administration and management and adopted the form with a Directoire (“Management Board”) and a Conseil de Surveillance (“Supervisory Board”) at a Special General Meeting held on February 16, 1999.

The Company subsists under its new system of administration and management among the holders of the existing shares and the holders of shares to be created in future.  It is governed by the laws and regulations that are in force and by these articles of association.

Section 2                                             Purpose

The purpose of the Company, in France and abroad, either directly or indirectly, is to:

•                  Provide computer services, in particular publish and distribute software packages, integrate solutions, carry out all types of development, consulting and training projects, provide computer operation services and related administrative services to industrial, commercial, real estate and financial companies, and public or private administrative bodies or agencies, whether or not based on data transmission methods;

•                  Create, purchase, lease, manage or operate similar businesses and establishments;

•                  Acquire shares or an interest in companies and businesses, whether commercial, agricultural, civil, industrial, financial, movable, immovable, French or foreign, by forming new companies (including joint ventures), or by making a contribution, or by purchasing or subscribing for corporate securities or rights, or by merging companies, through partnership, association or otherwise; and

•                  In general, all industrial, commercial, financial, movable and immovable transactions related directly or indirectly to the Company’s operations or that may be advisable for the conduct and success of its affairs;

The whole whether on behalf of itself or third parties or in a joint venture.

Section 3                                             Company Name – Head Office

The Company’s name is:

LINEDATA SERVICES

In all deeds and documents originating from the Company and intended for third parties, the name of the Company must be immediately preceded or followed by the words “Société Anonyme à Directoire et Conseil de Surveillance” and the statement of the amount of its capital.

The head office shall be located at:

19, rue d’Orléans, 92200 Neuilly-sur-Seine.

It may be relocated to any other location in the same département or a contiguous département by a simple decision of the Supervisory Board, provided the decision is ratified at the next Ordinary General Shareholders’ Meeting.

It may be relocated anywhere else, pursuant to a decision by a Special General Shareholders’ Meeting, subject to the applicable legal provisions.

The Management Board shall be entitled to create agencies, establishments and branches wherever it deems advisable.

Section 4                                             Term

The term of the Company shall be 99 years from the date of its registration in the Registre du Commerce et des Sociétés, unless dissolved earlier or extended.

ARTICLE II

SHARE CAPITAL

Section 5                                             Share Capital

The share capital is set at the sum of 11,720,411 euros.

It is divided into 11,720,411 shares with a par value of ONE (1 euro) each, all of the same class and all being fully subscribed and paid-up.

Section 6                                             Form and Transfer of Shares

The fully paid-up shares shall be registered or in bearer form, at the shareholder’s option.  They shall be recorded in the register in accordance with the terms and conditions stipulated by law.

They shall be freely marketable, subject to the statutory and regulatory provisions.  Conveyance shall be by inter-account transfer.

The Company may, at any time, under the statutory and regulatory provisions in force, ask the agency responsible for clearing the securities for the names, or in the case of legal persons, the corporate names, nationalities and addresses of the holders of securities carrying voting rights at its shareholders’ meetings, immediately or on a term basis, the number of securities held by each of them and the restrictions on such securities, if any.

Furthermore, any physical or legal persons, acting alone or in concert, who becomes or ceases to be the holder of an interest equal to 2.5% of the share capital or voting rights or any multiple of that percentage shall be required to notify the Company of that fact, within 15 days of crossing such holding threshold, by registered mail with an acknowledgment of receipt addressed to the head office, specifying the number of shares and voting rights held.

If not reported as described above, the shares exceeding that percentage that should have been reported shall be deprived of voting rights as provided by law, upon request of one or more shareholders holding 2.5% of the share capital as set forth in the minutes of the General Meeting.

Section 7                                             Rights Carried by Shares

Each share gives the holder an ownership right to the Company’s assets and the right to share in the distribution of profits, in proportion to the number of shares issued; in particular, all shares are entitled, both when the Company is current or in liquidation, to the settlement of the same net amount in the event of any distribution or return of capital, such that all of the shares, where applicable, form a block, without regard for any tax exemptions or any taxation to which such distribution or return of capital could give rise.

The shareholders shall not have any obligation, even in respect of third parties, other than up to the amount of the shares they own; beyond that, they cannot be subject to any call for funds.

Whenever it is necessary to own several shares to exercise any right, the individual securities or those numbering less than required shall not give their owner any rights against the Company, and in such cases the shareholders shall be personally responsible for assembling the required number of shares.

Section 8                                             Non-Payment

Shareholders who fail to pay the instalments owing on their shares on the due date shall, automatically and without any prior notice, owe the Company a penalty calculated daily from the due date at the annual rate for advances on securities of the Banque de France, without prejudice to the enforcement measures provided for by law.

Such shareholders shall also be barred, until the outstanding amounts are paid, from attending and voting at meetings, and shall not be entitled to receive dividends or exercise preemptive rights.

ARTICLE III

ADMINISTRATION OF THE COMPANY

I. MANAGEMENT BOARD

Section 9                                             Management Board – Composition

I.                                         The Company shall be managed by a Management Board which shall report to the Supervisory Board instituted under Section 16 of these articles of association; the number of members on the Management Board shall be determined by the Supervisory Board, but shall not exceed five, or seven if the Company’s shares become listed for trading on a regulated market.

II.                                     If a seat becomes vacant, the Supervisory Board shall, within two months of the vacancy, either change the number of seats it had determined previously, or fill the vacancy.

III.                                 If the capital is less than 150,000 euros, a single person may be appointed by the Supervisory Board to carry out the duties for which the Management Board is responsible, who shall be given the title of Directeur Général unique (“Sole Managing Director”).

IV.                                 The members of the Management Board or the Sole Managing Director may be non-shareholders and are necessarily physical persons.

V.                                     The members of the Management Board or the Sole Managing Director shall be appointed by the Supervisory Board; they may be dismissed by the General Meeting upon motion of the Supervisory Board, or by the Supervisory Board itself.

VI.                                 If a member of the Management Board or the Sole Managing Director is dismissed, any employment contract they may have with the Company shall not be terminated as a result.

VII.                             If only one person carries out the duties devolved on the Management Board with the title of Sole Managing Director, all provisions of these articles of association pertaining to the Management Board shall apply to the Sole Managing Director, except those based on the concept of the Management Board as a group, in particular Sections 10 to 15.

Section 10                                      Term of Office – Age Limit

I.                                         The Management Board shall be appointed for a two-year term and shall be fully renewed upon expiry thereof.

II.                                     The members of the Management Board shall always be eligible for reappointment.

III.                                 No one may be appointed to the Management Board if older than 70 years of age.  A member of the Management Board in office shall be deemed to have resigned from office at the end of the fiscal year in which he reaches that age.

Section 11                                      Chairman of the Management Board - Deliberations

I.                                         The Supervisory Board shall name one of the members of the Management Board as Chairman.

The Management Board shall meet as often as the Company’s interests dictate, after being convened by the Chairman or at least half of the members, either at the head office or at another place mentioned in the notice of meeting.  The agenda may remain undefined until the meeting is held.

The Chairman of the Management Board shall preside at the meetings.  The Management Board shall designate a secretary, who may be a non-member of the Management Board.

If the Management Board consists of two members, decisions shall be unanimous.  If there are more than two members, decisions shall be made by a majority of the members comprising the Management Board, voting by proxy being prohibited.  In case of a tie, the Chairman shall have a deciding vote.

II.                                     Deliberations shall be set forth in minutes kept in a special book and signed by the members of the Management Board who attended the meeting.

Section 12                                      Powers and Duties of Management Board – General Management

I.                                         The Management Board shall have the broadest powers as regards third parties to act on the Company’s behalf under any circumstances, within the boundaries of the Company’s purpose and subject to the powers expressly granted by law to the Conseil de Surveillance and the Shareholders’ Meetings.

In its relations with third parties, the Company shall even be bound by action taken by the Management Board which does not relate to the Company’s purpose, unless it proves that the third party knew that the action was beyond the scope of such purpose or could not be unaware of same given the circumstances, if being excluded that the mere registration of the articles of association is sufficient to constitute such proof.

If a transaction requires the authorization of the Supervisory Board and same is denied, the Management Board may refer the dispute to the General Shareholders’ Meeting, which shall decide how to deal with the project.

The Management Board shall call all General Shareholders’ Meetings, set the agenda and carry out the decisions.

II.                                     At least once every quarter, the Management Board shall submit a report to the Supervisory Board.  Within three months of the end of each fiscal year, the Management Board shall submit to the Supervisory Board the annual financial statements for verification and auditing, and the consolidated statements, if any.

III.                                 The Chairman of the Management Board shall represent the Company in its relations with third parties.

The Supervisory Board may delegate the same power of representation to one or more members of the Management Board, who shall then be given the title Directeur Général (“Managing Director”).

The Chairman and Managing Director may only be dismissed by the Ordinary General Meeting, upon motion of the Supervisory Board.

IV.                                 Any action which obligates the Company toward third parties shall be valid if taken by the Chairman of the Management Board or by any member to whom the Supervisory Board has given the title Managing Director.

Section 13                                      Compensation of Members of the Management Board

The Supervisory Board shall determine the method and amount of the compensation for each member of the Management Board.

Section 14                                      Plurality of Offices for Members of the Management Board

I.                                        No one may simultaneously hold more than one office as a member of the Management Board or as Sole Managing Director of a company which has its head office in France.

A second office of the same nature may be held for a company which is controlled, within the meaning of Article L 233-16 of the Code de commerce, by the company in which the first office is held, if the securities of the controlled company are not listed for trading on a regulated market.

II.                                    Members of the Management Board or the Sole Managing Director may not agree to be appointed to the Management Board or as Sole Managing Director for another company without the authorization of the Supervisory Board.

III.                                Any physical person who, when assuming a new office, is in breach of paragraph I above shall, within three months of his appointment, resign from one of his offices.

At the expiry of such three-month period, such person shall be deemed to have resigned from his new office and shall return the compensation received, but same shall not call into question the validity of the deliberations in which such person took part.  The same shall apply if a member of the Management Board fails to obtain the authorization mentioned in paragraph II above.

IV.                                The provisions of paragraphs I and III above shall apply to the holding of two or more positions as Managing Director of Companies with a Board of Directors.

Section 15                                      Liability of Members of the Management Board

Without prejudice to the specific liability that may arise from the Company’s qualifying for legal redress, the members of the Management Board shall be liable, severally or solidarily, as the case may be, toward the Company or third parties, for violations of the legal or regulatory provisions applicable to limited liability companies or of the articles of association, or for faults committed in the course of their management.

II. SUPERVISORY BOARD

Section 16                                      Supervisory Board

I.                                        The Management Board shall be controlled by an Supervisory Board consisting of at least three members and no more than eighteen members, except in the event of a temporary departure from the rule if there is a merger, when there may be up to twenty-four members.   The members shall be legal or physical persons chosen among the shareholders by the Ordinary General Meeting, which may dismiss them at any time.

Legal persons appointed to the Supervisory Board shall be required to name a permanent representative, who shall be subject to the same conditions and obligations as though he were a member of the Board in his own right.

If the legal person revokes the mandate of its permanent representative, it shall simultaneously name a replacement.  The same shall apply in the event of the death or resignation of the permanent representative.

II.                                    No member of the Supervisory Board may be on the Management Board. If a member of the Supervisory Board  is appointed to the Management Board, his term on the Board shall terminate as soon as he assumes office.

Section 17                                      Shares of Members of the Supervisory Board

Each member of the Supervisory Board shall own one share.

If, on the day he is appointed, a member of the Supervisory Board does not own the requisite number of shares or if, during his term of office, he ceases to own such shares, he shall automatically be deemed to have resigned if the situation is not corrected within three months.

Section 18                                      Term of Office – Age Limit

I.                                         The members of the Supervisory Board shall be appointed for two years, expiring upon adjournment of the Ordinary General Shareholders’ Meeting having decided on the financial statements for the previous fiscal year and held in the year in which their term of office ends.  They shall be eligible for reappointment.

II.                                     No physical person who is over 70 years of age may be appointed to the Supervisory Board if his appointment will result in more than one-third of the members of the Supervisory Board being past that age.

Section 19                                      Vacancies – Co-opting – Ratification

I.                                         In the event of vacancy due to death or the resignation of one or more members where the number of members remaining in office is not less than the minimum legal requirement, the Supervisory Board  may, between two General Meetings, make temporary appointments.

Where the number of members becomes less than the minimum legal requirement, the Management Board shall immediately call an Ordinary General Meeting for the purpose of adding members to the Supervisory Board.

The temporary appointments made by the Supervisory Board shall be submitted for ratification at the immediately following Ordinary General Meeting. If there is no ratification, the deliberations and acts of the Supervisory Board prior thereto shall nonetheless be valid.

A member appointed to replace another member whose office has not expired shall only remain in office during the unexpired term of his predecessor’s office.

Section 20                                      Bureau

The Board shall elect a Chairman and Vice-Chairman from among its members who are physical persons to convene the Board meetings and direct its debates.  They shall carry out their duties during their term of office as members of the Supervisory Board.

The Board shall determine their compensation, if any.

At each meeting, the Board may appoint a Secretary, who may be a non-shareholder.

Section 21                                      Board Deliberations – Minutes

I.                                         The Supervisory Board shall meet as often as the Company’s interests dictate.  Meetings shall be called by the Chairman or Vice-Chairman.

However, the Chairman shall call the Board to a meeting on a date which is no more than fifteen days later if at least one member of the Management Board or at least one-third of the members of the Supervisory Board submit a substantiated request for such a meeting.

If there is no response to the request, its originators may themselves call a meeting, indicating the meeting agenda.   Otherwise, the meeting agenda shall be determined by the Chairman and may remain undefined until the meeting is held.

Meetings may be held at any place mentioned in the notice of meeting.

An attendance register shall be kept, which shall be signed by the members of the Supervisory Board who attend the meeting.

For deliberations to be valid, the actual presence of at least half of the members of the Board shall be required.

An internal by-law adopted by the Supervisory Board in future may stipulate, in particular, that for purposes of establishing a quorum or a majority, the members of the Supervisory Board who take part in the Board meeting by videoconference facilities permitted by the regulations in force will be deemed to be present.  This provision shall not apply to the passing of decisions pertaining to (i) the appointment or dismissal of the Chairman of the Management Board or the Sole Managing Director and (ii) the appointment of the Chairman and Vice-Chairman of the Supervisory Board.

Decisions shall be taken by majority vote of the members who are present or represented, each member who is present or represented having one vote, and each member who is present only being entitled to have one power.  In the case of a tie, the chairman of the meeting shall have a deciding vote.

If the Board consists of less than five members and only two members attend the meeting, decisions shall be made unanimously.

II.                                     The deliberations of the Supervisory Board shall be set forth in minutes kept in a special book at the head office.

Section 22                                      Mission and Powers of Supervisory Board

I.                                         The Supervisory Board shall have permanent control over the management of the Company by the Management Board.  At any time of year, it may proceed with such verification and auditing as it deems advisable and may obtain such documents as it finds useful for the fulfilment of its mission.

II.                                     The Supervisory Board may, within the boundaries it may establish, authorize the Management Board,  with the capacity to delegate, to transfer immovables by nature, assign whole or partial interests, or grant security, suretyships or guarantees in the Company’s name.

A lack of authorization shall not be enforceable against third parties, unless the Company proves that they were aware or could not have been unaware of the fact.

By way of exception to the foregoing provisions, the Management Board may be authorized to grant security, suretyships or guarantees in the Company’s name, to the tax and customs authorities, with no limit on the amount.

III.                                  It shall authorize the agreements described in Section 25 below.

IV.                                 It shall present its comments on the Management Board’s report to the annual Ordinary General Meeting, and on the financial statements for the fiscal year.

V.                                     It shall decide on the relocation of the head office in the same département or a contiguous département, subject to the ratification of such decision at the next Ordinary General Meeting.

VI.                                 The Supervisory Board may assign special mandates to one or more of its members for one or more specific purposes.

Section 23                                      Compensation of the Members of the Supervisory Board

I.                                         As compensation for their activities, the General Meeting may grant the members of the Supervisory Board a set annual amount as attendance fees, which amount shall be charged to operating expenses.

The Supervisory Board shall allocate the aggregate sums granted among its members in such proportions as it deems advisable.

The Supervisory Board may authorize the reimbursement of travel expenses and expenses incurred by its members in the interests of the Company.

II.                                     The Chairman’s and Vice-Chairman’s compensation shall be determined by the Board.

III.                                 The Board may grant special compensation for projects or mandates assigned to Board members.  Such special compensation shall be subject to the provisions of Section 25 below.

IV.                                 The members of the Supervisory Board may combine their duties with an employment contract, provided it represents actual employment.  The number of members of the Supervisory Board having entered into an employment contract with the Company shall not exceed one-third of the members in office.

Section 24                                      Liability of Members of Supervisory Board

The members of the Supervisory Board shall be liable for any personal fault committed in the performance of their duties.  They shall incur no liability for acts of management or the results thereof.

The members of the Supervisory Board may incur a civil liability for offences committed by the members of the Management Board if, having knowledge thereof, they did not disclose them at the General Meeting.

Section 25                                      Agreements Subject to Approval

Any agreements entered into, directly or through an intermediary, between the Company and any of the members of the Management Board or the Supervisory Board, or a shareholder with more voting rights than the percentage currently established under Article L. 225-86 of the Code de Commerce, or in the case of a corporate shareholder, its controlling company, within the meaning of Article L. 233-3 of the Code de Commerce, shall be subject to prior approval by the Supervisory Board.

The same shall apply to agreements in which any of the persons mentioned in the previous paragraph has an indirect interest.

Agreements entered into between the Company and a business having one of the members of the Company’s Management Board or Supervisory Board as its owner or as an unlimited liability partner, manager, director, managing director or member of its Management Board or Supervisory Board shall also be subject to prior approval.

The foregoing provisions shall not apply to agreements pertaining to day-to-day operations entered into on normal conditions.   However, unless such agreements are not significant for any of the parties because of their purpose or financial implications, they shall be reported by the interested party to the Chairman of the Supervisory Board.  The list and purpose shall be reported by the Chairman to the members of the Supervisory Board and to the auditors.

ARTICLE IV
COMPANY AUDITING

Section 26                                      Auditors

The Company shall be audited by one or more auditors, as provided by law.

The Ordinary General Shareholders’ Meeting shall also appoint one or more substitute auditors, as provided by law.

ARTICLE V
GENERAL MEETINGS

Section 27                                      General

The General Meeting, duly called and held, shall represent all of the shareholders.  Its deliberations, held as provided by law and the articles of association, shall be binding on all shareholders, even if they are absent, incompetent or dissenting.

The General Meeting shall be comprised of all the shareholders, regardless of the number of shares held by them.

Every year an Ordinary General Meeting shall be held within six months of the end of the fiscal year, unless postponed by court decision.

General Meetings, whether ordinary or special, according to the subject of the resolutions submitted, may also be held at any time of the year.

General Meetings shall be called in accordance with the form and advance notice prescribed by law.

Meetings shall be held at the head office, or at any other place stipulated in the notice of meeting chosen by the person calling the meeting.

Section 28                                      Representation and Admission to Meetings

Shareholders may always arrange to be represented at general meetings by their spouse or another shareholder.  They may cast their vote by correspondence, as provided by law.  If the shareholder is present at the meeting, the vote by correspondence or proxy shall be invalid; a vote by correspondence shall preclude a vote by proxy.  Forms received by the Company less than three days before the meeting shall be disregarded.

Minors and persons who are incompetent shall be rightfully represented by their guardians and administrators, and companies shall be represented by a person with signing authority or who is validly appointed for such purpose, the whole without the guardians, administrators or other representatives personally being required to be shareholders.

All shareholders may take part in meetings, regardless of the number of shares they hold, by proving their identity and the ownership of their shares, either by registration in their name, or by a certificate from the financial intermediary authorized to keep the accounts evidencing that the shares registered in the account will not be available until the date of the meeting.  Such formalities shall be completed at least five days before the meeting.

The Management Board shall be entitled to shorten or even waive the above-mentioned period for any meeting.

Section 29                                      General Meeting – Attendance Sheet – Votes

The General Meeting shall be presided over by the Chairman of the Supervisory Board or, in his absence, by the Vice-Chairman of the Supervisory Board or by any other person elected by the meeting.

The two shareholders in attendance with the greatest number of votes shall act as scrutineers or, if they decline, those who are next in line, until acceptance.

The Bureau constituted in this manner shall appoint a Secretary, who may be chosen from outside the meeting.

An attendance sheet shall be prepared as prescribed by law.

Every member of the meeting shall have as many votes as the number of shares he owns or represents, without limitation, unless the provisions of Article L. 225-10 of the Code de Commerce stipulating that the shares of a contributor or beneficiary shall not be taken into consideration when calculating a majority apply to General Meetings called upon to check all contributions in kind or special benefits, and subject to the provisions of Article 359-1 of the said law regarding self-monitoring.

Moreover, all fully paid-up shares which can be proven to have been registered for at least two years in the name of the same shareholder shall be given voting rights double those given to the other shares, taking into account the proportion of the share capital they represent.

If there is an increase in capital through the incorporation of reserves, earnings or issue premiums, such right shall also be granted upon issuance with respect to registered shares allotted at no cost to a shareholder for old shares for which he is entitled to such right.

Votes shall be cast by a show of hands, unless a secret ballot is requested by one or more shareholders representing together one-tenth of the capital.

Section 30                                      Ordinary General Meeting

The Ordinary General Meeting shall make all decisions which are beyond the powers of the Management Board and which do not amend the articles of association.

The annual Ordinary General Meeting shall hear the reports made by the Management Board and auditor(s), approve such reports as well as the inventory and annual financial statements, or ask that they be adjusted, determine how earnings will be used, declare dividends, appoint and replace, if need be, the members of the Supervisory Board, approve or reject the appointments made during the year, review the management acts of the Management Board, grant discharges for or revoke them for its own reasons, at its discretion, approve or reject the transactions referred to in Article L. 225-38 of the Code de Commerce, vote on the attendance fees for the Supervisory Board, and, if need be, appoint the auditor(s).

The Annual Meeting may furthermore, like any Ordinary Meeting held for a special reason:

•                  Ratify a relocation of the head office decided upon by the Supervisory Board under the provisions of the third paragraph of Section 3 of the articles of association,

•                  Authorize any borrowings by way of an issue of bonds non convertible into shares and, where applicable, decide on the creation of related special security,

•                  And, in general, decide on all issues submitted by the Management Board which are not within the exclusive jurisdiction of a Special General Meeting.

Section 31                                      Special General Meeting

The Special General Meeting may make any amendments to any provisions of the articles of association whatsoever which are authorized by law.

In particular, and without limitation, it can decide to:

•                  Amend or broaden the purpose of the Company;

•                  Change the name of the Company;

•                  Relocate the head office outside the département in which it is located and the contiguous départements;

•                  Increase or reduce the share capital in any manner whatsoever;

•                  Change the nationality of the Company under the conditions set forth in Article L. 225-97 of the Code de Commerce;

•                  Extend or reduce the term of the Company or dissolve it early;

•                  Merge the Company or have it absorbed with or by any other companies that have been or will be incorporated;

•                  Assign all of the Company’s property, rights and obligations to third parties or transfer them to any new or existing companies;

•                  Transform the Company into any other type of company;

•                  Issue bonds convertible into shares or bonds with share purchase warrants;

•                  Issue share purchase warrants and composite securities;

•                  Issue preferred shares or non-voting shares with preferred dividends;

•                  Split shares into investment certificates and voting certificates;

•                  Consolidate shares or split them into shares with a lower par value.

In no event shall it increase the obligations of the shareholders without their unanimous approval, subject to transactions resulting from a duly completed share consolidation.

Section 32                                      Quorum and Majority – Minutes

The Ordinary and Special General Meetings shall deliberate with the quorum and majority prescribed by the respective legal provisions that govern them.

Shareholders who take part in the meeting through videoconferencing or a means of telecommunication by which they can be identified under conditions complying with the regulations in force shall be deemed to be present and to have personally attended the meeting, both for purposes of forming a quorum and for purposes of a majority.

The minutes of the meetings and copies or extracts thereof shall be prepared and certified in accordance with the regulations in force.

ARTICLE VI

FISCAL YEAR - INVENTORY

Section 33                                      Fiscal Year

The fiscal year of the Company shall begin on January 1st and end on December 31st each year.

Section 34                                      Inventory and Financial Statements

At the end of each fiscal year the Management Board shall prepare an inventory of the assets and liabilities existing as at that date.

It shall also prepare the annual financial statements in accordance with the provisions of Title II of Book 1 of the Code de Commerce, and shall prepare a management report containing the information prescribed by law.

ARTICLE VII

PROFITS – RESERVES

Section 35                                      Determination of Earnings

The net revenues for the fiscal year, after deducting overhead and other Company expenses, including any depreciation and provisions, shall constitute the earnings for the fiscal year.

Section 36                                      Allocation and Distribution of Earnings

From the year’s earnings, less prior losses, if any, an appropriation of at least 5% shall initially be made and allocated to a reserve fund known as the “Legal Reserve”; such appropriation shall no longer be required once the Legal Reserve reaches one-tenth of the share capital.

Distributable income shall consist of the year’s earnings, less prior losses and the appropriation described in the foregoing paragraph, plus earnings carried forward.

Surplus earnings shall be available to the General Meeting to be used, in whole or in part, upon motion by the Management Board, to create any reserve funds or to be allocated to the shares as dividends.

The General Meeting may at any time decide to carry forward all or any part of the year’s distributable income to the next year.  It may also decide to distribute monies drawn from available reserves; in such instance, the decision shall specifically indicate from which reserves the monies will be drawn.  However, dividends shall be drawn from the year’s distributable income in priority.

By way of exception to the provisions of this Section, where applicable, a “Special Employee Profit-Sharing Reserve” shall be funded in accordance with the legal provisions.

Section 37                                      Payment of Dividends

The terms for the payment of dividends shall be determined by the Meeting or, failing same, by the Management Board.

Prior to approval of the financial statements for the fiscal year, interim dividends may be distributed in accordance with the legal provisions.

The General Shareholders’ Meeting shall be entitled to offer shareholders a choice between payment of their dividends in cash or in shares, as provided by law.

ARTICLE VIII

DISSOLUTION - LIQUIDATION

Section 38                                      Early Dissolution

The Special General Meeting may, at any time, decide that the Company will be dissolved early.

Section 39                                      Shareholders’ Equity Less Than Half of Share Capital

If, due to losses noted in the accounting documents, the shareholders’ equity of the Company is reduced to less than half of the share capital, the legal provisions shall be implemented.

Section 40                                      Conditions of Liquidation

When the Company’s term expires or in the event of early dissolution, the General Meeting shall establish the method of liquidation and appoint one or more liquidators and determine their powers, which liquidators shall carry out their duties as provided by law; such appointment shall terminate the duties of the members of the Management Board and Supervisory Board and, unless otherwise decided by the General Meeting, those of the auditors.

The assets of the dissolved Company shall first be allocated to the payment of liabilities and payroll taxes, then to repayment of the undepreciated capital amount.  The surplus proceeds from the liquidation shall be allocated to the shares in equal portions.

Section 41                                      Notices

All notices provided for in these articles of association shall be sent by registered mail with a request for confirmation of receipt or by extrajudicial document.  A duplicate of the notice shall simultaneously be sent to the addressee by regular mail.

The Depositary for the Offers is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East

Toronto, Ontario

M5C 3H2

Attention: Corporate Actions

By Hand, Courier or Registered Mail:

Toronto	Montreal

100 University Avenue	650 de Maisonneuve Blvd. West
9th Floor	Suite 700
Toronto, Ontario	Montreal, Québec
M5J 2Y1	H3A 3T2
Attention: Corporate Actions	Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: service@computershare.com

Any questions and requests for assistance may be directed by holders of FMC Shares to the Depositary at its telephone number and location set out above. You may also contact your broker, dealer, bank or trust company or other nominee for assistance.

December 23, 2004